   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 10, 1998


                                                      REGISTRATION NO. 333-45363

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------
                            AMERICAN SKIING COMPANY
             (Exact name of registrant as specified in its charter)

                  MAINE                                      7990                                    04-3373730
     (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)               CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                         ------------------------------
                            SUNDAY RIVER ACCESS ROAD
                              BETHEL, MAINE 04217
                                 (207) 824-8100
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                         ------------------------------
                          CHRISTOPHER E. HOWARD, ESQ.
             SENIOR VICE PRESIDENT AND CHIEF ADMINISTRATIVE OFFICER
                            AMERICAN SKIING COMPANY
                            SUNDAY RIVER ACCESS ROAD
                              BETHEL, MAINE 04217
                                 (207) 824-8100
                           (207) 824-5158 (FACSIMILE)
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------
                                   Copies to:
                            DAVID J. CHAMPOUX, ESQ.
                                 Pierce Atwood
                              One Monument Square
                             Portland, Maine 04101
                                 (207) 791-1100
                           (207) 791-1350 (facsimile)
                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Subject to the applicable provisions of the Lock-up Agreement described in the Prospectus forming a part of this Registration Statement, from time to time after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                         ------------------------------
                        CALCULATION OF REGISTRATION FEE

                                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
               TITLE OF EACH CLASS OF                     AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING
             SECURITIES TO BE REGISTERED                   REGISTERED             UNIT              PRICE(1)
10 1/2% Convertible Exchangeable Preferred Stock, par
  value $.01 per share                                   36,626 shares         $1,000 (1)         $36,626,000
10 1/2% Subordinated Debentures                              -- (2)                --                  --
Common Stock, par value $.01 per share                 755,022 shares (3)    $13 15/16 (3)      $10,523,119 (3)
                                                        3,595,718 shares
Common Stock, par value $.01 per share                        (4)                  --                  --

                                                           AMOUNT OF
               TITLE OF EACH CLASS OF                     REGISTRATION
             SECURITIES TO BE REGISTERED                     FEE(1)
10 1/2% Convertible Exchangeable Preferred Stock, par
  value $.01 per share                                   $10,804.67 (5)
10 1/2% Subordinated Debentures                             $-- (2)
Common Stock, par value $.01 per share                  $3,104.32 (3)(5)

Common Stock, par value $.01 per share                      $-- (4)


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act").

(2) Represents the 10 1/2% Subordinated Debentures (the "10 1/2% Subordinated Debentures") issuable upon exchange of the 10 1/2% Convertible Exchangeable Preferred Stock (the "10 1/2% Convertible Preferred Stock") from time to time. Pursuant to Rule 457(i) of the Securities Act, no registration fee is required to be paid with respect to the 10 1/2% Subordinated Debentures because no separate consideration will be received in the event that the 10 1/2% Subordinated Debentures are issued by the registrant in exchange for the 10 1/2% Convertible Preferred Stock. Based upon the current exchange price of $1,000.00 principal amount of 10 1/2% Subordinated Debentures for each share of 10 1/2% Convertible Preferred Stock, a maximum of $61,486,779 aggregate principal amount of 10 1/2% Subordinated Debentures may be issued upon exchange of the 10 1/2% Convertible Preferred Stock.


(3) Represents 755,022 shares issued by the Company in private transactions which are being registered for resale by the holders thereof, for which shares a registration fee has been calculated as of January 28, 1998 pursuant to Rule 457(c) under the Securities Act.


(4) Represents the number of shares of Common Stock issuable upon conversion of the 10 1/2% Convertible Preferred Stock or the 10 1/2% Subordinated Debentures on November 12, 2002 plus such indeterminate number of additional shares as may become issuable upon conversion of the securities as a result of adjustments in the conversion price thereof. Pursuant to Rule 457(i) under the Securities Act, no registration fee is required for the Common Stock issuable upon conversion of the 10 1/2% Convertible Preferred Stock or the 10 1/2% Subordinated Debentures because no additional consideration will be required in connection with the issuance of such shares.


(5) Previously paid.

                         ------------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            AMERICAN SKIING COMPANY



       36,626 SHARES OF 10 1/2% CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
                        10 1/2% SUBORDINATED DEBENTURES
                        4,350,740 SHARES OF COMMON STOCK

                            ------------------------


    This Prospectus relates to the resale of (i) 36,626 shares of the 10 1/2% Convertible Exchangeable Preferred Stock (the "10 1/2% Convertible Preferred Stock"), of American Skiing Company, a Maine corporation (the "Company"), (ii) the 10 1/2% Subordinated Debentures (the "10 1/2% Subordinated Debentures") issuable upon exchange of the 10 1/2% Convertible Preferred Stock, (iii) the shares of the Common Stock, par value $.01 per share (the "Common Stock") of the Company issuable upon conversion of the 10 1/2% Convertible Preferred Stock or the 10 1/2% Subordinated Debentures (the "Conversion Shares"), and (iv) 755,022 shares of Common Stock issued by the Company in private transactions (the "Privately Placed Stock," and, together with the 10 1/2% Convertible Preferred Stock, the 10 1/2% Subordinated Debentures and the Conversion Shares, the "Securities").


    The Securities may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Holders") pursuant to this Prospectus. The Securities may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Selling Holders" and "Plan of Distribution." If required, the names of any such agents, underwriters or dealers involved in the sale of the Securities and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). The Selling Holders will receive all of the net proceeds from the sale of the Securities. With respect to the 10 1/2% Convertible Preferred Stock, the 10 1/2% Subordinated Debentures and the Conversion Shares, the Company is responsible for payment of underwriting discounts, and selling commissions, if any, applicable to any such sale up to a maximum of 3% of the price of any 10 1/2% Convertible Preferred Stock, 10 1/2% Convertible Debentures or Conversion Shares sold, and is responsible for payment of all other expenses incident to the registration of the Securities. Underwriters that participate in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

    The initial liquidation preference of the 10 1/2% Convertible Preferred Stock is $1,000 per share and cumulative dividends are payable in cash on November 12, 2002 or earlier at the Company's option at a rate of 10 1/2% per annum, compounded quarterly. The amount of accrued but unpaid dividends will be added to the liquidation preference per share of 10 1/2% Convertible Preferred Stock.

    Each share of 10 1/2% Convertible Preferred Stock is convertible at any time, at the holder's option, into a number of shares of Common Stock initially equal to the liquidation preference per share of 10 1/2% Convertible Preferred Stock divided by $17.10, subject to adjustment for certain events. The aggregate liquidation preference of the 36,626 outstanding shares of 10 1/2% Convertible Preferred Stock was $37.4 million as of January 30, 1998 and such securities were convertible as of that date into 2,188,991 shares of Common Stock.

    The Company may, at its option, on the first day of any calendar quarter commencing January 1, 1998, exchange the shares of 10 1/2% Convertible Preferred Stock, in whole but not in part, for 10 1/2% Subordinated Debentures due November 12, 2002, plus cash (or, at the option of the Company, additional
10 1/2% Subordinated Debentures) in an amount equal to all accrued but unpaid dividends. See "Description of the 10 1/2% Convertible Preferred Stock."

    The Company is required to redeem all outstanding shares of 10 1/2% Convertible Preferred Stock on November 12, 2002 at a price equal to $1,000 per share plus any accrued and unpaid dividends thereon as of the date of redemption (the "Redemption Price"). In addition, the Company may, at its option, redeem the outstanding shares of 10 1/2% Convertible Preferred Stock at any time, in whole or in part, at the Redemption Price, provided that the closing price of the Common Stock exceeds $23.94 per share (subject to adjustment in certain circumstances) for the requisite period. See "Description of the 10 1/2% Convertible Preferred Stock."

    The 10 1/2% Subordinated Debentures will be issued in principal amounts of $1,000 and multiples thereof, and will bear interest at a rate of 10 1/2% per annum, accruing and compounding quarterly. Interest will be payable in cash on November 12, 2002 or, if earlier, on the redemption of the 10 1/2% Subordinated Debentures, or earlier at the Company's option. The 10 1/2% Subordinated Debentures will be unsecured general obligations of the Company and will be subordinate in right of payment to all senior indebtedness of the Company.

    Each 10 1/2% Subordinated Debenture will be convertible at any time, at the holder's option, into shares of Common Stock at $17.10 per share, subject to adjustment for certain events. The maturity date of the 10 1/2% Subordinated Debentures will be November 12, 2002. The 10 1/2% Subordinated Debentures may be redeemed at the Company's option, in whole or in part, at a price equal to $1,000 per Debenture plus all accrued but unpaid interest to the redemption date, in the event that the closing price of the Common Stock exceeds $23.94 per share (subject to adjustment in certain circumstances) for the requisite period. See "Description of the 10 1/2% Subordinated Debentures."


    The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "SKI." The last reported sale price for Common Stock on February 9, 1998 was $14 3/16 per share. See "Market Price of and Dividends on Common Stock and Related Stockholder Matters."


    SEE "RISK FACTORS" COMMENCING ON PAGE 13 BELOW FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE SECURITIES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
     ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS FEBRUARY 10, 1998

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION ABOUT THE COMPANY CONTAINED IN THIS PROSPECTUS SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement (which term shall include any amendments thereto) on Form S-1 under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Each statement made in this Prospectus referring to a document filed as an exhibit or schedule to the Registration Statement is not necessarily complete and is qualified in its entirety by reference to the exhibit or schedule for a complete statement of its terms and conditions. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, the Company files periodic reports and other information with the Commission relating to its business, financial statements and other matters.

    Any interested parties may inspect and/or copy the Registration Statement, its schedules and exhibits, and the Company's periodic reports, proxy and information statements and other information filed in connection therewith, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov., which contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

    The Common Stock is listed on the New York Stock Exchange (the "NYSE") and the periodic reports, proxy statements and other information filed by the Company with the SEC may therefore be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements in this Prospectus under the captions "Prospectus Summary," "Risk Factors," and "Business" and elsewhere constitute "forward-looking statements" within the meanings of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: substantial leverage and financial risks; certain risks associated with rapid growth and real estate development; substantial debt obligations of the Company; government regulation; dependence by the Company on highly leveraged and restricted subsidiaries; seasonality of operations and revenues; dependence on weather conditions; competition; general economic and business conditions; dependence on key personnel; limitations on the ability of the Company to pay dividends; and other factors referenced in this Prospectus. See "Risk Factors." These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION, CONSOLIDATED FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) AND PRO FORMA COMBINED FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES HEREIN TO THE "COMPANY" SHALL MEAN (A) AMERICAN SKIING COMPANY AND ITS SUBSIDIARIES, EXCLUDING THE ACQUIRED RESORTS (AS DEFINED), WHEN USED WITH RESPECT TO HISTORICAL INFORMATION CONTAINED HEREIN OR (B) AMERICAN SKIING COMPANY AND ITS SUBSIDIARIES, INCLUDING THE ACQUIRED RESORTS, WHEN USED WITH RESPECT TO INFORMATION ABOUT EVENTS THAT HAVE OCCURRED OR WILL OCCUR AFTER THE ACQUISITION OR WHEN GIVING PRO FORMA EFFECT THERETO. SEE "THE TRANSACTIONS." ALL REFERENCES HEREIN TO (A) THE COMPANY'S "FISCAL" YEAR SHALL MEAN THE 52- OR 53-WEEK PERIOD ENDED OR ENDING ON THE LAST SUNDAY IN JULY, (B) THE ACQUIRED RESORTS' FISCAL YEAR SHALL MEAN THE ACQUIRED RESORTS' FISCAL YEAR ENDED ON MAY 31, (C) "SKI SEASON" SHALL MEAN THE PERIOD FROM THE OPENING OF THE FIRST OF THE COMPANY'S MOUNTAINS FOR SKIING THROUGH THE CLOSING OF THE COMPANY'S LAST MOUNTAIN FOR SKIING, TYPICALLY MID-NOVEMBER TO LATE MAY, (D) "SKIER VISITS" SHALL MEAN ONE GUEST ACCESSING A SKI MOUNTAIN ON ANY ONE DAY AND (E) REAL ESTATE RESIDENTIAL "UNITS" SHALL MEAN RESIDENTIAL REAL ESTATE OWNERSHIP INTERESTS, INCLUDING INDIVIDUAL INTERVAL INTERESTS. ALL DISCUSSION HEREIN WITH RESPECT TO THE SIZE OF A RESORT SHALL BE IN TERMS OF THE RELATIVE NUMBER OF SKIER VISITS AT SUCH RESORT. EXCEPT AS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS WITH RESPECT TO THE NUMBER OF OUTSTANDING SHARES OF COMMON STOCK AND CLASS A COMMON, (A) ASSUMES THAT STOCK OPTIONS TO PURCHASE 2,566,723 SHARES OF COMMON STOCK ARE NOT EXERCISED, (B) ASSUMES NO CONVERSION OF THE COMPANY'S 10 1/2% CONVERTIBLE PREFERRED STOCK OR THE 10 1/2% SUBORDINATED DEBENTURES, WHICH WERE CONVERTIBLE, AS OF JANUARY 23, 1998, INTO 2,188,991 SHARES OF COMMON STOCK, (C) GIVES EFFECT TO THE SALE OF 14,750,000 SHARES OF COMMON STOCK IN THE OFFERING AND TO THE ISSUANCE OF THE PRIVATELY PLACED STOCK, (D) ASSUMES THAT NO SHARES OF CLASS A COMMON STOCK ARE CONVERTED INTO SHARES OF COMMON STOCK AND (E) GIVES EFFECT TO THE EXCHANGE BY THE PRINCIPAL SHAREHOLDER OF ALL OF HIS SHARES OF COMMON STOCK OF THE COMPANY FOR CLASS A COMMON STOCK ON A 14.76 FOR 1 BASIS (THE "STOCK SPLIT"). PRIOR TO MAKING AN INVESTMENT IN THE SECURITIES, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE INFORMATION DISCUSSED UNDER "RISK FACTORS."

                                  THE COMPANY

    The Company is the largest operator of alpine resorts in the United States. The Company owns and operates nine ski resorts, including two of the five largest resorts in the United States based on 1996-97 skier visits, with at least one resort in each major skiing market. These nine resorts generated approximately 4.9 million skier visits, representing approximately 9.4% of total skier visits in the United States during the 1996-97 ski season. The Company's existing resorts include Sunday River and Sugarloaf in Maine; Attitash Bear Peak in New Hampshire; Killington, Mount Snow/Haystack and Sugarbush in Vermont; and The Canyons, adjacent to Park City, Utah (collectively, the "Existing Resorts"). On November 12, 1997, pursuant to a definitive agreement entered into in August 1997 (the "Acquisition Agreement"), the Company acquired (i) the Steamboat ski resort and 168 acres of land held for development in Steamboat Springs, Colorado ("Steamboat") and (ii) the Heavenly ski resort near Lake Tahoe, California ("Heavenly" and, together with Steamboat, the "Acquired Resorts"). After giving pro forma effect to the Transactions (as defined), the Company's total revenues, EBITDA (as defined) and net loss to common shareholders for fiscal 1997 would have been approximately $261.9 million, $57.8 million and $5.5 million, respectively.

    In addition to operating alpine resorts, the Company develops mountainside real estate which complements the expansion of its on-mountain operations. The Company has created a unique interval ownership product, the Grand Summit Hotel, in which individuals purchase quartershare interval interests while the Company retains ownership of core hotel and commercial properties. The initial sale of quartershare units typically generates a high profit margin, and the Company derives a continuing revenue stream from operating the hotel's retail, restaurant and conference facilities and from renting quartershare interval interests when not in use by their owners. The Company also develops alpine villages at prime locations within certain of its resorts designed to fit that resort's individual characteristics. The Company's real estate development strategy was developed and implemented at the Sunday River resort, where over 1,350 units of residential real estate (including condominiums, townhouses and quartershares) have been developed and sold since 1983. New Grand Summit Hotels were recently completed at Attitash Bear Peak and Sunday River. One Grand Summit Hotel is currently under construction at each of Killington and Mount Snow/Haystack, with initial operations scheduled to commence in February, 1998. A hotel at Sugarbush is near completion of the permitting process. These hotels will have an aggregate of approximately 2,500 units. As of January 18, 1998, the Attitash Grand Summit Hotel had closed $1,284,300 in sales (26 units) in fiscal 1998, with an additional $625,100 in purchase and sales contracts pending. The Sunday River, Jordan Bowl Grand Summit Hotel had closed $6,321,700 in sales (126 units) in fiscal 1998 with $2,300,300 in pending purchase and sales contracts, as of January 18, 1998. Mount Snow and Killington Grand Summit Hotels had $11,893,500 (207 units) and $17,971,800 (295 units), respectively, in purchase and sales contracts pending, as of January 18, 1998. Grand Summit Hotels are in the planning stage at The Canyons and Steamboat. In addition, the Company has over 7,000 acres of real estate available for future development at its resorts, providing the capacity to support over 30,000 residential units during the next 15 to 20 years. The Company also operates golf courses at its resorts and conducts other off-season activities, which accounted for approximately 11% of the Company's resort revenues for fiscal 1997. See "Business--Operating Strategy--Expand Golf and Convention Business."

    For an organizational chart of the Company and its material operating subsidiaries, see "Business-- The Company."

    The mailing address of the Company and the address of its principal executive offices is Sunday River Access Road, Bethel, Maine 04217; telephone number (207) 824-8100.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the Securities. The Selling Holders will receive all of the proceeds from any sale of the Securities, net of any underwriting or brokerage discounts or commissions in excess of those payable by the Company.

                                  RISK FACTORS

    See "Risk Factors" beginning on page 13 for a discussion of certain factors that should be considered carefully in evaluating an investment in the Securities.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                                  THE COMPANY

    The summary historical financial data and the unaudited pro forma summary combined financial data (except other data) set forth below have been derived from and should be read in conjunction with the financial statements of the Company and the Acquired Resorts and the notes thereto included elsewhere in this Prospectus and "Pro Forma Financial Data." The unaudited pro forma summary combined financial data for the fiscal year ended July 27, 1997 give effect to the Transactions as if they had occurred on July 29, 1996 with respect to the statement of operations and other data, and on October 26, 1997 with respect to the balance sheet data. See "Pro Forma Financial Data." The unaudited pro forma summary combined financial data is not intended to be indicative of either future results of operations or results that might have been achieved had the Transactions actually occurred on the dates specified.

                                                                                                PRO FORMA
                                                                                               FISCAL YEAR
                                                HISTORICAL FISCAL YEAR ENDED(1)                 ENDED(2)
                                  -----------------------------------------------------------  -----------
                                   JULY 25,     JULY 31,     JULY 30,    JULY 28,   JULY 27,    JULY 27,
                                     1993         1994         1995        1996       1997        1997
                                  -----------  -----------  -----------  ---------  ---------  -----------     HISTORICAL FISCAL
                                                                                                                    QUARTERS
                                                                                                                     ENDED
                                                                                                            ------------------------
                                                                                                            OCTOBER 27,  OCTOBER 26,
                                                                                                               1996         1997
                                                                                                            -----------  -----------
                                                                                                            (UNAUDITED)  (UNAUDITED)
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER SKIER VISIT AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net revenues:
  Resort........................   $  23,645    $  26,544    $  46,794   $  63,489  $ 166,923   $ 253,397    $  11,728    $  13,811
  Real estate...................       6,103        6,682        7,953       9,933      8,468       8,468        1,569          810
                                  -----------  -----------  -----------  ---------  ---------  -----------  -----------  -----------
    Total net revenues..........      29,748       33,226       54,747      73,422    175,391     261,865       13,297       14,621
Operating expenses:
  Resort........................      14,705       15,787       29,725      41,799    109,774     157,744       15,034       17,808
  Real estate...................       3,245        3,179        3,994       5,844      6,813       6,813        1,032          925
  Marketing, general and
    administrative(3)...........       4,718        5,940        9,394      11,289     26,126      39,464        4,792        6,845
  Stock compensation charge.....      --           --           --          --         --          --           --           14,254
  Depreciation and
    amortization................       1,984        2,421        3,910       6,783     18,293      35,993        1,527        1,506
                                  -----------  -----------  -----------  ---------  ---------  -----------  -----------  -----------
    Total operating expenses....      24,652       27,327       47,023      65,715    161,006     240,014       22,385       41,338
                                  -----------  -----------  -----------  ---------  ---------  -----------  -----------  -----------
Income (loss) from operations...       5,096        5,899        7,724       7,707     14,385      21,851       (9,088)     (26,717)
Interest expense................         849        1,026        2,205       4,699     23,730      27,737        7,514        7,521
Net income (loss) available to
common shareholders.............   $   5,839    $   4,873    $   5,119   $  (2,237) $  (5,926)  $  (5,462)   $ (10,293)   $ (22,860)
                                  -----------  -----------  -----------  ---------  ---------  -----------  -----------  -----------
                                  -----------  -----------  -----------  ---------  ---------  -----------  -----------  -----------
Pro forma loss per share........                                                    $   (0.38)  $   (0.18)   $  (10.52)   $   (1.48)
                                                                                    ---------  -----------  -----------  -----------
                                                                                    ---------  -----------  -----------  -----------
Pro forma weighted average
  number of shares
  outstanding...................                                                       15,416      30,840          978       15,457
                                                                                    ---------  -----------  -----------  -----------
                                                                                    ---------  -----------  -----------  -----------
OTHER DATA:
Resort:
  Skier visits (000s)(4)(12)....         525          528        1,060       1,290      3,025       4,821       --           --
  Season pass holders
    (000s)(12)..................         3.2          3.7         11.2        13.2       30.9        38.3       --           --
  Resort revenues per skier
    visit(12)...................   $   45.04    $   50.26    $   44.15   $   49.22  $   55.18   $   52.56       --           --
  Resort EBITDA(5)(6)(12).......   $   4,222    $   4,817    $   7,675   $  10,401  $  31,023   $  56,189       --           --
Real estate:
  Number of units sold..........         173          155          163         177        123         123            6           16
  Number of units pre-sold(7)...      --           --           --             109        605         605            0           88
  Real Estate EBIT(6)(8)........   $   2,858    $   3,503    $   3,959   $   4,089  $   1,655   $   1,655    $     537    $    (115)
STATEMENT OF CASH FLOWS DATA:
  Cash flows from operations....   $   2,667    $   5,483    $  12,593   $   7,465  $   6,788      --        $   2,342    $ (11,792)
  Cash flows from investing
    activities..................      (4,432)      (9,041)     (13,843)   (122,583)   (14,070)     --          (13,608)     (19,027)
  Cash flows from financing
    activities..................   $   1,559    $   3,764    $   2,399   $ 116,941  $  19,655      --        $  11,068    $  51,475

                                   PRO FORMA
                                    FISCAL
                                    QUARTER
                                     ENDED
                                  OCTOBER 26,
                                     1997
                                  -----------


STATEMENT OF OPERATIONS DATA:
Net revenues:
  Resort........................   $  18,234
  Real estate...................         810
                                  -----------
    Total net revenues..........      19,044
Operating expenses:
  Resort........................      23,856
  Real estate...................         925
  Marketing, general and
    administrative(3)...........       9,642
  Stock compensation charge.....      14,254
  Depreciation and
    amortization................       3,308
                                  -----------
    Total operating expenses....      51,985
                                  -----------
Income (loss) from operations...     (32,941)
Interest expense................       8,473
Net income (loss) available to
common shareholders.............   $ (27,693)
                                  -----------
                                  -----------
Pro forma loss per share........   $    (.90)
                                  -----------
                                  -----------
Pro forma weighted average
  number of shares
  outstanding...................      30,822

OTHER DATA:
Resort:
  Skier visits (000s)(4)(12)....      --
  Season pass holders
    (000s)(12)..................      --
  Resort revenues per skier
    visit(12)...................      --
  Resort EBITDA(5)(6)(12).......      --
Real estate:
  Number of units sold..........          16
  Number of units pre-sold(7)...          88
  Real Estate EBIT(6)(8)........   $    (115)
STATEMENT OF CASH FLOWS DATA:
  Cash flows from operations....      --
  Cash flows from investing
    activities..................      --
  Cash flows from financing
    activities..................      --

                                                            AT JULY 27,
                                                               1997
                                                              ACTUAL
                                                          ---------------    AT OCTOBER 26,      AT OCTOBER 26,
                                                                                  1997                1997
                                                                           ------------------      PRO FORMA
                                                                               UNAUDITED       ------------------
                                                                                                  (UNAUDITED)
                                                                          (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.............................     $  15,558         $    6,214          $   31,027
  Total assets..........................................       337,340            392,107             696,270
  Long-term debt, including current portion.............       236,330            291,281             325,426
  Mandatorily redeemable preferred stock................        16,821             19,252              --
  10 1/2% Convertible Preferred Stock...................        --                 --                  37,583
  Common shareholders' equity...........................     $  15,101         $      779          $  241,380

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

    The following table sets forth the Company's ratio of earnings to combined fixed charges and preferred stock dividends on a historical basis for each of the five fiscal years ended July 27, 1997 and for the three months ended October 26, 1997.

                                                                                                          PRO FORMA       THREE
                                                              FISCAL YEAR ENDED                          FISCAL YEAR     MONTHS
                                       ---------------------------------------------------------------      ENDED         ENDED
                                        JULY 25,     JULY 31,     JULY 30,     JULY 28,     JULY 27,      JULY 27,     OCTOBER 26,
                                          1993         1994         1995         1996         1997          1997          1997
                                       -----------  -----------  -----------  -----------  -----------  -------------  -----------
Ratio of earnings to combined fixed
  charges and preferred stock
  dividends(1).......................       6.756        5.763        3.503        1.332         .606          .775        (2.685)
Deficiency of earnings as compared to
  combined fixed charges and
  preferred stock dividends(1)
  (dollars in thousands).............      N/A          N/A          N/A          N/A          N/A           N/A        $  36,213

                                        PRO FORMA
                                          THREE
                                         MONTHS
                                          ENDED
                                       OCTOBER 26,
                                          1997
                                       -----------
Ratio of earnings to combined fixed
  charges and preferred stock
  dividends(1).......................      (3.021)
Deficiency of earnings as compared to
  combined fixed charges and
  preferred stock dividends(1)
  (dollars in thousands).............   $  35,372

------------------------------

(1) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges. "Fixed charges" consist of interest, amortization of debt issuance costs and the component of rental expense believed by management to be representative of the interest factor thereon.

                              THE ACQUIRED RESORTS

                                                                                                        FOR THE FISCAL QUARTERS
                                                    HISTORICAL FISCAL YEAR ENDED MAY 31,                    ENDED AUGUST 31,
                                       ---------------------------------------------------------------  ------------------------
                                          1993         1994         1995         1996         1997         1996         1997
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------

                                                        (DOLLARS IN THOUSANDS, EXCEPT                         (UNAUDITED)
                                                          PER SKIER VISIT AMOUNTS)
STATEMENT OF OPERATIONS DATA (9):
Total revenues.......................   $  83,410    $  82,034    $  88,567    $  84,732    $  89,066    $   5,400    $   4,935
Operating expenses:
  Retail, ski rental and other.......      44,778       46,560       48,715       47,374       51,139        7,452        7,075
  Marketing, general and
    administrative(10)...............      15,703       14,778       17,075       16,585       17,178        3,281        3,091
  Writedown of assets(11)............      --           --           --           --            2,000       --           --
  Depreciation and amortization......      14,481       14,544       14,643       14,477       12,516        3,156        2,491
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total operating expenses.........      74,962       75,882       80,433       78,436       82,833       13,889       12,657
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
  Operating income (loss)............       8,448        6,152        8,134        6,296        6,233       (8,489)      (7,722)
  Net loss...........................      (3,906)      (5,254)      (3,906)      (4,538)      (3,406)     (10,921)     (10,206)

OPERATING DATA:
Skier visits (000s)(12)..............       1,867        1,750        1,858        1,732        1,796       --           --
Season pass holders (000s)(12).......         5.7          6.6          6.9          7.0          7.5       --           --
Total revenues per skier visit(12)...   $   43.22    $   45.23    $   45.49    $   47.46    $   47.48       --           --
EBITDA(9)(10)(11)(12)................   $  25,929    $  23,596    $  26,078    $  24,074    $  24,150       --           --

------------------------

(1) The historical results of the Company reflect the results of operations of the Attitash Bear Peak ski resort since its acquisition in July 1994, the results of operations of the Sugarbush ski resort since October 1994, the results of operations of the Mt. Cranmore ski resort from its acquisition in June 1995 through its divestiture in November 1996, the results of operations of S-K-I Ltd. since its acquisition in June 1996 and the results of operations of Pico Mountain since its acquisition in November 1996.

(2) The results of operations of Wolf have not been reflected in the pro forma statement of operations data or other data. See "Pro Forma Financial Data" and "Risk Factors--Required Development at The Canyons; Historical Losses of Wolf."

(3) In the first quarter of fiscal 1998, the Company granted to certain executive officers and other employees fully vested options to purchase 543,626 shares of Common Stock at an exercise price of $2.00 per share. The Company also agreed to pay certain tax liabilities which the receipients of the options expect to incur upon exercise of such options. Because the $2.00 per share exercise price was below the fair market value of a share of Common Stock on the date of grant, the Company recognized a one-time compensation charge of approximately $14.3 million in the first quarter of fiscal 1998.

(4) For the purposes of estimating skier visits, the Company assumes that a season pass holder visits the Company's resorts a number of times that approximates the average cost of a season pass divided by the average daily lift ticket price.

(5) Resort EBITDA represents resort revenues less cost of resort operations and marketing, general and administrative expense.

(6) Resort EBITDA and Real Estate EBIT (collectively referred herein as "EBITDA") are not measurements calculated in accordance with generally accepted accounting principles ("GAAP") and should not be considered as alternatives to operating or net income as an indicator of operating performance, cash flows as a measure of liquidity or any other GAAP determined measurement. Certain items excluded from Resort EBITDA and/or Real Estate EBIT, such as depreciation, amortization and non-cash charges for stock compensation awards and asset impairments are significant components in understanding and assessing the Company's financial performance. Other companies may define Resort EBITDA and Real Estate EBIT differently, and as a result, such measures may not be comparable to the Company's Resort EBITDA and Real Estate EBIT. The Company has included information concerning Resort EBITDA and Real Estate EBIT because management believes they are indicative measures of the Company's liquidity and financial position, and are generally used by investors to evaluate companies in the resort industry.

(7) Pre-sold units represent quartershare and other residential units for which the Company has a binding sales contract, subject to certain closing conditions, and has received a 5% down payment on the unit from the purchaser. Recognition of the revenue from such pre-sales is deferred until the period in which such sales are closed.

(8) Real Estate EBIT represents revenues from real estate sales less cost of real estate sold, including selling costs, holding costs, the allocated capitalized cost of land, construction costs and other costs relating to property sold.

(9) The statement of operations data include the results of Sabal Point Golf Course in Orlando, Florida. The Company has entered into a contract to sell the course for a purchase price of $5.8 million, subject to adjustment in certain circumstances. In fiscal 1997, the Sabal Point Golf Course generated approximately $1.3 million in revenues. In the fiscal quarter ended August 31, 1997 the Sabal Point Golf Course generated approximately $0.5 million in revenues.

(10) The Acquired Resorts have historically reimbursed Kamori International Corporation ("Kamori") for certain administrative services provided. Such reimbursements totalled approximately $3.0 million, $2.9 million, $3.3 million, $3.3 million and $3.4 million, respectively, for each of the years ended May 31, 1993 through May 31, 1997. For each of the first fiscal quarters ended August 31, 1996 and August 31, 1997, reimbursements to Kaniori totalled $0.5 and $0.5 million, respectively. Such amounts are included in marketing, general and administrative expense in the accompanying selected combined financial information, but have been excluded for purposes of calculating EBITDA because such expenses will not be incurred by the Acquired Resorts following the closing of the Acquisition.

(11) In 1997, the Acquired Resorts recorded a $2.0 million impairment loss related to land, buildings and equipment of its golf resort to properly state these fixed assets at estimated fair values. Such loss is excluded in the calculation of EBITDA.

(12) Due to the seasonality of the business, skier visits, season pass holders, revenues per skier visit and EBITDA are not presented for the fiscal quarters ended August 31, 1996, August 31, 1997, October 27, 1996 and October 26, 1997, or for the Pro Forma fiscal quarter ended October 26, 1997, because such data is not meaningful to an understanding of the quarterly financial information.

                              RECENT DEVELOPMENTS

THE CANYONS ACQUISITION

    In May 1997, the Company commenced development of The Canyons resort. Through a series of transactions, the Company acquired ski operations, development rights or other interests in over 7,100 acres centered around the former Wolf Mountain ski area ("Wolf"), which the Company intends to integrate and develop into a world class destination resort.

    The Company acquired the existing buildings, ski lifts and other improvements, related infrastructure and personal property of Wolf for approximately $8.3 million, $6.5 million of which was financed through the issuance of a note payable to the seller, which note was paid in full on January 15, 1998. The Company also entered into a 200 year lease with an initial term of 50 years for the 2,100 acres that comprised Wolf, providing for annual payments equal to 4% of the resort's net revenues. The lease provides the option to extend for three additional 50 year periods for an extension fee of $1.0 million for each extension period. The Company will make additional one-time rental payments upon achieving certain specified annual skier visit levels above Wolf's historical levels. The Company also purchased an option which gives it the right to purchase fee title to parcels of land within this 2,100 acre area on which it desires to develop real estate for resale for a purchase price of 11% of the capitalized cost of real estate improvements to be constructed thereon.

    In addition to Wolf, the Company acquired 605 acres of land suitable for real estate development and skiable terrain adjacent to Park City, Utah for $4.0 million. The Company has subleased an additional 807 acres in the center of the resort containing the mid-mountain plateau on which it plans to develop the High Mountain Meadows alpine village. The Company currently pays $40,000 per annum under this sublease and is negotiating a direct lease that is expected to include provisions which permit the Company to acquire fee title to any land required for the development of residential projects located at the High Mountain Meadows. The Company has leased ski rights to a third parcel of land, consisting of 450 acres adjacent to Wolf, for annual rental payments of $150,000. In addition, the Company entered into a joint development agreement with the owner of approximately 3,000 contiguous acres of land pursuant to which the Company has the right to develop the property as skiable terrain on an integrated basis with the owner's development of a low density, large lot subdivision. The consideration under the agreement is the mutual exchange of certain property interests required to fully develop both the resort and the subdivision.

    In order to finance certain acquisition costs and capital improvements with respect to The Canyons, on July 12, 1997, the Company issued $17.5 million of Series A Exchangeable Preferred Stock (the "Series A Exchangeable Preferred Stock") and, on July 28, 1997, the Company issued $17.5 million principal amount of 14% Senior Exchangeable Notes (the "Exchangeable Notes" and, together with the Series A Exchangeable Preferred Stock, the "Canyons Securities"). See "The Transactions--Exchange Offers," "Description of Capital Stock" and "Description of Certain Indebtedness."

    The Canyons is adjacent to the Utah Winter Sports Park which will be the venue for the ski jumping, bobsled and luge events at the 2002 Winter Olympic Games. Because The Canyons is largely undeveloped, management believes that it presents a unique development opportunity to build a world class destination resort in one of the fastest growing areas in the United States. An estimated $60 million (approximately $16.3 million of which was spent by December 31, 1997) for on mountain capital improvements and an estimated $150 million for real estate development will be required to fulfill the Company's five-year business plan at The Canyons. See "Risk Factors--Required Development at The Canyons; Historical Losses of Wolf," "--Real Estate Development," "--Leased Property and Forest Service Permits" and "Business--Existing Resorts--The Canyons."

THE FORMATION

    In June 1997, Leslie B. Otten, who formerly held 96% of the common stock of ASC East, Inc. ("ASC East"), a Maine corporation (formerly known as American Skiing Company), formed the Company.

Mr. Otten contributed his 96% interest in the common stock of ASC East to the Company in exchange for 100% of the Common Stock of the Company (the "Formation"). Contemporaneously with the Formation, the Company formed its ASC Utah subsidiary for the purpose of acquiring The Canyons resort. In July 1997, the Company formed its ASC West, Inc. subsidiary for the purpose of acquiring the Acquired Resorts.

                                THE TRANSACTIONS

THE OFFERING

    On November 5, 1997, the Company's registration statement on Form S-1 (the "IPO Registration Statement") was declared effective by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") relating to its initial public offering of Common Stock. On November 12, 1997, the Company completed the initial public offering of its Common Stock, pursuant to which 13,916,667 shares of Common Stock were sold to the public at a price of $18.00 per share (the "Public Offering") in an underwritten offering for which Donaldson Lufkin & Jenrette Securities Corporation ("DLJ"), Furman Selz, Morgan Stanley Dean Witter and Schroder & Co. acted as managing underwriters and 833,333 shares of Common Stock were sold by the Company directly to Mr. Otten at a price of $18.00 per share (the "Concurrent Offering" and together with the Public Offering, the "Offering"). The several underwriters named in the prospectus contained in the IPO Registration Statement are referred to herein as the "Underwriters."

THE ACQUISITION


    On November 12, 1997, the Company purchased the Steamboat and Heavenly ski resorts for approximately $296 million (the "Acquisition"), including purchased cash and cash equivalents of $5.3 million. As part of the Acquisition, the Company also purchased the Sabal Point Golf Course in Orlando, Florida, which the Company sold for $5.8 million, and a residence in Denver, Colorado, which the Company sold in December of 1997 (collectively, the "Divestiture"). The Company did not assume any of the funded debt of the Acquired Resorts. See "Business--Acquired Resorts."


    Steamboat is one of the premier ski resorts in the United States, ranked second overall by the September 1997 SNOW COUNTRY magazine survey and fourth in skier visits for the 1996-97 ski season. Located in Steamboat Springs, Colorado and approximately three hours from Denver, Colorado, Steamboat is a world famous family resort recognized for its "champagne" powder and tree skiing. In the 1996-97 ski season, Steamboat skier visits increased by 8.4% from the 1995-96 ski season to 1.1 million. As part of the Acquisition, the Company also acquired 168 acres of land held for development.

    Heavenly is located near Lake Tahoe in the states of Nevada and California. Heavenly is the second largest ski resort in the Pacific West Region and the 11th largest ski resort in the United States with approximately 700,000 skier visits in the 1996-97 ski season and approximately 4,800 acres of skiable terrain.

THE REFINANCING

    On November 12, 1997, the Company entered into a senior secured credit facility with a group of lenders (the "New Credit Facility"), pursuant to which the Company may borrow up to $215 million. Borrowings under the New Credit Facility have been or will be used: (i) to fund the Acquisition; (ii) to repay all outstanding borrowings under ASC East's credit facility dated June 28, 1996, among Fleet National Bank, certain other banks and ASC East (the "Existing Credit Facility"), in the amount of $59.6 million; (iii) to pay certain fees and expenses relating to the Acquisition; and (iv) for ongoing general corporate purposes and capital expenditures. See "Description of Certain Indebtedness--The New Credit Facility."

REDEMPTION OF DISCOUNT NOTES

    A portion of the net proceeds of the Offering was used to make a $27.8 million investment in ASC East to fund the redemption (the "Redemption") of all outstanding 13.75% Subordinated Discount Notes due 2007 of ASC East (the "Discount Notes") effected December 28, 1997. The indenture relating to the Discount Notes (the "Discount Note Indenture") provided for a redemption price equal to 113.75% of the Accreted Value (as defined in the Discount Note Indenture) of the Discount Notes on the redemption date. The Company recorded a pretax extraordinary charge in the first quarter of fiscal 1998 of $3.4 million in connection with the redemption premium related to the Discount Notes, and a $1.0 million pretax extraordinary charge related to the write-off of deferred debt issuance costs.

EXCHANGE OFFERS

    Prior to January 23, 1998, the Company owned 96.4% of the outstanding shares of common stock of ASC East. On January 23, 1998, the Company and the holders of the 3.6% of the outstanding shares of common stock of ASC East not owned by the Company entered into an agreement whereby the Company issued 615,022 shares of Common Stock in exchange for such shares of common stock of ASC East.

    Pursuant to a registration rights agreement (the "ASC East Registration Rights Agreement") with such former holders of ASC East common stock, the Company agreed to register for resale such 615,022 shares of Common Stock with the Securities and Exchange Commission, pursuant to the shelf registration statement of which this Prospectus forms a part.

    Pursuant to the terms of a Securities Purchase Agreement, dated as of July 2, 1997, as amended (the "Securities Purchase Agreement"), between the Company and the holder of the Canyons Securities, on November 12, 1997, the holder of the Canyons Securities exchanged all of the Canyons Securities (the "Preferred Exchange Offer") for shares of the Company's 10 1/2% Convertible Preferred Stock having an aggregate liquidation preference of approximately $36.6 million. Each share of 10 1/2% Convertible Preferred Stock is convertible at any time, at the holder's option, into a number of shares of Common Stock ("Conversion Shares") equal to the liquidation preference per share of 10 1/2% Convertible Preferred Stock divided by $17.10, subject to customary antidilution adjustments.

    Pursuant to a registration rights agreement (the "Canyons Registration Rights Agreement") with the holder of the Canyons Securities, the Company agreed to register for resale the securities issuable pursuant to the Preferred Exchange Offer with the Securities and Exchange Commission, subject to the holder's 180 day lock-up agreement (the "Lock-up Agreement"). See "Description of Certain Indebtedness--Exchangeable Notes", "Description of Capital Stock--Series A Exchangeable Preferred Stock" and "Description of the 10 1/2% Convertible Preferred Stock."

    On January 23, 1998, the Company exchanged 140,000 shares of Common Stock (the "Penley Stock") for all of the issued and outstanding shares (the "Blunder Bay Shares") of Blunder Bay Development Corporation, a Maine corporation ("Blunder Bay"), which shares were owned by Wendy Penley. The Company also paid additional consideration of $265,000 in cash for the Blunder Bay Shares. Blunder Bay is a single purpose company the sole asset of which is an undivided one-half interest in certain real estate leased to Sunday River for use in its ski resort operations. In connection with such exchange, the Company entered into a registration rights agreement (the "Penley Registration Rights Agreement") with Wendy Penley, whereby the Company agreed to register for resale the Penley Stock with the Securities and Exchange Commission (the Penley Registration Rights Agreement, the ASC East Registration Rights Agreement and the Canyons Registration Rights Agreement are sometimes referred to herein as the "Registration Rights Agreement.")

    Under the Registration Rights Agreements, the Company has agreed to register the Securities pursuant to the shelf registration statement of which this Prospectus forms a part (the "Shelf Registration Statement") and to maintain the Shelf Registration Statement in effect until the Securities are sold or become freely tradeable pursuant to Rule 144 under the Securities Act. Under the Canyons Registration Rights Agreement, the Company will be required to pay a fee at a rate of three percent (3%) per annum with respect to any period following February 10, 1998 during which the Shelf Registration Statement is not effective and the holder of Canyons Securities holds registrable securities. The Company has agreed to pay all expenses relating to such registration, including (in the case of the Canyons Registration Rights Agreement) underwriting discounts selling commissions and related fees, if any, applicable to such sale up to a maximum of three percent (3%) of the price of the registrable securities, payable in connection with any distribution of the registrable securities pursuant to the Registration Rights Agreements and to indemnify the holders against certain liabilities in connection with registered offerings under the Registration Rights Agreements.

    THE ACQUISITION, THE DIVESTITURE, THE ISSUANCE OF THE 615,022 SHARES OF COMMON STOCK TO THE FORMER HOLDERS OF ASC EAST COMMON STOCK, THE ISSUANCE OF THE 10 1/2% CONVERTIBLE PREFERRED STOCK PURSUANT TO THE PREFERRED EXCHANGE OFFER, THE ISSUANCE OF THE PENLEY STOCK, THE INITIAL BORROWINGS UNDER THE NEW CREDIT FACILITY, THE REDEMPTION, THE CONSENT SOLICITATION, THE STOCK SPLIT AND THE OFFERING ARE COLLECTIVELY REFERRED TO HEREIN AS THE "TRANSACTIONS."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE DECIDING TO PURCHASE ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS AND THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF NUMEROUS FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.

SUBSTANTIAL LEVERAGE AND FINANCIAL RISKS

    GENERAL. Following the Transactions, the Company will be highly leveraged. At October 26, 1997, after giving pro forma effect to the Transactions, the Company's total long-term debt, including current maturities, and shareholders' equity would have been approximately $325 million and $241 million, respectively, and the Company would have had up to $64.0 million available for borrowings under the New Credit Facility. In addition, at October 26, 1997, after giving pro forma effect to the Transactions, total indebtedness would have represented 57% of total capital and the ratio of Resort EBITDA to interest expense would have been negative 1.8 for the fiscal quarter ended October 26, 1997. The Company has incurred additional indebtedness in the first two quarters of fiscal 1998 to fund capital improvements, real estate development and operations. See "--Seasonality; Fluctuations in Operating Results; Dependence on Weather Conditions" and "Description of Certain Indebtedness--The New Credit Facility."

    IMPACT ON FINANCIAL CONDITION. The high level of debt of the Company and its subsidiaries will have several important effects on the Company's future operations, including: (a) the Company will have significant cash requirements to service its debt (including approximately $10.6 million of scheduled principal repayments over the next two fiscal years), reducing funds available for operations, capital expenditures and acquisitions, thereby increasing the Company's vulnerability to adverse general economic and industry conditions; and
(b) the financial covenants and other restrictions contained in the New Credit Facility, the Indenture (the "12% Note Indenture"), dated as of June 28, 1996, among ASC East, certain of its subsidiaries and United States Trust Company of New York, as Trustee, relating to ASC East's 12% Senior Subordinated Notes due 2006 (the "12% Notes"), and other agreements relating to the Company's indebtedness will require the Company to meet certain financial tests and will restrict its and its subsidiaries' ability to borrow additional funds and to dispose of assets. The Company does not plan to establish any debt service reserves for the payment of principal or interest on any of its indebtedness. Substantially all of the Company's assets, other than the Grand Summit Hotel properties, are pledged to secure borrowings under the New Credit Facility. The Company has granted a mortgage to the construction lender on each Grand Summit Hotel property to secure the construction financing of such properties. See "Description of Certain Indebtedness."

    CAPITAL EXPENDITURE DEFERRAL. Although management believes that capital expenditures above maintenance levels can be deferred to address cash flow or other constraints, such activities may not be deferred for extended periods without adverse effects on skier visits, revenues and profitability.

    GROWTH LIMITATIONS. The Company's continued growth depends, in part, on its ability to maintain and expand its facilities and to engage in successful real estate development and, therefore, to the extent it is unable to do so with internally generated cash, its inability to finance capital expenditures or real estate development through borrowed funds or additional equity investments could have a material adverse effect on the Company's future operations and revenues.

CAPITAL REQUIREMENTS

    The development of ski resorts is capital intensive. The Company spent approximately $12.6 million, $28.4 million and $52.3 million in fiscal 1995, 1996 and 1997, respectively, on resort capital expenditures and real estate development. In fiscal 1995, 1996 and 1997, the Acquired Resorts spent an aggregate of approximately $6.9 million, $5.9 million and $5.4 million, respectively, on resort capital expenditures. In fiscal 1998 and fiscal 1999, the Company plans to spend approximately $65 million and $60 million, respectively, to enhance its resort operations and approximately $100 million and $115 million, respectively, to develop its real estate holdings. There can be no assurance that the Company will have adequate funds, from internal or external sources, to make all planned or required capital expenditures. A lack of available funds for such capital expenditures could have a material adverse effect on the Company's ability to implement its operating strategy. The Company intends to finance resort capital improvements through internally generated funds and borrowings under its New Credit Facility and to finance real estate development through project-specific construction financing. See "--Substantial Leverage and Financial Risks," "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources," "Business--Operating Strategy," "--Resort Operations" and "--Real Estate Development."

RISKS ASSOCIATED WITH RAPID GROWTH

    Since 1994, the Company has experienced rapid and substantial growth. The Company's rapid and substantial growth has placed, and could continue to place, a significant strain on its management, employees and operations. The Company's growth has increased the operating complexity of the Company and the level of responsibility for new and existing management. For example, members of the Company's senior management team have limited experience managing publicly traded companies. The Company's ability to compete effectively and to manage its recent and future growth effectively will depend on its ability to implement and improve financial and management information systems on a timely basis and to effect changes in its business, such as implementing internal controls to handle the increased size of its operations and hiring, training, developing and managing an increasing number of experienced management-level and other employees. Unexpected difficulties during expansion, the failure to attract and retain qualified employees, or the Company's inability to respond effectively to recent growth or plan for future expansion, could have a material adverse effect on the Company.

GROWTH THROUGH ACQUISITIONS; INTEGRATION OF ACQUIRED RESORTS; ABILITY TO FINANCE
  ACQUISITIONS

    The Company continually evaluates potential acquisition opportunities. The Company will need to finance any future acquisitions through a combination of internally generated funds, additional bank borrowings from existing and new credit facilities and public offerings or private placements of equity (which may cause dilution to existing holders of capital stock of the Company) and/or debt securities, the combination of which will depend on several factors, including the size of the acquired resort and the Company's capital structure at the time of an acquisition. There can be no assurance, however, that attractive acquisition candidates will be identified, that the Company will be able to make acquisitions on terms favorable to it, that necessary financing will be available on suitable terms, if at all, or that such acquisitions will be permitted under applicable antitrust laws. The Company's ability to make such acquisitions is limited under applicable antitrust laws, and it is effectively prohibited from acquiring additional resorts in New England. See "--Substantial Leverage and Financial Risks."

    The Company faces risks in connection with the integration of acquired resorts, including The Canyons and the Acquired Resorts. Significant management resources and time will be required to integrate any acquired resorts and unanticipated problems or liabilities with respect to such new resorts may further divert management's attention from the Company as a whole, which could have a material adverse effect on the Company's operations and financial performance. There can be no assurance that the Company will be able to realize any additional skier visits, revenues or cost savings in connection with integrating acquired resorts. See "Business--Operating Strategy."

REQUIRED DEVELOPMENT AT THE CANYONS; HISTORICAL LOSSES OF WOLF

    The Canyons is a largely undeveloped asset that requires substantial development of on-mountain facilities, real estate and related infrastructure. The Company has adopted a five-year business plan for development of the resort; however, accomplishing its plan is contingent upon obtaining necessary permits and approvals, obtaining required financing for planned improvements and generating markets for the resort that will produce significant increases in skier visits. An estimated $60 million (approximately $16.3 million of which was spent by December 31, 1997) for on-mountain capital improvements and an estimated $150 million for real estate development will be required to fulfill the Company's five-year business plan at The Canyons. There can be no assurance that capital will be available to fund these capital improvements or real estate development.

    Wolf historically experienced net operating losses, estimated by the Company to be approximately $2 million in each of fiscal 1997 and fiscal 1996. The assets acquired from Wolf in connection with the planned development of The Canyons consisted substantially of rights to use or acquire undeveloped real estate and limited operating assets. The majority of the limited operating assets acquired from Wolf have been, or will be, disassembled or demolished. Substantial new development is required to build the property into the planned resort facility. The Company believes that the configuration, operation and estimated historical financial results of Wolf are not material to an understanding of future financial operations of the planned resort at The Canyons, or of the Company on a consolidated basis. The Company's business plan assumes that it can significantly increase skier visits and generate positive Resort EBITDA and net income at The Canyons. There can be no assurance, however, that The Canyons will generate additional skier visits, positive Resort EBITDA or net income for the Company. See "Business--Alpine Village Development."

REAL ESTATE DEVELOPMENT

    The Company intends to construct, operate and sell interval ownership and condominium units and other real estate at its ski resorts. Real estate development and the Company's ability to generate revenues therefrom may be adversely affected by numerous factors, many of which are beyond the control of the Company, including the ability of the Company to successfully market its resorts, the national and regional economic climate, local real estate conditions (such as an oversupply of space or a reduction in demand for real estate), costs to satisfy environmental compliance and remediation requirements associated with new development/renovation and ongoing operations, the attractiveness of the properties to prospective purchasers and tenants, competition from other available property or space, the ability of the Company to obtain adequate insurance, the ability of the Company to obtain all necessary zoning, land use, building, occupancy and other required governmental permits and authorizations and changes in real estate, zoning, land use, environmental or tax laws. In addition, real estate development will be dependent upon, among other things, receipt of adequate financing on suitable terms, obtaining and maintaining the requisite permits and licenses and, in certain circumstances, acquiring additional real estate. There can be no assurance as to whether, when or on what terms such financing, permits, licenses and real estate may be obtained. The Company does not have the financing available to complete all of its planned real estate development as set forth in "Business--Real Estate Development." In addition, such efforts entail risks associated with development and construction activities, including cost overruns, shortages of materials or skilled labor, labor disputes, unforeseen environmental or engineering problems, work stoppages, and natural disasters, any of which could delay construction and result in a substantial increase in cost to the Company. Moreover, the Company's construction activities typically are performed by third-party contractors, the timing, quality and completion of which cannot be controlled by the Company. Nevertheless, claims may be asserted against the Company for construction defects and such claims may give rise to liability. There can also be no assurance that the Company will achieve any additional revenues from such projects. See "--Substantial Leverage and Financial Risks," "Business--Real Estate Development" and "--Government Regulation."

CONCENTRATION IN INTERVAL OWNERSHIP INDUSTRY

    Because a material portion of the Company's real estate development business is conducted within the interval ownership industry, any adverse changes affecting the interval ownership industry such as an oversupply of interval ownership units, a reduction in demand for interval ownership units, changes in travel and vacation patterns, changes in governmental regulations relating to the interval ownership industry and increases in construction costs or taxes could have a material adverse effect on the Company's operations. The Company enters into sales contracts for its quartershare interval ownership units prior to completion of construction. Although such contracts require a 5% deposit, there can be no assurance that any or all purchasers will consummate the purchase of units under contract and the failure by a large number of purchasers to complete such purchases could have a material adverse effect on the Company's operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

REGULATION OF MARKETING AND SALES OF QUARTERSHARES; OTHER LAWS

    The Company's marketing and sales of Grand Summit Hotel quartershares and other operations are subject to extensive regulation by the federal government and the states in which the resorts are located and in which Grand Summit Hotel intervals are marketed and sold. On a federal level, the Federal Trade Commission Act prohibits unfair or deceptive acts or competition in interstate commerce. Other federal legislation to which the Company is or may be subject includes the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Interstate Land Sales Full Disclosure Act, the Real Estate Settlement Practices Act and the Fair Housing Act. In addition, many states have adopted specific laws and regulations regarding the sale of interval ownership programs. For example, certain state laws grant the purchaser the right to cancel a contract of purchase within a specified period following the earlier of the date the contract was signed or the date the purchaser has received the last of the documents required to be provided by the Company. No assurance can be given that the cost of qualifying under interval ownership regulations in all jurisdictions in which the Company desires to conduct sales will not be significant. The Company believes that it is in compliance with all material federal, state and local laws and regulations. The failure to comply with such laws or regulations could have a material adverse effect on the Company.

POTENTIAL REGULATION OF QUARTERSHARES AS SECURITIES

    There can be no assurance that the Company's quartershare interval ownership units will not be considered "securities" under federal law or the state law in the states where the Company desires to or does conduct sales or in which its properties are located. If such interests were considered securities, the Company would be required to comply with applicable state and federal securities laws, including laws pertaining to registration or qualification of securities, licensing of salespeople and other matters. There can be no assurance that the Company will be able to comply with the applicable state and federal securities requirements, and if the Company's quartershare interval interests are deemed to be securities, such a determination may create liabilities or contingencies that could have an adverse effect on the Company's operations, including possible rescission rights relating to the units which have been sold, which, if exercised, could result in losses to the Company.

GROWTH THROUGH RESORT EXPANSION

    A key element of the Company's strategy is to attract additional skiers through investment in on-mountain capital improvements. Such investments are capital intensive and, to the extent that the Company is unable to finance such capital expenditures from internally generated cash or otherwise, the Company's results of operations would be adversely affected. In addition, there can be no assurance that the Company's investment in on-mountain capital improvements will attract additional skiers and/or generate additional revenues. See "--Substantial Leverage and Financial Risks," "--Capital Requirements" and "Business--Operating Strategy."

DEPENDENCE ON HIGHLY LEVERAGED AND RESTRICTED SUBSIDIARIES

    The Company is a holding company and its ability to pay principal and interest on the New Credit Facility and its other debt is dependent upon the receipt of dividends and other distributions, or the payment of principal and interest on intercompany borrowings from its subsidiaries. The Company does not have, and may not in the future have, any assets other than the common stock of ASC East and its other direct and indirect subsidiaries, including subsidiaries acquired in connection with the Acquisition. ASC East and its subsidiaries are parties to the 12% Note Indenture, which imposes substantial restrictions on ASC East's ability to pay dividends and other distributions to the Company until the earlier of the maturity of the 12% Notes in 2006 or the redemption thereof pursuant to the terms of the 12% Note Indenture. In addition, Grand Summit Resort Properties, Inc., a subsidiary of ASC East, is restricted in its ability to pay dividends and other distributions to ASC East under the terms of the construction financing facility for its Grand Summit Hotel projects. The Company's other subsidiaries may become restricted in their ability to pay dividends and other distributions to the Company in the future. In addition, the breach of any of the conditions or provisions under the documents governing the indebtedness of the Company's subsidiaries could result in a default thereunder and, in the event of any such default, the holders of such indebtedness could elect to accelerate the maturity thereof. If the maturity of any such indebtedness were to be accelerated, such indebtedness would be required to be paid in full before such subsidiary would be permitted to distribute any assets or cash to the Company. There can be no assurance that the assets of ASC East or any of the Company's other subsidiaries would be sufficient to repay all of its outstanding debt or that the assets of the Company would be sufficient to repay all of its outstanding debt. In addition, state law further restricts the payment of dividends or other distributions to the Company by its subsidiaries.

SEASONALITY; FLUCTUATIONS IN OPERATING RESULTS; DEPENDENCE ON WEATHER CONDITIONS

    Ski and resort operations are highly seasonal. Over the last five fiscal years, the Company realized an average of approximately 86% of its resort revenues and over 100% of Resort EBITDA and net income during the period from November through April and a significant portion of resort revenues (and approximately 23% of annual skier visits) was generated during the Christmas and Presidents' Day vacation weeks. In addition, the Company's resorts typically experience operating losses and negative cash flows for the period from May to October. During the six-month period from May to October 1997, for example, the Company had operating losses aggregating $36.4 million and negative cash flow from operations aggregating $73.4 million. The $73.4 million of negative cash flow from operations for such six month period included $34.8 million expended in the development of real estate for resale. The Acquired Resorts have historically experienced similar seasonality. There can be no assurance that the Company will be able to finance its capital requirements from external sources during this period. See "--Substantial Leverage and Financial Risks," "--Capital Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The high degree of seasonality of revenues increases the impact of adverse events on operating results including, without limitation, adverse weather conditions, access route closures, equipment failures, and other developments of even moderate or limited duration occurring during its peak revenue periods. Adverse weather conditions may lead to increased power and other operating costs associated with snowmaking and could render snowmaking wholly or partially ineffective in maintaining quality skiing conditions. It has been the Company's experience that unfavorable weather conditions in more highly populated areas, regardless of actual skiing conditions, can result in decreased skier visits. Prolonged adverse weather conditions, or the occurrence of such conditions during key periods of the ski season, can adversely affect operating results.

PURCHASE PRICE ALLOCATION FOR THE ACQUISITION

    Under the purchase accounting method, the total purchase price for the Acquisition will be allocated to the assets and liabilities of the Acquired Resorts on the basis of their relative fair values and pursuant to certain appraisals of such assets and liabilities which the Company expects to complete prior to the end of fiscal 1998. The Company's preliminary allocation of the Acquisition purchase price resulted in an excess of purchase price over the fair value of the net tangible assets acquired, which was allocated to various identifiable intangible assets and goodwill. The Company believes that its final allocation (and related amortization periods) will not differ materially from its preliminary allocation. No assurance can be given, however, that the actual allocation of the Acquisition purchase price and the resulting effect on operating income will not differ materially from the Company's preliminary allocation as discussed under "Pro Forma Financial Data."

COMPETITION

    The skiing industry is highly competitive and capital intensive. The Company's competitors include other major ski resorts throughout the United States, Canada and Europe. The Company's competitors also include other worldwide recreation resorts, including warm weather resorts and various alternative leisure activities. The competitive position of the Company's resorts is dependent upon numerous factors, such as proximity to population centers, availability and cost of transportation to and within a resort, natural snowfall, snowmaking quality and coverage, resort size, attractiveness of terrain, lift ticket prices, prevailing weather conditions, appeal of related services, quality and availability of lodging facilities, duration of the ski season and resort reputation. In addition, some of the Company's competitors have greater financial resources than the Company which could adversely affect the Company's competitive position and relative ability to withstand adverse developments. There can be no assurance that its competitors will not be successful in capturing a portion of the Company's present or potential customer base. See "Business--Competition."

REGIONAL AND NATIONAL ECONOMIC CONDITIONS

    The skiing and real estate development industries are cyclical in nature and are particularly vulnerable to shifts in regional and national economic conditions. In particular, a significant portion of the Company's current skier visits are generated from customers that reside in the New England states which experienced a significant economic downturn beginning in 1988. Although data indicate that the New England economy has recovered significantly, there can be no assurance that improvement will continue or that stagnation or declines in skier visits or revenues will not occur. Skiing and vacation unit ownership are discretionary recreational activities entailing relatively high costs of participation, and any decline in the regional economies where the Company is operating, or deterioration in national economic conditions, could adversely impact skier visits, real estate sales and revenues. Accordingly, the Company's financial condition, particularly in light of its highly leveraged condition, could be adversely affected by a worsening in the regional or national economy. See "--Substantial Leverage and Financial Risks" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ENVIRONMENTAL AND LAND USE MATTERS

    The Company is subject to a wide variety of federal, state and local laws and regulations relating to land use and development and to environmental compliance and permitting obligations (including those related to the use, storage, discharge, emission and disposal of hazardous materials and hazardous and nonhazardous wastes). Failure to comply with such laws could result in the need for capital expenditures and/or the imposition of severe penalties or restrictions on operations that could adversely affect present and future resort operations and real estate development. In addition, such laws and regulations could change in a manner that materially and adversely affects the Company's ability to conduct its business or to implement desired expansions and improvements to its facilities. See "Business--Government Regulation."

LEASED PROPERTY AND FOREST SERVICE PERMITS

    Significant portions of the land underlying certain of the Company's ski resorts are leased or subleased by the Company or used pursuant to renewable permits or licenses. If any such lease, sublease, permit or license were to be terminated or not renewed upon expiration, or renewed on terms materially less favorable to the Company, the Company's ability to possess and use the land subject thereto and any improvements thereon would be materially adversely affected. A substantial portion of the land constituting skiable terrain at Attitash Bear Peak, Sugarbush, Mount Snow/Haystack, Steamboat and Heavenly is located on federal land that is used under the terms of the permits with the United States Forest Service (the "Forest Service"). Generally, under the terms of such permits, the Forest Service has the right to review and comment on the location, design and construction of improvements in the permit area and on many operational matters. The permits can also be terminated or modified by the Forest Service to serve the public interest. A termination or modification of any of the Company's permits could have a material adverse effect on the results of operations of the Company. The Company believes termination or modification of the Forest Service permits is not likely. See "Business--Leased Properties."

ADEQUACY OF WATER SUPPLY

    The Company's current operations and anticipated growth are heavily dependent upon its ability, under applicable federal, state and local laws, regulations, permits, and/or licenses or contractual arrangements, to have access to adequate supplies of water with which to make snow and otherwise to conduct its operations. There can be no assurance that applicable laws and regulations will not change in a manner that could have an adverse effect, or that important permits, licenses or agreements will be renewed, not cancelled, or, if renewed, renewed on terms no less favorable to the Company. The failure of the Company to have access to adequate water supplies to support its current operations and anticipated expansion would have a material adverse effect on the Company. See "Business--Government Regulation."

POTENTIAL ANTI-TAKEOVER PROVISIONS

    The Company's Articles of Incorporation contain, among other things, provisions authorizing the issuance of "blank check" preferred stock, 10 1/2% Convertible Preferred Stock, including rights to elect two directors upon the occurrence of certain events, and two classes of common stock. The Company is also subject to the provisions of Section 611-A of the Maine Business Corporation Act (the "MBCA"). See "Description of Capital Stock." These provisions could delay, deter or prevent a merger, consolidation, tender offer or other business combination or change of control involving the Company that some or a majority of the Company's shareholders might consider to be in their best interests or that might otherwise result in such shareholders receiving a premium over the market price for the Common Stock.

CONTROL OF THE COMPANY BY PRINCIPAL SHAREHOLDER

    The Company's common stock is divided into two classes. Leslie B. Otten, the Company's principal shareholder, owns 100% of the Class A Common Stock, and, therefore, has the power to elect two-thirds of the Board of Directors of the Company, which allows for the maintenance of control of the Company by Mr. Otten with respect to all matters requiring approval of the Board of Directors. In addition, Mr. Otten owns shares of Common Stock and Class A Common Stock representing a majority of all outstanding shares of Common Stock and Class A Common Stock and, accordingly, is expected to be able to determine the outcome of all matters submitted to a vote of the shareholders of the Company, except for matters requiring (i) the vote of a higher percentage of the voting power than that held by Mr. Otten or (ii) the vote of the shareholders voting as a separate class under state law or the Company's Articles of Incorporation and Bylaws. See "Description of Capital Stock--Common Stock."

DEPENDENCE ON KEY PERSONNEL

    The Company's success depends to a significant extent upon the performance and continued service of Mr. Otten, as well as several other key management and operational personnel. The loss of the services of Mr. Otten or of such other personnel could have a material adverse effect on the business and operations of the Company. Other than Warren C. Cook and Christopher E. Howard, Mr. Otten and the other key members of management are not subject to employment agreements with the Company or any of its subsidiaries. The Company maintains key person life insurance on Mr. Otten in the amount of $14.0 million, the proceeds of which have been assigned to the lenders under the New Credit Facility. See "Management."

STOCK OPTIONS-COMPENSATION CHARGE

    In the first quarter of fiscal 1998, the Company granted to certain executive officers and other employees options to purchase 672,010 shares of Common Stock at an exercise price of $2.00 per share (of which options to purchase 543,626 shares of Common Stock were fully vested). The Company also agreed to pay certain tax liabilities which the recipients of the options expect to incur upon exercise of the options. Because the $2.00 per share exercise price was below the fair market value of a share of Common Stock on the date of grant, the Company recognized a one-time compensation charge of approximately $14.3 million in the first quarter of 1998. Such charge is a one-time charge and has been reflected in the Company's operating results for the first quarter of 1998 and will be reflected in its operating results for the 1998 fiscal year. As a result of the charge, the Company's net loss or net income for such periods, if any, will be increased or decreased, as the case may be, by the full amount of such charge.

SHARES ELIGIBLE FOR FUTURE SALE

    After giving effect to the Transactions, the Company had outstanding 15,505,022 shares of Common Stock (assuming (i) stock options to purchase 2,695,107 shares are not exercised, (ii) no conversion of the 10 1/2% Convertible Preferred Stock, which is convertible into 2,184,619 shares of Common Stock as of January 23, 1998, and (iii) no shares of Class A Common Stock are converted into shares of Common Stock and 14,760,530 shares of Class A Common Stock. All of the 14,750,000 outstanding shares of Common Stock sold in the Offering are (and, upon resale pursuant to the registration statement of which this Prospectus forms a part, the Privately Placed Shares will be) freely tradeable under the Securities Act except for any shares purchased by "affiliates" of the Company as that term is defined under the Securities Act. Upon the expiration of the Lock-up Agreement and other lock-up agreements and exercise of all options granted under the Stock Option Plan, 4,950,533 shares of Common Stock and 14,760,530 shares of Class A Common Stock will become eligible for sale, subject to compliance with Rule 144 of the Securities Act. Pursuant to the Lock-up Agreement and other lock-up agreements, the Company, certain shareholders and the executive officers and directors of the Company have agreed with the Underwriters, until May 12, 1998 (or February 10, 1998 with respect to shares purchased by Mr. Otten in the Concurrent Offering), not to directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase or grant any option, right or warrant to purchase or otherwise transfer or dispose of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of the Common Stock, or cause a registration statement covering any shares of Common Stock to be filed, without the prior written consent of DLJ, subject to certain exceptions, including pursuant to a foreclosure by a lender on a loan to Mr. Otten for which shares of Class A Common Stock and/or Common Stock were pledged as collateral. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common

Stock and could impair the Company's ability to raise additional capital through an offering of its equity securities. See "Shares Eligible for Future Sale."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to the Offering, there was no public market for the Common Stock. Although the Common Stock is listed on the New York Stock Exchange, there can be no assurance that an active public market for the Common Stock will develop or continue after the Offering. Prices for the Common Stock will be determined in the marketplace and may be influenced by many factors, including variations in the financial results of the Company, changes in earnings estimates by industry research analysts, investors' perceptions of the Company and general economic, industry and market conditions. The Company believes that there are relatively few comparable companies that have publicly-traded equity securities which may also impact the trading price of the Common Stock. In addition, the stock market has from time to time experienced extreme price and volume volatility and such volatility may adversely affect the market price of the Common Stock. The market price of the Common Stock could be subject to significant fluctuations in response to the Company's operating results and other factors, and there can be no assurance that the market price of the Common Stock will not decline below the initial Public Offering price, or market prices for the Common Stock since the Offering. The Company does not intend to list the 10 1/2% Convertible Preferred Stock or the 10 1/2% Subordinated Debentures on any national securities exchange or to seek admission thereof for trading on any automated dealer quotation system. There can be no assurance as to the development of any trading market or the liquidity of any trading market that may develop for the 10 1/2% Convertible Preferred Stock or the 10 1/2% Subordinated Debentures. If an active market for the 10 1/2% Convertible Preferred Stock or the 10 1/2% Subordinated Debentures fails to develop or be sustained, the trading price of such Securities could be adversely affected. The 10 1/2% Convertible Preferred Stock and the 10 1/2% Subordinated Debentures could trade at prices that may be higher or lower than the original price paid by the holder depending on many factors, including prevailing interest rates, the price of the Common Stock, the Company's operating results, any election by the Company to extend dividend or interest payment periods and the market for similar securities. See "Market Price of and Dividends on Common Stock and Related Stockholder Matters."

SUBORDINATION OF 10 1/2% SUBORDINATED DEBENTURES

    The payment of principal of and premium and interest on the 10 1/2% Subordinated Debentures will be subordinated to all existing and future Senior Debt (as defined in the Indenture relating to the 10 1/2% Subordinated Debentures) of the Company. As a result of such subordination, in the event of the Company's insolvency, liquidation, reorganization, dissolution or other winding up, or upon the acceleration of any Senior Debt, the holders of the 10 1/2% Subordinated Debentures may not be paid. Furthermore, payments on the 10 1/2% Subordinated Debentures will not be permitted if a default exists or would be caused with respect to any Senior Debt. In addition, payment of principal of and premium and interest on the 10 1/2% Subordinated Debentures effectively will be subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries which, at October 26, 1997, aggregated $36.5 million on a pro forma basis after giving effect to the Transactions. See "Description of the 10 1/2% Subordinated Debentures--Subordination."

DIVIDENDS; INTEREST

    The Company currently intends to retain earnings, if any, to support its operating strategy and does not anticipate paying cash dividends on its Common Stock or Class A Common Stock in the foreseeable future. Dividends on the 10 1/2% Convertible Preferred Stock, and interest on the 10 1/2% Subordinated Debentures, are payable in cash on November 12, 2002 or earlier at the Company's option at a rate of 10 1/2% per annum, compounded quarterly. In addition, the New Credit Facility and the 10 1/2% Convertible Preferred Stock contain restrictions on the ability of the Company to pay cash dividends on its Common Stock and Class A Common Stock. See "Dividend Policy," "Description of the
10 1/2% Convertible Preferred Stock," "Description of the 10 1/2% Subordinated Debentures" and "Description of Certain Indebtedness--The New Credit Facility."

                                USE OF PROCEEDS

    The Company will not receive any proceeds from any sale of the Securities. The Selling Holders will receive all of the proceeds from any sale of the Securities, net of any underwriting or brokerage discounts or commissions in excess of those payable by the Company.

               MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND
                          RELATED STOCKHOLDER MATTERS

    Since November 6, 1997, the Common Stock has been traded on the NYSE under the symbol "SKI." There was no established public trading market for the Common Stock prior to the Company's initial public offering on November 6, 1997.


    For the period November 6, 1997 through February 9, 1998 the high and low sales prices of the Common Stock were $18 1/4 and $12, respectively. The closing price of the Common Stock on the NYSE on February 9, 1998 was $14 3/16.


    The Company believes that there are approximately 3,400 holders of record for the Common Stock and one holder of record for the Class A Common Stock at January 20, 1998. The Company believes that there are in excess of 300 beneficial holders of the Common Stock.

    Since the Formation, the Company has not declared or paid any cash dividends on its capital stock. The Company currently intends to retain earnings, if any, to support its capital improvement and growth strategies and does not anticipate paying cash dividends on its Common Stock or Class A Common Stock in the foreseeable future. Dividends on the 10 1/2% Convertible Preferred Stock, and interest on the 10 1/2% Subordinated Debentures, are payable in cash on November 12, 2002 or earlier at the Company's option at a rate of 10 1/2% per annum, compounded quarterly. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for capital improvements and expansion. The New Credit Facility and the 10 1/2% Convertible Preferred Stock contain certain restrictions on the ability of the Company to pay any cash dividends on its Common Stock or Class A Common Stock. The 12% Note Indenture contains certain restrictive covenants that, among other things, limit the payment of dividends or the making of distributions on equity interests of ASC East. See "Risk Factors--Dependence on Highly Leveraged and Restricted Subsidiaries," "--Dividends; Interest" and "Description of Certain Indebtedness."

                                SELLING HOLDERS

    The Selling Holders may from time to time offer and sell pursuant to this Prospectus any or all of the Securities. The term Selling Holders includes the holders listed below and the beneficial owners of the Securities and their transferees, pledgees, donees or other successors.

    The following table sets forth information with respect to the Selling Holders of the Securities and the respective numbers of shares of 10 1/2% Convertible Preferred Stock, principal amount of 10 1/2% Subordinated Debentures and numbers of shares of Common Stock beneficially owned by each Selling Holder as of January 30, 1998 that may be offered pursuant to this Prospectus.

  Selling Holders        Number of Shares of   Principal Amount of   Shares of Common
                         10 1/2% Convertible   10 1/2% Subordinated  Stock
                         Preferred Stock       Debentures
  Madeleine, LLC         36,626                $37,431,743           2,188,991(2)
  Wendy Penley           -0-                   -0-                   140,000
  Bear, Stearns & Co.,   -0-                   -0-                   78,583
  Inc.
  SunAmerica             -0-                   -0-                   528,581
  Investments, Inc.
  Fidelity Management &  -0-                   -0-                   7,858
  Research

------------------------

(1) Issuable in exchange for shares of 10 1/2% Convertible Preferred Stock as of January 30, 1998

(2) Issuable upon conversion of 10 1/2% Convertible Preferred Stock or 10 1/2% Subordinated Debentures, as of January 30, 1998

    Based on information provided to the Company by the Selling Holders, other than as described elsewhere in this Prospectus or as a result of the ownership of Securities, none of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates; provided, however, that Bear, Stearns & Co., Inc. acted as underwriter in the sale by ASC East of the 12% Notes and as financial advisor of ASC East in connection with its acquisition of the Killington, Mount Snow/Haystack and Sugarloaf resorts. Because the Selling Holders may, pursuant to this Prospectus, offer all or some portion of the 10 1/2% Convertible Preferred Stock, the 10 1/2% Subordinated Debentures or the Common Stock, no estimate can be given as to the amount of the 10 1/2% Convertible Preferred Stock, the 10 1/2% Subordinated Debentures or the Common Stock that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders may have sold, transferred or otherwise disposed of all or a portion of their Securities since the date on which they provided the information regarding their Securities included herein in transactions exempt from the registration requirements of the Securities Act.

                              PLAN OF DISTRIBUTION

    The Securities offered hereby may be sold from time to time to purchasers directly by the Selling Holders. Alternatively, the Selling Holders may from time to time offer the Securities to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of Securities, for whom they may act as agent. The Selling Holders and any underwriters, broker-dealers or agents that participate in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Securities by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

    The Securities offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Holders or by agreement between the Selling Holders and underwriters and dealers who may receive fees or commissions in connection therewith. The sale of the Securities may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market, or (iv) through the writing of options. At the time a particular offering of Securities is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Securities being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

    The outstanding Common Stock is listed on the NYSE, the Conversion Shares and the 615,022 shares of Common Stock issued to the former holders of ASC East Common Stock have been approved for listing on the NYSE subject to notification of issuance, and the Company will apply for listing of the Penley Shares on the NYSE. The Company currently does not intend to list the 10 1/2% Convertible Preferred Stock or the 10 1/2% Subordinated Debentures on any national securities exchange or to seek the admission thereof for trading on any automated dealer quotation system. There is no assurance as to the development or liquidity of any trading market that may develop for the 10 1/2% Convertible Preferred Stock or the 10 1/2% Subordinated Debentures.

    To comply with the securities laws of certain jurisdictions, if applicable, the Securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Securities may not be offered or sold (unless they have been registered or qualified for sale) in such jurisdictions or an exemption from registration or qualification is available and is complied with. The Selling Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may restrict the timing of purchases and sales of the Securities. The foregoing may affect the marketability of such Securities.

    Pursuant to the Registration Rights Agreements, all expenses of the registration of the Securities will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws, and, in the case of the Conversion Shares; the 10 1/2% Subordinated Debentures and the 10 1/2% Convertible Preferred Stock, underwriting discounts, selling commissions and related fees, if any, applicable to such sale up to a maximum of 3% of the price of such Securities sold. Holders of the Securities and the Company have agreed to indemnify each other against certain liabilities, including certain liabilities arising under the Securities Act.

    This offering will terminate upon the earlier of (i) the date that the Securities no longer constitute restricted securities under Rule 144(k) of the Securities Act, or (ii) the date that all of the Securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at October 26, 1997 on an actual basis and on a pro forma basis using the October 26, 1997 unaudited Balance Sheet for the Company and the August 31, 1997 unaudited Balance Sheet for the Acquired Resorts after giving effect to the Transactions. This table should be read in conjunction with the Consolidated Financial Statements and the Unaudited Pro Forma Combined Financial Data and the Notes thereto included elsewhere in this Prospectus.

                                                              ACTUAL(1)    PRO FORMA
                                                              ---------    ---------
                                                               OCTOBER      OCTOBER
                                                              26, 1997     26, 1997
                                                              ---------    ---------
                                                              (UNAUDITED)  (UNAUDITED)
                                                              (DOLLARS IN THOUSANDS)
Cash........................................................  $  6,214     $ 31,027
                                                              ---------    ---------
                                                              ---------    ---------

Short-term debt, including current portion of long-term
  debt......................................................  $ 36,236     $ 10,981

Long-term debt:
  Existing Credit Facility, excluding current portion.......    31,000        --
  New Credit Facility (2)...................................     --         140,879
  12% Notes (net of unamortized discount of $3,155).........   116,845      116,845
  Discount Notes............................................    22,909        --
  Other long-term debt, excluding current portion...........    84,291       56,721
                                                              ---------    ---------
      Total long-term debt, including current portion.......   291,281      325,426
                                                              ---------    ---------

Series A Exchangeable Preferred Stock, $1,000 par value per
  share; 200,000 shares authorized; 17,500 shares issued and outstanding; net of unaccreted issuance costs and
  including accretion of discount and cumulative dividends
  in arrears (redemption value of $19,252)..................    19,252           --

10 1/2% Convertible Preferred Stock (3).....................     --          37,583
                                                              ---------    ---------

Shareholders' equity:
  Common Stock, $.01 par value per share; 1,000,000 shares
    authorized, no shares issued and outstanding (actual);
    100,000,000 shares authorized, 15,505,022 shares issued
    and outstanding (pro forma) (4).........................     --             154
  Class A Common Stock, $.01 par value per share; 15,000,000 shares authorized, 14,760,530 shares outstanding
    (actual); 15,000,000 shares authorized, 14,760,530
    shares outstanding (pro forma)..........................        10          148
  Additional paid in capital................................    11,324      266,281
  Retained earnings.........................................   (10,555)     (25,203)
                                                              ---------    ---------
      Total shareholders' equity............................       779      241,380
                                                              ---------    ---------
      Total capitalization..................................  $311,312     $604,389
                                                              ---------    ---------
                                                              ---------    ---------

------------------------

(1) The creation of Class A Common Stock and the Stock Split has been given retroactive effect as if such occurred as of the balance sheet date. See Consolidated Financial Statements and the Notes thereto.

(2) Total commitments under the New Credit Facility are $215 million. See "Description of Certain Indebtedness--New Credit Facility."

(3) The 10 1/2% Convertible Preferred Stock will be subject to mandatory redemption in 2002 if not previously converted into Common Stock. See "Description of the 10 1/2% Convertible Preferred Stock."

(4) Does not include (i) 2,188,991 shares issuable upon conversion of the 10 1/2% Convertible Preferred Stock (as of January 30, 1998) and (ii) 2,566,723 shares issuable upon the exercise of outstanding stock options.

                            PRO FORMA FINANCIAL DATA

    The following unaudited pro forma financial data (the "Pro Forma Financial Data") is derived from the historical unaudited financial statements of the Company and the Acquired Resorts, in each case included elsewhere in this Prospectus. The Pro Forma Financial Data and accompanying notes should be read in conjunction with the historical financial statements and the notes thereto included elsewhere in this Prospectus.

    The unaudited pro forma combined balance sheet data as of October 26, 1997 gives effect to the Transactions as if they had occurred on such date. The unaudited pro forma combined statement of operations data for the year ended July 27, 1997 and the fiscal quarter ended October 26, 1997 gives effect to the Transactions as if they had occurred on July 29, 1996 and July 28, 1997, respectively. The unaudited pro forma combined balance sheet data for the Acquired Resorts is as of August 31, 1997; the unaudited pro forma combined statement of operations data of the Acquired Resorts is for the year ended May 31, 1997 and the fiscal quarter ended August 31, 1997.

    The Pro Forma Financial Data is not intended to be indicative of either future results of operations or results that might have been achieved had the Transactions actually occurred on the dates specified. In the opinion of the Company's management, all adjustments necessary to present fairly the Pro Forma Financial Data have been made based upon the terms and structure of each of the Transactions noted above. The following information should be read in conjunction with "Selected Historical Consolidated Financial Data of the Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company and the Acquired Resorts and the notes thereto included elsewhere in this Prospectus.

    Management expects to realize annual cost reductions following the Transactions that have not been identified at this time and that are not reflected in the Pro Forma Financial Data. These reductions are expected to result largely from decreases in discretionary costs and savings from purchasing efficiencies. There can be no assurance, however, that any such cost reductions will be realized.

                            AMERICAN SKIING COMPANY

                UNAUDITED PRO FORMA COMBINED BALANCE SHEET DATA

                             AS OF OCTOBER 26, 1997

                                 (IN THOUSANDS)

                                                                  THE       ACQUIRED   PRO FORMA   TRANSACTIONS   PRO FORMA
                                                                COMPANY     RESORTS     COMBINED   ADJUSTMENTS   AS ADJUSTED
                                                               ----------  ----------  ----------  ------------  -----------
ASSETS
Cash and cash equivalents....................................  $    6,214  $   14,668  $   20,882   $   10,145      c,d  $  31,027
Restricted cash..............................................      17,772          --      17,772      (11,010)(c)      6,762
Accounts receivable, net.....................................       4,358         495       4,853           --        4,853
Inventory and supplies.......................................      12,102       3,099      15,201           --       15,201
Prepaid expenses and other current assets....................       2,958         316       3,274           --        3,274
Real estate developed for sale...............................          --          --          --           --           --
                                                               ----------  ----------  ----------  ------------  -----------
    Total current assets.....................................      43,404      18,578      61,982         (865)      61,117

Property and equipment, net..................................     271,082      92,383     363,465       66,245(g)    429,710
Land held for development and sale...........................          --      27,382      27,382        7,700(h)     35,082
Assets held for sale.........................................          --          --          --        5,800(i)      5,800
Real estate developed for sale...............................      45,478          --      45,478           --       45,478
Other assets, net............................................      21,548       9,268      30,816        1,644(b)     32,460
Goodwill and other intangibles, net..........................      10,595          --      10,595       76,028(j)     86,623
                                                               ----------  ----------  ----------  ------------  -----------
    Total assets.............................................  $  392,107  $  147,611  $  539,718   $  156,552    $ 696,270
                                                               ----------  ----------  ----------  ------------  -----------
                                                               ----------  ----------  ----------  ------------  -----------

LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND
  SHAREHOLDERS' EQUITY
Line of credit and current portion of
  long-term debt.............................................  $   36,236  $   10,055  $   46,291   $  (35,310)  ,b)  $  10,981
Accounts payable and other current liabilities...............      40,814       8,433      49,247         (177)(f)     49,070
Accrued interest.............................................          --       2,824       2,824       (2,824)(f)         --
Demand note, shareholder.....................................       1,933          --       1,933           --        1,933
Deposits and deferred revenue................................      14,657          --      14,657           --       14,657
                                                               ----------  ----------  ----------  ------------  -----------
    Total current liabilities................................      93,640      21,312     114,952      (38,311)      76,641

Deferred income taxes........................................      15,021          --      15,021           --       15,021
Indebtedness of Kamori.......................................          --      87,799      87,799      (87,799)(f)         --
Long-term debt, excluding current portion                         105,408      43,709     149,117     (100,744)    ,n)     48,373
New Credit Facility..........................................          --          --          --      140,879(b)    140,879
Subordinated notes and debentures............................     149,637          --     149,637      (24,444)(b)    125,193
Other long-term liabilities..................................       8,200          --       8,200        3,000(d)     11,200
Minority interest in subsidiary..............................         170          --         170         (170)(k)         --
                                                               ----------  ----------  ----------  ------------  -----------
    Total long-term liabilities..............................     278,436     131,508     409,944      (69,278)     340,666
Mandatorily Redeemable Preferred Stock.......................      19,252          --      19,252      (19,252)(n)         --

10 1/2% Convertible Preferred Stock..........................          --          --          --       37,583(n)     37,583

Shareholders' Equity
Common and Class A Common Stock..............................          10          --          10          292(s)        302
Additional paid-in capital...................................      11,324      44,400      55,724      210,557        k,s    266,281
Retained earnings............................................     (10,555)    (49,609)    (60,164)      34,961    f,k    (25,203)
                                                               ----------  ----------  ----------  ------------  -----------
    Total shareholders' equity...............................         779      (5,209)     (4,430)     245,810      241,380
                                                               ----------  ----------  ----------  ------------  -----------

    Total liabilities, mandatorily redeemable
      preferred stock and shareholders' equity...............  $  392,107  $  147,611  $  539,718   $  156,552    $ 696,270
                                                               ----------  ----------  ----------  ------------  -----------
                                                               ----------  ----------  ----------  ------------  -----------

                            AMERICAN SKIING COMPANY

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

              SUMMARY OF PRO FORMA ADJUSTMENTS--BALANCE SHEET DATA

                                 (IN THOUSANDS)

                                                                                                              AS OF
                                                                                                           OCTOBER 26,
BALANCE SHEET ACCOUNT                            NOTE                       ADJUSTMENT                        1997
--------------------------------------------     -----     --------------------------------------------  ---------------
Cash and cash equivalents...................           a   Gross proceeds from the Offering                 $ 265,500
                                                       b   Proceeds from the New Credit Facility              140,879
                                                       b   Retirement of the Existing Credit Facility         (56,255)
                                                       c   Release of Deposit                                  11,010
                                                       d   Purchase price of Acquired Resorts                (292,126)
                                                       b   Prepayment of Discount Notes                       (24,442)
                                                       b   Prepayment penalty pertaining to Discount
                                                             Notes                                             (3,361)
                                                       e   Underwriting discounts and other Offering
                                                             expenses                                         (19,476)
                                                       b   Repayment of indebtedness accelerated upon
                                                             change of control                                 (7,704)
                                                       b   Payment of commitment fee pertaining to the
                                                             New Credit Facility                               (3,876)
                                                                                                         ---------------
                                                           Net adjustment to cash and cash equivalents         10,145
                                                                                                         ---------------
Restricted cash.............................           c   Release of deposit                                 (11,010)
                                                                                                         ---------------
Property and equipment, net.................           g   Allocation of purchase price pertaining to
                                                           the Acquired Resorts                                66,245
                                                                                                         ---------------
Land held for development and sale..........           h   Allocation of purchase price pertaining to
                                                           the Acquired Resorts                                 7,700
                                                                                                         ---------------
Assets held for sale........................           i   Reclassification of assets held for sale
                                                           from property and equipment                          5,800
                                                                                                         ---------------
Other assets, net...........................           b   Prepayment of Discount Notes                        (1,037)
                                                       b   Retirement of Existing Credit Facility              (1,195)
                                                       b   Capitalized financing costs on New Credit
                                                             Facility                                           3,876
                                                                                                         ---------------
                                                           Net adjustment to other assets                       1,644
                                                                                                         ---------------
Goodwill and other intangibles, net.........           j   Allocation of purchase price pertaining to
                                                           the Acquired Resorts                                76,028
                                                                                                         ---------------
    Net effect on total assets..............                                                                $ 156,552
                                                                                                         ---------------
                                                                                                         ---------------

                            AMERICAN SKIING COMPANY

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

              SUMMARY OF PRO FORMA ADJUSTMENTS--BALANCE SHEET DATA

                                 (IN THOUSANDS)

                                                                                                              AS OF
                                                                                                           OCTOBER 26,
BALANCE SHEET ACCOUNT                            NOTE                       ADJUSTMENT                        1997
--------------------------------------------     -----     --------------------------------------------  ---------------
Line of credit and current portion of
  long-term debt............................           f   Current debt excluded in the Acquisition         $ (10,055)
                                                       b   Retirement of Exisiting Credit Facility            (25,255)
                                                                                                         ---------------
                                                                                                              (35,310)
                                                                                                         ---------------

Accounts Payable and other current
  liabilities...............................           f   Acquired Resorts liabilities not assumed              (177)
Accrued interest............................           f   Acquired Resorts liability not assumed              (2,824)
                                                                                                         ---------------
  Net effect on total current liabilities...                                                                  (38,311)
                                                                                                         ---------------
                                                                                                         ---------------
Indebtedness of Kamori......................           f   Acquired Resorts long-term debt not assumed        (87,799)
                                                                                                         ---------------
Long-term debt, excluding current Portion...           b   Retirement of Existing Credit Facility             (31,000)
                                                       b   Retirement Sugarbush acquisition debt               (7,704)
                                                       f   Acquired Resorts liabilities not assumed           (43,709)
                                                       n   Conversion of Exchangeable Notes                   (18,311)
                                                                                                         ---------------
                                                           Net adjustments to long-term debt                 (100,724)
                                                                                                         ---------------
New Credit Facility.........................           b   Proceeds from the New Credit Facility              140,879
                                                                                                         ---------------
Subordinated notes and debentures...........           b   Prepayment of Discount Notes                       (24,444)
                                                                                                         ---------------
Other long-term liabilities.................           d   Contingency consideration pertaining to
                                                             acquisition                                        3,000
                                                                                                         ---------------
Minority interest in subsidiary.............           k   ASC East Exchange Offer                               (170)
                                                                                                         ---------------
  Net effect on total long-term
  liabilities...............................                                                                $(107,589)
                                                                                                         ---------------
                                                                                                         ---------------
Mandatorily redeemable preferred stock......           n   Exchange of mandatory redeemable preferred
                                                             stock for 10 1/2% Convertible Preferred
                                                             Stock                                            (19,252)
                                                                                                         ---------------
10 1/2% Convertible Preferred Stock.........           n   Exchange of Series A Exchangeable Preferred
                                                             Stock for 10 1/2% Convertible Preferred
                                                             Stock                                             37,583
Common and Class A Common Stock                        s   Adjustment to par value pertaining to Stock
                                                             Split in Class A Common Stock                        138
                                                       s   Increase in issued and outstanding Common
                                                             Stock pertaining to Offering and ASC East
                                                             Exchange Offer                                       154
                                                                                                         ---------------
                                                                                                                  292

Additional paid-in capital..................           a   Gross proceeds from the issuance of Common
                                                             Stock                                            265,500
                                                       e   Payment of costs pertaining to the Offering        (19,476)
                                                       f   Elimination of Acquired Resorts
                                                             shareholders' Common Stock                       (44,400)
                                                       k   ASC East Exchange Offer                              9,225
                                                       s   Reflect Stock Split in Class A Commmon Stock          (138)
                                                       s   Reflect increase in issued and outstanding
                                                             Common Stock pertaining to Offering and
                                                             ASC East Exchange Offer                             (154)
                                                                                                         ---------------
  Net effect on additional paid-in
  capital...................................                                                                  210,557

Retained earnings...........................           f   Remove accumulated deficit of Acquired
                                                           Resorts                                             49,609
                                                       b   Retirement of Sugarbush acquisition debt              (371)
                                                       b   Prepayment penalty on Discount Notes                (3,361)
                                                       b   Write-off of prepaid loan fees                      (1,037)
                                                       b   Retirement of the Existing Credit Facility          (1,195)
                                                       k   ASC East Exchange Offer                             (9,055)
                                                                                                         ---------------
  Net effect on retained earnings...........                                                                $  34,961
                                                                                                         ---------------
                                                                                                         ---------------

                            AMERICAN SKIING COMPANY

  UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA FOR THE YEAR ENDED
                                 JULY 27, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      FISCAL YEAR
                                      FISCAL YEAR        ENDED
                                         ENDED       MAY 31, 1997
                                     JULY 27, 1997   -------------   RESULTS OF
                                     -------------     ACQUIRED      OPERATIONS       TRANSACTIONS            PRO FORMA
                                      THE COMPANY       RESORTS      TO BE SOLD        ADJUSTMENTS           AS ADJUSTED
                                     -------------   -------------   ----------   ---------------------   -----------------
Revenues:
  Resort...........................      $166,923         $86,474      $--          $ --                      $253,397
  Real estate......................         8,468         --            --            --                         8,468
  Other............................       --                2,592       (2,592)       --                       --
                                     -------------   -------------   ----------     --------                  --------
      Total revenues...............       175,391          89,066       (2,592)       --                       261,865

Operating expenses:
  Cost of resort operations........       109,774          51,079       (2,088)       (1,021)(q)               157,744
  Cost of real estate sold.........         6,813         --            --            --                         6,813
  Writedown of assets..............       --                2,000       (2,000)       --                       --
  Marketing, general and
    administrative.................        26,126          17,238         (500)       (3,400)(p)                39,464
  Depreciation and amortization....        18,293          12,516         (265)        5,449(b,j,q,r)           35,993
                                     -------------   -------------   ----------     --------                  --------
      Total operating expenses.....       161,006          82,833       (4,853)        1,028                   240,014
                                     -------------   -------------   ----------     --------                  --------

Income from operations.............        14,385           6,233        2,261        (1,028)                   21,851

Other income and expenses:
  Interest income..................       --                 (682)      --               682(f)                --
  Interest expense.................        23,730          10,659         (332)       (6,320)(b,f,n,o,q)        27,737
                                     -------------   -------------   ----------     --------                  --------

Income (loss) before taxes.........        (9,345)         (3,744)       2,593         4,610                    (5,886)

Provision (benefit) for income
  taxes............................        (3,613)           (338)      --             1,478(l)                 (2,473)
                                     -------------   -------------   ----------     --------                  --------

Net income (loss) before minority
  interest in loss of subsidiary...        (5,732)         (3,406)       2,593         3,132                    (3,413)
                                     -------------   -------------   ----------     --------                  --------
Minority interest in loss of
  subsidiary.......................          (250)        --            --               250(k)                --
                                     -------------   -------------   ----------     --------                  --------
Net income (loss) after minority
  interest in loss of subsidiary...        (5,482)         (3,406)       2,593         2,882                    (3,413)
                                     -------------   -------------   ----------     --------                  --------
Accretion of discount and issuance
  costs and dividends accrued on
  mandatorily redeemable preferred
  stock............................           444         --            --             1,605(n)                  2,049
                                     -------------   -------------   ----------     --------                  --------
Net income (loss) available to
  common shareholders..............      $ (5,926)        $(3,406)     $ 2,593      $  1,277                  $ (5,462)
                                     -------------   -------------   ----------     --------                  --------
                                     -------------   -------------   ----------     --------                  --------
Net loss per weighted average
  common shares outstanding........      $  (0.38)                                                            $  (0.18)(t)
                                     -------------                                                            --------
                                     -------------                                                            --------
Weighted average number of common
  shares outstanding (000s)........        15,416                                                               30,840
                                     -------------                                                            --------
                                     -------------                                                            --------

                            AMERICAN SKIING COMPANY

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA FOR THE FISCAL QUARTER
                             ENDED OCTOBER 26, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        FISCAL
                                        FISCAL       QUARTER ENDED
                                     QUARTER ENDED    AUGUST 31,
                                      OCTOBER 26,        1997
                                         1997        -------------   RESULTS OF
                                     -------------     ACQUIRED      OPERATIONS       TRANSACTIONS            PRO FORMA
                                      THE COMPANY       RESORTS      TO BE SOLD        ADJUSTMENTS           AS ADJUSTED
                                     -------------   -------------   ----------   ---------------------   -----------------
Revenues:
  Resort...........................      $ 13,811         $ 4,935      $  (512)     $ --                      $ 18,234
  Real estate......................           810         --            --            --                           810
                                     -------------   -------------   ----------      -------                  --------
      Total revenues...............        14,621           4,935         (512)       --                        19,044

Operating expenses:
  Cost of resort operations........        17,808           6,773         (470)         (255)(q)                23,856
  Cost of real estate sold.........           925         --            --            --                           925
  Marketing, general and
    administrative.................         6,845           3,394          (97)         (500)(p)                 9,642
  Stock compensation...............        14,254         --            --            --    (m)                 14,254
  Depreciation and amortization....         1,506           2,490          (70)         (618)(b,j,q,r)           3,308
                                     -------------   -------------   ----------      -------                  --------
      Total operating expenses.....        41,338          12,657         (637)       (1,373)                   51,985
                                     -------------   -------------   ----------      -------                  --------

Income from operations.............       (26,717)         (7,722)         125         1,373                   (32,941)

Other income and expenses:
  Interest income..................       --                 (193)      --               193(f)                --
  Interest expense.................         7,521           2,677          (88)       (1,637)(b,f,n,o,q)         8,473
                                     -------------   -------------   ----------      -------                  --------

Income (loss) before taxes.........       (34,238)        (10,206)         213         2,817                   (41,414)

Provision (benefit) for income
  taxes............................       (13,353)        --            --            (2,799)(l)               (16,152)
                                     -------------   -------------   ----------      -------                  --------

Net income (loss) before minority
  interest in loss of subsidiary...       (20,885)        (10,206)         213         5,616                   (25,262)
                                     -------------   -------------   ----------      -------                  --------
Minority interest in loss of
  subsidiary.......................          (456)        --            --               456(k)                --
                                     -------------   -------------   ----------      -------                  --------
Net income (loss) after minority
  interest in loss of subsidiary...       (20,429)        (10,206)         213         5,160                   (25,262)
                                     -------------   -------------   ----------      -------                  --------
Accretion of discount and issuance
  costs and dividends accrued on
  mandatorily redeemable preferred
  stock............................        (2,431)        --            --            --                        (2,431)
                                     -------------   -------------   ----------      -------                  --------
Net income (loss) available to
  common shareholders..............      $(22,860)        $(10,206)    $   213      $  5,160                  $(27,693)
                                     -------------   -------------   ----------      -------                  --------
                                     -------------   -------------   ----------      -------                  --------
Net loss per weighted average
  common shares outstanding........      $  (1.48)                                                            $   (.90)
                                     -------------                                                            --------
                                     -------------                                                            --------
Weighted average number of common
  shares outstanding (000s)........        15,457                                                               30,822
                                     -------------                                                            --------
                                     -------------                                                            --------

                            AMERICAN SKIING COMPANY

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

        SUMMARY OF PRO FORMA ADJUSTMENTS--STATEMENTS OF OPERATIONS DATA

                                 (IN THOUSANDS)

                                                                                                                   FISCAL
                                                                                                                   QUARTER
                                                                                                YEAR ENDED          ENDED
STATEMENT OF OPERATIONS ITEM                         NOTE                ADJUSTMENT            JULY 27, 1997  OCTOBER 26, 1997
------------------------------------------------     -----     ------------------------------  -------------  -----------------
Cost of resort operations.......................           q   Expected insurance savings             (325)             (80)
                                                           q   Capitalization of equipment
                                                                 costs                                (350)             (88)
                                                           q   Purchase of operating leases           (346)             (87)
                                                                                               -------------        -------
                                                                                                    (1,021)            (255)
Marketing, general and
  administrative................................           p   Elimination of Kamori
                                                                 management fees                    (3,400)            (500)
                                                                                               -------------        -------
Depreciation and amortization...................           j   Amortization of goodwill and
                                                                 other intangibles of
                                                                 Acquired Resorts                    3,900              975
                                                           b   Amortization of the New Credit
                                                                 Facility commitment fee               409              138
                                                           r   Remove depreciation and
                                                                 amortization of acquired
                                                                 assets                            (12,251)          (2,420)
                                                           r   Depreciation related to assets
                                                                 of Acquired Resorts                13,219              800
                                                           b   Amortization of deferred
                                                                 financing costs relating to
                                                                 the Existing Credit Facility         (322)             (81)
                                                           b   Amortization of deferred
                                                                 financing costs relating to
                                                                 Discount Notes                       (119)             (30)
                                                           q   Reclassification of capital
                                                                 expenditures by Acquired
                                                                 Resorts                               350               --
                                                           q   Purchase of operating leases            263               --
                                                                                               -------------        -------
                                                                                                     5,449             (618)
                                                                                               -------------        -------

Interest income.................................           f   Remove interest income from
                                                                 Acquired Resorts                      682              193
                                                                                               -------------        -------
Interest expense................................           q   Interest on Discount Notes           (2,890)            (769)
                                                           f   Interest on Kamori long-term
                                                                 debt                              (10,326)          (2,589)
                                                           o   Interest on incremental
                                                                 borrowings under the New
                                                                 Credit Facility                     5,892            1,700
                                                           n   Additional accretion on
                                                                 10 1/2% Convertible
                                                                 Preferred Stock                       921               --
                                                           q   Interest expense from
                                                                 additional capital leases              83               21
                                                                                               -------------        -------
                                                                                                    (6,320)          (1,637)
                                                                                               -------------        -------
  Provision (benefit) for income taxes..........           l   Tax effect of pro forma
                                                                 adjustments                         1,478           (2,799)
                                                                                               -------------        -------
Effect on net loss..............................                                                     3,132            5,616
                                                                                               -------------        -------
Minority interest in loss of subsidiary.........           k   ASC East Exchange Offer                 250              456
                                                                                               -------------        -------
  Accretion of discount and issuance costs and
    dividends accrued on mandatorily redeemable
    preferred stock.............................           n   Full accretion of discount and
                                                                 issuance costs pertaining to
                                                                 mandatorily redeemable
                                                                 preferred stock                     1,605               --
                                                                                               -------------        -------
  Net loss available to common
    shareholders................................                                                 $   1,277        $   5,160
                                                                                               -------------
                                                                                               -------------        -------
                                                                                                                    -------

                            AMERICAN SKIING COMPANY

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  SUMMARY OF PRO FORMA ADJUSTMENTS--STATEMENTS OF OPERATIONS DATA (CONTINUED)

                                 (IN THOUSANDS)

GENERAL

    The Acquisition resulted in the assets of the Acquired Resorts being written up to reflect the purchase price. The purchase price of the Acquired Resorts was calculated as the sum of (i) cash paid to the current Acquired Resorts shareholder, (ii) the fair value of any liabilities of the Acquired Resorts assumed, and (iii) the transaction costs incurred by the Company. The Acquisition was treated as a purchase for financial reporting purposes. Preliminary analyses indicate that there will be a portion of the purchase price allocated to goodwill and other intangibles. The Acquisition was funded from the proceeds of the Offering and borrowings under the New Credit Facility.

    Pro forma adjustments have been made to depreciate the assets acquired over their estimated useful lives and to amortize goodwill and other intangibles over estimated useful lives ranging from 10 to 40 years. The actual depreciation and amortization charges recorded subsequent to the Acquisition may differ when the final purchase price is computed as of the closing date and an actual allocation of the purchase price to the underlying assets acquired is completed. Only after the final purchase price has been allocated and the estimated remaining useful lives are determined by management will the actual depreciation and amortization charges associated with the assets of the Acquired Resorts become available. These charges could ultimately be higher than what has been reflected in the unaudited pro forma combined statement of operations. The Company has not yet received the results of appraisals and other valuation studies which are in process, nor has it made a final determination of the useful lives of the assets acquired. Accordingly, the allocation of the excess of purchase cost over the fair value of the assets acquired to identifiable intangibles and goodwill may differ from that reflected herein. The actual allocation of purchase cost and the resulting effect on operating income may differ significantly from the pro forma amounts below. No deferred taxes have been provided on the step-up in the basis of the assets acquired because a 338(h)(10) election under the Internal Revenue Code of 1986 was made and, therefore, the assets acquired are also written up to fair value for tax purposes. The Company expects to finalize purchase accounting for the Acquisition by the end of fiscal 1998.

(a) The gross proceeds received by the Company from the sale of Common Stock pursuant to the Offering were approximately $265,500.

(b) A portion of the initial borrowings under the New Credit Facility were used to retire the Existing Credit Facility. In connection with the retirement of the Existing Credit Facility, certain prepaid loan fees related to such facility amounting to $1,195 were written off and charged to expense when incurred. These nonrecurring charges are not included in the unaudited pro forma combined statement of operations but have been reflected in retained earnings in the unaudited pro forma combined balance sheet data. Upon closing of the New Credit Facility, the Company paid $3,876 as a commitment fee to the lender. The commitment fee will be amortized to expense over the term of the credit facility. The unaudited pro forma combined statement of operations reflects $409 and $138 of commitment fee amortization related to the New Credit Facility for the year ended July 27, 1997, and the fiscal quarter ended October 26, 1997, respectively. The amortization of the Existing Credit Facility's prepaid loan fees of $322 and $81 has been removed for the year ended July 27, 1997, and the fiscal quarter ended October 26, 1997, respectively.

    A portion of the proceeds of the Offering were used to retire the outstanding principal balance of Discount Notes and a prepayment premium of $3,361 as of October 26, 1997 related to such prepayment. In connection with the retirement of the Discount Notes, certain prepaid loan fees associated with such debt in the amount of $1,037 will be written off and charged to expense when

                            AMERICAN SKIING COMPANY

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  SUMMARY OF PRO FORMA ADJUSTMENTS--STATEMENTS OF OPERATIONS DATA (CONTINUED)

                                 (IN THOUSANDS)

    incurred. The prepayment penalty and the write-off of the prepaid loan fees represent nonrecurring charges and, therefore, are not included in the unaudited pro forma combined statement of operations. Such amounts have been charged against retained earnings in the unaudited pro forma combined balance sheet data.

    The amortization of the prepaid loan fees for the Discount Notes total $119 and $30, and has been removed from the Pro Forma Financial Data for the year ended July 27, 1997 and for the fiscal quarter ended October 26, 1997, respectively.

    Two notes associated with the acquisition of Sugarbush were prepaid in connection with the Transactions. The prepayment of these notes totalled $7,704.

   The following table details the initial advances on the New Credit Facility:

Retirement of Existing Credit Facility, current portion...........  $  25,255
Retirement of Existing Credit Facility, long term portion.........     31,000
Closing fees on New Credit Facility...............................      3,876
Payment of Sugarbush acquisition notes required by New Credit
  Facility........................................................      7,704
Amount required in addition to the Offering to purchase Acquired
  Resorts.........................................................     73,044
                                                                    ---------
                                                                    $ 140,879
                                                                    ---------
                                                                    ---------

(c) The reduction in restricted cash and the increase in cash and cash equivalents represent the release of the $11.0 million deposit associated with the purchase of the Acquired Resorts.

(d) The following table sets forth the purchase price of the Acquired Resorts:

Stated Purchase Price.............................................  $ 290,000
Net working capital adjustment....................................     (3,435)
Estimated transaction costs.......................................        800
Actual cash adjustment............................................      1,761
Liability established for contingencies...........................      3,000
                                                                    ---------
                                                                    $ 292,126
                                                                    ---------
                                                                    ---------

(e) The Company estimated that total costs associated with the Offering will be approximately $19,476.

(f) Certain assets and liabilities including funded debt of the Acquired Resorts are being excluded in the Acquisition and are therefore eliminated in the pro forma balance sheet data.

(g) Fixed assets were adjusted to their estimated fair market value pursuant to purchase accounting. These estimates are based on preliminary purchase price allocations which are subject to final allocations pursuant to appraisals.

(h) Adjusts real estate held for development and sale to estimated fair value pursuant to purchase accounting. These are estimated based on preliminary purchase price allocations which are subject to final allocations pursuant to appraisals.

(i) Management has determined that the golf course assets and a personal residence purchased from the Acquired Resorts will be sold. The residence was sold on December 31, 1997 for $850. The golf course is under contract to sell February 2, 1998 for $5.8 million subject to adjustments. These assets are presented at their estimated net realizable value and are classified as assets held for sale in the

                            AMERICAN SKIING COMPANY

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  SUMMARY OF PRO FORMA ADJUSTMENTS--STATEMENTS OF OPERATIONS DATA (CONTINUED)

                                 (IN THOUSANDS)

    accompanying unaudited pro forma combined balance sheet data. The results of operations of the golf course operations have been eliminated in the unaudited pro forma combined statement of operations data.

(j) Various intangible assets were recorded based on their fair value and goodwill was recorded as part of purchase accounting. These are estimates based on preliminary purchase price allocations which are subject to final allocations pursuant to appraisals.

   The following table lists the purchase price that was allocated to intangible assets:

                                                                           ANNUAL        QUARTERLY
                                                         USEFUL LIFE    AMORTIZATION   AMORTIZATION
                                                       ---------------  -------------  -------------

Tradenames................................  $  22,000            30       $     733      $     183
Software..................................      5,000            10             500            125
Customers.................................     15,000            10           1,500            375
Goodwill..................................     34,028            40           1,167            292
                                            ---------                        ------         ------
    Total.................................  $  76,078                     $   3,900      $     975
                                            ---------                        ------         ------
                                            ---------                        ------         ------

(k) As of October 26, 1997, the Company owned 96.4% of the outstanding common stock of ASC East. The pro forma financial data assumes all Minority Holders exchange their Minority Interests in the ASC East Exchange Offer. The amount of $170 represents the elimination of the Minority Interest.

    The fair market value of the Minority Interest at October 26, 1997 was $9.2 million.

(l) All adjustments to the unaudited pro forma combined statement of operations data have been tax-effected using the expected effective tax rate of 42%, for the year ended July 27, 1997 and 39% for the quarter ended October 26, 1997.

(m) The Company has adopted a stock option plan for senior and other management of the Company. The senior management group have received deeply discounted options with a $2.00 exercise price. The compensation expense related to the vested portion of the discounted options was $14,300, which has not been reflected as a pro forma adjustment to the unaudited pro forma combined statement of operations data because the granting of discounted options is a one-time occurrence, and all future options granted by the Company are expected to have an exercise price equal to the fair market value of the underlying shares as of the date the option is expected to be granted. The effect of the Stock Option Plan has been recorded as an adjustment to the unaudited pro forma combined balance sheet data.

(n) In July 1997, ASC Utah, a subsidiary of the Company, acquired The Canyons. Prior to such acquisition, Leslie B. Otten, who formerly held 96% of the outstanding common stock of ASC East, transferred all his shares of common stock of ASC East to the Company. The effects of such transactions are reflected in the Company's financial statements as of and for the year ended July 27, 1997.

    The Company issued 615,022 shares of Common Stock in the ASC East Exchange Offer, representing approximately 1.8% of all shares of Common Stock and Class A Common Stock outstanding immediately following the Offering.

    Pursuant to the terms of the Securities Purchase Agreement, the Company exchanged the Canyons Securities for shares of the Company's 10 1/2% Convertible Preferred Stock, which was convertible, as

                            AMERICAN SKIING COMPANY

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  SUMMARY OF PRO FORMA ADJUSTMENTS--STATEMENTS OF OPERATIONS DATA (CONTINUED)

                                 (IN THOUSANDS)

    of October 26, 1997, into an aggregate of 2,131,622 shares of Common Stock at a price of $17.10, representing 6.6% of the Common Stock and Class A Common Stock outstanding after giving effect to the Offering. The effects of such discount are accounted for in the Pro Forma Financial Statements. The Pro Forma Financial Statements assume the occurrence of the Preferred Exchange Offer. See "Description of the 10 1/2% Subordinated Debentures", "Description of Capital Stock--Series A Exchangeable Preferred Stock" and "Description of the 10 1/2% Convertible Preferred Stock".

    Related to the purchase of The Canyons, ASC Utah entered into a long-term lease of the real estate constituting the resort. The results of operations of Wolf have not been reflected in the pro forma statements of operations due to the immateriality of the activity. See "Risk Factors--Required Development at The Canyons; Historical Losses of Wolf."

(o) Gives pro forma effect to the incremental interest expense related to the New Credit Facility. Under the New Credit Facility, interest will be payable (at the Company's option) at either the Alternate Base Rate or LIBOR plus the Applicable Margin (as such terms are defined in the New Credit Facility) determined quarterly through April 1998 and annually thereafter. The pro forma calculation of interest expense in the accompanying pro forma financial statements assumes the use of LIBOR plus the Applicable Margin which results in an effective interest rate of 8.45%. A 1/8% increase in the assumed blended rate would increase pro forma interest expense by approximately $165. Included in the accompanying pro forma financial data is interest expense from the New Credit Facility of $5,892 and $1,700 for the year ended July 27, 1997 and the fiscal quarter ended October 26, 1997, respectively. The incremental interest expense is based on a net increase in borrowings of $64,876 and $76,824 as of July 27, 1997 and October 26, 1997, respectively. See "Description of Certain Indebtedness--The New Credit Facility."

    Historical interest expense related to the Discount Notes of $2,890 and $769 has been eliminated in the pro forma statement of operations for the year ended July 27, 1997 and the fiscal quarter ended October 26, 1997, respectively.

(p) The pro forma adjustment reflects the elimination of reimbursements paid to the parent company of the Acquired Resorts for the guarantee of the Acquired Resorts' debt obligations by the parent. These costs would not have been incurred had the Acquired Resorts been subsidiaries of the Company for the year ended July 27, 1997 nor will such payments be required by the Acquired Resorts prospectively.

(q) Management has specifically identified certain costs which will be eliminated in connection with the Acquisition. Insurance expense will be reduced by $325 and $81 based on preliminary quotes received from the Company's current insurance provider for the year ended July 27, 1997 and the fiscal quarter ended October 26, 1997, respectively.

    The Acquired Resorts have classified expenditures related to rental equipment purchases and uniform purchases as operating expenses, which will be capitalized and depreciated to be consistent with the Company's historical treatment.

    The Acquired Resorts have historically used several operating leases for grooming equipment. New equipment will be purchased and depreciated over the useful life of the equipment.

(r) Total purchase price allocated to the depreciation fixed assets of the Acquired Resorts is $158,628. An estimated average useful life of these assets is estimated to be 12 years. Estimated annual depreciation is $13,219. The depreciation previously recorded on the Acquired Resorts has been eliminated. The Acquired Resorts have historically recorded Depreciation evenly during each fiscal quarter. The

                            AMERICAN SKIING COMPANY

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  SUMMARY OF PRO FORMA ADJUSTMENTS--STATEMENTS OF OPERATIONS DATA (CONTINUED)

                                 (IN THOUSANDS)

    Company only records depreciation on skiing related assets during the second and third quarter of their fiscal year to better match revenues with expenses. This is the cause of the net decrease in depreciation for the acquired resorts for the quarter ended October 26, 1997.

(s) The unaudited pro forma combined financial data gives effect to the issuance of 14,750,000 shares in the Offering and to the issuance of the Securities. The unaudited pro forma combined financial data gives effect to the adjustment of the par value pertaining to the outstanding Class A Common Stock shares of 14,760,530. In connection with the stock split of the Class A shares, an adjustment has been made in the unaudited pro forma combined financial data to increase par value and decrease additional paid-in capital by $138 to reflect total par value $.01 per share of $148.

(t) Pro forma net loss per weighted average common share outstanding was calculated by dividing the pro forma net loss available to common shareholders by the weighted average number of common shares outstanding, giving effect to the stock split, the 622,038 options (the "Options") granted to certain executive officers of the Company with an exercise price below the offering share price, the issuance of the Securities, the conversion of the Canyons Securities, and the 14,750,000 shares issued in the Offering. The net loss available to common shareholders does not reflect the compensation charge of $14,300 that the Company recorded in the fiscal quarter ended October 26, 1997 pertaining to the grant of the Options and the related income tax gross-up payable by the Company. The weighted average number of common shares outstanding relating to the Options and the Canyons Securities were determined by including all potentially dilutive instruments granted or issued within one year prior to the Offering, through the effective date of the Offering, at an exercise price less than the initial Public Offering price, in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 83, with the dilutive effect measured using the treasury stock method. The weighted average number of shares outstanding for the minority interest shares and offering shares were considered to have been outstanding since the beginning of the year. The primary and fully diluted calculations of pro forma net loss per weighted average common share outstanding are the same, as inclusion of all other potentially dilutive instruments in the pro forma loss per share calculation would be anti-dilutive.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                        PRO FORMA FINANCIAL INFORMATION

GENERAL

    Since 1994, the Company's growth has been substantially as a result of acquisitions. The Company acquired Attitash Bear Peak in 1994, Sugarbush in 1995, the S-K-I Ltd. resorts (Killington, Sugarloaf and Mount Snow/Haystack) in 1996 and The Canyons (formerly Wolf Mountain) in 1997. On November 12, 1997, the Company acquired the Steamboat and Heavenly ski resorts. The operations of S-K-I Ltd. are only included in the Company's historical financial statements for one month of fiscal 1996; accordingly, the Company believes that a comparison of the pro forma results of operations for fiscal 1996 and fiscal 1997 is more meaningful to investors than a comparison of the actual results of operations for the same period.

    The following table sets forth the pro forma results of operations of the Company as if the acquisitions of S-K-I Ltd. and the Acquired Resorts and all related transactions had taken place at the beginning of fiscal 1996.

                                                                  PRO FORMA              PRO FORMA
                                                                 FISCAL 1996            FISCAL 1997
                                                            ---------------------  ---------------------
                                                                          % OF                   % OF
                                                                $        REVENUE       $        REVENUE
                                                            ----------  ---------  ----------  ---------
Revenues:
  Resort..................................................  $  241,996       95.3% $  253,397       96.8%
  Real Estate.............................................      11,877        4.7       8,468        3.2
                                                            ----------  ---------  ----------  ---------
      Total revenues......................................     253,873      100.0     261,865      100.0

Operating Expenses:
  Cost of resort operations...............................     151,595       59.7     157,744       60.2
  Cost of real estate sold................................       6,273        2.5       6,813        2.6
  Marketing, general and administrative...................      37,302       14.7      39,464       15.1
  Depreciation and amortization...........................      34,207       13.5      35,993       13.7
                                                            ----------  ---------  ----------  ---------
      Total operating expenses............................     229,377       90.4     240,014       91.6
                                                            ----------             ----------
Income from operations....................................      24,496        9.6      21,851        8.4
Commitment fee............................................       1,447         .5      --         --
Interest expense..........................................      26,412       10.4      27,737       10.6
Provision (benefit) for income taxes......................        (501)       (.2)     (2,473)       (.9)
                                                            ----------  ---------  ----------  ---------
Net loss..................................................  $   (2,862)      (1.1)% $   (3,413)      (1.3)%
                                                            ----------  ---------  ----------  ---------
                                                            ----------  ---------  ----------  ---------

PRO FORMA FISCAL YEAR ENDED JULY 27, 1997 VS. PRO FORMA FISCAL YEAR ENDED JULY
  28, 1996

    Pro forma total revenues in fiscal 1997 were $261.9 million, an increase of $8.0 million, or 3.2%, as compared to pro forma total revenues of $253.9 million in fiscal 1996. Pro forma resort revenues in fiscal 1997 were $253.4 million, an increase of $11.4 million, or 4.7%, as compared to pro forma resort revenues of $242.0 million in fiscal 1996. The increase in pro forma resort revenues was due primarily to a 1.5% increase in aggregate skier visits (to approximately 4.8 million from approximately 4.7 million) and a 3.2% increase in average resort revenues per skier visit.

    The pro forma resort revenues in fiscal 1997 of the Company's northeastern resorts were $166.9 million, an increase of $5.2 million, or 3.2%, as compared to pro forma resort revenues of $161.7 million in fiscal 1996. This increase was due primarily to a 0.3% increase in skier visits and a 3.0% increase in resort revenues per skier visit. The increase in resort revenues per skier visit was attributable to increased ticket prices and yield management and increases in non-ticket revenues per skier visit, offset, in part, by increased promotional activity. Notwithstanding an industry-wide 10.6% decrease in skier visits in the Northeast, skier visits at the Company's Northeastern resorts declined by only 1.4% on a same-resort basis and were further helped by the November 1996 acquisition of Pico Mountain.

    The pro forma resort revenues in fiscal 1997 of the Acquired Resorts were $86.5 million, an increase of $6.2 million, or 7.7%, as compared to pro forma resort revenues of $80.3 million in fiscal 1996. This increase was due primarily to an 8.8% increase in skier visits at the Steamboat resort, offset, in part, by a 3.1% decrease in skier visits at the Heavenly resort. Skier visits at Heavenly were adversely impacted by the closure of U.S. Route 50, a major access road to the resort, during the 1996-97 ski season for 45 days in December and January. Changes in revenues per skier visit were immaterial during these periods at the Acquired Resorts.

    Pro forma real estate revenues in fiscal 1997 were $8.5 million, a decrease of $3.4 million, or 28.6%, as compared to pro forma real estate revenues of $11.9 million in fiscal 1996. This decrease was due primarily to the sell-out of all available quartershare units at the Company's Sunday River quartershare hotel in the fourth quarter of fiscal 1996, with no additional quartershare units being available for sale until the Company's quartershare hotel at Attitash Bear Peak was completed in the third quarter of fiscal 1997. During the last four months of fiscal 1997, the Company closed $5.0 million in quartershare unit sales at Attitash Bear Peak, and the Acquired Resorts had $1.9 million of real estate revenues from the sale of miscellaneous undeveloped parcels of land.

    Pro forma cost of resort operations in fiscal 1997 was $157.7 million, an increase of $6.1 million, or 4.0%, as compared to pro forma cost of resort operations of $151.6 million in fiscal 1996. The increase of 0.5% as a percentage of revenue was primarily from increased snowmaking activity necessitated by the adverse weather conditions in the Northeast during the 1996-97 ski season.

    Pro forma cost of real estate sold in fiscal 1997 was $6.8 million, an increase of $.5 million, or 7.9%, as compared to pro forma cost of real estate sold of $6.3 million in fiscal 1996. This increase was due primarily to approximately $1.0 million of development costs expensed in fiscal 1997 relating to projects that are currently under development and, consequently, did not generate revenues.

    Pro forma marketing, general and administrative expense in fiscal 1997 was $39.5 million, an increase of $2.2 million, or 5.9%, as compared to pro forma marketing, general and administrative expense of $37.3 million in fiscal 1996. As a percentage of resort revenues, marketing, general and administrative expense increased from 14.7% in fiscal 1996 to 15.1% in fiscal 1997. This increase was due primarily to increased marketing activities at the Company's resorts in the Northeast following the S-K-I Ltd. acquisition. In the first quarter of fiscal 1998, the Company granted to certain executive officers and other employees fully vested options to purchase 622,038 shares of Common Stock at an exercise price of $2.00 per share. The Company also agreed to pay certain tax liabilities which the recipients of the options expect to incur upon exercise of the options. Because the $2.00 per share exercise price was below the fair market value of a share of Common Stock on the date of grant, the Company will recognize a one-time compensation charge of approximately $13.9 million in the first quarter of fiscal 1998. Such charge has not been reflected in pro forma marketing, general and administrative expense in fiscal 1997 or fiscal 1996. See "Pro Forma Financial Data."

    Pro forma depreciation and amortization in fiscal 1997 was $36.0 million, an increase of $1.8 million, or 5.3%, as compared to pro forma depreciation and amortization of $34.2 million in fiscal 1996. This increase was due to the extensive capital programs during the summer of 1996 and the depreciation associated with these capital improvements.

    Pro forma interest expense in fiscal 1997 was $27.7 million, an increase of $1.3 million, or 4.9%, as compared to pro forma interest expense of $26.4 in fiscal 1996. This increase was due primarily to expenditures related to capital improvements.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                                 OF THE COMPANY

THE COMPANY

    The following selected historical financial data of the Company (except other data) (i) as of and for the fiscal years ended July 30, 1995, July 28, 1996 and July 27, 1997 have been derived from the financial statements of the Company audited by Price Waterhouse LLP, independent accountants and (ii) as of and for each of the fiscal years ended July 25, 1993 and July 31, 1994 have been derived from the financial statements of the Company audited by Berry, Dunn, McNeil & Parker, independent accountants. The interim financial data as of October 27, 1996 and October 26, 1997 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of the results for the interim periods.

                                                                                                                          PRO FORMA
                                                                                                  HISTORICAL FISCAL        FISCAL
                                                                                                       QUARTERS            QUARTER
                                                    HISTORICAL YEAR ENDED (1)                           ENDED               ENDED
                                    ---------------------------------------------------------  ------------------------  -----------
                                     JULY 25,     JULY 31,    JULY 30,   JULY 28,   JULY 27,   OCTOBER 27,  OCTOBER 26,  OCTOBER 26,
                                       1993         1994        1995       1996       1997        1996         1997         1997
                                    -----------  -----------  ---------  ---------  ---------  -----------  -----------  -----------
                                         (IN THOUSANDS, EXCEPT PER SKIER VISIT AMOUNTS)        (UNAUDITED)  (UNAUDITED)  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues:
  Resort..........................   $  23,645    $  26,544   $  46,794  $  63,489  $ 166,923   $  11,728    $  13,811    $  18,234
  Real estate.....................       6,103        6,682       7,953      9,933      8,468       1,569          810          810
                                    -----------  -----------  ---------  ---------  ---------  -----------  -----------  -----------
    Total net revenues............      29,748       33,226      54,747     73,422    175,391      13,297       14,621       19,044
                                    -----------  -----------  ---------  ---------  ---------  -----------  -----------  -----------
Operating expenses:
  Resort..........................      14,705       15,787      29,725     41,799    109,774      15,034       17,808       23,856
  Real estate.....................       3,245        3,179       3,994      5,844      6,813       1,032          925          925
  Marketing, general and
    administrative................       4,718        5,940       9,394     11,289     26,126       4,792        6,845        9,642
  Stock compensation charge(2)....      --           --          --         --         --          --           14,254       14,254
  Depreciation and amortization...       1,984        2,421       3,910      6,783     18,293       1,527        1,506        3,308
                                    -----------  -----------  ---------  ---------  ---------  -----------  -----------  -----------
    Total operating expenses......      24,652       27,327      47,023     65,715    161,006      22,385       41,338       51,985
                                    -----------  -----------  ---------  ---------  ---------  -----------  -----------  -----------
Income (loss) from operations.....       5,096        5,899       7,724      7,707     14,385      (9,088)     (26,717)     (32,941)

Other expenses:
  Commitment fee..................      --           --          --          1,447     --          --
  Interest expense................         849        1,026       2,205      4,699     23,730       7,514        7,521        8,473
                                    -----------  -----------  ---------  ---------  ---------  -----------  -----------  -----------
Income (loss) before provision
  (benefit) for income taxes,
  minority interest in loss of
  subsidiary and extraordinary
  gain from insurance claim.......       4,247        4,873       5,519      1,561     (9,345)    (16,602)     (34,238)     (41,414)

Provision (benefit) for income
taxes.............................      --           --             400      3,906     (3,613)     (6,309)     (13,353)     (16,152)
Minority interest in loss of
subsidiary........................      --           --          --            108        250      --             (456)      --
                                    -----------  -----------  ---------  ---------  ---------  -----------  -----------  -----------
Income (loss) before extraordinary
  gain from insurance claim.......       4,247        4,873       5,119     (2,237)    (5,482)    (10,293)     (20,429)     (25,262)
Extraordinary gain from insurance
  claim...........................       1,592       --          --         --         --          --           --           --
                                    -----------  -----------  ---------  ---------  ---------  -----------  -----------  -----------
Net income (loss).................   $   5,839    $   4,873   $   5,119  $  (2,237) $  (5,482)  $ (10,293)   $ (20,429)   $ (25,262)
                                    -----------  -----------  ---------  ---------  ---------  -----------  -----------  -----------
                                    -----------  -----------  ---------  ---------  ---------  -----------  -----------  -----------
OTHER DATA:
Resort:
  Skier visits (000s)(3)(8).......         525          528       1,060      1,290      3,025      --           --           --
  Season pass holders (000s)(8)...         3.2          3.7        11.2       13.2       30.9      --           --           --
  Resort revenues per skier
    visit(8)......................   $   45.04    $   50.26   $   44.14  $   49.20  $   55.18      --           --           --
  Resort EBITDA(4)(5)(8)..........   $   4,222    $   4,817   $   7,675  $  10,401  $  31,023      --           --           --
Real estate:
  Number of units sold............         173          155         163        177        123           6           16           16
  Number of units pre-sold(6).....      --           --          --            109        605      --               88           88
  Real Estate EBIT(5)(7)..........   $   2,858    $   3,503   $   3,959  $   4,089  $   1,655   $     537    $    (115)   $    (115)

STATEMENT OF CASH FLOWS DATA:
  Cash flows from operations......   $   2,667    $   5,483   $  12,593  $   7,465  $   6,788   $   2,342    $ (41,792)      --
  Cash flows from investing
    activities....................      (4,432)      (9,041)    (13,843)  (122,583)   (14,070)    (13,602)     (19,027)      --
  Cash flows from financing
    activities....................       1,559        3,764       2,399    116,941     19,655      11,068       51,975       --
BALANCE SHEET DATA:
  Total assets....................   $  40,550    $  51,784   $  72,434  $ 298,732  $ 337,340   $ 316,625    $ 392,107    $ 696,270
  Long term debt, including
    current portion...............                               35,056    210,720    236,330     223,823      291,281      325,426
  Mandatory redeemable preferred
    stock.........................      --           --          --         --         16,821      --           19,252       37,583
  Common shareholders' equity.....   $  23,167    $  26,212   $  30,502  $  21,903  $  15,101   $  11,610    $     779    $ 241,380

(1) The historical results of the Company reflect the results of operations of the Attitash Bear Peak ski resort since its acquisition in July 1994, the results of operations of the Sugarbush ski resort since October 1994, the results of operations of the Mt. Cranmore ski resort from its acquisition in June 1995 through its divestiture in November 1996, the results of operations of S-K-I Ltd. since its acquisition in June 1996, the results of operations of Pico Mountain since its acquisition in November 1996 and the results of operations of the Canyons since its acquisition in July 1997.
(2) In the first quarter of fiscal 1998, the Company granted to certain executive officers and other employees fully vested options to purchase 543,626 shares of Common Stock at an exercise price of $2.00 per share. The Company also agreed to pay certain tax liabilities which the recipients of the options expect to incur upon exercise of the options. Because the $2.00 per share exercise price was below the fair market value of a share of Common Stock on the date of grant, the Company recognized a one-time compensation charge of approximately $14.3 million in the first quarter of fiscal 1998.
(3) For the purposes of estimating skier visits, the Company assumes that a season pass holder visits the Company's resorts a number of times that approximates the average cost of a season pass divided by the average daily lift ticket price.
(4) Resort EBITDA represents resort revenues less cost of resort operations and marketing, general and administrative expense.
(5) Resort EBITDA and Real Estate EBIT are not measurements calculated in accordance with GAAP and should not be considered as alternatives to operating or net income as an indicator of operating performance, cash flows as a measure of liquidity or any other GAAP determined measurement. Certain items excluded from Resort EBITDA and/or Real Estate EBIT, such as depreciation, amortization and non-cash charges for stock compensation awards and asset impairments are significant components in understanding and assessing the Company's financial performance. Other companies may define Resort EBITDA and Real Estate EBIT differently, and as a result, such measures may not be comparable to the Company's Resort EBITDA and Real Estate EBIT. The Company has included information concerning Resort EBITDA and Real Estate EBIT because management believes they are indicative measures of the Company's liquidity and financial position, and are generally used by investors to evaluate companies in the resort industry.
(6) Pre-sold units represent quartershare and other residential units for which the Company has a binding sales contract, subject to certain closing conditions, and has received a 5% down payment on the unit from the purchaser. Recognition of the revenue from such pre-sales is deferred until the period in which such sales are closed.
(7) Real Estate EBIT represents revenues from real estate sales less cost of real estate sold, including selling costs, holding costs, the allocated capitalized cost of land, construction costs and other costs relating to property sold.
(8) Due to the seasonality of the business, skier visits, season pass holders, revenues per skier visit and EBITDA are not presented for the fiscal quarters ended October 27, 1996 and October 26, 1997, because such data is not meaningful to an understanding of the quarterly financial information.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

    The following table sets forth the Company's ratio of earnings to combined fixed charges and preferred stock dividends on a historical basis for each of the five fiscal years ended July 27, 1997 and for the three months ended October 26, 1997.

                                                                                                        PRO FORMA       THREE
                                                             FISCAL YEAR ENDED                         FISCAL YEAR     MONTHS
                                       -------------------------------------------------------------      ENDED         ENDED
                                        JULY 25,     JULY 31,     JULY 30,     JULY 28,    JULY 27,     JULY 27,     OCTOBER 26,
                                          1993         1994         1995         1996        1997         1997          1997
                                       -----------  -----------  -----------  -----------  ---------  -------------  -----------
Ratio of earnings to combined fixed
charges and preferred stock
dividends(1).........................       6.756        5.763        3.503        1.332        .606         .775         (2.54)
Deficiency of earnings as compared to
combined fixed charges and preferred
stock dividends(1)...................      N/A          N/A          N/A          N/A            N/A       N/A           36,213

                                        PRO FORMA
                                          THREE
                                         MONTHS
                                          ENDED
                                       OCTOBER 27,
                                          1997
                                       -----------
Ratio of earnings to combined fixed
charges and preferred stock
dividends(1).........................      (3.021)
Deficiency of earnings as compared to
combined fixed charges and preferred
stock dividends(1)...................      35,372

--------------------------
--------------------------

(1) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges. "Fixed charges" consist of interest, amortization of debt issuance costs and the component of rental expense believed by management to be representative of the interest factor thereon.

                        SELECTED COMBINED FINANCIAL DATA

                            OF THE ACQUIRED RESORTS

                                                                                                                       FISCAL
                                                                                                                       QUARTER
                                                                                                                        ENDED
                                                                       FISCAL YEAR ENDED MAY 31,                     AUGUST 31,
                                                    ---------------------------------------------------------------  -----------
                                                       1993         1994         1995         1996         1997         1996
                                                    -----------  -----------  -----------  -----------  -----------  -----------

                                                                      (IN THOUSANDS, EXCEPT PER SKIER AMOUNTS)
                                                                                                                     (UNAUDITED)
STATEMENT OF OPERATIONS DATA(1):
Revenues:
  Ski operations..................................  $    65,181  $    62,700  $    67,843  $    64,967  $    67,423  $     1,440
  Retail, ski rental and other....................       18,229       19,334       20,724       19,765       21,643        3,960
                                                    -----------  -----------  -----------  -----------  -----------  -----------
      Total revenues..............................       83,410       82,034       88,567       84,732       89,066        5,400
                                                    -----------  -----------  -----------  -----------  -----------  -----------
Operating expenses:
  Ski operations..................................       32,590       33,543       34,682       34,033       36,712        3,959
  Retail, ski rental and other....................       12,188       13,017       14,033       13,341       14,427        3,493
  Marketing, general, administrative and
    other(2)......................................       15,703       14,778       17,075       16,585       17,178        3,281
  Writedown of assets(3)..........................      --           --           --           --             2,000      --
  Depreciation and amortization...................       14,481       14,544       14,643       14,477       12,516        3,156
                                                    -----------  -----------  -----------  -----------  -----------  -----------
      Total operating expenses....................       74,962       75,882       80,433       78,436       82,833       13,889
                                                    -----------  -----------  -----------  -----------  -----------  -----------
Operating income (loss)...........................  $     8,448  $     6,152  $     8,134  $     6,296  $     6,233  $    (8,489)
                                                    -----------  -----------  -----------  -----------  -----------  -----------
                                                    -----------  -----------  -----------  -----------  -----------  -----------
Net loss..........................................  $    (3,906) $    (5,254) $    (3,906) $    (4,538) $    (3,406) $   (10,921)
                                                    -----------  -----------  -----------  -----------  -----------  -----------
                                                    -----------  -----------  -----------  -----------  -----------  -----------
OPERATING DATA:
Skier visits (000s)(4)............................        1,867        1,750        1,858        1,732        1,796      --
Season pass holders (000s)(4).....................          5.7          6.6          6.9          7.0          7.5      --
Total revenues per skier visit(4).................  $     43.22  $     45.23  $     45.49  $     47.46  $     47.48      --
EBITDA(1)(2)(3)(4)................................  $    25,929  $    23,596  $    26,078  $    24,074  $    24,150      --
Capital expenditures..............................  $    11,998  $     3,382  $     6,925  $     5,864  $     5,344  $     1,288

BALANCE SHEET DATA:
Total assets......................................  $   188,513  $   174,325  $   166,610  $   159,067  $   149,444  $   154,919
Long-term debt....................................      160,910      153,675      147,185      142,146      135,413      136,769
Total shareholders' equity (deficit)..............       18,603       13,349        9,443        8,405        4,999       (2,516)


                                                       1997
                                                    -----------

STATEMENT OF OPERATIONS DATA(1):
Revenues:
  Ski operations..................................  $     1,778
  Retail, ski rental and other....................        3,157
                                                    -----------
      Total revenues..............................        4,935
                                                    -----------
Operating expenses:
  Ski operations..................................        4,247
  Retail, ski rental and other....................        2,828
  Marketing, general, administrative and
    other(2)......................................        3,091
  Writedown of assets(3)..........................      --
  Depreciation and amortization...................        2,491
                                                    -----------
      Total operating expenses....................       12,657
                                                    -----------
Operating income (loss)...........................  $    (7,722)
                                                    -----------
                                                    -----------
Net loss..........................................  $   (10,205)
                                                    -----------
                                                    -----------
OPERATING DATA:
Skier visits (000s)(4)............................      --
Season pass holders (000s)(4).....................      --
Total revenues per skier visit(4).................      --
EBITDA(1)(2)(3)(4)................................      --
Capital expenditures..............................  $     2,241
BALANCE SHEET DATA:
Total assets......................................  $   147,611
Long-term debt....................................      131,508
Total shareholders' equity (deficit)..............       (5,209)

------------------------


(1) The statement of operations data include the results of Sabal Point Golf Course in Orlando, Florida which the Company sold on February 2, 1998. In fiscal 1997, the Sabal Point Golf Course generated approximately $1.3 million in revenues. In the fiscal quarter ended August 31, 1997, the Sabal Point Golf Course generated approximately $0.5 million in revenues.


(2) The Acquired Resorts have historically reimbursed Kamori for certain administrative services provided. Such reimbursements totalled approximately $3.0 million, $2.9 million, $3.3 million, $3.3 million and $3.4 million, respectively, for each of the years ended May 31, 1993 through May 31, 1997. For each of the first fiscal quarters ended August 31, 1996 and August 31, 1997, such reimbursement to Kamori totalled approximately $0.5 million and $0.5 million, respectively. Such amounts are included in marketing, general and administrative expense in the accompanying selected combined financial information, but have been excluded for purposes of calculating EBITDA because such expenses will not be incurred by the Acquired Resorts following the closing of the Acquisition.

(3) In 1997, the Acquired Resorts recorded a $2.0 million impairment loss related to land, buildings and equipment of its golf resort to properly state these fixed assets at estimated fair values. Such loss is excluded in the calculation of EBITDA.

(4) Due to the seasonality of the business, skier visits, season pass holders, revenues per skier visit and EBITDA are not presented for the fiscal quarters ended August 31, 1996 and August 31, 1997 because such data is not meaningful to an understanding of the quarterly financial information.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS AND THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS," "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS.

GENERAL

    The discussion and analysis below relates to (i) the historical financial statements and results of operations of the Company, (ii) the historical financial statements and results of operations of the Acquired Resorts and (iii) the liquidity and capital resources of the Company after giving effect to the consummation of the Transactions. The Company was formed in June 1997 pursuant to the Formation. The historical financial statements of the Company for all periods ending prior to the Formation are the financial statements of ASC East. For periods ending subsequent to the Formation, the financial statements of the Company include the accounts of ASC East and the Company's other operations. The following discussion should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this Prospectus.

    The Company has, over the past several years, undertaken a strategy to differentiate its resorts from the competition by enhancing the quality and scope of on-mountain facilities and services, including (i) improving lifts, trail design, snowmaking, grooming and base facilities, (ii) increasing the on-mountain bed base and (iii) marketing these facilities and services aggressively, while maintaining ownership of all revenue sources connected with the resorts, including retail sales, food and beverage concessions, lodging and real estate development. This strategy has been coupled in the last three years with growth through acquisitions, as reflected in the acquisitions of the Attitash Bear Peak and Sugarbush resorts in 1994, the S-K-I Ltd. resorts in 1996 and the Steamboat and Heavenly ski resorts in November 1997, and subsequent or proposed capital expenditures at those resorts. See "Business--Existing Resorts" and "--Acquired Resorts." These efforts have resulted in significant growth both in revenues and profitability.

    Historically, both the Company and the Acquired Resorts have generated the vast majority of their revenues in the second and third quarters of their respective fiscal years, of which a significant portion is produced in two key weeks--the Christmas and Presidents' Day vacation weeks (during which approximately 23% of annual skier visits are generated). During the first and fourth fiscal quarters, the Company and the Acquired Resorts experience substantial reductions in utility expense due to the absence of snowmaking and lift operation, while making significant expenditures for off-season maintenance, expansion and capital improvement activities in preparation for the ensuing ski season.

    The Company does not anticipate any disruption in operations or material increases in operating expenses associated with year 2000 compliance with respect to its management information systems.

RESULTS OF OPERATIONS OF THE COMPANY

    The following table sets forth, for the periods indicated, certain operating data of the Company as a percentage of revenues.

                                                                                FISCAL YEAR ENDED
                                                                            -------------------------
                                                                             JULY      JULY     JULY
                                                                              30,      28,      27,
                                                                             1995      1996     1997
                                                                            -------   ------   ------
Revenues:
  Resort..................................................................   85.5%     86.5%    95.2%
  Real estate.............................................................   14.5      13.5      4.8
                                                                            -------   ------   ------
    Total revenues........................................................  100.0     100.0    100.0
                                                                            -------   ------   ------
Operating expenses:
  Cost of operations including wages, maintenance and supplies............   54.3      56.9     62.6
  Cost of real estate sold................................................    7.3       8.0      3.9
  Marketing, general and administrative...................................   17.2      15.4     14.9
  Depreciation and amortization...........................................    7.1       9.2     10.4
                                                                            -------   ------   ------
    Total operating expenses..............................................   85.9      89.5     91.8
                                                                            -------   ------   ------
Income from operations....................................................   14.1      10.5      8.2
Commitment fee............................................................     --       2.0       --
Interest expense..........................................................    4.0       6.4     13.5
                                                                            -------   ------   ------
Income (loss) before provision for income taxes and minority interest in
  loss of subsidiary......................................................   10.1       2.1     (5.3)
Provision (benefit) for income taxes......................................    0.7       5.3     (2.1)
                                                                            -------   ------   ------
Income (loss) before minority interest in loss of subsidiary..............    9.4      (3.2)    (3.2)
Minority interest in loss of subsidiary...................................     --       0.2      0.1
                                                                            -------   ------   ------
Net income (loss).........................................................    9.4%     (3.0)%   (3.1)%
                                                                            -------   ------   ------
                                                                            -------   ------   ------

FISCAL QUARTER ENDED OCTOBER 26, 1997 COMPARED TO FISCAL QUARTER ENDED OCTOBER
  27, 1996

    Resort revenues increased 17.2% from $11.7 million to $13.8 million. This increase resulted primarily from (i) a $1.2 million increase in retail sales from the purchase of two retail ski shop operations with locations in Vermont, New Hampshire, and Maine; (ii) a $.3 million increase from the operation of the Attitash/Bear Peak Grand Summit Hotel, completed April, 1997; and (iii) a $.6 million increase from the general operations of the Company.

    Real estate revenues decreased from $1.6 million to $.8 million. The decrease is attributable to the negative impact of timing differences in sales of Locke Mountain townhouses at Sunday River, offset by the positive impact of quartershare sales at the Attitash/Bear Peak Grand Summit Hotel.

    Cost of resort operations increased 18.5% from $15.0 million to $17.8 million. This increase resulted primarily from: (i) a $1.4 million increase in costs related to new retail operations, including costs associated with the start up of the new retail locations; (ii) $.4 million in costs related to the operation of the Attitash/Bear Peak Grand Summit Hotel; and (iii) $1.0 million increase due to the addition of Pico and The Canyons operations.

    Cost of real estate operations decreased 10% from $1.0 million to $.9 million. The decrease is primarily attributable to the difference in sales between the two periods and increased operational costs relating to the Company's hotel development activities during the first quarter of fiscal 1998 as the Company nears completion of three quartershare hotels.

    Marketing, general and administrative costs increased 42.8% from $4.8 million to $6.8 million. The primary reason for the increase was the establishment of the Company's corporate offices, increased costs associated with coordinating the activities of the various resorts and increased marketing costs associated with the new Edge program and direct to lift automated ticketing program.

    The Company recorded a compensation charge of $14.3 million in the first quarter attributable to stock options granted to certain key members of management. This charge reflects (i) the difference between the $2.00 exercise price and the $18.00 fair market value as of the date of grant of the Common Stock, and (ii) an accrual for payments to certain members of senior management to cover all individual Federal and State income tax liability generated upon exercise of the options.

FISCAL YEAR ENDED JULY 27, 1997 COMPARED TO FISCAL YEAR ENDED JULY 28, 1996

    Resort revenues in fiscal 1997 were $166.9 million, an increase of $103.4 million, or 162.8%, as compared to resort revenues of $63.5 million in fiscal 1996. This increase was due primarily to the addition of the S-K-I resorts in June 1996, which accounted for $106.6 million, which was offset by $4.0 million attributable to a decrease in revenues due to the divestiture of the Cranmore ski resort and an increase in resort revenues at the Company's other resorts.

    Revenues from real estate operations in fiscal 1997 were $8.5 million, a decrease of $1.4 million, or 14.1%, as compared to revenues from real estate operations of $9.9 million in fiscal 1996. This decrease was due primarily to all quartershare units at the Summit Hotel at Sunday River being fully sold by July 1996. The Company has completed construction of the Grand Summit Hotel at the Attitash Bear Peak ski resort and began closing on quartershare unit sales thereof at the Grand Summit Hotel on April 6, 1997. As of July 27, 1997 the Grand Summit at Attitash Bear Peak had $5.0 million in quartershare unit sales.

    Cost of resort operations in fiscal 1997 were $109.8 million, an increase of $68.0 million, or 162.7%, as compared to cost of resort operations of $41.8 million in fiscal 1996. This increase was due primarily to the addition of the S-K-I resorts.

    Cost of real estate operations in fiscal 1997 were $6.8 million, an increase of $1.0 million, or 17.2%, as compared to cost of real estate operations of $5.8 million in fiscal 1996. This increase was due to pre-construction activities on the hotel projects that began construction in the fourth quarter of the year ended July 27, 1997 and costs related to the sales of quartershares at the Grand Summit at Attitash Bear Peak.

    Marketing, general and administrative expenses in fiscal 1997 were $26.1 million, an increase of $14.8 million, or 131.0%, as compared to marketing, general and administrative expenses of $11.3 million in fiscal 1996. This increase was due to the addition of the S-K-I resorts, which account for an increase of $11.9 million. The remaining difference of $2.9 million is due to a decrease in expense of $0.5 million due to the divestiture of the Cranmore ski resort and an increase in expense of $3.4 million due to increased marketing activity at the pre-merger resorts.

    Depreciation and amortization expenses in fiscal 1997 were $18.3 million, an increase of $11.5 million, or 169.1%, as compared to depreciation and amortization expenses of $6.8 million in fiscal 1996. This increase was due primarily to the addition of the S-K-I resorts, which account for an increase of $9.8 million. The remainder of the increase results from capital improvements and the amortization of goodwill and prepaid loan fees that did not exist prior to the acquisition of the S-K-I resorts.

FISCAL YEAR ENDED JULY 28, 1996 COMPARED TO FISCAL YEAR ENDED JULY 30, 1995.

    Resort revenues in fiscal 1996 were $63.5 million, an increase of $16.7 million, or 35.7%, as compared to resort revenues of $46.8 million in fiscal 1995. This increase was due to (i) $4.1 million attributable to the acquisition of Mt. Cranmore in June 1995, (ii) an increase of approximately 20,000 skier visits, or approximately 11%, at Attitash Bear Peak, (iii) an increase of approximately 42,000 skier visits, or approximately 13%, at Sugarbush, (iv) an increase in lift ticket prices, resulting in an increase in revenues per skier visit from $41.89 in fiscal 1995 to $44.61 in fiscal 1996, (vi) an approximate 10% increase in season pass revenues, primarily due to the addition of a multi-resort season pass, and (vii) $2.8 million attributable to the inclusion of the S-K-I resorts for the final month of fiscal 1996.

    Real estate revenues in fiscal 1996 were $9.9 million, an increase of $2.0 million, or 25.3%, as compared to real estate revenues of $7.9 million in fiscal 1995. This increase was due to increased sales of quartershare units at the Summit Hotel at Sunday River and the sale of 16 additional townhouse units at Sunday River in fiscal 1996 compared to fiscal 1995, as well as higher average sales prices.

    Cost of operations in fiscal 1996 were $41.8 million, an increase of $12.1 million, or 40.7%, as compared to cost of operations of $29.7 million in fiscal 1995. This increase was due to (i) $1.5 million attributable to the acquisition of Mt. Cranmore, (ii) incremental costs resulting from the increased skier visits, (iii) operating costs resulting from the increased snowmaking and lift capacity and skiable terrain that resulted from the $22.2 million of capital expenditures during fiscal 1996 and (iv) $2.1 million attributable to the inclusion of the S-K-I resorts for the final month of fiscal 1996.

    Cost of real estate sold in fiscal 1996 was $5.8 million, an increase of $1.9 million, or 48.7%, as compared to cost of real estate sold of $3.9 million in fiscal 1995. This increase was due to the increased real estate sales volume.

    Marketing, general and administrative expense in fiscal 1996 were $11.3 million, an increase of $1.9 million, or 20.2%, as compared to marketing, general and administrative expenses of $9.4 million in fiscal 1995. This increase was due to (i) approximately $0.8 million attributable to the acquisition of Mt. Cranmore, (ii) an extensive marketing campaign following the significant improvements made at Sugarbush, (iii) expenses resulting from the acquisition of Mt. Cranmore and Sugarbush and (iv) $0.9 million attributable to the inclusion of the S-K-I resorts for the final month of fiscal 1996.

    Depreciation and amortization in fiscal 1996 were $6.8 million, an increase of $2.9 million, or 74.4%, as compared to depreciation and amortization of $3.9 million in fiscal 1995. This increase was due to depreciation resulting from (i) the $24 million capital program completed prior to the 1995-96 ski season, (ii) the acquisitions of Mt. Cranmore and Sugarbush and (iii) $0.9 million attributable to the inclusion of S-K-I resort for the final month of fiscal 1996.

    Interest expense in fiscal 1996 was $4.7 million, an increase of $2.5 million, or 113.6%, as compared to interest expenses of $2.2 million in fiscal 1995. This increase was due to (i) increased borrowings to support the Company's capital program, (ii) the acquisitions of Mt. Cranmore and Sugarbush and (iii) $0.2 million attributable to the inclusion of the S-K-I resorts for the final month of fiscal 1996.

    Income tax expense in fiscal 1996 was $3.9 million, an increase of $3.5 million, or 875.0%, as compared to income tax expenses of $0.4 million in fiscal 1995. The majority of the increase in the Company's provision for income taxes was attributable to the conversion of the former S corporations to C corporations, offset by an $0.8 million benefit due to inclusion of the S-K-I resorts for the final month of fiscal 1996.

RESULTS OF OPERATIONS OF THE ACQUIRED RESORTS

FISCAL QUARTER ENDED AUGUST 31, 1997 COMPARED TO FISCAL QUARTER ENDED AUGUST 31,
  1996

    Total revenues for the first quarter of fiscal 1998 were $4.9 million, a decrease of $0.5 million, or 9.3%, as compared to total revenues of $5.4 million for the first quarter of fiscal 1997. This decrease was attributable primarily to the lack of real estate sales in the first quarter of fiscal 1998 as compared to $1.2 million of real estate sales during the first quarter of fiscal 1997. The decrease was offset partially by an increase in summer revenue of $0.7 million, or 16.7%, in the first quarter of fiscal 1998 as compared to the first quarter of fiscal 1997.

    Cost of ski operations in the first quarter of fiscal 1998 were $4.2 million, an increase of $0.2 million, or 5.0%, as compared to cost of ski operations of $4.0 million for the first quarter of fiscal 1997. The increase was attributable primarily to higher variable costs associated with the increase in summer revenue at the Acquired Resorts.

    Retail, ski rental and other expenses for the first quarter of fiscal 1998 were $2.8 million, a decrease of $0.7 million, or 20.0%, as compared to retail, ski rental and other expenses of $3.5 million for the first quarter of fiscal 1997. The decrease was primarily attributable to the cost of real estate sold in the first quarter of fiscal 1997.

    Marketing, general, administrative and other costs in the first quarter of fiscal 1998 were $3.1 million, a decrease of $0.2 million, or 6.1%, as compared to marketing, general, administrative and other costs of $3.3 million for the first quarter of fiscal 1997. Included in these costs were fees accrued to affiliates of $0.5 million in both the first quarters of fiscal 1998 and 1997. The decrease was primarily due to $0.3 million of gains on the sale of certain assets in the first quarter of 1998.

FISCAL YEAR ENDED MAY 31, 1997 COMPARED TO FISCAL YEAR ENDED MAY 31, 1996

    Total revenues in fiscal 1997 were $89.1 million, an increase of $4.4 million, or 5.2%, as compared to total revenues of $84.7 million in fiscal 1996. This increase was attributable primarily to an 8.4% increase in skier visits at Steamboat, offset partially by a 3.1% decrease in skier visits at Heavenly. Access to the Heavenly ski area was impeded for a portion of the 1996-97 ski season due to the temporary closure of U.S. Highway 50, which leads into South Lake Tahoe. Average revenue per skier visit remained relatively constant in fiscal 1997 compared to fiscal 1996.

    Cost of ski operations in fiscal 1997 were $36.7 million, an increase of $2.7 million, or 7.9%, as compared to cost of ski operations of $34.0 million in fiscal 1996. This increase was attributable primarily to higher variable costs associated with the increase in skier visits at Steamboat, in addition to higher snowgrooming and vehicle maintenance expenses at Heavenly. As a percentage of ski revenues, cost of ski operations increased to 54% in fiscal 1997 from 52% in fiscal 1996.

    Retail and ski rental expenses in fiscal 1997 were $8.7 million, an increase of $0.1 million, or 1.2%, as compared to retail and ski rental expenses of $8.6 million in fiscal 1996. Retail and ski rental expenses represented 73.3% of related revenues in fiscal 1997 as compared to 76% in fiscal 1996.

    Marketing, general and administrative costs in fiscal 1997 were $17.2 million, an increase of $0.7 million, or 4.2%, as compared to general, administrative and marketing costs of $16.5 million in fiscal 1996. Included in this expense item were fees paid to Kamori of $3.4 million in fiscal 1997 and $3.3 million in fiscal 1996. Marketing, general and administrative expense was 19.3% of revenue in fiscal 1997 as compared to 19.6% in fiscal 1996.

    Interest expense in fiscal 1997 was $10.7 million, a decrease of $1.2 million, or 10.1%, as compared to interest expense of $11.9 million in fiscal 1996. This decrease was attributable primarily to lower long-term debt balances due to principal payments and decreases in the average balances of seasonal borrowings.

    Net loss in fiscal 1997 was $3.4 million, a decrease of $1.1 million, or 24.4%, as compared to net loss of $4.5 million in fiscal 1996. This decrease was attributable primarily to the decrease in interest expense of $1.2 million discussed above.

FISCAL YEAR ENDED MAY 31, 1996 COMPARED TO FISCAL YEAR ENDED MAY 31, 1995

    Total revenues in fiscal 1996 were $84.7 million, a decrease of $3.9 million, or 4.4%, as compared to total revenues of $88.6 million in fiscal 1995. The decrease was attributable to a 15.3% decrease in skier visits at Heavenly, which was caused by a year of drought in the Pacific West in fiscal 1996 following the record snowfall experienced at the resort in fiscal 1995.

    Cost of ski operations in fiscal 1996, were $34.0 million, a decrease of $0.7 million, or 2%, as compared to cost of ski operations of $34.7 million in fiscal 1995. This decrease resulted from cost saving measures implemented at Heavenly to account for the decrease in skier visits. As a percentage of ski revenues, cost of ski operations increased to 52.4% in fiscal 1996 from 51.1% in fiscal 1995.

    Retail and ski rental expenses in fiscal 1996 were $8.6 million, a decrease of $0.2 million, or 2.3%, as compared to retail and ski rental expenses of $8.8 million in fiscal 1995. Retail and ski rental expenses represented 76.0% of related revenues in fiscal 1996 as compared to 74.0% in fiscal 1995.

    Marketing, general and administrative costs in fiscal 1996 were $16.6 million, as compared to marketing, general and administrative costs of $17.1 million in fiscal 1995. Included in these costs were $3.3 million and $3.3 million in fiscal 1996 and fiscal 1995, respectively, of management and other fees paid to Kamori.

    Interest expense remained approximately the same in fiscal 1996 at $12.0 million, as compared to interest expense in fiscal 1995.

    Net loss in fiscal 1996 was $4.5 million, an increase of $0.6 million, or 15.4%, as compared to net loss of $3.9 million in fiscal 1995. This increase was attributable primarily to the decrease in skier visits at Heavenly, as discussed above, offset by an income tax benefit recorded in fiscal 1996 compared to an income tax provision recorded in fiscal 1995.

SELECTED QUARTERLY OPERATING RESULTS

    The following table presents certain unaudited quarterly financial information of the Company for the nine quarters ended October 26, 1997. In the opinion of the Company's management, this information has been prepared on the same basis as the Consolidated Financial Statements appearing elsewhere in this Prospectus and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial results set forth herein. Results of operations for any previous quarters are not necessarily indicative of results for any future period.

                                                                          FISCAL QUARTER ENDED

                                             OCT. 28,    JAN. 28,     APR. 28,    JULY 28,   OCT. 27,   JAN. 26,   APR. 27,
                                               1995        1996         1996        1996       1996       1997       1997
                                             ---------  -----------  -----------  ---------  ---------  ---------  ---------

                                                                             (IN THOUSANDS)
Revenues:
  Resort...................................  $   4,490   $  26,451    $  26,342   $   6,206  $  11,728  $  59,418  $  81,673
  Real estate..............................        387       4,307        4,788         451      1,569      1,740      2,674
                                             ---------  -----------  -----------  ---------  ---------  ---------  ---------
Total revenues.............................      4,877      30,758       31,130       6,657     13,297     61,158     84,347
                                             ---------  -----------  -----------  ---------  ---------  ---------  ---------

Operating expenses:
  Cost of resort operations................      5,576      18,221        8,864       9,138     15,034     38,995     37,981
  Cost of real estate sold.................         --          --        4,806       1,038      1,032        935      2,167
  Marketing, general and administrative....      2,537       2,927        4,919         906      4,792      7,709      9,097
  Stock compensation charge................         --          --           --          --         --         --         --
  Depreciation and amortization............        327       2,500        2,788       1,168      1,527      7,345      8,074
                                             ---------  -----------  -----------  ---------  ---------  ---------  ---------
Total operating expenses...................      8,440      23,648       21,377      12,250     22,385     54,984     57,319
                                             ---------  -----------  -----------  ---------  ---------  ---------  ---------

Income (loss) from operations..............  $  (3,563)  $   7,110    $   9,753   $  (5,593) $  (9,088) $   6,174  $  27,028
                                             ---------  -----------  -----------  ---------  ---------  ---------  ---------
                                             ---------  -----------  -----------  ---------  ---------  ---------  ---------


                                             JUL. 27,   OCT. 26,
                                               1997       1997
                                             ---------  ---------

Revenues:
  Resort...................................  $  14,104  $  13,811
  Real estate..............................      2,485        810
                                             ---------  ---------
Total revenues.............................     16,589     14,621
                                             ---------  ---------
Operating expenses:
  Cost of resort operations................     17,764     17,808
  Cost of real estate sold.................      2,679        925
  Marketing, general and administrative....      4,528      6,845
  Stock compensation charge................         --     14,254
  Depreciation and amortization............      1,347      1,506
                                             ---------  ---------
Total operating expenses...................     26,318     41,338
                                             ---------  ---------
Income (loss) from operations..............  $  (9,729) $ (26,717)
                                             ---------  ---------
                                             ---------  ---------

    The business of the Company is highly seasonal, with the vast majority of its annual revenues historically being generated in the second and third fiscal quarters, of which a significant portion is produced in two key weeks--the Christmas and Presidents' Day vacation weeks, during which over 23% of annual skier visits are realized. Cash flow from operations in the first and fourth quarters of the year typically will not be sufficient to cover fixed charges in such quarters. See "Risk Factors--Seasonality; Fluctuations in Operating Results; Dependence on Weather Conditions."

LIQUIDITY AND CAPITAL RESOURCES

    Following the Transactions, the Company's primary liquidity needs will be to fund capital expenditures, service indebtedness and support seasonal working capital requirements. In connection with the Transactions, the Company entered into the New Credit Facility to obtain financing in an aggregate principal amount of up to $215 million. See "Description of Certain Indebtedness--The New Credit Facility." The New Credit Facility is comprised of a combination of term loan facilities and revolving loan facilities, of which approximately $75 million (up to $65 million of which became available upon consummation of the Offering) is available to ASC East and its subsidiaries and $140 million will be made available to the Company (excluding ASC East and its subsidiaries). The Company's primary sources of liquidity will be cash flow from operations of its subsidiaries and borrowings under the New Credit Facility, under which approximately $40.1 million is available for future borrowing after consummation of the Transactions, subject to compliance by the Company with the provisions thereof, together with the unexpended proceeds of the Offering (approximately $15 million at January 23, 1998). Real estate development activities will be funded separately through construction financing facilities established for each major real estate development project. The 12% Note Indenture contains restrictive covenants that, among other things, impose limitations on ASC East and its subsidiaries' ability to pay dividends or make other distributions to the Company. ASC East is currently prohibited from paying dividends or other distributions to the Company under these provisions. See "Risk Factors--Dependence on Highly Leveraged and Restricted Subsidiaries" and "Description of Certain Indebtedness." The Company expects to amend these covenants prior to the end of fiscal 1998 to allow more flexibility in cash distribution to the Company from ASC East. The means of effecting that change have not yet been determined. The covenants cannot be changed without consent of the holders of a majority in principal amount of the 12% Notes. There can be no assurance, however, that this consent will be obtained. The Company intends to use borrowings under the New Credit Facility to meet seasonal fluctuations in working capital requirements, primarily related to off-season operations and maintenance activities in the Company's first and fourth fiscal quarters, buildup of retail and other inventories prior to the start of the skiing season, and to fund on-mountain capital expenditures.

    During the quarter ended October 26, 1997, cash used in operating activities was $71.8 million, including $21.9 million of expenditures in connection with the development of real estate for resale (much of which is expected to be completed and available for sale in fiscal 1998), an $11 million deposit paid in connection with the acquisition of the Acquired Resorts, and operating losses of $20.4 million, compared to $2.3 million of cash provided from operating activities during the quarter ended October 27, 1996, during which no such expenditures in connection with the development of real estate for resale were incurred and operating losses totalled $10.3 million. In fiscal 1997, cash provided from operating activities of $6.8 million was attributable primarily to net losses of $5.5 million, offset primarily by depreciation and amortization of $18.3 million, non-cash interest of $3.3 million, release of escrowed funds of $12.6 million and an increase in accounts payable and other current liabilities of $6.8 million. Such cash flows from operating activities were reduced by a net investment of approximately $22.0 million in real estate developed for resale, much of which is expected to be completed and available for sale in fiscal 1998. In fiscal 1996, cash provided by operating activities of $7.5 million was attributable to a net loss of $2.2 million plus depreciation and amortization of $6.8 million, the addback of a $5.6 million non-cash tax charge related to the conversion from S corporation status to C corporation status, reduced by a reduction in accounts payable and other accrued liabilities of approximately $3.6 million. In fiscal 1995, cash flow from operating activities of $12.6 million was generated by net income of $5.1 million plus depreciation and amortization of $3.9 million and a $2.5 million increase in accounts payable and other accrued liabilities.

    In the quarter ended October 26, 1997, the Company's cash used in investing activities was $19 million, consisting of capital expenditures, compared to $13.6 million in cash used in investing activities in the quarter ended October 27, 1996, which consisted of $7.3 million of capital expenditures, $3.3 million expended to acquire the Pico ski resort adjacent to the Killington ski resort, and $2.5 million for the acquisition of real estate for development and resale. See "Business--Operating Strategy" and "-- Resorts." Over the last three full fiscal years, the Company's cash flows from investing activities have consisted primarily of payments for acquisitions, capital expenditures and proceeds from the sale of businesses. In fiscal 1997, the Company's net investments were $14.1 million, consisting primarily of purchases of businesses of $7.0 million and capital expenditures of $23.3 million, net of $14.4 million of proceeds from the sale of businesses and property and equipment. In fiscal 1996, the Company invested an aggregate of $122.6 million including $97.1 million to acquire businesses and $25.1 million of capital expenditures. In fiscal 1995, the Company invested $13.8 million, including $1.8 million of acquisitions and $12.0 million of capital expenditures.

    The Company generated $51.5 million from financing activities in the quarter ended October 26, 1997, consisting primarily of the long-term debt component of The Canyons Securities and the Construction Loan Facility (see "Description of Certain Indebtedness"). The Company generated cash from financing activities of $19.7 million in fiscal 1997, consisting primarily of net receipts under borrowing agreements and $16.4 million of net proceeds from the issuance of Series A Exchangeable Preferred Stock. In fiscal 1996, cash provided by financing activities of $116.9 million included $121.1 million of net proceeds from issuance of long-term subordinated notes and debentures and $17.1 million of net revolving loan borrowings, less $8.5 million of deferred financing costs, $13.6 million of payments on long-term debt and a $3.2 million shareholder distribution. In fiscal 1995, cash provided by financing activities of $2.4 million included $4.0 million of increases under lines of credit and revolving credit loans, net of repayments of long-term debt of $0.8 million and a $0.9 million shareholder distribution.

    The Acquired Resorts' capital expenditures for the fiscal 1997 were $5.3 million. The Company's 1997 summer capital improvement expenditures for on-mountain improvements at the Existing Resorts and the Acquired Resorts totalled over $59 million. See "Business--Operating Strategy." The Company expects its 1998 summer capital improvement budget for on-mountain improvements at the Existing Resorts and the Acquired Resorts to be between $50 million and $60 million. Management funded these capital expenditures from proceeds of the Canyons Securities, borrowings under the New Credit Facility and cash provided by operations.

    The Canyons resort in Utah represents the Company's largest long-term capital need. That resort will require an estimated $40 million over the next four years to fully develop on-mountain facilities in time for the 2002 Winter Olympic Games. The investment required at each of the Company's other resorts varies depending upon the age and condition of its facilities. With the exception of Killington and Mount Snow, the New England resorts will generally require less investment due to the investments already made at those resorts over the last several years. Killington, Mount Snow and the western resorts will require higher levels of investment over the next several years to realize their full potential.

    Management also plans to undertake hotel and condominium development and construction activities in fiscal 1998 at The Canyons, Sunday River, Killington, Mount Snow/Haystack, Steamboat, Sugarbush and Sugarloaf (see "Business--Real Estate Development"), incurring total estimated costs of approximately $100 million. It is expected that these activities will be conducted through special purpose subsidiaries with limited guarantees of associated indebtedness being provided by the Company, to the extent permitted by the New Credit Facility and the 12% Note Indenture. Construction of existing Grand Summit Hotel projects is financed through an independent construction loan facility in an aggregate principal amount of up to $55 million, with recourse limited to the real estate development subsidiaries. The facility is a customary construction lending facility allowing for periodic draw down as construction progresses. Each advance is subject to certain conditions, including obtaining certain levels of preconstruction sales. The loan is secured by first mortgages on the Grand Summit properties. Principal is repaid from 80% to 85% of the proceeds generated by quartershare sales. The construction facility matures December, 2000. This facility, together with funds invested by the Company, will be sufficient to fund the Grand Summit projects scheduled for completion for the 1997-1998 ski season. The Company's ability to guarantee the obligations of unrestricted real estate development subsidiaries is limited under the New Credit Facility to an aggregate amount of $25 million of indebtedness. The Company's historical real estate development practices generally have required pre-construction sales (evidenced by executed purchase agreements and security deposits from purchasers of 5% of the total purchase price) equal to approximately 35% of total projected construction costs, in order for the project to proceed. These restrictions are also placed upon ASC East and its subsidiaries by the 12% Note Indenture. Liquidity may also be affected by the debt service requirements associated with such borrowings, as well as any required equity investments by the Company in such entities.

    The Company intends to continue real estate development at its eastern resorts, and initiate real estate development projects at its western resorts during summer 1998. Real estate development at the Company's western resorts is not currently funded and will require construction financing in order to proceed. It is anticipated that construction financing for development of the Company's western resorts will be arranged on a limited recourse basis similar to the Company's existing real estate development facilities; however, no commitments are currently in place for the necessary facilities.

    Management believes that there is a considerable degree of flexibility in the timing (and, to a lesser degree, the scope) of its capital expenditure program, and even greater flexibility as to its real estate development objectives. While the Company's capital expenditure program is regarded by management as important, both as to timing and scope, additional or subsequent capital spending can be deferred, in some instances for substantial periods of time, in order to address cash flow or other constraints. However, management believes that, in light of current competitive conditions in the ski industry, such initiatives cannot be deferred indefinitely or even for extended periods without adverse effects on skier visits, revenues and profitability. With respect to the Company's proposed real estate development program, management believes that such efforts will enhance ski revenues and will contribute independently to earnings, as has been the case historically at the Company's resorts. Nonetheless, existing lodging facilities in the vicinity of each resort are believed to be adequate to support current skier volumes, and a deferral or curtailment of these development efforts, unlike the capital expenditure program, is not regarded by management as likely to result in substantial decreases in skier visits, revenues or profitability.

    The Company's liquidity also will be affected by the indebtedness which will be outstanding following the Transactions, including the indebtedness evidenced by the 12% Note Indenture and the New Credit Facility. Such indebtedness requires cash for debt service and imposes various restrictions on additional indebtedness, capital expenditures, creation of liens, sales of assets, permitted investments and mergers or other business reorganizations. See "Description of Certain Indebtedness."

    Management believes that the Company's cash flow from operations, combined with borrowings available under the New Credit Facility and additional borrowings to the extent permitted under the New Credit Facility and the 12%
Note Indenture, together with the unexpended proceeds of the Offering and approximately $13.5 million in proceeds from the sale of non-ski related assets will be sufficient to enable the Company to meet all of its cash requirements for the foreseeable future. The Company expects that independent financing facilities must be established to carry out its real estate development strategy. See "Risk Factors--Substantial Leverage and Financial Risks," "--Real Estate Development" and "--Growth Through Resort Expansion."

                                    BUSINESS

THE COMPANY

    The Company is the largest operator of alpine resorts in the United States. The Company owns and operates nine ski resorts, including two of the five largest resorts in the United States based on 1996-97 skier visits, with at least one resort in each major skiing market. These nine resorts generated approximately 4.9 million skier visits, representing approximately 9.4% of total skier visits in United States during the 1996-97 ski season. The Company's existing resorts include Sunday River and Sugarloaf in Maine; Attitash Bear Peak in New Hampshire; Killington, Mount Snow/Haystack and Sugarbush in Vermont; and The Canyons, adjacent to Park City, Utah. On November 12, 1997 the Company acquired (i) the Steamboat ski resort and 168 acres of land held for development in Steamboat Springs, Colorado and (ii) the Heavenly ski resort near Lake Tahoe, California. On January 23, 1998, the Company acquired all of the issued and outstanding shares of Blunder Bay Development Corporation, a Maine corporation. After giving pro forma effect to the Transactions, the Company's total revenues, EBITDA and net loss to common shareholders for fiscal 1997 would have been approximately $261.9 million, $57.8 million and $5.5 million, respectively.

    The Existing and Acquired Resorts include several of the top resorts in the United States, including: (i) Steamboat, the number two overall ski resort in the United States (number three in North America) as ranked in the September 1997 SNOW COUNTRY magazine survey and the fourth largest ski resort in the United States with over 1.1 million skier visits in the 1996-97 ski season; (ii) Killington, the fifth largest resort in the United States with over 1.0 million skier visits in the 1996-97 ski season; (iii) the three largest resorts in the Northeast (Killington, Sunday River and Mount Snow/Haystack) in the 1996-97 ski season; (iv) Heavenly, the second largest resort in the Pacific West Region and the 11th largest resort in the United States with approximately 700,000 skier visits in the 1996-97 ski season; and (v) Sugarloaf, the number one resort in the Northeast according to the September 1997 SNOW COUNTRY magazine survey.

    In addition to operating alpine resorts, the Company develops mountainside real estate which complements the expansion of its on-mountain operations. The Company has created a unique interval ownership product, the Grand Summit Hotel, in which individuals purchase quartershare interval interests while the Company retains ownership of core hotel and commercial properties. The initial sale of quartershare units typically generates a high profit margin, and the Company derives a continuing revenue stream from operating the hotel's retail, restaurant and conference facilities and from renting quartershare interval interests when not in use by their owners. The Company also develops alpine villages at prime locations within certain of its resorts designed to fit each resort's individual characteristics. The Company's real estate development strategy was developed and implemented at the Sunday River resort, where over 1,350 units of residential real estate (including condominiums, townhouses and quartershares) have been developed and sold since 1983. New Grand Summit Hotels were recently completed at Attitash Bear Peak and Sunday River. One Grand Summit Hotel is currently under construction at each of Killington and Mount Snow/Haystack with opening scheduled for February, 1998. A hotel at Sugarbush is near completion of the permitting process. These hotels will have an aggregate of approximately 2,500 units. As of January 18, 1998, the Attitash Grand Summit Hotel had closed $1,284,300 in sales (26 units) in fiscal 1998, with an additional $625,100 in purchase and sales contracts pending. The Sunday River, Jordan Bowl Grand Summit Hotel had closed $6,321,700 in sales (126 units) in fiscal 98 with $2,300,300 in pending purchase and sales contracts, as of January 18, 1998. Mount Snow and Killington Grand Summit Hotels had $11,893,500 (207 units) and $17,971,800 (295 units), respectively, in purchase and sales contracts pending, as of January 18, 1998. New Grand Summit Hotels are in the planning stage at The Canyons and Steamboat. In addition, the Company has over 7,000 acres of real estate available for future development at its resorts, providing the capacity to support over 30,000 residential units during the next 15 to 20 years. The Company also operates golf courses at its resorts and conducts other off-season activities, which accounted for approximately 11% of the Company's resort revenues for fiscal 1997.

    The Company's primary strength is its ability to improve resort operations by integrating investments in on-mountain capital improvements with the development of mountainside real estate. Since 1994, the Company has increased skier visits by 10.0% in the aggregate for the three resorts that it has owned for multiple seasons. In addition, the Company has increased its market share of skier visits in the northeastern United States from approximately 21.8% in the 1995-96 ski season to approximately 24.4% in the 1996-97 ski season (after giving pro forma effect to its acquisition of the Killington, Mount Snow/ Haystack and Sugarloaf ski resorts as if such acquisitions had occurred on July 30, 1995). Management believes that the Acquired Resorts will provide the Company with several significant operating benefits, including: (i) enhanced cross-marketing of its resorts on a national basis; (ii) purchasing and other economies of scale; and (iii) implementation of the Company's operating strategies across a more diversified resort base.

    Set forth below is an organizational chart of the Company and its material operating subsidiaries and the principal assets owned (giving effect to the Acquisition) by each such entity:

                                [CHART]

ALPINE RESORT INDUSTRY

    There are approximately 750 ski areas in North America. In the United States, approximately 507 ski areas generated over 52 million skier visits during the 1996-97 ski season. Since 1985, the ski resort industry has undergone a period of consolidation and attrition resulting in a significant decline in the total number of ski areas in North America. The number of ski resorts in the United States has declined from approximately 735 in 1983 to approximately 507 in 1997, although the number of skier visits has remained relatively flat. Despite the recent consolidation trend overall, ownership of the smaller regional ski resorts remains highly fragmented. The Company believes that technological advances and rising infrastructure costs are the primary reasons for the ski resort industry consolidation, and that further consolidation is likely as smaller regional resorts are acquired by larger resort operators with more sophisticated management capabilities and increased availability of capital. In addition, the ski resort industry is characterized by significant barriers to entry because the number of attractive sites is limited, the costs of resort development are high, and environmental regulations impose significant restrictions on new development.

    The following chart shows a comparison of the industry-wide skier visits compared to the Company's skier visits in the U.S. regional ski markets during the 1996-97 ski season:

                                      PERCENTAGE  SKIER
                             1996-97    OF        VISITS
                             TOTAL     TOTAL       AT       COMPANY
                             SKIER     SKIER      COMPANY   MARKET
     GEOGRAPHIC REGION       VISITS*  VISITS      RESORTS    SHARE              COMPANY RESORTS
---------------------------  ------   -------     -----     -------   -----------------------------------
                                   (SKIER VISITS IN MILLIONS)
Northeast..................   12.4      23.7%      3.0        24.2%   Killington, Sunday River,
                                                                      Mount Snow/Haystack, Sugarloaf,
                                                                      Sugarbush, Attitash Bear Peak
Southeast..................    4.2       8.0       --         --                      --
Midwest....................    7.1      13.5       --         --                      --
Rocky Mountain.............   18.9      36.1       1.2         6.3    The Canyons, Steamboat
Pacific West...............    9.8      18.7       0.7         7.1    Heavenly
                             ------   -------     -----     -------
  U.S. Overall.............   52.4     100.0%      4.9         9.4%
                             ------   -------     -----     -------
                             ------   -------     -----     -------

------------------------

(*) Source: Kottke National End of Season Survey 1996/97 Final Report.

    United States ski resorts range from small operations which cater primarily to day skiers from nearby population centers to larger resorts which attract both day skiers and destination resort guests. Management believes that day skiers focus primarily on the quality of the skier experience and travel time, while destination travelers are attracted to the number and type of amenities available and activities offered, as well as the perceived overall quality of the vacation experience. Destination guests generate significantly higher resort operating revenue per skier day than day skiers because of their additional spending on lodging, food and other retail items over a multiple-day period.

    Since 1985, the total number of skier visits has been relatively flat. However, according to the National Ski Area Association, the number of skier visits represented by snowboarders in the United States has increased from approximately 6.4 million in the 1994-95 ski season to approximately 9.3 million in the 1996-97 ski season, an increase of approximately 45.3%. Management believes that snowboarding will continue to be an important source of lift ticket, skier development, retail and rental revenue growth for the Company.

    The Company believes that it is well-positioned to capitalize on certain favorable recent trends and developments affecting the alpine resort industry in the United States, including: (i) the 66.7 million members of the "baby boom" generation that are now approaching the 40 to 59 year age group where discretionary income, personal wealth and pursuit of leisure activities are maximized (this group is estimated to grow by 16.7% over the next 23 years);
(ii) the "echo boom" generation (children of baby boomers) is emerging as a significant economic force as they begin to enter the prime entry age for skiing, snowboarding and other "on-snow" sports; (iii) advances in ski equipment technology such as development of parabolic skis which facilitate learning and make the sport easier to enjoy; (iv) the continued growth of snowboarding as a significant and enduring segment of the industry, which is increasing youth participation in alpine sports; and (v) a greater focus on leisure and fitness. There can be no assurance, however, that such trends and developments will continue to have a favorable impact on the ski industry.

OPERATING STRATEGY

    The Company believes that the following key operating strategies will allow it to increase revenues and profitability by capitalizing on its position as a leading mountain resort operator and real estate developer.

    High Impact Capital Improvements

    The Company attracts skiers to its resorts by creating a superior skiing experience through high impact capital investments in on-mountain facilities. The Company focuses its investments on increasing lift capacity, expanding skiable terrain and snowmaking coverage, and developing other exciting alpine attractions. For example, during the last two years the Company has (i) created diverse skiing experiences such as the Oz bowl and the Jordan Bowl at Sunday River, (ii) developed above tree-line snowfields at Sugarloaf, (iii) installed heated eight-passenger high speed gondolas at Killington and The Canyons and
(iv) built one of the longest and fastest chairlifts in the world, which interconnects Sugarbush's North and South mountains. Since 1994, when the Company began implementing its acquisition strategy, the Company has significantly increased lift capacity, skiable terrain and snowmaking coverage at its resorts. The 1997 summer capital improvement budget for on-mountain improvements totaled over $59 million, approximately $16.3 million of which was invested at The Canyons and approximately $7.0 million of which was invested at the Acquired Resorts.

    Integration of Investments in Resort Infrastructure and Real Estate

    The Company develops mountainside real estate that complements its investments in ski operations to enhance the overall attractiveness of its resorts as vacation destinations. Management believes that this integrated approach results in growth in overall skier visits, including multi-day visits, while generating significant revenues from real estate sales and lodging. Investment typically begins with on-mountain capital improvements such as the creation of new lifts, trails, expanded snowmaking capability, additional restaurants and improved ski schools. As resort attendance increases, the Company develops mountainside real estate to provide accommodations for the increased number of resort guests. The Company carefully manages the type and timing of real estate development to achieve capital appreciation and high occupancy of accommodations. The Company's integrated investment strategy was developed and refined at its Sunday River resort, where it has sold over 1,350 units of residential real estate since 1983. During the same period, annual skier visits at Sunday River increased from approximately 50,000 to over 550,000, representing an approximate 18% compound annual growth rate.

    Mountainside Real Estate Development

    The Company's real estate development strategy is designed to capitalize on the 7,000 acres of developable land it controls at or near its resorts and its 15 years of experience in real estate development. Including the Acquired Resorts, the Company owns or has rights to land providing the capacity to develop over 30,000 residential units.

    The Company's resort real estate development strategy is comprised of three distinct components (i) Grand Summit quartershare hotels, (ii) alpine village development and (iii) discrete resort-specific projects. Residential units in Grand Summit Hotels are sold in quartershare interval interests that allow each of four quartershare unit owners to use the unit for 13 weeks divided evenly over the year. The core commercial areas in the hotels are retained and operated by the Company and include a lobby area, a sports club, retail shops, restaurants and banquet and conference facilities. Unit owners may use the unit during their allotted weeks or make the unit available for rental by the Company under a management agreement that allows the Company to retain up to 45% of rental revenues. In addition to its Grand Summit Hotels, the Company has identified several areas for development of alpine villages unique to their resort locations that consist of carefully planned communities integrated with condominiums, luxury townhouses, single family luxury dwellings or lots and commercial properties. Each of the Company's resorts also has the potential for additional real estate development involving discrete projects tailored to the characteristics of the particular resort.

    Increase Revenues Per Skier

    The Company seeks to increase revenues per skier by managing ticket yields and expanding revenue sources at each resort. Management seeks to increase non-lift ticket revenue sources by increasing point-of-sale locations and sales volume through retail stores, food and beverage services, equipment rentals, skier development, lodging and property management. In addition, management believes that aggressive cross-selling of products and programs (such as the Company's frequent skier and multi-resort programs) to resort guests increases resort revenues and profitability. The Company believes it can increase ticket yields by managing ticket discounts, closely aligning ticket programs to specific market segments, offering multi-resort ticket products and introducing a variety of programs that offer packages which include tickets with lodging and other services available at its resorts. During the 1996-97 ski season, the Company increased its average yield per skier visit by approximately 2.9% as compared to the 1995-96 ski season. The Company intends to further increase revenues by implementing a property management program at the Acquired Resorts. In addition to its on-mountain activities, the Company is expanding its retail operations by establishing retail stores in strategic high traffic and recognized retail districts such as Freeport, Maine; North Conway, New Hampshire; and South Lake Tahoe, Nevada, thereby strengthening the name and image of the Company and its resorts.

    Innovative Marketing Programs

    The Company's marketing programs are designed to (i) establish a nationally recognized high quality name and image, while promoting the unique characteristics of its individual resorts, (ii) capitalize on cross-selling opportunities and (iii) enhance customer loyalty. The Company engages in joint marketing programs with nationally recognized commercial partners such as Mobil, Budweiser, Pepsi/Mountain Dew, Visa, FILA and Rossignol. Management believes these joint marketing programs create a high quality image and a strong market presence on a regional and national basis. In addition, the Company utilizes loyalty based incentive programs such as the Edge Card, a private label frequent skier program in which participants receive credits towards lift tickets and other products.

    The Company utilizes a variety of marketing media including direct mail, television and the Internet. Direct mail marketing efforts include the Company's "SNO" and "EDGE" magazines, which target specific age groups and currently have a circulation of over 300,000 copies per issue. Television marketing efforts include targeted commercials and programming such as the MTV Winter Lodge, which is hosted by MTV and targets teens and young adults. Internet marketing efforts include a Company sponsored website at www.peaks.com featuring photographs and detailed information about the Company's resorts and current skiing conditions. The Company's aggregate marketing budget for fiscal 1998 is approximately $28 million, including the value of contributions from strategic commercial marketing partners.

    Capitalize on a Multi-Resort Network

    The Company's network of resorts provides both geographic diversity and significant operating benefits. The Company believes its geographic diversity
(i) reduces the risks associated with unfavorable weather conditions, (ii) insulates the Company from economic slowdowns in any particular region, (iii) increases the accessibility and visibility of the Company's network of resorts to the overall North American skier population and (iv) enables the Company to offer a wide range of mountain vacation alternatives.

    The Company believes that its ownership of multiple resorts also provides the opportunity to (i) create the industry's largest cross-marketing program,
(ii) achieve efficiencies and economies of scale in purchasing goods and services, (iii) strengthen the distribution network of travel agents and tour operators by offering a range of mountain resort alternatives, consistent service quality, convenient travel booking and incentive packages, (iv) establish performance benchmarks for operations across all of the Company's resorts, (v) utilize specialized individuals and cross-resort teams at the corporate level as resources for the entire Company and (vi) develop and implement consumer statistical and usage information and technology systems for application across all of the Company's resorts.

    Growth through Acquisitions

    Since fiscal 1994, the Company has achieved substantial growth in its business through acquisitions. The Company intends to consider future acquisitions of large well-established destination resorts as well as smaller "feeder" resorts. The Company focuses on acquiring larger resorts where it believes it can improve profitability by implementing the Company's integrated real estate development and on-mountain capital improvement strategy. The Company also believes that by acquiring smaller regional resorts which have a strong local following it can capitalize on a broader customer base to cross-market its major destination resorts. The acquisition of less developed resorts may also offer opportunities for expansion. The Company, however, is effectively prohibited from acquiring additional resorts in New England as a result of antitrust concerns.

    Historically, the Company has financed resort acquisitions through private and public offerings of debt securities. The Company expects to finance future acquisitions through a combination of internally generated funds, bank borrowings and public offerings or private placements of equity and/or debt securities. Following the Transactions, the Company will be highly leveraged. See "Risk Factors-- Substantial Leverage and Financial Risks," "--Growth Through Acquisitions; Integration of Acquired Resorts; Ability to Finance Acquisitions" and "Description of Certain Indebtedness--The New Credit Facility."

    Expand Golf and Convention Business

    The Company is one of the largest owners and operators of resort golf courses in New England and seeks to capitalize on this status to increase off-season revenues. Sugarloaf, Killington, Mount Snow and Sugarbush all operate championship resort golf courses. The Sugarloaf course, designed by Robert Trent Jones Jr., is rated as one of the top 25 upscale courses in the country according to the May 1996 GOLF DIGEST magazine survey and one of the top 25 public courses according to the May 1996 GOLF magazine survey. In addition, a championship course designed by Robert Trent Jones, Jr. is currently under construction at Sunday River. The Company also operates eight golf schools at locations along the east coast from Florida to Maine. The Company's golf program and other recreational activities draw off-season visitors to the Company's resorts and support the Company's growing off-season convention business, as well as its real estate development operations.

RESORTS

    The following table summarizes certain key statistics of the Company's resorts after giving effect to the Company's summer 1997 capital improvement program:

                                                                                    SNOWMAKING          1996-97
                                          SKIABLE   VERTICAL             TOTAL      COVERAGE             SKIER
                                          TERRAIN    DROP                LIFTS       (% OF      SKI     VISITS
RESORT (YEAR ACQUIRED)                    (ACRES)   (FEET)    TRAILS   (HIGH-SPEED)  ACRES)    LODGES   (000S)
----------------------------------------  -------   -------   ------   ----------   --------   -----   ---------
Killington (1996).......................    1,200    3,150       212        33(6)      59.8%      8       1,000
Sunday River (1980).....................      654    2,340       126        17(4)      93.3       4         557
Mount Snow/Haystack (1996)..............      762    1,700       134        25(3)      66.0       5         560
Sugarloaf (1996)........................    1,400    2,820       110        14(2)      35.0       1         336
Sugarbush (1995)........................      432    2,650       112        18(4)      66.1       5         362
Attitash Bear Peak (1994)...............      273    1,750        60        11(1)      89.7       2         210
The Canyons (1997)......................    2,200    2,580        63         9(4)       5.0       2         100
Steamboat (1997)........................    1,879    3,668       135        21(4)      13.6       4       1,103
Heavenly (1997).........................    4,800    3,500        82        27(5)       5.7       7         693
                                          -------             ------   ----------              -----   ---------
    Total...............................   13,600              1,034      175(33)                38       4,921
                                          -------             ------   ----------              -----   ---------
                                                              ------   ----------              -----   ---------

    Since acquiring each of the Existing Resorts, the Company has committed its resources to create a superior skiing experience by increasing lift capacity, skiable terrain and snowmaking coverage. The following chart shows the percentage increase in lift capacity, skiable terrain and snowmaking coverage since the date of acquisition of each resort after giving effect to the Company's summer 1997 capital improvement program:

                                                                  % INCREASE IN KEY OPERATING
                                                                          CAPACITIES
                                                                FROM DATE OF RESORT ACQUISITION
                                                               ---------------------------------
                                                                LIFT
                                                               CAPACITY
                                                               (SKIERS       SKIABLE
                                                                PER          TERRAIN      SNOWMAKING
RESORT (YEAR ACQUIRED)                                         HOUR)         (ACRES)      COVERAGE
-------------------------------------------------------------  ------        -----        ------
Killington (1996)(1).........................................     11%          13%            1%
Sunday River (1980)(2).......................................     33           23            26
Mount Snow/Haystack (1996)...................................      7           --            --
Sugarloaf (1996).............................................      9           --             4
Sugarbush (1995).............................................     60            8            44
Attitash Bear Peak (1994)....................................    106           92            79
The Canyons (1997)...........................................     44           29            51
                                                               ------        -----        ------
    Weighted Average.........................................     24%          15%           15%
                                                               ------        -----        ------
                                                               ------        -----        ------

------------------------------

(1) Includes Pico Mountain ski resort.

(2) Does not include capital improvements completed prior to 1994.

EXISTING RESORTS

    KILLINGTON. Killington, located in central Vermont, is the largest ski resort in the northeast and the fifth largest in the United States, with over
1.0 million skier visits in 1996-97. Killington is a seven-mountain resort consisting of approximately 1,200 acres with 212 trails serviced by 33 lifts. The resort has a 4,241 foot summit and a 3,150 foot vertical drop. The resort's base facilities include eight full-service ski lodges, including one located at the top of Killington Peak. In December 1996, the Company acquired the Pico Mountain ski resort located adjacent to Killington and integrated the two resorts. Management believes the size and diversity of skiable terrain at Killington make it attractive to all levels of skiers and one of the most widely recognized of the Company's resorts with regional, national and international clientele.

    The on-mountain accommodations at Killington consist of approximately 4,700 beds. The off-mountain bed base in the greater Sherburne, Vermont area is approximately 12,000 beds. Killington also owns and operates 16 retail shops, 12 rental and repair shops, a travel and reservation agency and a cable television station. At the base of Pico Mountain, the Company owns a well developed retail village and a health club. Killington is a year-round resort offering complete golf amenities including an 18-hole championship golf course, a golf school, a pro shop, a driving range and a tennis school.

    Notwithstanding that it is the largest ski resort in the Northeast, the Company has identified Killington as one of its most underdeveloped resorts. Since its acquisition in June 1996, the Company has invested $15.1 million in capital improvements to update Killington's snowmaking, trail and lift systems, and to develop base facilities and real estate potential at the base areas. Major improvements and enhancements to the resort completed since June 1996 include (i) installation of two high speed quad lifts, (ii) installation of one eight-passenger high-speed gondola to service the Peak Restaurant at the Killington summit and to replace the old Killington Peak double chair and (iii) construction of a new children's center and related base area improvements. Management expects the gondola to increase summer revenues by attracting summer tourists for sightseeing and dining.

    The Company's three-year capital program for the 1998-01 ski seasons includes the interconnection of lift and trail systems between the Killington and Pico resorts. The interconnection of the two mountains will result in a 16% increase in lift capacity and an additional 110 acres (9%) of skiable terrain. Other improvements include connecting the resort to a nearby reservoir in 1998 through a 1.8 mile pipeline, which, when combined with other new water sources accessed via the pipeline, will expand snowmaking capacity by approximately 62%.

    SUNDAY RIVER. Sunday River, located in the western mountains of Maine and approximately a three-hour drive from Boston, is New England's third largest ski resort with over 550,000 skier visits in 1996-97. Extending over eight interconnected mountain peaks, its facilities consist of approximately 654 acres of skiable terrain and 126 trails serviced by 17 lifts. The resort has a 3,140 foot summit and a 2,340 foot vertical drop. The Company believes Sunday River has one of the most modern lift systems in the Northeast. Sunday River has four base lodges, one of which is located at the top of North Peak.

    The on-mountain accommodations at Sunday River consist of approximately 5,400 beds including 714 condominium units and 648 quartershare units at the Summit Hotel. The off-mountain bed base in greater Bethel, Maine totals approximately 2,000 beds. The resort owns and operates five ski shops, five full-service restaurants, four cafeteria-style restaurants and four bars. The Company also owns and operates a 67-unit inn and manages the Summit Hotel and approximately 714 condominium units. In addition, the Company is completing construction of a 588-unit Grand Summit Hotel at Sunday River's Jordan Bowl which opened in December 1997.

    Since 1981, the Company has continually invested in capital improvements at Sunday River to expand and improve its on-mountain facilities and in real estate development. The most recently completed improvements include the creation of new skiing attractions at the Oz bowl and the Jordan Bowl which added approximately 158 acres (32%) of skiable terrain. In addition, Sunday River's 1997 capital program included (i) installation of a new high speed quad lift to North Peak, (ii) complete renovation of its largest base lodge to improve skier amenities and increase retail and food and beverage space and (iii) an upgrade of other skier facilities located at the resort. In addition, the Company recently completed preliminary construction of a three mile scenic access road to the Jordan Bowl area and a Robert Trent Jones, Jr. championship golf course is currently under construction. Management believes that Sunday River has significant growth potential with over 325 acres of land at the base of the new Jordan Bowl area which are planned for development of extensive base facilities and a new Grand Summit Hotel. Additionally, there are over 4,000 acres of undeveloped land owned by the Company and 3,000 acres for which the Company holds purchase options that are suitable for development as skiable terrain.

    MOUNT SNOW/HAYSTACK. Mount Snow, located in Brattleboro, Vermont, the second largest ski resort in the Northeast with 560,000 skier visits in 1996-97, is the southernmost of the Company's resorts. A large percentage of the skier base for Mount Snow derives from Massachusetts, Connecticut and New York. The resort consists of two mountains separated by approximately three miles, which have been combined under single management. Its facilities consist of 134 trails and approximately 762 acres of skiable terrain serviced by 25 lifts. The resort has a 3,580 foot summit and a 1,700 foot vertical drop. The resort has five full-service base lodges.

    Mount Snow's on-mountain bed base currently consists of 1,280 beds. The off-mountain bed base in the greater Dover, Vermont area has approximately 7,300 beds. The resort owns and operates eight retail shops, four rental and repair shops, a pro shop, a country club and a nightclub. Mount Snow also headquarters the Company-owned "Original Golf School," and operates an 18-hole golf course, eight golf schools throughout the east coast, a mountain bike school, a 92-room hotel and a low-voltage local television station.

    Since its acquisition in June 1996, the Company has invested approximately $8.7 million in capital improvements to the resort, including the installation of two high speed quad chairlifts. The capital improvements for summer 1997 include $2.6 million for additional lift capacity and over $500,000 for increased snowmaking capacity and base area improvements. The Company's three-year capital program for the 1998-01 ski seasons includes four new high speed detachable quad lifts, replacing older existing lifts. The Company plans to expand Mount Snow's lodges to provide a new children's center, an expanded nightclub and more retail, food and beverage and guest service space. The Company also plans to expand snowmaking coverage, adding approximately 100 acres of snow coverage (representing an increase of approximately 20%).

    SUGARLOAF. Sugarloaf is located in Carrabassett Valley, Maine and was ranked as the number one overall ski resort in the East by the September 1997 SNOW COUNTRY magazine survey. Sugarloaf is a single mountain with approximately 1,400 acres of terrain and 110 trails covering approximately 530 acres, of which 490 acres have snowmaking coverage serviced by 14 lifts. There are approximately 870 additional acres of off-trail skiable terrain. The mountain has a 4,237 foot summit and a 2,820 foot vertical drop. Sugarloaf offers one of the largest ski-in/ski-out base villages in the Northeast, containing numerous restaurants, retail shops and an abundance of lodging. Sugarloaf is widely recognized for its challenging terrain, including its snowfields, which represent the only lift-serviced above-treeline skiing in the Northeast. As a destination resort, Sugarloaf has a broad market, including areas as distant as New York, New Jersey, Pennsylvania and Canada.

    Sugarloaf operates a year-round conference center, a cross-country ski facility and an 18-hole championship golf course designed by Robert Trent Jones, Jr., which is rated by both GOLF DIGEST and GOLF magazines as one of the top 25 public courses in the United States. Sugarloaf's slope-side ski village consists of its base lodge, two hotels, banquet facilities for up to 800 people, retail stores, a rental and repair shop, a sports and fitness club, 870 condominium units and rental homes, restaurants and an extensive recreational path network.

    Improvements at Sugarloaf for the 1997-98 ski season include a new high speed quad chair to service lower mountain terrain and an additional fixed grip quad chair accessing the snowfields.

    SUGARBUSH. Sugarbush, located in Vermont's Mad River Valley, features the three highest mountain peaks of any single resort in the East and was ranked as the ninth most popular ski area in North America by SKIING magazine in September 1996. Extending over six mountain peaks, its facilities consist of 432 acres of skiable terrain and 112 trails serviced by 18 lifts. The resort has a 4,135 foot summit and a 2,650 foot vertical drop. The mountains are serviced by three base lodges and two summit lodges.

    The on-mountain accommodations at Sugarbush consist of approximately 2,200 beds. The off-mountain bed base within the Mad River Valley totals approximately 6,600 beds. The resort operates three ski shops, three full-service restaurants and four cafeteria-style restaurants. The Company also owns and operates the 46-unit Sugarbush Inn, manages approximately 200 condominium units, and owns and operates a championship golf course as well as a sports center and a conference center.

    Since the acquisition of Sugarbush by the Company in October 1995, the Company has invested $19.1 million in capital improvements to expand and improve its on-mountain facilities. The most recently completed improvements include four high speed quad chairlifts, a 44% increase in snowmaking capacity, the creation of new glade skiing terrain, and numerous base area improvements. Improvements for the 1997-98 ski season include expansions to facilities at the base of Lincoln Peak which house children's programs, rental and repair services and retail outlets. As part of management's development plan, an 8,000 square foot addition to the Gate House Base Lodge and a new full service 12,000 square foot mid-mountain lodge for the top of the Gate House Express Chairlift are proposed for 1998.

    ATTITASH BEAR PEAK. Attitash Bear Peak, located in the Mount Washington Valley, New Hampshire, is one of New Hampshire's largest ski resorts. Covering two mountain peaks, its facilities consist of 273 acres of skiable terrain and 60 trails serviced by 11 lifts. The resort has a 2,350 foot summit and a 1,750 foot vertical drop. The resort benefits from its location in the heart of New Hampshire ski country and its proximity to the Town of North Conway and the Mt. Washington valley tourist area, and is widely recognized as a family-oriented resort. The mountains are serviced by two base lodges.

    The on-mountain accommodations of Attitash Bear Peak consist of approximately 1,700 beds. The off-mountain bed base in the Mt. Washington Valley area totals approximately 16,000 beds. The resort operates two ski shops, two full-service restaurants, three cafeteria-style restaurants and two bars.

    Since its acquisition in July 1994, the Company has invested approximately $9.5 million in capital improvements at Attitash Bear Peak. The most recently completed improvements have been the development of the new Bear Peak area, construction of a modern base lodge facility, installation of a new high speed quad lift and trails. The summer 1997 capital program at Attitash Bear Peak included the addition of a triple-chair lift and increases in skiable terrain and snowmaking. The resort's three-year capital improvement program includes potential expansion into the Attitash bowl area and a proposed expansion into the National Forest area adjacent to the existing resort (both of which require the approval by the Forest Service), the installation of a high-speed six-passenger lift and a high-speed quad lift. In addition, in fiscal 1998 the Company expects to expand the children's center and to begin construction of a new 18-hole golf course.

    THE CANYONS. The Canyons, located in the Wasatch Mountains adjacent to Park City, Utah, is primarily an undeveloped ski resort with significant potential for future operational and real estate development. The resort generated approximately 100,000 skier visits in the 1996-97 ski season. Currently, the resort has approximately 1,700 acres of skiable terrain with an elevation of 9,380 feet and a 2,580 foot vertical drop. The area has two base lodges and two additional on-mountain restaurants.

    Since its acquisition in July, 1997, the Company has invested approximately $16.3 million to develop and construct (i) an eight passenger high-speed gondola, (ii) five new quad lifts and to increase skiable terrain to approximately 2,200 acres at the resort and (iii) a mid-mountain lodge. Its new Red Pine lodge will serve as the cornerstone of the Company's planned High Mountain Meadows real estate development located on a plateau at an elevation of 8,000 feet.

    Management believes the resort has significant growth potential due to its proximity to Salt Lake City, its undeveloped skiable terrain and its real estate development opportunities. The resort is located approximately 25 miles from Salt Lake City and is accessed by a major state highway. Air transportation is provided through the Salt Lake City airport, which is a major regional hub with direct access from most major domestic airports. The Salt Lake City area has been one of the fastest growing regions in the United States over the past several years, and the Park City area has an active real estate market undergoing rapid expansion.

    The Utah Winter Sports Park, which is located immediately adjacent to the resort, is scheduled to serve as the venue for the ski jumping, bobsled and luge events in the 2002 Winter Olympic Games. Management believes the 2002 Olympic Games will provide international exposure for the resort. The five-year capital plan currently calls for substantial development of the resort, involving anticipated capital expenditures of approximately $40 million, to be completed prior to the 2002 Olympic Games.

    Management believes that when The Canyons is fully developed, the resort could encompass over 7,200 acres of skiable terrain consisting of 14 mountain peaks with a maximum elevation of 10,000 feet, a vertical drop of approximately 3,400 feet, 22 high speed quad ski lifts and an eight passenger high speed gondola. In addition to the $18.2 million of capital improvements for the 1997-98 ski season, the Company estimates that it will need approximately $42.0 million for on-mountain capital improvements and approximately $150 million for real estate development in order to fulfill its five-year development plan for The Canyons. The Company plans to fund such capital improvements and real estate development from operating cash flow, bank borrowings or debt and/or equity offerings. See "Risk Factors--Substantial Leverage and Financial Risks" and "Description of Certain Indebtedness--The New Credit Facility."

ACQUIRED RESORTS

    STEAMBOAT. Steamboat is one of the premier ski resorts in the United States, ranked second overall by the September 1997 SNOW COUNTRY magazine survey and fourth nationally in skier visits for the 1996-97 ski season. Located in Steamboat Springs, Colorado and approximately three hours from Denver, Colorado, Steamboat is recognized for its "champagne" powder snow and tree skiing. In the 1996-97 ski season, Steamboat skier visits increased by 8.4%, to 1.1 million, from the 1995-96 ski season. U.S. Highway 40, a major east-west thoroughfare connecting the cities of Denver and Salt Lake City, is located approximately one mile west of the ski area. Steamboat is easily accessible by non-stop jet service from nine major United States cities to the Hayden, Colorado airport, 22 miles from the resort. Numerous daily commuter flights from Denver are also available. Steamboat has approximately 1,879 acres of skiable terrain which consists of 135 trails serviced by 21 lifts.

    Steamboat has made on-mountain improvements for the 1997-98 ski season, including the addition of a high-speed quad chairlift, additional snowmaking capacity and up to 260 acres of advanced/expert terrain in the Pioneer Ridge area. Lodge facilities are currently located in the base area and at three other points on the mountain, Thunderhead, Four Points and Rendez Vous Saddle. Steamboat operates or leases 15 retail shops, four equipment rental shops and 17 food and beverage operations, having a total seating capacity of approximately 2,734.

    Steamboat's master plan calls for continued expansion to include Pioneer Ridge which has been approved by the Forest Service, covering a total of 960 acres, which will involve the installation of two detachable chair lifts servicing 27 open and gladed trails for intermediate and expert skiers. Expansion of Pioneer Ridge, including snowmaking covering 66 acres, will be phased in over three years. The new Morningside Park expansion was recently completed and added one fixed grip chair lift servicing designated tree skiing and open bowl skiing area for intermediate skiers. Because snowfall averages more than 335 inches per year, the natural snowpack in Morningside Park is very high due to snow blowing over a ridge and depositing in the bowl, making snowmaking unnecessary in this area. Additionally, the resort has submitted an application to the Forest Service for conceptual approval to develop approximately 960 acres of contiguous forest lands. There can be no assurance, however, that the Company's application will be approved. See "Risk Factors--Real Estate Development" and "--Growth through Resort Expansion."

    HEAVENLY. Located on the south shore of Lake Tahoe in the states of Nevada and California, Heavenly consists of two peaks with a maximum elevation of approximately 10,000 feet, a 3,500 foot vertical drop with approximately 4,800 acres of skiable terrain and 82 trails serviced by 27 lifts. Heavenly is the second largest resort in the Pacific West Region with approximately 700,000 skier visits for the 1996-97 ski season. Snowmaking covers over 268 acres of skiable terrain, representing approximately 43% of the trails. Access to the resort is primarily through the Reno Cannon International Airport and by automobile via Route 50 from San Francisco and Sacramento, California. There are three base lodges and four on-mountain lodge restaurants. There are no residential units or tourist accommodation units adjacent to the ski resort; however, there is a well developed 11,000 bed base in the greater South Lake Tahoe area.

    Heavenly's master plan was approved in 1996 and is being implemented by the Company. The plan calls for the improvement and expansion of winter and summer uses and support facilities at the resort. A six-person high-speed chairlift known as the Tamarack Express is currently under construction. Associated with the new lift will be three new ski runs, adding approximately 13 acres of new terrain. Snowmaking capacity will also be added to an existing trail serviced by the Tamarack Express. A primary objective of the plan is to refocus the primary entrance to the ski resort from the three existing base lodges (California, Stagecoach and Boulder) to the commercial core of South Lake Tahoe utilizing a new high capacity gondola. The gondola has been designed for year round sightseeing, while the top station will provide direct ski access to both the Nevada and California sides via three new lifts.

    Additional snowmaking coverage is contemplated which will increase existing coverage from approximately 268 acres to approximately 500 acres. The master plan provides for the construction of base facilities and new restaurants at Sky Meadows, East Peak Lake and California base. The Company is also contemplating an additional 1,852 food service seats through a new ski lodge at the top of the gondola and modifications to Boulder Lodge. Other proposed improvements include replacement of two existing maintenance facilities.

    The master plan also provides for eight new lifts, including the gondola, and the removal of the existing West Bowl lift. The master plan also provides for the widening of some existing trails and construction of new trails, adding approximately 117 acres of skiable terrain.

RESORT OPERATIONS

    The Company's resort revenues are derived from a wide variety of sources including lift ticket sales, food and beverage, retail sales including rental and repair, skier development, lodging and property management, golf, other summer activities and miscellaneous revenue sources. Lift ticket sales represent the single largest source of resort revenues and represent approximately 46% of total resort operations revenue for fiscal 1997.

    The following chart reflects the Company's sources of resort revenues (excluding the Acquired Resorts and The Canyons) across certain revenue categories as well as the percentage of resort revenues constituted by each category for fiscal 1997.

                                                                   FISCAL YEAR ENDED JULY 27, 1997
                                                 --------------------------------------------------------------------
REVENUE SEGMENT                                          RESORT REVENUES             PERCENTAGE OF RESORT REVENUES
-----------------------------------------------  -------------------------------  -----------------------------------

                                                          (IN MILLIONS)
Lift tickets...................................             $    77.2                                 46%
Food and beverage..............................                  20.8                                 13
Retail sales...................................                  19.9                                 12
Skier development..............................                   8.5                                  5
Lodging and property...........................                  21.6                                 13
Golf, other summer activities, and
  miscellaneous................................                  19.0                                 11
                                                              -------                                ---
        Total revenues.........................             $   167.0                                100%
                                                              -------                                ---
                                                              -------                                ---

    LIFT TICKET SALES. The Company manages its lift ticket programs and products so as to increase the Company's ticket yields. Lift tickets are sold to customers in packages including accommodations in order to maximize occupancy. In order to maximize skier visits during non-peak periods and to attract specific market segments, the Company offers a wide variety of incentive-based lift ticket programs. The Company manages its ticket yields during peak periods so as to maximize aggregate lift ticket revenues. The Company's new Magnificent 7 lift ticket program offers a multi-day, multi-resort lift ticket package and generated over $5 million in sales during the 1996-97 ski season.

    FOOD AND BEVERAGE. Food and beverage sales provide significant revenues for the Company. The Company owns and operates the food and beverage facilities at its resorts, with the exception of the Sugarloaf resort, which is under a long-term concession contract that pre-existed the Company's ownership. The Company's food and beverage strategy is to provide a wide variety of restaurants, bars, cafes, cafeterias and other food and beverage outlets. The Company's control of its on-mountain and base area food and beverage facilities allows it to capture a larger proportion of guest spending as well as to ensure product and service quality. The Company currently owns and operates over 40 different food and beverage outlets and currently has five outlets being expanded or constructed.

    RETAIL SALES. Retail revenue aids in stabilizing the Company's daily and weekly cash flows, as the Company's retail shops tend to have the strongest sales on poor weather days. Across all of its resorts, the Company owns 28 retail shops and 18 ski rental shops. The large number of retail locations operated by the Company allows it to improve margins through large quantity purchase agreements and sponsorship relationships. On-mountain shops sell ski accessories such as goggles, sunglasses, hats, gloves, skis, snowboards, boots and larger soft goods such as jackets and snowsuits. In addition, all locations offer the Company's own logo-wear which generally provides higher profit margins than other retail products. In the non-winter seasons, the shops sell mountain bikes, in-line skates, tennis equipment and warm weather apparel. In addition, the Company plans to expand its retail operations, including expanding and opening new off-site retail facilities in high traffic areas, such as stores on the Killington Access Road and in the North Conway, New Hampshire retail district, and a discount sporting goods chain with locations in Maine.

    SKIER DEVELOPMENT. The Company has been an industry leader in the development of learn to ski programs. Its Guaranteed Learn to Ski Program was one of the first skier development programs to guaranty that a customer would learn to ski in one day. The success of this program led to the development of "Perfect Turn," which management believes was the first combined skier development and marketing program in the ski industry. Perfect Turn ski professionals receive specialized training in coaching, communication, skiing and both selling related products and cross selling other resort goods and services. Perfect Turn is currently licensed to five resorts in the United States and Canada. The Company operates a hard goods marketing program at each of its resorts designed to allow customers to test skis and snowboards with ski professionals, purchase their equipment from those professionals and receive ongoing product and technological support through Perfect Turn.

    LODGING AND PROPERTY MANAGEMENT. The Company's lodging and property management departments manage its own properties as well as properties owned by third parties. Currently, the Company's lodging departments manage approximately 1,750 lodging units at the Existing Resorts. The lodging departments perform a full complement of guest services including reservations, property management, housekeeping and brokerage operations. Most resorts have a welcome center to which newly arriving guests are directed. The center allocates accommodations and provides guests with information on all of the resort's activities and services. The Company's property management operation seeks to maximize the synergies that exist between lodging and lift ticket promotions.

    The Company's real estate development program is designed to ensure the continued growth of its lodging operation. Typically, newly constructed condominiums and townhomes are sold to owners who place the units into the optional rental program managed by the Company. The resulting growth in occupancy may increase skier visits and provide an additional source of fee revenue for the Company.

MARKETING PROGRAMS

    General. The Company's marketing programs are designed to (i) build a nationally recognized high quality name and image while perpetuating the unique image of its individual resorts, (ii) capitalize on opportunities to cross-sell resorts and (iii) enhance customer loyalty. As part of its marketing strategy, the Company engages in joint marketing programs with nationally recognized commercial partners, such as Mobil, Budweiser, Pepsi/Mountain Dew, Visa, FILA and Rossignol, whose target demographics complement those of the Company. Management believes these joint marketing programs provide it with advantages in creating a favorable image and market presence, both regionally and on a national basis. In addition, the Company utilizes loyalty based incentive programs such as its private label Edge Card, in which participants get credit towards resort purchases.

    PROGRAMS AND PROMOTIONS. The Company's strategy is to develop new and innovative programs and promotions to increase skier visits, ticket yields, spending per skier visit and Resort EBITDA. Management is focusing the 1997-98 ski season programs primarily on ski weeks, fun centers and the Company's new Edge Card. The fun center program develops activities targeted at family participation in alpine sports. Fun center programs include sponsored evening activities and non-skiing and snowboarding activities that enhance the overall vacation experience, such as snow tubing, ice skating, luge, snowcat rides, arcades and outdoor evening activities. The Company's Edge Card is a private label frequent skier card through which participants gain credit toward resort purchases. This card is the central focus of the Company's loyalty based incentive programs, which it believes will help retain skiers in the Company's resort network and expand the volume and scope of information available for marketing purposes.

    MEDIA STRATEGIES. The Company utilizes both traditional marketing media such as advertisements in industry and lifestyle publications and an increasing number of traditional marketing media. Advertisements also appear in publications such as MEN'S JOURNAL, CONDE NAST TRAVELER, THE BOSTON GLOBE and OUTSIDE magazines. The Company utilizes other marketing media such as direct mail, television and the Company's Internet site at www.peaks.com.

    PROMOTIONAL PARTNERS. The Company enhances its marketing budget through forming promotional partnerships with major sponsors. Each of these sponsors is selected because of similarity in demographic profile between its customer base and that of the Company. Sponsors include Mobil, Budweiser, Pepsi/ Mountain Dew, Visa, FILA and Rossignol. Working with its promotional partners, the Company formulates television, radio and special event programs and activities that are designed to appeal to the target demographic segment.

    GROUP SALES. In addition to advertisements directed at the vacation guest, the Company's marketing activities are focused on attracting ski groups, corporate meetings and convention business. During the 1996-97 ski season, the Company's Existing Resorts and the Acquired Resorts hosted over 1,000 groups. The Company is able to attract new conference business due to its expertise in providing professional planning services, recreational activities and high quality dining and lodging facilities.

REAL ESTATE DEVELOPMENT

    General. The Company has been developing alpine resort real estate for over fifteen years as part of its integrated resort and real estate investment strategy. Since 1983, the Company has sold over 1,350 units of residential real estate at Sunday River (including condominiums, townhouses and quartershare interval ownership interests). The three components of the Company's real estate development strategy are (i) the Grand Summit quartershare hotel concept, (ii) development of alpine villages, and (iii) resort-specific discrete projects. The Company believes it has a significant real estate development pipeline over the next 10 to 15 years.

    According to industry sources, the interval ownership industry has grown at a compound annual growth rate of approximately 18% from 1980 to 1994, with interval ownership sales increasing from $490 million to $4.8 billion. According to the American Resort Development Association ("ARDA"), the median age and annual household income of an interval ownership buyer at the time of purchase are 50 years and $71,000, respectively. Industry statistics indicate that the interval ownership concept has achieved low market penetration, with approximately 3% penetration among households with income above $35,000 per year and 3.7% penetration among households earning more than $50,000 per year.

    The Company believes it has a significant competitive advantage over traditional timeshare developers due to (i) its inventory of developable real estate, (ii) the significant existing resort infrastructure in place, (iii) the relative affluence of its resort guests and (iv) the market created by guest visitation at its resorts. These factors lower land and marketing costs relative to traditional time share developers allowing the sale of longer duration intervals which differentiate the Grand Summit Hotel from traditional timeshares.

    The following table summarizes certain key statistics as of November 1, 1997 relating to each of the Company's resort real estate holdings.

                                                   RESIDENTIAL UNITS
                                -------------------------------------------------------
                                DEVELOPMENT
                                COMMENCEMENT                                 RESERVED
                                   DATES                                        FOR
                                  (FISCAL               UNDER                 FUTURE
RESORT                             YEAR)       SOLD   DEVELOPMENT(1) PRE-SOLD DEVELOPMENT(2)
------------------------------  ------------   -----  ----------   ------   -----------
Sunday River..................      1982       1,362        892      256         4,894
Sugarbush.....................      1996        --          420      170         2,150
Attitash Bear Peak............      1996         124        880        3           219
Killington....................      1997        --          508      213        11,282
Mount Snow/Haystack...........      1997        --          540      203         2,308
The Canyons...................      1997        --          880     --           5,992
Sugarloaf.....................      1998        --          160     --           1,820
Steamboat.....................      1998        --          468     --           3,005
Heavenly......................      1998        --          320     --              30
                                               -----      -----    ------   -----------
Total.........................                 1,486      5,068      845        31,700
                                               -----      -----    ------   -----------
                                               -----      -----    ------   -----------


                                     COMMERCIAL SPACE (SQUARE FT)
                                --------------------------------------
                                                          RESERVED FOR
                                               UNDER         FUTURE
RESORT                          COMPLETED   DEVELOPMENT(1) DEVELOPMENT(2)
------------------------------  ---------   -----------   ------------
Sunday River..................   206,000        33,900        216,500
Sugarbush.....................     1,800        32,800         30,200
Attitash Bear Peak............    40,800            --         60,000
Killington....................    17,000        38,300        349,400
Mount Snow/Haystack...........     2,200        43,000        169,600
The Canyons...................     --           14,900        406,100
Sugarloaf.....................     --           --            120,000
Steamboat.....................     --           30,000        203,300
Heavenly......................     --           --            122,500
                                ---------   -----------   ------------
Total.........................   267,800       192,900      1,677,600
                                ---------   -----------   ------------
                                ---------   -----------   ------------

------------------------

(1) Includes all units or commercial space currently under construction or in the permitting process. Completed but unsold units, currently totalling 293, are all located at Attitash Bear Peak. None of the other units identified in the table as under development have been completed.

(2) Based on, among other things, the Company's capital and development plan for the next 10 to 15 years, the Company's estimates for projected demand of units and the availability of developable acreage. There can be no assurance, however, that the Company will undertake, or have adequate financing to complete such development or that the Company will receive all necessary licenses, permits and regulatory approvals. See "Risk Factors--Real Estate Development."

    GRAND SUMMIT HOTELS. The Grand Summit Hotel is a unique interval ownership product which is based on the Company's successful Summit Hotel at its Sunday River resort. Each hotel is a condominium consisting of both residential and commercial units and includes: a three-level atrium lobby, two or more restaurants, retail space, a grand ballroom, conference space, a health club with an outdoor heated pool and other recreational amenities. The commercial space is retained by the Company and used to operate the core hotel business, while the residential units are sold in quartershare interests. Each quartershare consists of a 13-week ownership interest spread evenly across the year. At the Company's Sunday River Hotel, owners utilize the unit for an average of approximately three weeks out of a possible 13 weeks. Weeks that are not used by an owner are typically dedicated to the Company's optional rental program for rental to a third party on terms allowing the Company to retain up to 45% of gross rental revenue. Consequently, the Company benefits from revenue generated by (i) the sale of units, (ii) the recurring revenues from lodging rental revenue and (iii) other hotel and commercial operations.

    Quartershare owners participate in Resort Condominium International ("RCI"), the world's largest vacation interval exchange program. In a 1995 study sponsored by the Alliance for Timeshare Excellence and ARDA, the "exchange opportunity" was cited by purchasers of vacation intervals as one of the most significant factors in determining whether to purchase a vacation interval. Participation in the RCI program allows the Company's quartershare owners to exchange their occupancy right for an occupancy right in one of approximately 3,000 participating resorts worldwide. Grand Summit Hotels are rated in

RCI's highest exchange category, the Gold Crown Club, which permits the owner to exchange their interest for an interval at RCI's finer properties.

    The Company intends to operate an internal exchange program within its expanding Grand Summit Hotel network. The Company expects that the opportunity to exchange intervals at any of its resorts nationwide will enhance its loyalty programs, cross-marketing of resorts and unit sales opportunities.

ALPINE VILLAGE DEVELOPMENT

    The Company is currently in the planning and permitting stage of developing alpine villages at The Canyons, Killington and Sunday River's Jordan Bowl. Each village will be characterized by its proximity to resort facilities, ski in/ski out access, dramatic landscape and resort specific design and architecture.

    THE CANYONS. Two distinct areas at The Canyons are in the permitting process for resort village development. One area consists of approximately 350 acres in the base area, 150 acres of which are controlled by the Company. The second area is the Company's High Mountain Meadows development consisting of approximately 120 acres located on a mid-mountain plateau at an elevation of over 8,000 feet. The base area is under a long-term lease that provides an option to purchase fee title to parcels within that area. The Company is negotiating a similar arrangement with the owner of the mid-mountain plateau area. The base area development is currently in the master planning process with county authorities. The base village will be a mix of residential and commercial space arranged in six neighborhoods designed to create an integrated base area community, anchored by a Grand Summit Hotel. The master plan provides for the integrated development of 150 acres of Company-controlled property, as well as approximately 200 acres of surrounding property owned by unrelated third parties who have elected to participate in the village development.

    The High Mountain Meadows development presents an opportunity to develop a mid-mountain base area surrounded by six of the resort's 14 mountain peaks. The mid-mountain village will be accessed by a four-mile scenic drive and an eight-passenger, high-speed heated gondola currently under construction. The village will serve as the base for skiing the surrounding mountains, creating access to an additional 2,000 vertical feet of skiable terrain. The primary lodge, the Red Pine Lodge, is located at the mid-mountain development and commenced operations in the 1997-98 ski season. The Company proposes to commence construction of a Grand Summit Hotel in Summer 1998. The village will consist of approximately two million square feet of compact, high density residential and commercial development. The development will be principally a pedestrian village characterized by resort lodging, luxury condominiums and ranches and mountain recreation properties.

    The zoning for the base area and High Mountain Meadows development is being revised in connection with a complete amendment of the county's general plan. The proposed amendment would permit extensive development in each area. Adequate sewer and water capacity are available in close proximity to the resort; however, such capacity must be purchased from third party vendors and the Company must construct the necessary infrastructure for transport to both developments. See "Risk Factors--Required Development at The Canyons; Historical Losses of Wolf."

    KILLINGTON BASE AREA. In December 1997, the Company consummated a like-kind land exchange with the State of Vermont exchanging approximately 3,000 acres of essential wildlife habitat owned by the Company for approximately 1,050 acres of undeveloped land centrally located in the base area. As part of the Company's proposed development plan for Killington, this parcel will be combined with an existing 400 acre planned unit development adjacent to Killington's golf facilities and the resort's primary base area. The Company has retained IBI, an internationally recognized resort and mountain planning firm, to assist in the master planning of the village. The 400 acre planned unit development is specifically zoned for commercial development. The village will integrate four "neighborhoods" into a planned community containing a variety of real estate uses. The 1,050 acres to be acquired from the State must be rezoned to accommodate the planned development. The City of Rutland, Vermont and certain environmental groups traditionally active in ski resort development have entered into a memorandum of understanding designating the area as a growth zone to be utilized for development.

    The Company believes that adequate water is available from nearby wells for both projects. Sewer capacity will be provided through the Company's recently completed connection to a municipal sewer system with 600,000 gallons per day excess capacity.

    JORDAN BOWL AT SUNDAY RIVER. Jordan Village will be located on approximately 1,100 acres of a 4,000 acre undeveloped parcel owned by the Company at the western end of the existing resort and the center of the Company's landholdings. The village will rest at the base of the Jordan Bowl, one of the resort's most popular skiing areas. Development of Jordan Village began with the construction of a scenic four-mile access road from the existing resort center to the Jordan Village area and the December, 1997 opening of a ski-in/ski-out 220-unit Grand Summit Hotel. Construction of a Robert Trent Jones, Jr. championship golf course also began in Summer 1997.

    The master plan for the area also contemplates a high density village surrounded by neighborhoods consisting of luxury townhouses and detached single family dwellings.

    The Jordan Bowl area is zoned for village development. No density restrictions apply to the area. The Company believes adequate water is available for contemplated development and Sunday River's sewage treatment facility has sufficient capacity to allow completion of the planned development of the resort.

OTHER RESORT DEVELOPMENT

    Each of the Company's resorts has the potential for additional real estate development involving discrete projects tailored to the characteristics of the particular resort. There can be no assurances, however, that the Company will successfully pursue any of the development opportunities described below.

    STEAMBOAT. The Company believes that the real estate development potential at Steamboat is among the most significant of its resorts. The Company has acquired 168 acres of real estate held for development at or near the base area. Included in these properties are several locations the Company has targeted for development, including (i) a 26 acre parcel centrally located in Steamboat's Village Commercial Center, which is zoned for commercial development, (ii) a 47 acre site with potential ski-in/ski-out access located at Tennis Meadows, which could support a Grand Summit Hotel and related development and (iii) a 20 acre site zoned for over 275 units together with commercial development. The Company is also a 50% partner in Country Club Highlands Partnership, a residential development located at the Sheraton Golf Club consisting of 142 lots being built in several phases, of which 49 lots and 38 townhouse units remain to be developed.

    SUGARLOAF. Development plans have begun for the expansion of an existing hotel, a new Grand Summit Hotel, a high density condominium development and commercial space as an expansion to the existing alpine village. There are several planned developments including single family homes around the 18-hole Robert Trent Jones, Jr. championship golf course. Sugarloaf has over 1,100 acres of land held for development.

    MOUNT SNOW/HAYSTACK. There are several undeveloped sites at Mount Snow/Haystack with potential for future projects including renovation of the current base lodge, a 21 acre parcel which could support up to 72 three-bedroom units with direct ski lift access, and a two acre parcel for a convention center. Mount Snow/Haystack also owns an 800 acre parcel slated for a proposed golf course expansion, which could create the opportunity for substantial golf course frontage real estate development. In addition, there are approximately 30 acres of developable land at the base of Haystack.

    KILLINGTON. In addition to the development of Killington's alpine village and Grand Summit Hotel, there are three distinct real estate parcels available for development. At the base of the Skyeship Gondola, there is a 165 acre site commercially zoned for a 150-room hotel and 40,000 square feet of commercial real estate, or for up to 200 townhouse duplexes. At the Falls Brook area, located at Bear Mountain, there are approximately 376 acres available for real estate development. A chair lift and ski trails serve a major portion of the site. In addition, an 11 acre parcel with several hundred feet of frontage on U.S. Route 4 is zoned for single and multi-family dwellings, hotels, motels and lodging, office, retail space and restaurants.

SYSTEMS AND TECHNOLOGY

    Information Systems. The Company's information systems are designed to improve the ski experience through the development of more efficient guest service products and programs. The Company has substantially implemented a comprehensive $3.2 million system and technology plan including (i) a radio frequency lift ticket scanning system that provides more accurate tracking, control and information on all ticket products, (ii) a direct-to-lift access system that allows skiers to bypass the ticket window and proceed directly to the lift with an individualized radio frequency card that directly debits their credit or frequent-skier card, (iii) a resort-wide guest charging system utilizing individualized credit cards that can be used to charge goods and services at most of the Company's facilities, (iv) an integrated customer database that tracks information regarding guest preferences and product purchasing patterns, (v) an extensive data communications network linking most point-of-sale locations through a central database, (vi) a central reservations system for use in the resort's rental management business and (vii) a skier development reservation and instructor scheduling system that simplifies the booking process and allows for optimal utilization of instructors.

    SNOWMAKING SYSTEMS AND TECHNOLOGY. The Company believes it operates the largest consolidated snowmaking operation in existence, with approximately 3,000 acres of snowmaking coverage. The Company's proprietary snowmaking software program enables it to produce what management believes is the highest quality man-made snow in the industry. The Company's snowmaking capability can be implemented at its western resorts resulting in an extended season and reliable snow conditions and consistent quality surfaces during unfavorable weather conditions.

    All of the Company's snowmaking systems are operated via computer-based control using industrial automation software and a variety of state of the art hardware and instrumentations. The Company utilizes an efficient ground based, tower based and fully automated snowgun nozzle technology and has developed software for determining the optimal snowmaking nozzle setting at multiple locations on the mountain. This system monitors the weather conditions and system capacities and determines the proper operating water pressure for each nozzle, eliminating guesswork and ensuring the ideal snow quality. The Company refers to this ideal quality product as "Retail Snow," a high quality, durable skiing surface with top to bottom consistency. All of the snowmaking systems are networked to provide the ability to view information from multiple locations within its resort network. Another unique feature of the Company's system is the current display of trail status, lift status, weather conditions and other various on mountain information at locations throughout each resort. Much of this information is available on the world wide web at the Company's and its individual resorts' web sites.

LEASED PROPERTIES

    The Company's operations are wholly dependent upon its ownership or control over the real estate constituting each resort. The following summarizes non-owned real estate critical to operations at each resort. Management believes each of the following leases, permits or agreements is in full force and effect and that the Company is entitled to the benefit of such agreements.

    Sunday River leases approximately 1,500 acres, which constitute a substantial portion of its skiable terrain, under a 50-year lease terminating on October 14, 2030. The lease renews automatically thereafter on a year-to-year basis unless terminated by either the lessor or lessee. This lease was amended on January 23, 1998 to allow SRSC to purchase portions of the leased property for real estate development at a predetermined amount per acre. The Blunder Bay exchange (see "The Transactions") gives the Company an undivided one-half interest in the fee title to the leased parcel.

    The Sugarbush resort uses approximately 1,915 acres pursuant to a special use permit issued by United States Forest Service dated May 17, 1995. The permit has a 40-year term expiring April 30, 2035. The special use permit has a renewal option which provides that it may be renewed if the use of the property remains compatible with the special use permit, the site is being used for the purposes previously authorized, and the ski area has been continually operated and maintained in accordance with all the provisions of the permit.

    Mount Snow leases approximately 1,315 acres which constitute a substantial portion of its skiable terrain. Of this total, 893 acres are occupied by Mount Snow pursuant to a special use permit granted by the United States Forest Service dated November 29, 1989. The permit has a 40-year term expiring December 31, 2029, which is subject to renewal at the option of Mount Snow if certain renewal conditions are satisfied. Mount Snow also leases 252 acres, which constitute a portion of its skiable terrain, from the Town of Wilmington, Vermont. The lease expires November 15, 2030. There are no renewal options. In addition, Mount Snow leases approximately 169 acres from Sargent Inc. pursuant to two separate leases expiring September 30, 2018 and March 31, 2025, respectively. Each lease can be renewed for an additional 30-year term. Mount Snow also has the option to purchase the leased property and a right of first refusal in the event Sargent Inc. receives a bona fide offer for the leased properties.

    Attitash Bear Peak uses approximately 281 acres of its skiable terrain pursuant to a special use permit issued by the United States Forest Service dated July 19, 1994. The permit has a 40-year term expiring July 18, 2034, which is renewable subject to certain conditions. In addition, Attitash Bear Peak leases a portion of its parking facilities under a lease expiring December 31, 2003. Attitash Bear Peak has the option to purchase this leased property at any time during the lease term.

    Killington leases approximately 2,500 acres from the State of Vermont. A substantial portion of that property constitutes skiable terrain. The initial lease was for an initial 10-year term which commenced in 1960. The lease contains nine 10-year renewal options. Killington exercised the renewal option in 1970, 1980 and 1990. Assuming continued exercise of Killington's option, the lease ultimately expires in the year 2060. The lease is subject to a buy-out option retained by the State of Vermont, as landlord. At the conclusion of each 10-year term (or extended term) the State has the option to buy out the lease for an amount equal to Killington's adjusted capital outlay plus 10% of the gross receipts from the operation for the preceding three years. Adjusted capital outlay means total capital expenditures extending back to the date of origin of the lease depreciated at 1% per annum, except that non-operable assets depreciate at 2% per annum. This buy-out option will next become exercisable in the year 2000. Although the Company has not had confirmation from Vermont state officials, it has no reason to believe that the State intends to exercise the option at that time.

    The Sugarloaf resort leases the Sugarloaf Golf Course from the Town of Carrabassett Valley, Maine pursuant to a lease dated June 3, 1987. The lease term expires December 2003. Sugarloaf has an option to renew the lease for an additional 20-year term.

    The Canyons leases approximately 2,100 acres, including most of the base area and a substantial portion of the skiable terrain, under a lease from Wolf Mountain Resorts, L.L.C. The initial term of this lease is 50 years expiring July 2047, with an option to extend for three additional terms of 50 years each (the "Wolf Lease"). The lease provides an option to purchase (subject to certain reconveyance rights) those portions of the leased property that are intended for residential or commercial development at a cost of 11% of the full capitalized cost of such development. The Wolf Lease includes a sublease of approximately 807 acres, which constitutes the area for the planned mid-mountain village and a substantial portion of skiable terrain, from the State of Utah School and Institutional Trust Land Administration, which terminates January 1, 2027. The sublease is being renegotiated as a direct lease extending its term to the year 2078 and provides an option to purchase those portions of the mid-mountain village area that are intended for real estate development at a cost of 25% of their fair market value on an undeveloped basis. The Wolf Lease also includes a sublease of certain skiable terrain owned by the Osguthorpe family. The Company has established certain additional ski development rights under a direct agreement with the Osguthorpe family. The ski development rights for approximately 3,000 acres of skiable terrain targeted for development by the Company are contained in a development agreement with Iron Mountain Associates, LLC, which agreement effectively constitutes a lease of all skiable terrain for a term ending September 13, 2094.

    Heavenly uses approximately 1,543 acres of its skiable terrain located in California and Nevada pursuant to special use permit issued by the United States Forest Service dated December 18, 1990. The permit expires on August 5, 2029. Heavenly uses approximately 2,000 acres of additional skiable terrain in Nevada pursuant to a special use permit dated December 18, 1990. The permit expires on August 5, 2029.

    Steamboat uses approximately 2,644 acres, a substantial portion of which is skiable terrain, pursuant to a special use permit issued by the United States Forest Service. The permit expires on August 31, 2029. Under Steamboat's existing master plan, an additional 958 acres of contiguous National Forest lands is expected to be added to the permitted area.

COMPETITION

    The ski industry is highly competitive. The Company competes with mountain resort areas in the United States, Canada and Europe. The Company also competes with other recreation resorts, including warm weather resorts, for the vacation guest. In order to cover the high fixed costs of operations associated with the ski industry, the Company must maintain each of its regional, national and international skier bases. The Company's prices are directly impacted by the variety of alternatives presented to skiers in these markets. The most significant competitors are resorts that are well capitalized, well managed and have significant capital improvement and resort real estate development programs.

    The Company's resorts also face strong competition on a regional basis. With approximately three million skier visits generated by its northeastern resorts, competition in that region is an important consideration. The Company's northeastern markets are the major population centers in the northeast, particularly eastern Massachusetts, northern Connecticut, New York and northern New Jersey. For example, skier origin data collected at Sunday River indicates that approximately 43% of its weekend skiers reside in Massachusetts. Similar data collected at Killington and Mount Snow indicate that approximately 23% and 35%, respectively, of their weekend skiers reside in New York, with high concentrations from Massachusetts, Connecticut, New Jersey and Vermont. The Colorado, Utah and California ski markets are also highly competitive.

EMPLOYEES AND LABOR RELATIONS

    The Company employs approximately 10,500 employees at peak season and approximately 1,510 persons full time. None of the Company's employees are covered by any collective bargaining agreements. The Company believes it has good relations with its employees.

GOVERNMENT REGULATION

    The Company's resorts are subject to a wide variety of federal, state and local laws and regulations relating to land use, environmental/health and safety, water resources, air and water emissions, sewage disposal, and the use, storage, discharge, emission and disposal of hazardous materials and hazardous and nonhazardous wastes, and other environmental matters. While management believes that the Company's resorts are currently in material compliance with all land use and environmental laws, failure to comply with such laws could result in costs to satisfy environmental compliance and/or remediation requirements or the imposition of severe penalties or restrictions on operations by government agencies or courts that could adversely affect operations. Phase I environmental assessments have been completed on all nine resort properties. The reports identified areas of potential environmental concern including the need to upgrade existing underground storage tanks at several facilities and to potentially remediate petroleum releases. In addition, the Phase I environmental assessment for The Canyons indicated some soil contamination in areas where underground storage tanks have been removed. At this point, the extent or significance of the contamination at that site is unknown. The reports did not, however, identify any environmental conditions or non-compliance at any of the resorts, the remediation or correction of which management believes would have a material adverse impact on the business or financial condition of the

Company or results of operations or cash flows. The Killington resort has been identified by the U.S. Environmental Protection Agency (the "EPA") as a potentially responsible party at two sites pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund"). Killington has entered into a settlement agreement with the EPA at one of the sites, the Solvents Recovery Service of New England Superfund site in Southington, Connecticut. Killington recently rejected an offer to enter into a de minimis settlement with the EPA for the other site, the PSC Resources Superfund Site in Palmer, Massachusetts. The Company believes that its liability for these Superfund sites, individually and in the aggregate, will not have a material adverse effect on the business or financial condition of the Company or results of operations or cash flows.

    The Company believes it has all permits, licenses and approvals from governmental authorities material to the operation of the resorts as currently configured. The Company has not received any notice of material non-compliance with permits, licenses or approvals necessary for the operation of any of its properties.

    The capital programs at the resorts will require permits and approvals from certain federal, state and local authorities. The Company's operations are heavily dependent upon its continued ability, under applicable laws, regulations, policies, permits, licenses or contractual arrangements, to have access to adequate supplies of water with which to make snow and service the other needs of its facilities, and otherwise to conduct its operations. There can be no assurance that new applications of existing laws, regulations and policies, or changes in such laws, regulations and policies will not occur in a manner that would have a material adverse effect on the Company, or that important permits, licenses or agreements will not be canceled, not renewed, or renewed on terms no less favorable to the Company. Major expansions of any one or more resorts could require the filing of an environmental impact statement under environmental laws and applicable regulations if it is determined that the expansion has a significant impact upon the environment and could require numerous other federal, state and/or local approvals. Although the Company has consistently been successful in implementing its capital expansion plans, no assurance can be given that necessary permits and approvals will be obtained.

    The Company's marketing and sales of interval ownership interests is subject to extensive federal and state government regulation. See "Risk
Factors--Regulation of Marketing and Sales of Quartershares; Other Laws."

LEGAL PROCEEDINGS

    The Company currently and from time to time is involved in litigation arising in the ordinary course of its business. The Company does not believe that it is involved in any litigation that will, individually or in the aggregate, have a material adverse effect on its financial condition or results of operations or cash flows.

    Each of the resort operating companies have pending and are regularly subject to suits with respect to personal injury claims related principally to skiing activities at such resort. Each of the operating companies maintains liability insurance that the Company considers adequate to insure claims related to usual and customary risks associated with the operation of a ski resort. The Company operates a captive insurance company authorized under the laws of the State of Vermont, which provides liability and workers' compensation coverage for its resorts located in Vermont.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company, their ages and their respective positions with the Company are as follows:


NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------

Leslie B. Otten......................................          48   Director, President and Chief Executive Officer

Thomas M. Richardson.................................          45   Director, Senior Vice President, Chief Financial
                                                                    Officer and Treasurer

Christopher E. Howard................................          40   Director, Senior Vice President, Chief Administrative
                                                                    Officer, General Counsel and Clerk

Joel B. Alvord.......................................          59   Director

Gordon M. Gillies....................................          54   Director

Christopher J. Nassetta..............................          35   Director

Burton R. Mills......................................          44   Senior Vice President--Mountain Operations

G. Christopher Brink.................................          44   Senior Vice President--Marketing

Warren C. Cook.......................................          53   Senior Vice President--Resort Operations

W. Scott Oldakowski..................................          34   Vice President--Real Estate Sales

Michael Meyers.......................................          44   Vice President--Hotel Development

Gregory Spearn.......................................          45   Vice President--Real Estate Development


    Each officer serves at the discretion of the Board of Directors. Each director holds office until his successor is duly elected and qualified or until his resignation or removal. There are no family relationships among any of the directors or executive officers of the Company. The Company intends to appoint four independent directors.

    LESLIE B. OTTEN, Director, President and Chief Executive Officer. In 1970, Mr. Otten joined Sherburne Corporation, then the parent company of Sunday River, Killington and Mount Snow. Mr. Otten became Assistant General Manager of Sunday River in 1972 and became General Manager of Sunday River in 1974. He has been a director and the President and Chief Executive Officer of the Company (or a subsidiary of the Company) since 1980. Mr. Otten is currently a director and was previously chairman of the Portland Museum of Art, the Maine Chamber and Alliance, Maine Handicap Skiing, Gould Academy (a private secondary school) and Project Opportunity (a higher education scholarship program).

    THOMAS M. RICHARDSON, Director, Senior Vice President, Chief Financial Officer and Treasurer. Mr. Richardson joined the Company in the spring of 1993 as Vice President of Finance and Base Operations and has served in his present position since July 1996. From 1992 until joining the Company, he worked at Loon Mountain Recreation Corporation (a ski resort operator) as Treasurer and Director of Food, Beverage and Tickets. From 1983 to 1992, Mr. Richardson worked at S-K-I Ltd. (an owner of ski resorts) as an Internal Auditor, Accounting Manager and Division Controller at Killington. Mr. Richardson serves on the Economic Committee of the National Ski Area Association.

    CHRISTOPHER E. HOWARD, Director, Senior Vice President, Chief Administrative Officer, General Counsel and Clerk. Mr. Howard joined the Company in 1996 after serving as the Company's outside counsel. Prior to joining the Company, Mr. Howard was a partner in the law firm of Pierce Atwood where he practiced in the firm's corporate department since 1982.


    JOEL B. ALVORD, Director. Mr. Alvord is currently President and Managing Director of Shawmut Capital Partners, Inc. Prior to joining Shawmut in 1996, he was Chairman of Fleet Financial Group for two years, after it was merged with Shawmut National Corporation. Mr. Alvord began his banking career in 1963. He became President of Hartford National Corporation in 1978 and served as Chief Executive Officer of Shawmut National Corporation from 1987 to 1995. He is a director of Hartford Steam Boiler Inspection & Insurance Company, and Fleet Financial Group. He has been a member of the Board of the Federal Reserve Bank of Boston and Swiss Reinsurance Company of North America. He is a trustee of The Wang Center for the Performing Arts and an overseer of the Boston Symphony Orchestra and the Museum of Fine Arts.



    GORDON M. GILLIES, Director. Mr. Gillies retired as a Coast Guard Officer in 1970, attended the University of New Mexico (M.A. 1972) and Wake Forest University (J.D. 1976). Gillies practiced law in Maine from 1976 to 1991, when he retired from practice to join the faculty of Hebron Academy, a private boarding-day secondary school in Maine.



    CHRISTOPHER J. NASSETTA, Director. Mr. Nassetta is Executive Vice President and Chief Operating Officer for Host Marriott Corporation. Before joining Host Marriott, Mr. Nassetta co-founded Bailey Capital Corporation in 1991, where he was responsible for the operations of the real estate investment and advisory firm. Prior to founding Bailey Capital Corporation, Mr. Nassetta spend seven years with The Oliver Carr Company, serving as Chief Development Officer and as Development Director, as well as Vice President and Regional Partner. Currently, Mr. Nassetta serves on the Board of Trustees for Prime Group Realty Trust, and as a member of the McIntire School of Commerce Advisory Board for the University of Virginia.


    BURTON R. MILLS, Senior Vice President--Mountain Operations. Mr. Mills has spent his entire 22-year career with the Company (or its predecessor), serving in his present capacity since July 1996. Prior thereto, he served as Vice President of Mountain Operations.

    G. CHRISTOPHER BRINK, Senior Vice President--Marketing. Mr. Brink has been with the Company since 1993 and in his present capacity since July 1996. Prior to joining the Company, Mr. Brink served from 1991-1993 as a director of off-site sale centers for Marriott Vacation Ownership, Inc.

    WARREN C. COOK, Senior Vice President--Resort Operations. Mr. Cook joined the Company in 1996 as Managing Director of Sugarloaf Mountain Corporation (a subsidiary of the Company). Since January 1997 he has served in his present capacity with the Company. From 1986 to 1996 he was chief executive officer and general manager of Sugarloaf, USA (a ski resort operator).

    W. SCOTT OLDAKOWSKI, Vice President--Real Estate Sales. Mr. Oldakowski started working for the Company in 1991 as an independent consultant on the Summit Hotel project before being hired as Director of Real Estate in 1993. He became Vice President of Real Estate Sales for the Company in 1995. From 1986 to 1991, he served as Director of Sales and Marketing at multiple resorts for Dunes Marketing Group, a resort development firm.

    MICHAEL MEYERS, Vice President--Hotel Development. Mr. Meyers joined the Company in April 1995 and has led the master planning, permitting and development of five hotels for Grand Summit Resort Properties, Inc., a subsidiary of the Company. From 1989 to 1993, Mr. Meyers was a Vice President at Stanmar Development, a real estate development firm. Immediately prior to joining the Company, he was chief operating officer from 1993 to 1995 for Massachusetts Industrial Finance Agency (a bond issuer for borrowers consisting of commercial, industrial and charitable organizations or entities).

    GREGORY SPEARN, Vice President--Real Estate Development. Mr. Spearn joined the Company in the fall of 1997. From 1995 to 1997, he held the position of Senior Vice President of Intrawest Corporation (a ski resort operator). Prior to that he was Senior Vice President, Development for the Polygon Group of Companies, a large private corporation engaged in the multi-family development and construction business in the Pacific Northwest.

EMPLOYMENT AGREEMENTS

    In August 1994, Warren Cook entered into an employment agreement with Sugarloaf Mountain Corporation ("SMC"). The employment agreement provides that Mr. Cook will act as President of SMC for a term of five years and a base salary of $120,000 per year (subject to customary salary increases), plus an annual bonus. In addition, under Mr. Cook's employment agreement, he is entitled to participate in SMC's employee benefit plans. If Mr. Cook's employment is terminated for any reason, other than Mr. Cook's gross mismanagement, he will be entitled to a cash payment equal to the greater of 50% of the compensation he would have received over the remaining term of the agreement or his annual salary and bonus for the year in which the termination occurs.

    In August 1996, Christopher Howard entered into an employment agreement with ASC East. The employment agreement provides that Mr. Howard will act as Chief Administrative Officer and General Counsel of ASC East for a base salary of $150,000 per year (subject to salary increases based on inflation reflected in the Consumer Price Index), plus an annual bonus equal to the greater of $50,000 or .1875% of the combined ski and lodging and real estate EBITDA of ASC East. In addition, under Mr. Howard's employment agreement, he is entitled to participate in ASC East's employee benefit plans. If Mr. Howard's employment is terminated
(i) involuntarily, he is entitled to receive his annual salary and bonus for the year in which the termination occurs or (ii) in connection with a sale of ASC East, he is entitled to receive two times his annual base salary and bonus for the year in which the sale occurs.

BOARD COMMITTEES

    Upon the appointment of the independent directors on February 9, 1998, the Board of Directors intends to establish an Executive Committee, a Finance Committee, a Nominating Committee, a Compensation Committee and an Audit Committee. The Compensation Committee, in conjunction with the entire Board of Directors, will make recommendations concerning salaries and incentive compensation for employees of and consultants to the Company and administer and interpret the Stock Option Plan. The Audit Committee, in conjunction with the entire Board of Directors, will review the results and scope of the audit and other services provided by the Company's independent accountants and will be comprised solely of the Company's independent directors.

DIRECTOR COMPENSATION

    The Company will reimburse each member of the Board of Directors for expenses incurred in connection with attending Board and committee meetings. Directors will receive $5,000 for attendance at each meeting of the Board, unless attendance is via telephone. The Company will grant options to purchase 2,500 shares of Common Stock to non-employee directors upon their election and re-election to the Board of Directors. The stock options will have a term of 10 years and the option price will be no less than the fair market value as of the date of the grant.

EXECUTIVE COMPENSATION

    The following table shows remuneration paid or accrued by the Company during the fiscal year ended July 27, 1997 to the Chief Executive Officer and to each of the other four most highly compensated executive officers of the Company (together, the "Named Executive Officers") for services in all capacities while they were employees of the Company, and the capacities in which the services were rendered.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                                     SECURITIES UNDERLYING
                                                              ANNUAL COMPENSATION         OPTIONS TO
                                                                                     PURCHASE COMMON STOCK
                                                             ---------------------        OR CLASS A            ALL OTHER
NAME AND PRINCIPAL POSITION                     FISCAL YEAR    SALARY      BONUS         COMMON STOCK         COMPENSATION
----------------------------------------------  -----------  ----------  ---------  -----------------------  ---------------
Leslie B. Otten...............................        1997   $  350,000  $      --                --            $      --
  President and Chief Executive Officer
Thomas M. Richardson..........................        1997      170,000         --                --                   --
  Senior Vice President, Chief Financial
  Officer and Treasurer
Warren C. Cook................................        1997      133,770         --                --                   --
  Senior Vice President-Resort Operations
Burton R. Mills...............................        1997      170,000         --                --                   --
  Senior Vice President--Mountain Operations
G. Christopher Brink..........................        1997      170,000         --                --                   --
  Senior Vice President--Marketing

STOCK OPTION PLAN

    Under the Company's Stock Option Plan, 5,688,699 shares of Common Stock are reserved for issuance upon the exercise of stock options. The Stock Option Plan is designed to attract, retain and motivate directors and key employees. The Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") will administer and interpret the Stock Option Plan. The Company intends to administer the Stock Option Plan in compliance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, with the intended result that certain amounts paid which are taxable as income to holders of stock options granted pursuant to such Stock Option Plan will be deductible by the Company for federal income tax purposes.

    Both incentive stock options and non-qualified stock options may be granted under the Stock Option Plan on such terms and at such prices as determined by the Compensation Committee pursuant to the requirements of applicable law. The per share exercise price of incentive stock options may not be less than the fair market value of the Common Stock on the date of grant. Future grants of stock options are expected to have an exercise price equal to the fair market value of the Common Stock on the date of grant. Each option is for a term of not less than five years or more than 10 years, as determined by the Compensation Committee. Options granted under the Stock Option Plan are not transferable other than by will or by the laws of descent and distribution.

    The Company has granted options to purchase an aggregate of 2,695,107 shares of the Common Stock with exercise prices ranging from $2.00 per share to the offering price of the Common Stock per share.

    The Stock Option Plan provides that all of an employee's options will become exercisable in full immediately upon termination of employment because of death or permanent disability, and provides that the Compensation Committee in its discretion may permit accelerated exercisability upon an employee's early retirement (at age 55 or over or after five years of employment).

    In the event of a "change in control" (as defined in the Stock Option Plan) all outstanding options will be exercisable in full for 30 days prior to such event and will terminate upon consummation of such event, unless assumed or replaced by other options in connection with such event.

OPTION GRANTS

    The following table sets forth grants of stock options to the Named Executive Officers as of January 28, 1998.

                               NUMBER OF SHARES     % OF TOTAL                                  VALUE OF UNEXERCISED
                                  OF COMMON       OPTIONS GRANTED                              IN-THE- MONEY OPTIONS
                               STOCK UNDERLYING         TO                                      AT JANUARY 28, 1997
                                   OPTIONS         EMPLOYEES IN     EXERCISE    EXPIRATION   --------------------------
NAME                               GRANTED          FISCAL YEAR       PRICE        DATE           5%           10%
----------------------------  ------------------  ---------------  -----------  -----------  ------------  ------------
Leslie B. Otten.............    1,853,197 shares          71.7%     $   18.00     08/01/07             --            --
Thomas M. Richardson........      100,334 shares           3.9%     $    2.00     08/01/07   $  1,535,230  $  1,989,803
Burton R. Mills.............       80,243 shares           3.1%     $    2.00     08/01/07   $  1,228,184  $  1,591,842
G. Christopher Brink........       80,243 shares           3.1%     $    2.00     08/01/07   $  1,228,184  $  1,591,842
Warren C. Cook..............       40,121 shares           1.6%     $    2.00     08/01/07   $    614,092  $    795,921

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In June 1996, Sunday River Skiway Corporation, a subsidiary of the Company ("SRSC"), issued an unsecured demand note to Mr. Otten obligating SRSC to pay to Mr. Otten a total of $5.2 million. Interest on the note is calculated at 5.4% per annum. The note was issued to Mr. Otten for an amount equal to the income taxes to be paid by him in 1996 and 1997 with respect to the income of SRSC as an S corporation which was converted to a C corporation. The remaining principal amount of such note as of January 30, 1998 was approximately $1.9 million.

    Christine Otten, Mr. Otten's spouse, is employed by the Company as its director of retail buying and is principally involved in its retail sales activities. During fiscal years 1995, 1996 and 1997, Ms. Otten received total compensation of $53,584, $54,577 and $51,600, respectively. In the first quarter of fiscal 1998, the Company granted Ms. Otten options to purchase up to 20,060 shares of Common Stock at a price of $2.00 per share. Ms. Otten is fully vested with respect to these shares. The effects of this stock option grant have been included in the $14.3 million compensation charge recorded in the fiscal quarter ended October 26, 1997.

    Western Maine Leasing Co., a corporation wholly owned by Mr. Otten, presently leases items of heavy equipment to SRSC under short-term leases on terms believed by management to be comparable to those that could be obtained by SRSC from unaffiliated lessors of such equipment. In fiscal 1995, 1996 and 1997, payments under such leases totaled $34,000, $37,000 and $24,000, respectively.

    SRSC provides lodging management services for Ski Dorm, Inc., a corporation owned by Mr. Otten and his mother, which owns a ski dorm located near the Sunday River resort, on terms believed by management to be comparable to those that would be offered by SRSC to unaffiliated entities. In fiscal 1995, 1996 and 1997, payments by Ski Dorm, Inc. to SRSC totaled $83,000, $90,000 and $258,000, respectively. In addition, Ski Dorm, Inc. issued to SRSC a promissory note in 1995 in the principal amount of $265,000, of which $250,000 was outstanding at July 27, 1997. Such note is secured by a mortgage on land and a building. Interest on the note is charged at the prime rate plus 1 1/2% and principal and any accrued interest are due in December 1999.

    Sunday River Land Holdings, Inc., a company wholly owned by Mr. Otten, leases to SRSC the real estate upon which the Sunday River snow-making ponds are located. The lease has a term of 30 years and rent at the rate of $100,000 per year, subject to a Consumer Price Index inflation adjustment.

    Mr. Otten borrowed funds to purchase Common Stock in the Concurrent Offering pursuant to a loan agreement with an institutional lender and pledged shares of Common Stock and Class A Common Stock to secure the loan. In connection with the loan, the Company entered into a registration rights agreement containing customary provisions with the lender pursuant to which the lender will have the right to require the Company to register the shares pledged by Mr. Otten to secure the loan.

                             PRINCIPAL SHAREHOLDERS

THE COMPANY


    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock and Class A Common as of February 9, 1998, (i) by each person or entity known by the Company to own beneficially more than 5% of the Company's capital stock, (ii) by each director of the Company,
(iii) by each of the Named Executive Officers and (iv) by all directors and executive officers of the Company as a group. Except as indicated below, each person or entity listed below maintains a mailing address c/o American Skiing Company, P.O. Box 450, Sunday River Access Road, Bethel, Maine 04217, and has sole voting and investment power over the shares of Common Stock shown as beneficially owned, except to the extent authority is shared by spouses under applicable law.



                                                             COMMON STOCK            CLASS A COMMON STOCK          PERCENT OF
                                                          BENEFICIALLY OWNED          BENEFICIALLY OWNED         CLASS A COMMON
DIRECTORS, NAMED EXECUTIVE                             -------------------------  ---------------------------   STOCK AND COMMON
  OFFICERS AND FIVE                                                 PERCENT OF                   PERCENT OF    STOCK BENEFICIALLY
  PERCENT SHAREHOLDERS                                   SHARES        CLASS         SHARES         CLASS             OWNED
-----------------------------------------------------  ----------  -------------  ------------  -------------  -------------------
Leslie B. Otten(1)...................................   2,686,530         15.6%     14,760,530          100%             54.6%

Thomas M. Richardson(2)..............................     100,334            *         --                --                 *

Christopher E. Howard(2).............................     150,493            *         --                --                 *

Burton R. Mills(2)...................................      80,243            *         --                --                 *

G. Christopher Brink(2)..............................      80,243            *         --                --                 *

Warren C. Cook(2)....................................      40,121            *         --                --                 *

Madeleine LLC(3)
  c/o Cerberus
  450 Park Ave.
  New York, NY 10022.................................   2,184,619         12.4%        --            --                   6.7%

Directors and Executive Officers as a Group
  (11 persons)(4)....................................   3,158,030         17.9%     14,760,530          100%             55.0%


------------------------------

*   Less than one percent.

(1) Includes 1,853,197 shares of Common Stock issuable under exercisable options granted under the Stock Option Plan.

(2) All shares of Common Stock beneficially owned by such person are issuable under exercisable options granted under the Stock Option Plan.

(3) Includes 2,188,991 shares of Common Stock issuable upon the conversion of such holder's shares of 10 1/2% Convertible Preferred Stock. Does not include up to 1,406,727 additional shares of Common Stock issuable upon conversion of the Company's 10 1/2% Convertible Preferred Stock as a result of the accrual of cumulative dividends thereon.

(4) Includes 2,566,723 shares of Common Stock issuable under exercisable options granted under the Stock Option Plan.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The following is a summary of the material terms of each instrument governing the Company's indebtedness (other than the 10 1/2% Subordinated Debentures--see "Description of the 10 1/2% Subordinated Debentures").

THE NEW CREDIT FACILITY

    On November 12, 1997, the Company entered into the New Credit Facility. The New Credit Facility provides for borrowings in an aggregate amount of up to $215 million. Amounts borrowed under the New Credit Facility have been used and are available (i) to finance the Acquisition, (ii) to repay $59.6 million of indebtedness of ASC East under the Existing Credit Facility, (iii) to repay approximately $12 million of indebtedness of the Company and its subsidiaries,
(iv) to pay certain fees and expenses relating to the Acquisition and (v) for ongoing general corporate purposes and capital expenditures. The New Credit Facility is divided into two sub-facilities, $75 million of which (up to $65 million of which became available following consummation of the Offering) is available for borrowings by ASC East and its subsidiaries (the "East Facility") and $140 million of which is available for borrowings by the Company excluding ASC East and its subsidiaries (the "West Facility"). The East Facility consists of a six-year revolving credit facility in the amount of $45 million and an eight-year term facility in the amount of $30 million. The West Facility consists of a six-year revolving facility in the amount of $65 million and an eight-year term facility in the amount of $75 million. The revolving facilities are subject to annual 30-day clean down requirements to an outstanding balance of not more than $10 million for the East Facility and not more than $35 million for the West Facility. The maximum availability under the revolving facilities will reduce over the term of the New Credit Facility by certain prescribed amounts. The term facilities amortize at a rate of approximately 1.0% of the principal amount for the first six years with the remaining portion of the principal due in two substantially equal installments in years seven and eight. At the Company's option, interest will be payable at an alternate base rate or LIBOR, in each case, plus an applicable margin that is dependent upon the ratio of the Company's total debt to EBITDA (as defined in the New Credit Facility).

    Under certain circumstances, the New Credit Facility requires mandatory prepayments with the net proceeds of certain asset sales and new debt and/or equity offerings of the Company. Beginning in July 1999, the New Credit Facility requires mandatory prepayments of 50% of excess cash flows during any period in which the ratio of the Company's total senior debt to EBITDA exceeds 3.50 to 1. In no event, however, will such mandatory prepayments reduce either revolving facility commitment below $35 million.

    The East Facility is secured by substantially all the assets of the Company, ASC East, ASC West and their respective material, wholly owned subsidiaries, except Grand Summit Resort Properties, Inc. and Alpine Resort Properties, Inc., each of which is not a borrower under the New Credit Facility. The West Facility is secured by substantially all the assets of the Company and its material, wholly owned subsidiaries, except ASC East and its subsidiaries and Alpine Resort Properties, Inc.

    The New Credit Facility contains various covenants that limit, among other things, subject to certain exceptions, indebtedness, liens, transactions with affiliates, restricted payments and investments, mergers, consolidations and dissolutions, sales of assets, dividends and distributions and certain other business activities. In addition, the New Credit Facility contains financial covenants customary for this type of senior credit facility, including maintenance of customary financial ratios. Compliance with financial covenants will be determined on a consolidated basis notwithstanding the bifurcation of the New Credit Facility into the East Facility and the West Facility, with the exception of a leverage test.

THE 12% NOTES

    ASC East has outstanding $120 million aggregate principal amount of 12% Notes which bear interest at a rate of 12% per annum, payable semi-annually in arrears on each January 15 and July 15. The 12% Notes mature on July 15, 2006. The 12% Notes represent senior subordinated unsecured obligations of

ASC East. ASC East's payment obligations under the 12% Notes are guaranteed on a subordinated basis by substantially all of ASC East's subsidiaries.

    The 12% Notes may not be redeemed at the option of ASC East prior to July 15, 2001, except that prior to July 15, 1999 ASC East may redeem up to 25% of the 12% Notes at a redemption price of 112% of the principal amount thereof, plus accrued and unpaid interest, if any, with the net proceeds of a public or private sale of common stock of ASC East. At any time on or after July 15, 2001, the 12% Notes may be redeemed at the option of ASC East, in whole or in part, at a premium declining ratably to par on July 15, 2005.

    The 12% Note Indenture provides that in the event of a Change of Control, ASC East is required to make an offer to purchase in cash all or any part of outstanding 12% Notes at a price of 101% of the aggregate principal amount thereof. However, the Company solicited and has received the requisite consents from the holders of the 12% Notes and has amended the 12% Note Indenture so that the consummation of the Offering did not constitute a Change in Control under the 12% Note Indenture.

    The 12% Note Indenture contains restrictive covenants that, among other things, impose limitations on the ability of ASC East and certain of its subsidiaries to (i) to incur additional indebtedness, (ii) merge, consolidate or sell or dispose of all or substantially all of its assets, (iii) issue certain preferred stock, pay dividends or make other distributions on account of ASC East's equity interests, repurchase equity interests or subordinated indebtedness, and make certain other Restricted Investments (as defined in the 12% Note Indenture), (iv) create certain liens, (v) enter into transactions with affiliates and (vi) sell assets.

    Such covenants prohibit ASC East and its subsidiaries from paying any dividends or other distributions to the Company except for limited payments permitted upon ASC East's meeting certain financial thresholds. ASC East is not currently eligible to pay any dividends or distributions to the parent company under these provisions. In addition, ASC East and its subsidiaries are prohibited from entering into any transaction with the Company or its other direct or indirect subsidiaries, except under certain conditions.

TEXTRON FINANCING

    On August 1, 1997, Grand Summit Resort Properties, Inc. ("GSRP"), a subsidiary of the Company, entered into a construction loan facility (the "Construction Loan Facility") with Textron Financial Corporation, as agent and co-lender, and Green Tree Financial Servicing Corporation, as co-lender (together, the "Lenders") to develop Grand Summit Hotels. Pursuant to the terms of the Construction Loan Facility, the Lenders have agreed to make available to GSRP, under certain circumstances, up to $55 million to develop Grand Summit Hotels at Sunday River, Killington and Mount Snow/Haystack, and to refinance an existing $3.9 million facility used to finance construction of the Attitash Grand Summit Hotel. After an initial advance to refinance the Attitash Grand Summit Hotel facility and to finance certain pre-construction costs, the loan is to be funded in a series of advances through August 1999 as construction costs are incurred. Each advance is subject to certain conditions, including GSRP obtaining certain levels of preconstruction sales. Interest on the loan will accrue at the prime rate established by Chase Manhattan Bank as of the first day of each month, plus 1.5%, but will not accrue at less than 9.25% per annum. The loan will be secured by (i) a first mortgage on the hotel resort properties,
(ii) any interests that the Company may have in purchased quartershare units, including sales contracts, and (iii) other security interests granted by GSRP, each on a cross-collateralized basis. The loan is non-recourse to the Company and its other subsidiaries. Interest on the loan is due and payable monthly in arrears, however, GSRP may take interest advances to pay such interest. Principal will be repaid on the following basis: (i) as quartershare sales close at the Attitash project, an amount equal to 85% of the sales proceeds payable in connection with the sale, (ii) as quartershare sales close at The Jordan Bowl, Killington and Mount Snow/ Haystack projects, an amount equal to 80% of the sales proceeds payable in connection with the sale, (iii) an amount equal to the rental payments received by GSRP from an ASC East subsidiary for the lease of the Grand Summit Hotels (aggregating $193,000 per month) and (iv) other amounts upon the aggregate of original or outstanding advances exceeding certain construction costs and quartershare sales levels; provided, however, that the Construction Loan Facility will mature at the end of December 2000. The loan contains various covenants that limit GSRP, subject to certain exceptions, with respect to indebtedness, liens, sales of assets, consolidations or mergers, distributions, transactions with affiliates and certain other business activities.

OTHER INDEBTEDNESS

    In addition to the indebtedness described above, certain of the Company's subsidiaries have other outstanding debt obligations pursuant to certain promissory notes, bonds, capital leases and other instruments. A brief description of certain material debt obligations is set forth below.

    The Company's Killington, Ltd. subsidiary is an obligor under certain subordinated debentures in multiple series due in various principal amounts from 1999 through 2016, with interest rates of 6% or 8%. The aggregate balance of the subordinated debentures, as of October 26, 1997, was approximately $11.0 million. The subordinated debentures contain certain covenants that limit, subject to certain exceptions, the ability of Killington, Ltd. to incur indebtedness and to make dividends and distributions.

               DESCRIPTION OF THE 10 1/2% SUBORDINATED DEBENTURES

    If the Company elects to issue 10 1/2% Subordinated Debentures in exchange for the 10 1/2% Convertible Preferred Stock (see "Description of the 10 1/2 Convertible Preferred Stock--Exchange Rights"), the 10 1/2% Subordinated Debentures will be issued under an Indenture (the "Indenture") between the Company and a trustee to be designated at the time of exchange (the "Trustee") at a rate of $1,000.00 principal amount of 10 1/2% Subordinated Debentures for each share of 10 1/2% Convertible Preferred Stock so exchanged. The following statements are subject to the detailed provisions of the Indenture and are qualified in their entirety by reference to the form of the Indenture, a copy of which will be available for inspection at the office of the Trustee and is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Wherever particular provisions of the Indenture are referred to, such provisions are incorporated by reference as part of the statements made, and the statements are qualified in their entirety by such reference.

GENERAL

    The 10 1/2% Subordinated Debentures will represent unsecured general obligations of the Company subordinate in the right of payment to all Senior Indebtedness (as defined) of the Company as described under "--Subordination of 10 1/2% Subordinated Debentures," and convertible into Common Stock as described under "--Conversion of 10 1/2% Subordinated Debentures." The 10 1/2% Subordinated Debentures are limited to $40 million principal amount, will be issued in fully registered form only in denominations of $1,000 or any multiple therof and will mature on November 12, 2002, unless earlier redeemed at the option of the Company.

    The Indenture does not contain any restrictions on the payment of dividends or the repurchase of equity securities of the Company or financial convenants.

    The 10 1/2% Subordinated Debentures will bear interest at the annual rate of 10 1/2% accruing and compounding quarterly on January 15, April 15, July 15, and October 15 of each year, to holders of record at the close of business on the preceding December 30, March 30, June 30, and September 30, respectively, and shall be payable in cash on November 12, 2002 or, if earlier, on the Redemption Date (as defined in the Indenture). The Company may, at its option, pay accrued and unpaid interest in cash on any interest payment date.

    Principal and premium, if any, will be payable, and the 10 1/2% Subordinated Debentures may be presented for conversion, registration of transfer and exchange, without service charge, at the office of the paying agent of the Company, initially the Trustee, in New York, and at the corporate trust office of the Trustee.

CONVERSION OF 10 1/2% SUBORDINATED DEBENTURES

    The holders of 10 1/2% Subordinated Debentures will be entitled at any time through the close of business on the maturity date, subject to prior redemption, to convert any 10 1/2% Subordinated Debentures or portions thereof (in denominations of $1,000 or multiples thereof) into Common Stock of the Company, at the conversion price per share of Common Stock in effect for the 10 1/2% Convertible Preferred Stock at the Conversion Date (as defined), subject to adjustment as described below. Upon conversion any accrued and unpaid interest on the 10 1/2% Subordinated Debentures shall be paid to the holder thereof, at the option of the Company, either in (i) freely tradeable shares of Common Stock at the Conversion Price or (ii) in cash. The 10 1/2% Subordinated Debentures called for redemption will not be convertible after the close of business on the date fixed for redemption, unless the Company defaults in payment of the redemption price. No fractional shares of Common Stock will be issued as a result of conversion, but in lieu thereof, an appropriate amount based on the closing price of the Common Stock on the Trading Day immediately prior to the conversion will be paid in cash by the Company.

    The conversion price will be subject to adjustment in certain events, including (i) the payment of a dividend on any class of common stock of the Company; (ii) distributions, subdivisions or combinations of the Common Stock;
(iii) the issuance to all holders of Common Stock of certain rights or warrants (expiring within 60 days after the record date for determining stockholders entitled to receive them) to subscribe for or purchase shares of common stock of the Company of any class at less than current market price; or (iv) the payment of a dividend to all holders of Common Stock of any shares of capital stock of the Company (other than shares of its common stock of any class) or evidence of indebtedness, or other non-cash assets, other assets or rights or warrants to subscribe for or purchase any securities (other than those referred to above); or (v) the issuance to all holders of Common Stock of securities convertible into or exchangeable for shares of Common Stock for a consideration per share of Common Stock deliverable upon a conversion or exchange of the 10 1/2% Subordinated Debentures less than the current market price per share on the date of issuance of the 10 1/2% Subordinated Debentures. No adjustment of the conversion price will be required to be made until cumulative adjustments amount to 1% or more of the conversion price as last adjusted, and any adjustment below 1% will be carried forward.

    To the extent permitted by law, the Company from time to time may reduce the conversion price by any amount, if the Company has made a determination that such reduction would be advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock rights (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain United States Federal Income Tax Considerations--Adjustment of Conversion Price."

    In case of any reclassification of the Common Stock, any consolidation of the Company with, or merger of the Company into, any other entity, any merger of any entity into the Company (other than a merger that does not result in a reclassification, conversion, exchange or cancellation of the outstanding shares of Common Stock), any sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange whereby the Common Stock is converted into certain other securities, cash or other property, then the holders of each of the 10 1/2% Subordinated Debentures then outstanding shall have the right thereafter, during the period that the 10 1/2% Subordinated Debentures shall be convertible, to convert such 10 1/2% Subordinated Debentures only into the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which each 10 1/2% Subordinated Debenture would have been convertible immediately prior the reclassification, consolidation, merger, sale, transfer or share exchange.

OPTIONAL REDEMPTION

    The 10 1/2% Subordinated Debentures are not subject to any mandatory redemption, sinking fund or other similar provision. The 10 1/2% Subordinated Debentures will be redeemable at the option of the Company upon notice at any time, in whole or in part; PROVIDED, that the 10 1/2% Subordinated Debentures may not be redeemed prior to November 12, 2002 unless the closing price per share of Common Stock for 45 consecutive trading days ending no later than 30 calendar days prior to the date the redemption notice is mailed is at least 140% of the Adjusted IPO Price then in effect (which as of January 23, 1998 was $23.94). The redemption price shall equal 100% of the principal amount thereof, together with accrued interest through the redemption date.

    The ability of the Company to redeem 10 1/2% Subordinated Debentures is restricted under the terms of the New Credit Facility.

SUBORDINATION OF 10 1/2% SUBORDINATED DEBENTURES

    The indebtedness evidenced by the 10 1/2% Subordinated Debentures will be subordinate to the prior payment when due of all Senior Indebtedness. Upon maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, payment in full must be made on such Senior Indebtedness before any payment

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is made on or in respect of the 10 1/2% Subordinated Debentures. During the continuance of any default in payment or any event of default pursuant to the terms of any Senior Indebtedness, no payment may be made by the Company on or in respect of the 10 1/2% Subordinated Debentures. Upon any acceleration of the principal amount due on the 10 1/2% Subordinated Debentures or distribution of assets of the Company in any dissolution, winding-up, liquidation or reorganization of the Company, payment of the principal of, and interest on, the 10 1/2% Subordinated Debentures will be subordinated, to the extent and in the manner set forth in the Indenture, to the prior payment in full of all Senior Indebtedness. Such subordination will not prevent the occurrence of any Event of Default (as defined in the Indenture). "Senior Indebtedness" means the principal of (and premium, if any) and interest on all Indebtedness of the Company (other than the 10 1/2% Subordinated Debentures) (including, without limitation, any interest that would accrue but for the filing of a petition in bankruptcy, insolvency, reorganization or similar proceeding on such Indebtedness), whether outstanding on the date of issuance of the 10 1/2% Subordinated Debentures or thereafter created, incurred or assumed. Senior Indebtedness will not include
(i) Indebtedness of or monies owed by the Company for compensation to employees or for goods or materials purchased or for services rendered in the ordinary course of business, (ii) Indebtedness of the Company to any affiliate and (iii) any other Indebtedness which by the terms of the instrument creating or evidencing the same is specifically designated as not being senior in right of payment to the 10 1/2% Subordinated Debentures. "Indebtedness" means (i) any liability of any person (a) for borrowed money, (b) evidenced by bonds, debentures, notes or other similar instruments, (c) in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), (d) for the payment of the deferred purchase price of property or services or (e) as lessee under capital leases; (ii) all indebtedness of others secured by a lien on any asset of a person, whether or not such indebtedness is assumed by that person; (iii) any liability of others described in the preceding clause that the person has guaranteed; and (iv) to the extent not otherwise included, obligations under Currency Agreements and Interest Rate Agreements (as defined in the Indenture).

EVENTS OF DEFAULT AND REMEDIES

    An Event of Default is defined in the Indenture as being a default in payment of the principal of or premium, if any, when due, upon maturity, acceleration, redemption or otherwise, on any of the 10 1/2% Subordinated Debentures; default for 30 days in payment of any installment of interest on the 10 1/2% Subordinated Debentures; default by the Company for 45 days after notice in the observance or performance of any other convenants in the Indenture; and certain events involving bankruptcy, insolvency or reorganization of the Company. The Indenture provides that the Trustee may withhold notice to the holders of 10 1/2% Subordinated Debentures of any default (except in payment of principal, or premium, if any, or interest with respect to the 10 1/2% Subordinated Debentures) if the Trustee considers it in the interest of the holders of the 10 1/2% Subordinated Debentures to do so.

    The Indenture provides that if any Event of Default shall have occurred and be continuing the Trustee or the holders of not less that 25% in principal amount of the 10 1/2% Subordinated Debentures then outstanding may declare the principal of all 10 1/2% Subordinated Debentures to be due and payable immediately, but if the Company shall cure all defaults (except the nonpayment of interest and premium, if any, on and principal of any 10 1/2% Subordinated Debentures which shall have become due by acceleration) and certain other conditions are met, such declaration may be annulled and past defaults may be waived by the holders of a majority in principal amount of 10 1/2% Subordinated Debentures then outstanding.

    The holders of a majority in principal amount of the 10 1/2% Subordinated Debentures then outstanding shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

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
MODIFICATION OF THE INDENTURE

    The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the 10 1/2% Subordinated Debentures at the time outstanding (or prior to any exchange of 10 1/2% Subordinated Debentures for 10 1/2% Convertible Preferred Stock, with the consent of holders of not less than a majority of the outstanding shares of 10 1/2% Convertible Preferred Stock), to modify the Indenture or any supplemental indenture or the rights of the holders of the 10 1/2% Subordinated Debentures, except that no such modification shall (i) extend the final maturity of any 10 1/2% Subordinated Debentures, reduce the rate or extend the time for payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, change the provisions for redemption at the option of the holders in a manner adverse to the holders, impair or affect the right of a holder to insititute suit for the payment thereof, change the currency in which the 10 1/2% Subordinated Debentures are payable, impair the right to convert the 10 1/2% Subordinated Debentures into Common Stock, subject to the terms set forth in the Indenture, or change the subordination provisions in a way that adversely affects a holder, without the consent of the holder of each 10 1/2% Subordinated Debenture so affected; or (ii) reduce the aforesaid percentage of 10 1/2% Subordinated Debentures, the consent of the holders of which is required for any such modification.

                          DESCRIPTION OF CAPITAL STOCK

    The following summarizes the material terms of the capital stock of the Company.

GENERAL

    The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.01 per share, 15,505,022 of which are currently issued and outstanding (assuming no exercise of outstanding stock options, no conversion of Class A Common Stock into Common Stock and no conversion of the 10 1/2% Convertible Preferred Stock into Common Stock), 15,000,000 shares of Class A Common Stock, par value $.01 per share, 14,760,530 of which are currently issued and outstanding, 70,179 shares of Series A Exchangeable Preferred Stock, having a liquidation preference of $1,000 per share (the "Series A Exchangeable Preferred Stock"), no shares of which are currently outstanding, 40,000 shares of 10 1/2% Convertible Preferred Stock, having a liquidation preference of $1,000 per share, 36,626 shares of which are currently outstanding, and 393,195 shares of undesignated Preferred Stock, par value $.01 per share, none of which are currently outstanding.

COMMON STOCK

    The issued and outstanding shares of Common Stock and Class A Common Stock are, and the Conversion Shares being offered will be, upon issuance pursuant to conversion of the 10 1/2% Convertible Preferred Stock or the 10 1/2% Subordinated Notes, validly issued, fully paid and nonassessable. The rights of holders of Class A Common Stock and Common Stock are identical, except that, while any Class A Common Stock is outstanding, holders of Class A Common Stock elect a class of directors that constitutes two-thirds of the Board of Directors and holders of Common Stock elect a class of directors constituting one-third of the Board of Directors. The Class A Common Stock is convertible into Common Stock (i) at the option of the holder, (ii) automatically upon transfer to any person who is not an affiliate of Leslie B. Otten and (iii) automatically if the number of shares of Class A Common Stock outstanding at any time represent less than 20% of the combined voting power of Common Stock and Class A Common Stock outstanding at such time. The Common Stock is not convertible. Subject to the prior rights of the holders of any preferred stock, the holders of outstanding shares of Common Stock and Class A Common Stock are entitled to received dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. See "Dividend Policy." The shares of Common Stock and Class A Common Stock will have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of

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Common Stock and Class A Common Stock are entitled to receive on a pro rata basis the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Each outstanding share of Common Stock and Class A Common Stock is entitled to one vote on all matters submitted to a vote of shareholders.

    Under Maine law, the holders of any class of capital stock of a corporation, including holders of Common Stock, Class A Common Stock and 10 1/2% Convertible Preferred Stock, will be entitled to vote as a separate class on amendments to the Company's Articles of Incorporation that affect the relative rights of such class of capital stock. Thus, the holders of Common Stock are entitled to vote as a class with respect to, among other things, (i) changes in the designations, preferences, limitations and relative rights of the Common Stock, (ii) changes in the aggregate number of authorized shares or par value of the Common Stock,
(iii) exchanges, reclassifications or cancellations of the Common Stock into a different number or class, and (iv) the creation of new classes of shares having rights and preferences prior and superior to the rights of the Common Stock (or an increase in the rights and preferences of any such prior and superior other class). The holders of Common Stock will be entitled to vote as a class on any merger in which the Company would be a party if the plan of merger contains provisions affecting the rights of the Common Stock, which, if included in an amendment to the Company's Articles of Incorporation, would require a vote of the holders of the Common Stock as a separate class, including a proposed exchange or reclassification of the Common Stock. In these circumstances the holders of the Class A Common Stock would not be able to determine the outcome of the shareholder vote. On all other matters, except for the election of directors, holders of Common Stock, Class A Common Stock and 10 1/2% Convertible Preferred Stock will vote together as a single class.

    The Principal Shareholder borrowed funds to purchase Common Stock in the Concurrent Offering pursuant to a loan agreement with an institutional lender and has pledged shares of Common Stock and Class A Common Stock to secure the loan. In connection with the loan, the Company entered into a registration rights agreement containing customary provisions with the lender pursuant to which the lender will have the right to require the Company to register the shares pledged by the Principal Shareholder to secure the loan.

PREFERRED STOCK

    The Company's Board of Directors may, from time to time, without further action by the Company's shareholders direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each such series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of Common Stock and Class A Common Stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of shares of Common Stock and Class A Common Stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. The Board of Directors of the Company, without shareholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of Common Stock and Class A Common Stock.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION, BYLAWS AND
  MAINE LAW

    ARTICLES OF INCORPORATION AND BYLAWS. The Company's Articles of Incorporation contain, among other things, provisions authorizing the issuance of "blank check" preferred stock, 10 1/2% Convertible Preferred Stock with rights to elect two directors upon the occurrence of certain events and two classes of common stock. These provisions could delay, deter or prevent a merger, consolidation, tender offer or other

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
business combination or change of control involving the Company. See "Risk Factors--Potential Anti-Takeover Provisions."

    The Bylaws provide that any action required or permitted to be taken by the shareholders of the Company at an annual meeting or special meeting of shareholders may only be taken if it is properly brought before such meeting. Under the Bylaws, in order for any matter to be considered "properly brought" before a meeting, a shareholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying until the next shareholders' meeting, shareholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. See "Risk Factors--Potential Anti-Takeover Provisions."

    The Company is subject to certain provisions under the MBCA relating to the personal liability of directors. The MBCA provides that a director shall not be liable for monetary damages for a breach of fiduciary duty unless the director is found not to have acted honestly or in the reasonable belief that the action was in or not opposed to the best interests of the Company or its shareholders. Further, the Bylaws provide in all cases that the Company shall indemnify the Company's directors and officers to the fullest extent permitted by the MBCA. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

    MAINE ANTITAKEOVER STATUTE.  The Company is subject to the provisions of
Section 611-A of the MBCA (the "Antitakeover Law"). The Antitakeover Law prohibits a Maine corporation from engaging in a "business combination" with an "interested shareholder" for a period of five years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A "business combination" includes generally, mergers, asset sales, certain types of stock issuances, and other transactions resulting in a disproportionate financial benefit to the interested shareholder. Subject to certain exceptions, an "interested shareholder" is a person who owns, or within the preceding five years owned, 25% or more of the corporation's voting stock. See "Risk Factors--Potential Anti-Takeover Provisions."

    The MBCA provides generally that an amendment of a corporation's articles of incorporation must be adopted by the board of directors and approved by an affirmative vote of a majority of the shares entitled to vote on any matter. The MBCA provides generally that bylaws may be amended by a majority vote of the board of directors or the shareholders. The MBCA provides, however, that any Bylaws adopted or amended by the shareholders of the Company may not be amended or repealed by the board of directors for two years thereafter.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is Boston EquiServe
L.P.

             DESCRIPTION OF THE 10 1/2% CONVERTIBLE PREFERRED STOCK

GENERAL

    The Company has authorized 40,000 shares of 10 1/2% Convertible Preferred Stock. The initial liquidation preference of the 10 1/2% Convertible Preferred Stock is $1,000 per share and cumulative dividends are payable in cash on the fifth anniversary of the date of issuance or earlier at the Company's option at a rate of 10 1/2% per annum, compounded quarterly. The amount of accrued but unpaid dividends will be added to the liquidation preference per share of 10 1/2% Convertible Preferred Stock. The terms of the 10 1/2% Convertible Preferred Stock prohibit the Company from paying cash dividends on the Common Stock or Class A Common Stock, or any other stock of the Company ranking junior to the 10 1/2% Convertible Preferred Stock, unless all accrued dividends on the 10 1/2% Convertible Preferred Stock have been paid. In addition, the Company may not redeem any shares of Common Stock or Class A Common

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Stock, or any other stock of the Company ranking junior to the 10 1/2%
Convertible Preferred Stock, so long as any 10 1/2% Convertible Preferred Stock remains outstanding.

LIQUIDATION RIGHTS

    In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of 10 1/2% Convertible Preferred Stock shall be entitled to receive out of the assets of the Company an amount equal to the dividends accrued and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, and the liquidation preference of $1,000 per share, before any payment shall be made or any assets distributed to the holders of Common Stock or Class A Common Stock, or any other class or series of the Company's capital stock ranking junior as to liquidation rights to the 10 1/2% Convertible Preferred Stock; PROVIDED, however, that such rights shall accrue to the holders of 10 1/2% Convertible Preferred Stock only in the event that the Company's payments with respect to the liquidation preferences of the holders of capital stock of the Company ranking senior as to liquidation rights to the 10 1/2% Convertible Preferred Stock (the "Senior Liquidation Stock") are fully met. If the assets of the Company available for distribution after the liquidation preferences of the Senior Liquidation Stock are fully met are not sufficient to pay an amount equal to the liquidation preference to the holders of outstanding shares of 10 1/2% Convertible Preferred Stock and the liquidation preference to the holders of any other series of the Company's capital stock which may thereafter be issued having liquidation rights on a parity with the shares of 10 1/2% Convertible Preferred Stock (the "Parity Liquidation Stock"), then the assets of the Company shall be distributed ratably among the holders of the 10 1/2% Convertible Preferred Stock and the Parity Liquidation Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). Neither a consolidation, merger or other business combination of the Company with or into another corporation or other entity nor a sale or transfer of all or part of the Company's assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Company.

CONVERSION RIGHTS

    Each share of 10 1/2% Convertible Preferred Stock is convertible at any time, at the holder's option, into a number of shares of Common Stock initially equal to the liquidation preference per share of 10 1/2% Convertible Preferred Stock divided by $17.10, subject to antidilution adjustments for certain events, including (i) stock splits, stock dividends or combinations of Common Stock into a smaller number of shares, (ii) issuances of, or rights to acquire, Common Stock to the holders of Common Stock at less than fair market value and (iii) distributions of cash or property to holders of Common Stock. Upon conversion of the 10 1/2% Convertible Preferred Stock, any accrued and unpaid dividends shall be paid to the holder, at the option of the Company, either (i) in freely tradeable shares of Common Stock at the Conversion Price, or (ii) in cash. The aggregate liquidation preference of the 36,626 outstanding shares of 10 1/2% Convertible Preferred Stock was $37.4 million as of January 30, 1998 and such securities were convertible as of that date into 2,188,991 shares of Common Stock. Assuming the 10 1/2% Convertible Preferred Stock remains outstanding until its maturity in 2002 and no dividends are paid prior to maturity, it will have a final liquidation preference of approximately $61.5 million and will be convertible into 3,595,718 shares of Common Stock.

EXCHANGE RIGHTS

    The Company may, at its option, on the first day of any calendar quarter commencing January 1, 1998, exchange the shares of 10 1/2% Convertible Preferred Stock, in whole but not in part, for 10 1/2% Subordinated Debentures due November 12, 2002 in a principal amount equal to $1,000 for each share of 10 1/2% Convertible Preferred Stock, plus cash (or, at the option of the Company, additional 10 1/2% Subordinated Debentures) in an amount equal to all accrued but unpaid dividends. The 10 1/2% Subordinated Debentures will bear interest at a rate of 10 1/2% per annum payable in cash quarterly in

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arrears (or, at the option of the Company, accruing and compounding quarterly).
The terms of the 10 1/2% Subordinated Debentures as to conversion and redemption are substantially similar to those contained in the 10 1/2% Convertible Preferred Stock. See "Description of the 10 1/2% Subordinated Debentures."

REDEMPTION

    If such shares are not previously converted into Common Stock, the Company is required to redeem all outstanding shares of 10 1/2% Convertible Preferred Stock on November 12, 2002 at a price equal to $1,000 per share plus any accrued and unpaid dividends thereon as of the date of redemption (the "Redemption Price"). In addition, the Company may, at its option, redeem the outstanding shares of 10 1/2% Convertible Preferred Stock at any time, at the Redemption Price, provided that the closing price of the Common Stock exceeds $23.94 per share (subject to adjustment to reflect stock splits, stock dividends and similar events) for 45 consecutive trading days ending no more than 30 days prior to the notice of redemption.

VOTING RIGHTS

    The holders of 10 1/2% Convertible Preferred Stock have the right to vote on an as-converted basis with the holders of the Common Stock except that the holders have no voting rights with respect to the election of directors, other than upon the occurrence of certain defaults by the Company (including non-payment of dividends when due), failure to redeem the 10 1/2% Convertible Preferred Stock as may be required, and defaults under any other indebtedness of the Company in excess of $5.0 million. Upon (and during the continuation of) such a default the Board of Directors will be increased by two members and the holders of the 10 1/2% Convertible Preferred Stock will have the right to elect the two additional directors. The holders of the 10 1/2% Convertible Preferred Stock will also have the right to vote as a class on amendments to the Company's Articles of Incorporation and certain other matters that affect the relative rights of such holders.

REGISTRATION RIGHTS

    Pursuant to the Canyons Registration Rights Agreement, the Company has agreed, subject to the Lock-up Agreement, to register for resale the shares of 10 1/2% Convertible Preferred Stock and the 10 1/2% Subordinated Notes and the shares of Common Stock into which such securities are convertible pursuant to a shelf registration statement (of which this Prospectus forms a part) and to maintain such registration statement in effect until such Securities are sold or become freely tradeable pursuant to Rule 144 under the Securities Act. The Company will be required to pay a fee at a rate of three percent (3%) per annum with respect to any period such registration statement is not effective and such holder holds Securities. The Company has agreed to pay all expenses relating to such registration, including underwriting discounts and commissions payable in connection with any sale of the Securities pursuant to the Canyons Registration Rights Agreement (up to a maximum of three percent (3%) of the sales price thereof), and to indemnify the holders against certain liabilities in connection with registered offerings under the Canyons Registration Rights Agreement.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion summarizes the material federal income tax considerations generally applicable to the issuance, purchase, ownership and disposition of the Securities. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, judicial decisions and Internal Revenue Service ("IRS") rulings and practice all as in effect as of the date hereof. Future legislation, regulations, administrative rulings or court decisions could significantly change such authorities either prospectively or retroactively. Any such change may be applied retroactively in a manner that could adversely affect a holder of the Securities. The following discussion does not address the tax consequences of the purchase, ownership, and disposition of the Securities by a holder under state, local or

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
foreign law nor does the discussion address all aspects of federal income taxation that may be important to a holder in light of such holder's particular circumstances or to holders subject to special rules including, without limitation, S corporations, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, taxpayers subject to alternative minimum tax and persons holding the Securities as part of a hedging or conversion transaction or a straddle. The discussion assumes that the holders of Securities will hold such shares as "capital assets" within the meaning of Section 1221 of the Code. This discussion also assumes that the 10 1/2% Subordinated Debentures will be treated as debt for United States federal income tax purposes. However, no assurance can be given in this regard since the characterization of the 10 1/2% Subordinated Debentures will be determined based on the facts in existence at the time they are issued. Therefore, depending on the facts in existence at the time the 10 1/2% Subordinated Debentures are issued, the 10 1/2% Subordinated Debentures might constitute equity for United States federal income tax purposes, in which case the federal tax consequences would differ from those described below.

    The following discussion is limited to the United States federal income tax consequences relevant to a holder of the Securities that is a citizen or resident of the United States, or any state thereof, or a corporation or other entity created or organized under the laws of the United States, or any political subdivision thereof, or an estate the income of which is subject to United States federal income tax regardless of its source or a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

    No ruling from the IRS concerning the federal income tax consequences of the purchase, ownership, and disposition of the Securities has or will be requested. The consequences set forth in this discussion are not binding on the IRS or the courts and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court if the issues are litigated.

    THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE HOLDER OF A SECURITY SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP OR DISPOSITION OF THE SECURITIES INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN INCOME TAX LAWS, AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

DIVIDENDS ON 10 1/2% CONVERTIBLE PREFERRED STOCK OR COMMON STOCK

    Dividends paid on the 10 1/2% Convertible Preferred Stock or the Common Stock will be taxable to a holder as (i) ordinary dividend income to the extent of the Company's current or accumulated earnings and profits (as determined for federal income tax purposes), (ii) a return of capital that will reduce the holder's adjusted tax basis in such 10 1/2% Convertible Preferred Stock or Common Stock to the extent, if any, the distribution exceeds the Company's current or accumulated earnings and profits (as determined for federal income tax purposes) and (iii) gain from the sale or exchange of property to the extent, if any, the portion of the distribution not treated as a dividend exceeds such holder's adjusted tax basis in such 10 1/2% Convertible Preferred Stock or Common Stock. For purposes of the remainder of this discussion, the term "dividend" refers to a distribution taxed as ordinary income as described above unless the context indicates otherwise.

    Dividends received by corporate holders (other than S corporations) will generally be eligible for the 70% dividends-received deduction under Section 243 of the Code, subject to limitations contained in Sections 246 and 246A of the Code. Corporate holders should consult their tax advisors to determine the availability of the dividends-received deduction and the application of any potential limitations under Sections 246 and 246A of the Code.

    Section 246(c) of the Code, as recently modified, requires that in order for a corporation to be eligible for the dividends-received deduction with respect to dividends paid or accrued after September 5, 1993,

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the corporate shareholder must generally hold the 10 1/2% Convertible Preferred
Stock for a 46-day minimum holding period during the 90-day period beginning on the date that is 45 days before the date on which such share becomes ex-dividend with respect to such dividend (or in the case of a dividend on 10 1/2% Convertible Preferred Stock attributable to a period or periods aggregating more than 366 days, a minimum period of 91 days during the 180-day period beginning on the date which is 90 days before the date on which the stock becomes ex-dividend with respect to such dividend). A taxpayer's holding period is reduced for periods during which the shareholder's risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales or other similar transactions. Section 246(c) also denies the dividends-received deduction to the extent that a corporate taxpayer is under an obligation with respect to substantially similar or related property, to make payments corresponding to the dividend received. Under Section 246(b) of the Code, the aggregate dividends-received deductions allowed may not exceed 70% of the taxable income (with certain adjustments) of the corporate shareholder if the holder owns less than 20% of the distributing corporation's stock. The percentage increases to 80% if the holder owns 20% or more of the distributing corporation. Moreover, under Section 246A of the Code, to the extent that a corporate shareholder incurs indebtedness "directly attributable" to investment in the 10 1/2% Convertible Preferred Stock and the 10 1/2% Convertible Preferred Stock constitutes "debt financed portfolio stock" within the meaning of Section 246A(c)(1) of the Code, the dividends-received deduction is proportionately reduced.

    Section 1059 of the Code requires a corporate shareholder to reduce its adjusted tax basis (but not below zero) in the 10 1/2% Convertible Preferred Stock or the Common Stock by the "nontaxed portion" of any "extraordinary dividend" if the holder has not held its 10 1/2% Convertible Preferred Stock or Common Stock, respectively, for more than two years before the earliest of the date such dividend is agreed to, announced or declared. In addition, if the non-taxed portion of the extraordinary dividend exceeds basis, gain must be recognized. The gain will be treated as gain from the sale or exchange of stock. Corporate holders should also consult their tax advisors concerning the potential application of Section 1059 of the Code to dividends paid on the 10 1/2% Convertible Preferred Stock or the Common Stock.

    Although the Company does not expect to have significant accumulated earnings and profits for Federal income tax purposes as of the date of this offering, current and accumulated earnings and profits are computed annually at the close of the taxable year in which the distribution is paid. As a result, whether dividends on the 10 1/2% Convertible Preferred Stock will be treated as a return of capital or ordinary income will depend principally on the amount of earnings and profits for Federal income tax purposes which are generated by the Company in 1998 and future years.

REDEMPTION PREMIUM ON 10 1/2% CONVERTIBLE PREFERRED STOCK

ACCRUAL OF REDEMPTION PREMIUM, IF ANY, IN CONNECTION WITH MANDATORY REDEMPTION OF 10 1/2% CONVERTIBLE
PREFERRED STOCK

    Under Section 305(c) of the Code and the applicable Treasury Regulations thereunder, if the redemption price of 10 1/2% Convertible Preferred Stock exceeds its issue price (the "redemption premium"), holders could be required to recognize such redemption premium under a constant yield method similar to that described for accruing original issue discount (see "--Original Issue Discount on 10 1/2% Subordinated Debentures") as a constructive distribution of additional 10 1/2% Convertible Preferred Stock to the holder (treated as a dividend to the extent of the Company's current and accumulated earnings and profits and otherwise subject to the treatment described above for dividends) over the period beginning on the issuance date and ending on the mandatory redemption date. In general, the issue price of the 10 1/2% Convertible Preferred Stock that is sold for money should be the price at which a substantial amount of such stock is sold. Constructive dividend treatment will not result if the redemption premium does not exceed a DE MINIMIS amount (I.E., less than 0.25% of the product of (i) the number of complete years to redemption and (ii) the liquidation preference of the holder's 10 1/2% Convertible Preferred Stock). The Company intends to take the position that no redemption premium exists.

ACCRUAL OF REDEMPTION PREMIUM, IF ANY, IN CONNECTION WITH OPTIONAL REDEMPTION OF
  10 1/2% CONVERTIBLE PREFERRED STOCK

    In addition to the above redemption premium accrual rules applicable to a mandatory redemption, holders could be required to recognize any redemption premium under a constant yield method similar to that described for accruing original issue discount (see "--Original Issue Discount on 10 1/2% Subordinated Debentures") over a period beginning on the issue date and ending prior to the mandatory redemption date if, based on all the facts and circumstances, the optional redemption is deemed exercised (I.E., optional redemption is deemed more likely than not to occur) prior to the mandatory redemption date. If stock may be redeemed at more than one time, the time and price at which such redemption is most likely to occur must be determined based on all the facts and circumstances. Applicable Treasury Regulations provide a "safe harbor" under which a right to redeem will not be treated as more likely than not to occur if
(i) the issuer and holder are not related within the meaning of the Treasury Regulations; (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the issuer to redeem the stock (disregarding, for this purpose, a separate mandatory redemption); and (iii) exercise of the right to redeem would not reduce the yield of the stock, as determined under the Treasury Regulations. Constructive dividend treatment will not result if the redemption premium does not exceed a DE MINIMIS amount (I.E., less than the 0.25% of the product of (i) the number of complete years to the deemed redemption and (ii) the liquidation preference of the holder's 10 1/2% Convertible Preferred Stock). The Company intends to take the position that the existence of the Company's optional redemption right does not result in a constructive distribution to the holders.

REDEMPTION AND EXCHANGE OF 10 1/2% CONVERTIBLE PREFERRED STOCK

    A redemption of shares of 10 1/2% Convertible Preferred Stock for cash, or an exchange of shares of 10 1/2% Convertible Preferred Stock for 10 1/2% Subordinated Debentures, will be a taxable event.

REDEMPTION OF 10 1/2% CONVERTIBLE PREFERRED STOCK

    A redemption of shares of 10 1/2% Convertible Preferred Stock for cash will be treated as a dividend to the extent of the Company's current or accumulated earnings and profits, unless the redemption (i) results in a "complete termination" of the shareholder's stock interest in the Company under Section 302(b)(3) of the Code, (ii) is "substantially disproportionate" with respect to the shareholder under Section 302(b)(2) of the Code or (iii) is "not essentially equivalent to a dividend" with respect to the shareholder under Section 302(b)(1) of the Code. In determining whether any of these tests have been met, the shareholder must take into account not only stock actually owned, but also stock constructively owned within the meaning of Section 318 of the Code. Generally, the Code Section 318 constructive ownership rules treat a shareholder as owning (i) shares owned by certain relatives, related corporations, partnerships, estates or trusts, or (ii) shares the shareholder has an option to acquire.

    A distribution to a shareholder is "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the shareholder's stock interest in the Company. If, as a result of a redemption for cash of the 10 1/2% Convertible Preferred Stock, a shareholder of the Company, whose relative stock interest in the Company is minimal and who exercises no control over corporate affairs, suffers a modest reduction in his proportionate interest in the Company (including any ownership of Common Stock and any shares constructively owned), that shareholder pursuant to Revenue Ruling 76-385 may be regarded as receiving a distribution "not essentially equivalent to a dividend," but there can be no certainty as to such treatment because the applicable test is not based on numerical criteria. Satisfaction of the "complete termination" and "substantially disproportionate" exceptions is dependent upon compliance with the objective tests set forth in Sections 302(b)(3) and 302(b)(2) of the Code, respectively. A holder should consult its tax advisor to determine the potential applicability of either exception in connection with a complete or partial redemption.

    If the redemption is not treated as a distribution taxable as a dividend, the redemption of the 10 1/2% Convertible Preferred Stock for cash would result in taxable gain or loss equal to the difference between the amount of cash received (less any portion thereof attributable to accumulated and declared but unpaid dividends which will be taxable as a dividend to the extent of the Company's earnings and profits, see "-- Dividends on 10 1/2% Convertible Preferred Stock or Common Stock") and the shareholder's adjusted tax basis in the 10 1/2% Convertible Preferred Stock redeemed or sold. The gain or loss will generally be treated as gain or loss from the sale or exchange of stock.

EXCHANGE OF 10 1/2% CONVERTIBLE PREFERRED STOCK FOR 10 1/2% SUBORDINATED
  DEBENTURES

    An exchange of 10 1/2% Convertible Preferred Stock for 10 1/2% Subordinated Debentures at the option of the Company will be subject to the same general rules as a redemption for cash, including the rules for treating the redemption as a dividend or as a sale or exchange. However, because the 10 1/2% Subordinated Debentures will be convertible into Common Stock, which a holder of the 10 1/2% Subordinated Debentures will be deemed to own under the constructive ownership rules of Section 318 of the Code, the receipt of 10 1/2% Subordinated Debentures in exchange for the Convertible Preferred Stock would not qualify under the "complete termination" or "substantially disproportionate" tests described above. As noted above, the "not essentially equivalent to a dividend" test requires that the distribution result in a meaningful reduction of the shareholder's stock interest in the Company in order for the distribution to qualify as a sale or exchange. Because a holder will be deemed for purposes of
Section 302(b) of the Code to own shares of Common Stock into which 10 1/2% Subordinated Debentures are convertible under a literal interpretation of the Code, Treasury Regulations and IRS rulings, the receipt of 10 1/2% Subordinated Debentures in exchange for 10 1/2% Convertible Preferred Stock will be taxable as a dividend to the extent of the shareholder's allocable share of the Company's earnings and profits because the exchange does not result in any reduction in stock interest in the Company. Accordingly, each holder is urged to consult its tax advisor regarding this issue, including the possible effect of the disposition of a portion of its interest in the Company contemporaneously and as part of an integrated plan with the exchange of the 10 1/2% Convertible Preferred Stock for 10 1/2% Subordinated Debentures.

    If the amount received in an exchange of the 10 1/2% Convertible Preferred Stock is treated as a distribution that is taxable as a dividend, as opposed to consideration received in a sale or exchange, the amount of the distribution will equal the fair market value of the 10 1/2% Subordinated Debentures received by the shareholder determined as of the exchange date. A shareholder's tax basis in the exchanged 10 1/2% Subordinated Debentures received will also equal the fair market value of the 10 1/2% Subordinated Debentures received by the shareholder determined as of the exchange date. The shareholder's adjusted tax basis in the redeemed 10 1/2% Convertible Preferred Stock would be transferred to any remaining stock holdings in the Company. If the shareholder does not retain any stock ownership in the Company, it is unclear whether the shareholder would be permitted to transfer such basis to any 10 1/2% Subordinated Debentures received in the redemption or will lose such basis entirely.

    If at the time 10 1/2% Convertible Preferred Stock is exchanged for 10 1/2% Subordinated Debentures, the tax basis of such 10 1/2% Subordinated Debentures (excluding the amount thereof attributable to the conversion feature as determined under Treasury Regulation Section 1.171-1(c)(1)) exceeds the amount payable at the maturity date (or earlier redemption date, if appropriate) of the 10 1/2% Subordinated Debentures, such excess will be deductible, subject to certain limitations with respect to individuals, by the holder of such 10 1/2% Subordinated Debentures as amortizable bond premium over the term of the 10 1/2% Subordinated Debentures (taking into account earlier call dates, as appropriate), under a yield to maturity formula, but only if an election by the taxpayer under Section 171 of the Code is in effect or is made. Such election is binding once made and applies to all debt obligations owned or subsequently acquired by the taxpayer. Under the Code, the amortizable bond premium will be treated as an offset to interest income on the 10 1/2% Subordinated Debentures rather than as a separate deduction item unless otherwise provided in future regulations. Proposed Treasury Regulations issued on June 2, 1996, which are not yet effective, would modify the described rules under Section 171 of the Code in order to coordinate such rules with the rules relating to OID.

ORIGINAL ISSUE DISCOUNT ON 10 1/2% SUBORDINATED DEBENTURES

    If the 10 1/2% Convertible Preferred Stock is exchanged for 10 1/2% Subordinated Debentures at a time when the "stated redemption price at maturity" (as defined below) of such 10 1/2% Convertible Subordinated Debentures exceeds their "issue price" (as defined below) by an amount equal to or greater than 0.25% of the product of (i) the stated redemption price at maturity and (ii) the number of complete years to maturity of the holder's 10 1/2% Subordinated Debentures, the debentures will be treated as having "original issue discount" ("OID") equal to the entire amount of such excess.

    The "issue price" of a 10 1/2% Subordinated Debenture will be equal to (i) its fair market value as of the issue date if the 10 1/2% Subordinated Debentures are traded on an established market as defined in Treasury Regulations or (ii) the fair market value as of the issue date of the 10 1/2% Convertible Preferred Stock if such 10 1/2% Convertible Preferred Stock is traded on an established securities market as defined in Treasury Regulations but the 10 1/2% Subordinated Debentures are not so traded. If neither the 10 1/2% Convertible Preferred Stock nor the 10 1/2% Subordinated Debentures are so traded and if Section 374 applies to the 10 1/2% Subordinated Debentures, the issue price of the 10 1/2% Subordinated Debentures is determined under Section 1274 of the Code. Otherwise the issue price is its stated redemption price at maturity as described below. If Section 1274 applies, the issue price will be the stated principal amount of the 10 1/2% Subordinated Debentures provided that the yield on the 10 1/2% Subordinated Debentures is equal to or greater than the appropriate "applicable federal rate" in effect at the time the 10 1/2% Subordinated Debentures are issued. If the yield on the 10 1/2% Subordinated Debentures is less than such applicable federal rate, the issue price of such 10 1/2% Subordinated Debentures under Section 1274 of the Code will be equal to the present value as of the issue date of all payments to be made on the 10 1/2% Subordinated Debentures discounted at the applicable federal rate.

    The "stated redemption price at maturity" of a 10 1/2% Subordinated Debenture is the sum of all payments required by the debt instrument, other than payments of "qualified stated interest" (defined generally as stated interest that is unconditionally payable in cash or in property (other than debt instruments of the Company) at least annually at a single fixed rate that appropriately takes into account the length of intervals between payments).

    If the 10 1/2% Subordinated Debentures are issued with OID, a holder of a 10 1/2% Subordinated Debenture would generally be required to include in gross income (irrespective of its method of accounting) a portion of such OID for each year during which it holds such a 10 1/2% Subordinated Debenture, even though the cash to which such income is attributable would not be received until maturity or redemption of the 10 1/2% Subordinated Debenture.

    Stated interest on the 10 1/2% Subordinated Debentures should be includible in income by a holder in accordance with such holder's method of accounting.

    The 10 1/2% Subordinated Debentures may have "amortizable bond premium" or "market discount" if the 10 1/2% Subordinated Debentures are not publicly traded because in such case a holder's basis in a 10 1/2% Subordinated Debenture might not be equal to such 10 1/2% Subordinated Debenture's issue price. There can be no assurances that the 10 1/2% Subordinated Debentures will be characterized as publicly traded. Holders should consult their tax advisors to determine whether the 10 1/2% Subordinated Debentures are publicly traded within the meaning of
Section 1273 of the Code and the potential application of the Code's "amortizable bond premium" or "market discount" provisions to the 10 1/2% Subordinated Debentures.

REDEMPTION OF 10 1/2% SUBORDINATED DEBENTURES

    Generally, any redemption of 10 1/2% Subordinated Debentures by the Company would result in taxable gain or loss equal to the difference between the amount of cash received (except to the extent that cash received is attributable to accrued interest not previously included in income) and the holder's adjusted tax basis in the 10 1/2% Subordinated Debentures. The adjusted tax basis of a holder who received a 10 1/2% Subordinated Debenture in exchange for 10 1/2% Convertible Preferred Stock will generally be equal to (i) the fair market value of the 10 1/2% Subordinated Debenture on the exchange date plus (ii) any OID on the 10 1/2% Subordinated Debenture included in the holder's income prior to redemption of the 10 1/2% Subordinated Debenture and (iii) reduced by any cash payments on the 10 1/2% Subordinated Debentures other than "qualified stated interest" payments, whether such payments are denominated as principal or interest. Each holder should consult its tax advisor as to whether its adjusted tax basis may also include any amount recognized as a dividend in the exchange of the 10 1/2% Convertible Preferred Stock for 10 1/2% Subordinated Debentures or may otherwise differ from the above.

CONVERSION OF 10 1/2% CONVERTIBLE PREFERRED STOCK INTO COMMON STOCK

    No gain or loss will be recognized for federal income tax purposes on conversion of 10 1/2% Convertible Preferred Stock, except with respect to any cash received in lieu of a fractional share interest or to the extent any cash or shares of Common Stock are attributable to dividend arrearage on the 10 1/2% Convertible Preferred Stock not previously included in income. The amount of gain recognized upon the conversion of 10 1/2% Convertible Preferred Stock into Common Stock as a result of the receipt of cash in lieu of fractional shares will generally equal the difference between the cash received and the shareholder's adjusted tax basis allocable to such fractional shares. Cash or shares of Common Stock attributable to dividend arrearage on the 10 1/2% Convertible Preferred Stock will be characterized as a payment of the dividend arrearage. (See "--Dividends on 10 1/2% Convertible Preferred Stock or Common Stock.") Except for any Common Stock treated as a payment of a dividend arrearage, the tax basis of the shares of Common Stock received upon conversion will be equal to the tax basis of the 10 1/2% Convertible Preferred Stock converted (excluding any basis allocable to any fractional shares), and the holding period of the shares of Common Stock will include the holding period of the 10 1/2% Convertible Preferred Stock. The tax basis for the shares of Common Stock attributable to dividend arrearage on the 10 1/2% Convertible Preferred Stock will generally equal the amount of such arrearage, and the holding period of the shares of Common Stock will begin on the day following payment.

CONVERSION OF 10 1/2% SUBORDINATED DEBENTURES INTO COMMON STOCK

    No gain or loss will be recognized for federal income tax purposes on conversion of 10 1/2% Subordinated Debentures solely into shares of Common Stock, except with respect to any cash received in lieu of a fractional share interest or to the extent any cash or Common Stock is attributable to accrued and unpaid interest and OID on the 10 1/2% Subordinated Debentures not previously included in income. The amount of gain recognized upon the conversion of 10 1/2% Subordinated Debentures into Common Stock as a result of the receipt of cash in lieu of fractional shares will generally equal the difference between the cash received and the shareholder's adjusted tax basis allocable to such fractional shares. Cash or Common Stock attributable to unpaid interest and OID on the 10 1/2% Subordinated Debentures will be characterized as a payment of interest. Except for any Common Stock treated as a payment of interest and OID, the tax basis of the shares of Common Stock received upon conversion will be equal to the tax basis of the 10 1/2% Subordinated Debentures (excluding any basis allocable to any fractional shares), and the holding period of the shares of Common Stock will include the holding period of the 10 1/2% Subordinated Debentures converted. The tax basis for the shares of Common Stock attributable to unpaid interest and OID will generally equal the amount of the unpaid interest and OID, and the holding period of the shares of Common Stock will begin on the day following payment.

ADJUSTMENT OF CONVERSION PRICE

    Treasury Regulations issued under Section 305 of the Code treat certain adjustments to conversion provisions of stock such as the 10 1/2% Convertible Preferred Stock and securities such as the 10 1/2% Subordinated Debentures as constructive distributions of stock with respect to preferred stock or convertible securities (which are treated as stock for this purpose). Although the holders would not receive any cash upon a conversion price adjustment, such constructive distributions would be taxable to holders of 10 1/2% Convertible Preferred Stock or 10 1/2% Subordinated Debentures as described above under the caption "--Dividends on 10 1/2% Convertible Preferred Stock and Common Stock." The conversion rates of the 10 1/2% Convertible Preferred Stock and the 10 1/2% Subordinated Debentures are subject to adjustment under certain circumstances. In general, any adjustment increasing the number of shares of Common Stock into which the 10 1/2% Convertible Preferred Stock or 10 1/2% Subordinated Debentures can be converted could constitute a constructive distribution of stock to holders of 10 1/2% Convertible Preferred Stock or 10 1/2% Subordinated Debentures unless made pursuant to a bona fide, reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of 10 1/2% Convertible Preferred Stock or 10 1/2% Subordinated Debentures. Any adjustment in the conversion price to compensate holders of 10 1/2% Convertible Preferred Stock or 10 1/2% Subordinated Debentures for taxable distributions of cash or property on any of the outstanding Common Stock of the Company will be treated as a constructive distribution of stock to holders of 10 1/2% Convertible Preferred Stock or 10 1/2% Subordinated Debentures. Holders should consult their tax advisors to determine whether any conversion price adjustment results in a constructive distribution under Section 305(c) of the Code.

CAPITAL GAIN OR LOSS

    Gain or loss recognized in connection with (i) the redemption of the 10 1/2% Convertible Preferred Stock or a 10 1/2% Subordinated Debenture, (ii) the receipt of cash in lieu of fractional shares of Common Stock or (iii) the portion of a distribution not treated as a dividend that exceeds a holder's adjusted tax basis in its 10 1/2% Convertible Preferred Stock, in each case, would be capital gain or loss and in the case of a non-corporate holder will be mid-term or long-term capital gain if the holding period for the 10 1/2% Convertible Preferred Stock or 10 1/2% Subordinated Debenture is more than one year or eighteen months, respectively.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    A holder of 10 1/2% Convertible Preferred Stock, 10 1/2% Subordinated Debentures or Common Stock may be subject to backup withholding at the rate of 31% with respect to "reportable payments," which may include payments of dividends and interest, OID and the gross proceeds of a sale of the 10 1/2% Convertible Preferred Stock, 10 1/2% Subordinated Debentures or Common Stock, as the case may be. The payor will be required to deduct and withhold the prescribed amounts unless such holder (i) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of 10 1/2% Convertible Preferred Stock, 10 1/2% Subordinated Debentures or Common Stock who does not provide the Company with his or her correct taxpayer identification number may be subject to penalties imposed by the IRS. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the holder's federal income tax liabilities, so long as the required information is provided to the IRS. The Company will report to the holders of 10 1/2% Convertible Preferred Stock, 10 1/2% Subordinated Debentures or Common Stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payment on the Securities.

                                 LEGAL MATTERS

    Certain legal matters with respect to the Securities offered by the Company hereby will be passed upon for the Company by Pierce Atwood, Portland, Maine.

                                    EXPERTS

    The consolidated balance sheet of American Skiing Company as of July 28, 1996 and July 27, 1997 and the consolidated statements of operations, of changes in shareholders' equity, and of cash flows of the Company for the three years ended July 27, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated balance sheet of S-K-I Ltd. as of July 31, 1994 and 1995, and the consolidated statements of income, of changes in shareholders' equity and of cash flows of S-K-I Ltd. for each of the three years in the period ended July 31, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The combined balance sheets of the Kamori Combined Entities as of May 31, 1996 and 1997 and the combined statements of operations, stockholders' equity and cash flows of the Kamori Combined Entities for each of the three years in the period ended May 31, 1997 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
AMERICAN SKIING COMPANY
  Report of Independent Accountants--July 28, 1996 and July 27, 1997 and for the three years in the period
    ended July 27, 1997....................................................................................        F-2
  Consolidated Balance Sheet--July 28, 1996 and July 27, 1997..............................................        F-3
  Consolidated Statement of Operations--For the years ended July 30, 1995, July 28, 1996 and July 27,
    1997...................................................................................................        F-4
  Consolidated Statement of Changes in Shareholders' Equity--For the years ended July 30, 1995, July 28,
    1996 and July 27, 1997.................................................................................        F-5
  Consolidated Statement of Cash Flows--For the years ended July 30, 1995, July 28, 1996 and July 27,
    1997...................................................................................................        F-6
  Notes to Consolidated Financial Statements...............................................................        F-8
  Condensed Consolidated Balance Sheet--October 26, 1997 and October 27, 1996 (unaudited)..................       F-30
  Condensed Consolidated Statement of Operations--For the three months ended October 26, 1997 and October
    27, 1996 (unaudited)...................................................................................       F-31
  Condensed Consolidated Statement of Cash Flows--For the three months ended October 26, 1997 and October
    27, 1996 (unaudited)...................................................................................       F-32
  Notes to (Unaudited) Condensed Consolidated Financial Statements.........................................       F-33

S-K-I LTD.
  Report of Independent Accountants........................................................................       F-35
  Consolidated Balance Sheet--July 31, 1994 and 1995.......................................................       F-36
  Consolidated Statement of Income--For the years ended July 31, 1993, 1994, and 1995......................       F-37
  Consolidated Statement of Changes in Stockholders' Equity--For the three years ended July 31, 1995.......       F-38
  Consolidated Statement of Cash Flows--For the years ended July 31, 1993, 1994, and 1995..................       F-39
  Notes to Consolidated Financial Statements...............................................................       F-40
  Consolidated Balance Sheet--April 28, 1996 (unaudited)...................................................       F-49
  Consolidated Statement of Income--For the nine months ended April 30, 1995 and April 28, 1996
    (unaudited)............................................................................................       F-50
  Consolidated Statement of Cash Flows--For the nine months ended April 30, 1995 and April 28, 1996
    (unaudited)............................................................................................       F-51
  Notes to (Unaudited) Condensed Consolidated Financial Statements.........................................       F-52

KAMORI COMBINED ENTITIES
  Report of Independent Public Accountants.................................................................       F-55
  Combined Balance Sheets as of May 31, 1996 and 1997......................................................       F-56
  Combined Statements of Operations for the years ended May 31, 1995, 1996 and 1997........................       F-57
  Combined Statements of Stockholders' Equity for the years ended May 31, 1995,
    1996 and 1997..........................................................................................       F-58
  Combined Statements of Cash Flows for the years ended May 31, 1995, 1996 and 1997........................       F-59
  Notes to Combined Financial Statements...................................................................       F-60
  Condensed Combined Balance Sheets as of August 31, 1996 and 1997 (unaudited).............................       F-68
  Condensed Combined Statement of Operations for the three months ended
    August 31, 1996 and 1997 (unaudited)...................................................................       F-70
  Condensed Combined Statements of Cash Flows for the three months ended
    August 31, 1996 and 1997 (unaudited)...................................................................       F-71
  Notes to Condensed Combined Financial Statements as of August 31, 1996 and 1997 (unaudited)..............       F-72

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of American Skiing Company

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of American Skiing Company and its subsidiaries at July 28, 1996 and July 27, 1997, and the results of their operations and their cash flows for each of the three years in the period ended July 27, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
Boston, MA
September 19, 1997, except as to Note 16 which is as of October 10, 1997

                            AMERICAN SKIING COMPANY

                           CONSOLIDATED BALANCE SHEET

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                          JULY 28,      JULY 27,
                                                                                            1996          1997
                                                                                        ------------  ------------
ASSETS
Current assets
  Cash and cash equivalents...........................................................  $      3,185  $     15,558
  Restricted cash.....................................................................           902         2,812
  Investments held in escrow..........................................................        14,497       --
  Accounts receivable.................................................................         2,458         3,801
  Inventory...........................................................................         5,025         7,282
  Prepaid expenses....................................................................         3,371         1,579
  Deferred financing costs............................................................         1,056         1,338
  Real estate developed for sale......................................................         1,331           537
  Assets held for sale................................................................        14,921       --
  Deferred tax assets.................................................................           588           422
                                                                                        ------------  ------------
    Total current assets..............................................................        47,334        33,329

Property and equipment, net...........................................................       227,470       252,346
Goodwill..............................................................................         6,540        10,664
Deferred financing costs..............................................................         7,911         8,093
Long-term investments.................................................................         4,343         3,507
Other assets..........................................................................         3,378         6,398
Real estate developed for sale........................................................       --             23,003
Assets held for sale..................................................................         1,756       --
                                                                                        ------------  ------------
    Total assets......................................................................  $    298,732  $    337,340
                                                                                        ------------  ------------
                                                                                        ------------  ------------
LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY
Current liabilities
  Line of credit and current portion of long-term debt................................  $     22,893  $     39,748
  Accounts payable and other current liabilities......................................        17,403        25,738
  Deposits and deferred revenue.......................................................         3,541         4,379
  Demand note, shareholder............................................................         5,200         1,933
                                                                                        ------------  ------------
    Total current liabilities.........................................................        49,037        71,798

Long-term debt, excluding current portion.............................................        41,035        46,833
Subordinated notes and debentures.....................................................       146,792       149,749
Other long-term liabilities...........................................................         6,778         7,898
Minority interest in subsidiary.......................................................         2,492           626
Deferred income taxes.................................................................        30,695        28,514
                                                                                        ------------  ------------
    Total liabilities.................................................................       276,829       305,418

Commitments, lease contingencies and contingent liabilities

Mandatorily redeemable preferred stock; Series A, par value $1,000 per share, 200,000 shares authorized; 17,500 shares issued and outstanding; net of unaccreted issuance costs and including accretion of discount and cumulative dividends in arrears
  (redemption value of $18,537).......................................................       --             16,821

SHAREHOLDERS' EQUITY
Common stock, Class A, par value of $.01 per share; 15,000,000 shares authorized;
  14,760,530 issued and outstanding...................................................       --                 10
Common stock, par value of $.01 per share; 1,000,000 shares authorized; 978,300 shares
  issued and outstanding..............................................................            10       --
Additional paid-in capital............................................................         3,762         2,786
Retained earnings.....................................................................        18,131        12,305
                                                                                        ------------  ------------
    Total shareholders' equity........................................................        21,903        15,101
                                                                                        ------------  ------------
    Total liabilities, mandatorily redeemable preferred stock and shareholders'
    equity............................................................................  $    298,732  $    337,340
                                                                                        ------------  ------------
                                                                                        ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                            AMERICAN SKIING COMPANY

                      CONSOLIDATED STATEMENT OF OPERATIONS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                        YEAR ENDED
                                                                             JULY 30,    JULY 28,      JULY 27,
                                                                               1995        1996          1997
                                                                             ---------  -----------  -------------
Net revenues:
  Resort...................................................................  $  46,794   $  63,489   $     166,923
  Real estate..............................................................      7,953       9,933           8,468
                                                                             ---------  -----------  -------------
    Total net revenues.....................................................     54,747      73,422         175,391
                                                                             ---------  -----------  -------------
Operating expenses:
  Resort...................................................................     29,725      41,799         109,774
  Real estate..............................................................      3,994       5,844           6,813
  Marketing, general and administrative....................................      9,394      11,289          26,126
  Depreciation and amortization............................................      3,910       6,783          18,293
                                                                             ---------  -----------  -------------
    Total operating expenses...............................................     47,023      65,715         161,006
                                                                             ---------  -----------  -------------
Income from operations.....................................................      7,724       7,707          14,385
                                                                             ---------  -----------  -------------
Other expenses:
  Commitment fee...........................................................     --           1,447        --
  Interest expense.........................................................      2,205       4,699          23,730
                                                                             ---------  -----------  -------------
Income (loss) before provision (benefit) for income taxes and minority
  interest in loss of subsidiary...........................................      5,519       1,561          (9,345)

Provision (benefit) for income taxes.......................................        400       3,906          (3,613)

Minority interest in loss of subsidiary....................................     --             108            (250)
                                                                             ---------  -----------  -------------
Net income (loss)..........................................................      5,119      (2,237)         (5,482)

Accretion of discount and issuance costs and dividends accrued on
  mandatorily redeemable preferred stock...................................     --          --                 444
                                                                             ---------  -----------  -------------
Net income (loss) available to common shareholders.........................  $   5,119   $  (2,237)  $      (5,926)
                                                                             ---------  -----------  -------------
                                                                             ---------  -----------  -------------
Pro forma net loss per weighted average common share outstanding...........                          $        (.38)
                                                                                                     -------------
                                                                                                     -------------
Pro forma weighted average common shares outstanding.......................                             15,415,591
                                                                                                     -------------
                                                                                                     -------------

   The accompanying notes are an integral part of these financial statements.

                            AMERICAN SKIING COMPANY

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                          CLASS A
                                             COMMON STOCK              COMMON STOCK         ADDITIONAL
                                       ------------------------  -------------------------    PAID-IN    RETAINED
                                         SHARES       AMOUNT        SHARES       AMOUNT       CAPITAL    EARNINGS     TOTAL
                                       -----------  -----------  ------------  -----------  -----------  ---------  ---------
Balance at July 31, 1994.............      116,737   $     116        --           --        $   1,635   $  24,461  $  26,212
  Net income.........................      --           --            --           --           --           5,119      5,119
  Distributions to Principal
    Shareholder......................      --           --            --           --           --            (854)      (854)
  Contributions......................      --           --            --           --               25      --             25
                                       -----------       -----   ------------       -----   -----------  ---------  ---------
Balance at July 30, 1995.............      116,737         116        --           --            1,660      28,726     30,502
  Net loss...........................      --           --            --           --           --          (2,237)    (2,237)
  Distributions to Principal
    Shareholder......................      --           --            --           --           --          (8,358)    (8,358)
  Contributions......................      --           --            --           --            1,020      --          1,020
  Conversion of affiliate company
    common stock to ASC common
    stock............................      822,431        (106)       --           --              106      --         --
  Issuance of shares of common
    stock............................       39,132      --            --           --              976      --            976
                                       -----------       -----   ------------       -----   -----------  ---------  ---------
Balance at July 28, 1996.............      978,300          10        --           --            3,762      18,131     21,903
  Exchange of the Principal
    Shareholder's 96% interest in ASC
    East for 100% of the Common Stock
    of the Company...................     (939,168)        (10)       --           --           --          --            (10)
  Restatement of beginning of the
    year retained earnings for the
    establishment of the 4% minority
    interest in ASC East and share of
    earnings since inception.........      (39,132)     --            --           --             (976)        100       (876)
  Issuance of Common Stock of the
    Company to the Principal
    Shareholder......................    1,000,000          10        --           --           --          --             10
  Conversion of Common Stock to Class
    A Common Stock...................   (1,000,000)        (10)     1,000,000          10       --          --         --
  Stock split in October 1997,
    accounted for retroactively......      --           --         13,760,530      --           --          --         --
  Accretion of discount and issuance
    costs and dividends accrued on
    mandatorily redeemable preferred
    stock............................      --           --            --           --           --            (444)      (444)
  Net loss...........................      --           --            --           --           --          (5,482)    (5,482)
                                       -----------       -----   ------------       -----   -----------  ---------  ---------
Balance at July 27, 1997.............      --        $  --         14,760,530   $      10    $   2,786   $  12,305  $  15,101
                                       -----------       -----   ------------       -----   -----------  ---------  ---------
                                       -----------       -----   ------------       -----   -----------  ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                            AMERICAN SKIING COMPANY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                           YEAR ENDED
                                                                                JULY 30,    JULY 28,     JULY 27,
                                                                                  1995        1996         1997
                                                                               ----------  -----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..........................................................  $    5,119  $    (2,237) $   (5,482)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
      Minority interest in net loss of subsidiary............................      --             (108)       (250)
      Depreciation and amortization..........................................       3,910        6,783      18,293
      Amortization of discount on subordinated notes and debentures and other
        liabilities..........................................................      --              435       3,300
      Income tax expense on conversion of S corporations to C corporations...      --            5,552      --
      Deferred income taxes, net.............................................        (488)      (1,940)     (3,332)
      Decrease (increase) in assets:
          Restricted cash and investments held in escrow.....................      --          --           12,587
          Accounts receivable................................................        (684)         481      (1,343)
          Inventory..........................................................        (876)        (373)     (2,257)
          Prepaid expenses...................................................        (324)        (648)      1,792
          Real estate developed for sale.....................................       3,377        2,523     (21,976)
          Other assets.......................................................          54         (836)       (872)
      Increase (decrease) in liabilities:
          Accounts payable and other current liabilities.....................       2,460       (3,601)      6,794
          Other liabilities..................................................      --              490      (1,304)
          Deposits and deferred revenue......................................          45          944         838
                                                                               ----------  -----------  ----------
      Net cash provided by operating activities..............................      12,593        7,465       6,788
                                                                               ----------  -----------  ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for purchases of businesses, net of cash acquired.................      (1,819)     (97,079)     (6,959)
  Long-term investments......................................................      --             (450)        836
  Capital expenditures.......................................................     (12,024)     (25,054)    (23,267)
  Proceeds from sale of property and equipment...............................      --          --            2,626
  Cash payments on note receivable...........................................                                  250
  Proceeds from sale of businesses...........................................      --          --           14,408
  Other......................................................................      --          --           (1,964)
                                                                               ----------  -----------  ----------
      Net cash used in investing activities..................................  $  (13,843) $  (122,583) $  (14,070)
                                                                               ----------  -----------  ----------
                                                                               ----------  -----------  ----------

                            AMERICAN SKIING COMPANY

                                 (IN THOUSANDS)

                                                                                           YEAR ENDED
                                                                                JULY 30,    JULY 28,     JULY 27,
                                                                                  1995        1996         1997
                                                                               ----------  -----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from senior credit facility...................................  $   --      $    40,301  $   14,766
  Net proceeds from (payments of) line of credit.............................       2,820       (5,776)     --
  Net proceeds from (payments of) revolving credit loan......................       1,150      (17,101)     --
  Proceeds from subordinated notes and debentures, net of investments held in
    escrow...................................................................      --          121,126      --
  Deferred financing costs...................................................      --           (8,485)     (1,567)
  Proceeds from long-term debt...............................................          84        1,819       7,828
  Payments of long-term debt.................................................        (765)     (13,625)    (14,482)
  Payments on Demand note, Shareholder.......................................      --          --           (3,267)
  Advances to Shareholder....................................................         (61)        (156)     --
  Distributions to Shareholder...............................................        (854)      (3,158)     --
  Proceeds from issuance of mandatorily redeemable
    preferred stock, net of issuance costs...................................      --          --           16,377
  Capital contribution.......................................................          25        1,020      --
  Issuance of shares of common stock.........................................      --              976      --
                                                                               ----------  -----------  ----------
      Net cash provided by financing activities..............................       2,399      116,941      19,655
                                                                               ----------  -----------  ----------
      Net increase in cash and cash equivalents..............................       1,149        1,823      12,373
Cash and cash equivalents, beginning of year.................................         213        1,362       3,185
                                                                               ----------  -----------  ----------
Cash and cash equivalents, end of year.......................................  $    1,362  $     3,185  $   15,558
                                                                               ----------  -----------  ----------
                                                                               ----------  -----------  ----------

Cash paid for interest.......................................................  $    1,056  $     2,408  $   20,998
Cash paid (refunded) for income taxes........................................  $   --      $        15  $   (1,492)

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
  Property acquired under capitalized leases.................................  $    1,050  $       435  $    7,824
  Liabilities assumed associated with purchased companies....................  $    9,254  $    58,497  $    1,826
  Deferred tax liability associated with purchased companies.................  $   --      $    28,372  $   --
  Purchase price adjustments.................................................  $   --      $   --       $    1,541
  Purchase price adjustments related to deferred taxes.......................  $   --      $   --       $    1,317
  Note payable issued for distribution to Shareholder........................  $   --      $     5,200  $   --
  Note payable issued for purchase of a business.............................  $   --      $   --       $    6,500
  Note receivable received for sale of businesses............................  $   --      $   --       $    2,750
  Recording of minority interest.............................................  $   --      $   --       $      626
  Accretion of discount and issuance costs and dividends accrued on
    mandatorily redeemable preferred stock...................................  $   --      $   --       $      444

   The accompanying notes are an integral part of these financial statements.

                            AMERICAN SKIING COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

    American Skiing Company ("ASC") is organized as a holding company and operates through various subsidiaries. ASC and its subsidiaries (collectively, the "Company") operate primarily in a single business segment, which is the operation and development of ski resorts.

    ASC was originally formed on December 7, 1995. Through June 17, 1997, American Skiing Company was a holding company and operated through various subsidiaries. ASC Holdings, Inc. ("ASCH") was formed on June 17, 1997, when Les Otten (the 'Principal Shareholder') exchanged his 96% ownership interest in ASC for 100% of the common stock of ASCH. In conjunction with the formation of ASCH, the Company changed the name of ASC to ASC East, Inc. ("ASC East") and recorded the 4% minority interest in ASC East. The minority interest in ASC East of $626,000 at July 27, 1997 is comprised of the fair market value of the stock when issued to the minority shareholders of $976,000, less the minority interest in the fiscal 1996 and 1997 losses of $100,000 and $250,000, respectively. On September 4, 1997, ASCH changed its name to American Skiing Company. In October, 1997, the Company approved an increase in authorized shares of Common Stock, a new issue of Class A Common Stock and a 14.76 for 1 stock split of shares of Common Stock for shares of Class A Common Stock (Note 16).

    For periods prior to June 17, 1997, the term 'Company' refers to ASC East and its subsidiaries, and after such date, to American Skiing Company (formerly
ASCH) and its subsidiaries (including ASC East). In conjunction with the formation of ASCH, the Company formed ASC Utah, a wholly-owned subsidiary, for the purpose of acquiring The Canyons resort, including the Wolf Mountain ski area in Utah. In August 1997, the Company formed ASC West for the purpose of the anticipated acquisition of the Steamboat ski resort in Colorado and the Heavenly Ski Resort in California.

    Prior to June 28, 1996, the Company was a combined group of separate entities which were wholly-owned by the Principal Shareholder. The outstanding number of shares at July 30, 1995 of 116,737 represented the total outstanding shares of the companies within the combined group. On June 28, 1996, the Principal Shareholder exchanged all the outstanding shares of the combined group for 939,168 shares of ASC common stock. Contemporaneously with the exchange, ASC East purchased all the outstanding shares of common stock of S-K-I Limited, Inc. ('S-K-I') for $18.00 per share. Upon the acquisition of S-K-I, the companies from the combined group and the S-K-I companies were formed into a consolidated entity. In conjunction with the exchange and the acquisition of S-K-I, ASC East issued 39,132 shares of common stock, representing a 4% minority interest in ASC East, to an institutional investor in a private offering. The fair market value of the common stock was $976,000 at the date of issuance and was recorded as additional paid-in capital.

    The Company owns and operates resort facilities, real estate development companies, golf courses, ski and golf schools, retail shops and other related companies at the following resorts:

VERMONT                             MAINE
Killington Resort                   Sunday River Ski Resort
Pico Ski Resort                     Sugarloaf Resort
Mount Snow/Haystack Resort          NEW HAMPSHIRE
Sugarbush Resort                    Attitash Bear Peak Ski Resort
                                    UTAH
                                    The Canyons Resort (Wolf Mountain
                                    ski area)

                            AMERICAN SKIING COMPANY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of American Skiing Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

FISCAL YEAR

    The Company's fiscal year is a fifty-two week or fifty-three week period ending on the last Sunday of July. The periods for 1995, 1996 and 1997 consisted of fifty-two weeks.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

RESTRICTED CASH

    Restricted cash represents amounts held in escrow for the buyers of properties developed for sale. The cash will be available to the Company when the properties are sold.

INVESTMENTS HELD IN ESCROW

    Investments held in escrow at July 28, 1996 consisted of U. S. Treasury Notes, the proceeds from the redemption of which were used for payment of interest on the Subordinated Notes. These Treasury Notes were carried at cost which approximated the quoted market values at July 28, 1996. At July 27, 1997, the Company is no longer required to hold cash in escrow for payment of interest on the Subordinated Notes.

INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out) or market, and consist primarily of retail goods, food and beverage products and mountain operating supplies.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and are depreciated by the straight-line method over the assets' estimated useful lives which generally range from 9 to 40 years for buildings, 3 to 12 years for machinery and equipment and 10 to 50 years for leasehold improvements, lifts, lift lines and trails. Assets under capital lease are amortized over the shorter of their useful lives or the respective lease lives.

GOODWILL

    The Company has classified as goodwill the cost in excess of fair value of the net assets (including tax attributes) of companies acquired in purchase transactions. Goodwill is being amortized using the straight-line method over 40 years. Goodwill is recorded net of accumulated amortization in the accompanying consolidated balance sheet.

                            AMERICAN SKIING COMPANY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
DEFERRED FINANCING COSTS

    Costs incurred in connection with the issuance of debt are included in deferred financing costs, net of accumulated amortization. Amortization is calculated using the straight-line method over the respective original lives of the applicable issues and is included in depreciation and amortization in the accompanying consolidated statement of operations. Amortization calculated using the straight-line method is not materially different from amortization that would have resulted from using the interest method.

LONG-TERM INVESTMENTS

    Long-term investments are comprised of U.S. Government and Agency obligations and corporate obligations. It is management's intent to hold these securities until maturity. These securities are carried at amortized cost, which approximates quoted market values at July 28, 1996 and July 27, 1997.

LONG-LIVED ASSETS

    Effective July 29, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). In accordance with SFAS 121, whenever events or circumstances indicate that the carrying value of the long-lived assets, identifiable intangibles and real estate developed for sale may not be recoverable, impairment losses are recorded and the related assets are adjusted to their estimated fair market value, less selling costs. As of July 27, 1997, management believes that there has not been any impairment of the Company's long-lived assets, identifiable intangibles or real estate developed for sale.

REVENUE RECOGNITION

    Resort revenues include sales of lift tickets, tuition from ski schools, sales from restaurants, bars and retail shops, and real estate rentals. These revenues are recognized as the services are performed. Real estate revenues are recognized when title has been transferred. Deposits from buyers of real estate are recorded as deposits and deferred revenue in the accompanying balance sheet until the revenue is recognized and the amount is applied to the selling price.

    Original acquisition costs, direct construction and development costs, interest incurred on costs related to land under development, and other related costs (engineering, surveying, landscaping, etc.) are recorded in the accompanying consolidated balance sheet as real estate developed for sale.

INTEREST

    Interest is expensed as incurred except when it is capitalized in conjunction with major capital additions and development of real estate for sale. The amounts of interest capitalized are determined by applying current interest rates to the funds required to finance the construction. During 1995, 1996 and 1997, the Company incurred total interest cost of $2.4 million, $5.1 million and $24.3 million, respectively, of which $224,000, $444,000 and $575,000, respectively, has been capitalized to property and equipment and real estate developed for sale.

                            AMERICAN SKIING COMPANY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
EMPLOYEE BENEFITS

    In August 1997, the Company established the ASC 401(k) Retirement Plan pursuant to Section 401(k) of the Internal Revenue Code which allows all eligible employees to defer up to 15% of their income. The Company's match of participants' contributions is discretionary. As of July 27, 1997, the Company maintained two profit sharing and two savings plans pursuant to Section 401(k) of the Internal Revenue Code. There were no contributions to the profit sharing plans for 1995, 1996 and 1997. Contributions to the savings plans for 1995, 1996 and 1997 totaled $107,000, $87,000 and $301,000, respectively. These four plans were rolled into the ASC 401(k) Retirement Plan subsequent to year end.

ADVERTISING COSTS

    Advertising costs are expensed the first time the advertising takes place. At July 28, 1996 and July 27, 1997, advertising costs of $282,000 and $384,000, respectively, were recorded as current assets in the accompanying consolidated balance sheet. Advertising expense for the years ended July 30, 1995, July 28, 1996 and July 27, 1997 was $4.5 million, $5.7 million and $5.2 million, respectively.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts and disclosures reported in the accompanying consolidated financial statements. Actual results could differ from those estimates.

SEASONALITY

    The occurrence of adverse weather conditions during key periods of the ski season could adversely affect the Company's operating results. In addition, the Company's revenues are highly seasonal in nature, with the majority of its revenues historically being generated in the second and third fiscal quarters, of which a significant portion is produced in two key weeks--the Christmas and Presidents' Day vacation weeks.

EARNINGS PER SHARE

    Given the capital structure of the Company, historical earnings per share information is not considered meaningful or relevant and, therefore, has not been presented in the accompanying financial statements.

    Unaudited pro forma net loss per weighted average common share outstanding was calculated by dividing the net loss available to common shareholders by the weighted average number of common shares outstanding, giving effect to the stock split (Note 16), the 622,038 options (the "Options") granted to certain executive officers of the Company with an exercise price below the estimated Offering share price (Note 16) and the Securities (Note 13). The net loss available to common shareholders does not reflect the compensation charge of $13.9 million that the Company will record in fiscal 1998 pertaining to the grant of the Options and the related income tax gross-up payable by the Company. The weighted average number of common shares relating to the Options and the Securities were determined by including all potentially dilutive instruments granted or issued within one year prior to an initial public offering, through the effective date of the offering, at an exercise price less than the initial public offering price, in accordance

                            AMERICAN SKIING COMPANY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) with the Securities and Exchange Commission Staff Accounting Bulletin No. 83, with the dilutive effect measured using the treasury stock method. The primary and fully diluted calculations of pro forma net loss per weighted average common share are the same, as inclusion of all other potentially dilutive instruments in the loss per share calculation would be anti-dilutive.

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). This pronouncement will be effective for the Company's year ended July 28, 1998 financial statements. SFAS 128 will supersede the pronouncement of the Accounting Principles Board Opinion No. 15. The statement eliminates the calculation of primary earnings per share and requires the disclosure of Basic Earnings Per Share and Diluted Earnings Per Share (formerly referred to as fully diluted earnings per share), if applicable. As the Company has recorded net losses for the years ended July 28, 1996 and July 27, 1997, any common stock equivalents would be antidilutive; therefore, primary earnings per share as presented on the consolidated statements of operations is equivalent to Basic Earnings Per Share and Diluted Earnings Per Share under SFAS 128.

STOCK COMPENSATION

    The Company's stock option plan is accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123, ("SFAS 123"), "Accounting for Stock-Based Compensation" (Note 16).

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The recorded amounts for cash and cash equivalents, restricted cash, accounts receivable and accounts payable and other current liabilities approximate fair value due to the short-term nature of these financial instruments. The fair values of amounts outstanding under the Company's Senior Credit Facility and certain other debt instruments approximates their book values in all material respects, as determined by discounting future cash flows at current market interest rates as of July 27, 1997. The fair value of the Company's Senior Subordinated Notes has been estimated using quoted market values. The fair value of the Company's Subordinated Discount Notes and the subordinated debentures of Killington Ltd. have been estimated using discounted cash flow analyses based on current borrowing rates for debt with similar maturities and ratings.

    The estimated fair values of the Senior Subordinated Notes, the Subordinated Discount Notes and the subordinated debentures of Killington Ltd. at July 27, 1997 are presented below (in thousands):

                                                                         CARRYING      FAIR
                                                                          AMOUNT      VALUE
                                                                        ----------  ----------
12% Senior Subordinated Notes due 2006................................  $  116,678  $  127,400
13.75% Subordinated Discount Notes due 2007...........................      22,121      22,121
Subordinated debentures of Killington Ltd.............................      10,950       9,286
                                                                        ----------  ----------
                                                                        $  149,749  $  158,807
                                                                        ----------  ----------
                                                                        ----------  ----------

                            AMERICAN SKIING COMPANY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    The Company utilizes the asset and liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities, utilizing currently enacted tax rates. The effect of any future change in tax rates is recognized in the period in which the change occurs.

    As described in Note 13, certain of the Company's subsidiaries had previously elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code of 1986, as amended, with income or loss and credits passed through to the shareholder. Concurrent with the acquisition of S-K-I, the subsidiaries' election to be treated as S corporations terminated.

3. BUSINESS ACQUISITIONS AND DIVESTMENTS

    On June 28, 1996, the Company acquired S-K-I (the "Acquisition") for a total purchase price, including direct costs, of $104.6 million including liabilities assumed (excluding deferred taxes) of $58.5 million for all of the shares outstanding of S-K-I common stock. Pursuant to the transaction, S-K-I became a wholly-owned subsidiary of the Company. The acquisition was accounted for using the purchase accounting method. The consolidated financial statements contained herein reflect the results of operations of the acquired S-K-I entities subsequent to June 28, 1996 and include the balance sheet accounts of the acquired S-K-I entities at July 28, 1996 and July 27, 1997.

    The purchase price was allocated to the fair values of S-K-I's assets and liabilities at the date of acquisition as follows (in thousands):

                                                                              FAIR VALUE OF
                                                                                NET ASSETS
                                                                                 ACQUIRED
                                                                            ------------------
Cash......................................................................      $    7,540
Accounts receivable, net..................................................           1,625
Inventory.................................................................           3,271
Prepaid expenses..........................................................           2,153
Property and equipment, net...............................................         163,745
Long-term investments.....................................................           3,893
Goodwill..................................................................           6,554
Other assets..............................................................           2,156
                                                                                  --------
    Total assets..........................................................         190,937
                                                                                  --------
Accounts payable and accrued expenses.....................................         (16,567)
Other liabilities.........................................................          (5,301)
Minority interest.........................................................          (2,600)
Debt acquired.............................................................         (34,029)
Deferred income taxes.....................................................         (27,820)
                                                                                  --------
    Total liabilities.....................................................         (86,317)
                                                                                  --------
    Total.................................................................      $  104,620
                                                                                  --------
                                                                                  --------

                            AMERICAN SKIING COMPANY

3. BUSINESS ACQUISITIONS AND DIVESTMENTS (CONTINUED)
    During fiscal 1997, the Company recorded purchase price adjustments totaling $4.3 million pertaining to the Acquisition.

    Amortization of goodwill charged to depreciation and amortization amounted to $14,000 and $217,000 for 1996 and 1997, respectively. Accumulated amortization of goodwill amounted to $14,000 and $231,000 at July 28, 1996 and July 27, 1997, respectively.

    Pursuant to a consent decree with the U.S. Department of Justice in connection with the Acquisition, the Company sold the assets constituting the Mt. Cranmore and Waterville Valley resorts for $17.2 million on November 27, 1996. The assets held for sale of the Mt. Cranmore resort included in the accompanying consolidated balance sheet as of July 28, 1996 are approximately $4.4 million and the net income for the year ended July 28, 1996 of the Mt. Cranmore resort included in the accompanying consolidated statement of operations is approximately $251,000. The assets held for sale of the Waterville resort included in the accompanying consolidated balance sheet as of July 28, 1996 are approximately $12.3 million.

    In November 1996, the Company purchased the Pico Ski Resort for a total purchase price of $5.0 million. The purchase price includes a cash payment of $3.4 million and assumed liabilities of $1.6 million. In July 1997, the Company purchased The Canyons, including the Wolf Mountain ski area, for a total purchase price of $8.3 million. The purchase price includes a cash payment of $1.6 million, assumed liabilities of $200,000 and the issuance of a note payable in the amount of $6.5 million.

    On August 30, 1996, the Company purchased the remaining 49% minority interest in Sugarloaf, with a carrying amount of $2.5 million, for $2.0 million cash. In connection with the purchase, the Company recorded a liability in the amount of $492,000 to provide for contingent consideration that may be paid pursuant to the purchase agreement. The liability is included in other long-term liabilities in the accompanying consolidated balance sheet at July 27, 1997. Contemporaneously with the purchase of Sugarloaf, the Company paid certain debt in advance of its maturity and incurred a prepayment penalty of $600,000. The prepayment penalty is recorded in interest expense in the accompanying consolidated statement of operations for the year ended July 27, 1997.

    The following unaudited pro forma summary presents the consolidated results of operations as if the acquisition of S-K-I, the divestitures of Mt. Cranmore and Waterville Valley, the purchase of the minority interest of Sugarloaf, and the termination of S corporation status of the S corporations (which reflects the estimated results of operations as if Sunday River Skiway Corporation ("SRSC"), Sunday River Ltd. ("SRL"), Perfect Turn, Inc. ("PT") and Sunday River Transportation Co. ("SRTC"), wholly-owned subsidiaries of the Company, had been subject to corporate income taxes) had occurred on July 31, 1995 and July 29, 1996 (in thousands except per share amounts):

                                                                       YEAR ENDED   YEAR ENDED
                                                                        JULY 30,     JULY 28,
                                                                          1995         1996
                                                                       -----------  -----------
Revenues.............................................................   $ 149,031    $ 171,666
Net loss.............................................................   $  (8,133)   $  (3,785)
Net loss per share...................................................          --    $   (3.87)

    The pro forma financial information is not intended to be indicative of the results of operations that actually would have occurred had the transactions taken place at the beginning of the years presented or of future results of operations.

                            AMERICAN SKIING COMPANY

4. REAL ESTATE OPERATIONS

    In addition to its resort operations, the Company engages in various real estate activities including rental services and the development of real estate for sale. During development, real estate taxes, insurance, interest, planning and permitting costs are capitalized. Profit is recognized from the sale of such property at the time of closing, when the Company has no ongoing involvement in the specific property sold. The carrying value of the property developed for sale is reduced to net realizable value if the asset carrying value is determined not to be recoverable through expected undiscounted future cash flows.

    Properties developed for sale consist of the following (in thousands):

                                                                                                         JULY 27,
                                                                                        JULY 28, 1996      1997
                                                                                        -------------  ------------
Summit hotel completed units and hotels under development.............................    $      36     $   22,685
Locke mountain........................................................................          603             --
Other.................................................................................          692            855
                                                                                             ------    ------------
                                                                                          $   1,331     $   23,540
                                                                                             ------    ------------
                                                                                             ------    ------------

                            AMERICAN SKIING COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. PROPERTY AND EQUIPMENT

    The following reflects the combination of both owned property and equipment as well as assets acquired pursuant to capital leases (in thousands):

                                                                         JULY 28,    JULY 27,
                                                                           1996        1997
                                                                        ----------  ----------
Buildings and grounds.................................................  $   62,301  $   69,635
Machinery and equipment...............................................      53,422      61,218
Lifts and lift lines..................................................      56,370      60,769
Trails................................................................      11,064      11,667
Land improvements.....................................................      10,819      18,096
                                                                        ----------  ----------
                                                                           193,976     221,385
Less--accumulated depreciation and amortization.......................      20,737      36,940
                                                                        ----------  ----------
                                                                           173,239     184,445
Land..................................................................      50,685      49,160
Construction-in-process...............................................       3,546      18,741
                                                                        ----------  ----------
Net property and equipment............................................  $  227,470  $  252,346
                                                                        ----------  ----------
                                                                        ----------  ----------

    Property and equipment includes approximately $3.5 million and $10.7 million of machinery and equipment held under capital leases at July 28, 1996 and July 27, 1997, respectively. Related accumulated amortization at July 28, 1996 and July 27, 1997 on property and equipment under capital leases was approximately $1.0 million and $2.3 million, respectively. Amortization expense for property and equipment under capital leases and included in depreciation expense was approximately $406,000, $493,000 and $1.6 million for 1995, 1996 and 1997, respectively. Depreciation expense was $3.8 million, $6.7 million and $16.6 million for 1995, 1996 and 1997, respectively.

6. NOTE RECEIVABLE

    In connection with the sale of Mt. Cranmore and Waterville Valley in November 1996, the Company received a promissory note in the amount of $2.8 million. Interest on the note is charged at a rate of 12% per annum and is payable semi-annually on December 31 and June 30. The note shall be paid in annual installments of $250,000, $100,000, $150,000, $200,000, $250,000,
$300,000 and $350,000 beginning in January 1997 through January 2003, with the remaining balance to be paid in June 2004. The balance of the note at July 27, 1997 of $2.5 million is included in other assets in the accompanying consolidated balance sheet.

7. NOTE RECEIVABLE, AFFILIATE

    The note receivable in the amount of $265,000 at July 28, 1996 and $250,000 at July 27, 1997 is from Ski Dorms, Inc., a company which is principally owned by the Principal Shareholder of the Company, and is secured by a mortgage on land and building. Interest is charged at Fleet National Bank's prime rate plus 1 1/2% and principal and any unpaid interest are due in December, 1999. Accrued interest receivable on this note at July 28, 1996 and July 27, 1997 was $179,000 and $10,000, respectively. The balance of the note and the accrued interest receivable are included in other assets.

                            AMERICAN SKIING COMPANY

8. DEMAND NOTE, SHAREHOLDER

    In June 1996, prior to the Acquisition, Sunday River, now a wholly-owned subsidiary of ASC East, delivered to the Shareholder a demand note in the principal amount of $5.2 million for the amount expected to become payable by the Principal Shareholder in 1996 and 1997 for income taxes with respect to Sunday River's income as an S corporation through the date of the Acquisition. The demand note is unsecured and bears interest at 5.4% per annum, the applicable federal rate in effect at the time of issuance.

9. LONG-TERM DEBT

    Long-term debt consists of (in thousands):

                                                                                                      JULY 28,   JULY 27,
                                                                                                        1996       1997
                                                                                                      ---------  ---------
           Senior Credit Facility (see Note 11).....................................................  $  40,301  $  55,067

           Subordinated debentures issued to the former shareholders of Mt. Attitash Lift
           Corporation by L.B.O. Holding, Inc. ("LBO"), with an original face value of $2,151 (a discount has been reflected based on the Company's incremental borrowing rate at the date of issuance). The initial coupon rate is 6% per annum, to be adjusted annually based on the revenues of LBO, as defined in the agreement. Interest is payable annually on May 1, beginning in 1995. LBO may prepay the outstanding principal balance from time to time.
           Any prepayment prior to April 30, 1999 is subject to a discount, as described in the agreement. Holders of the debentures have certain redemption rights prior to May 1 of
           each year, subject to limitation and discount as described in the agreement..............      1,709      1,777

           Promissory note issued to Snowridge, Inc. by Sugarbush Resort Holdings, Inc.
           ("Sugarbush") with a face value of $6,120 (a discount has been reflected based on an imputed interest rate of 9.5%) and an interest rate of 6.25%. Interest is payable quarterly beginning June 30, 1995. A principal payment of $620 was made on November 1,
           1995 and the remaining principal and accrued interest outstanding are due on December 31,
           1999. The note is collateralized by certain assets (as defined in the loan agreement) of
           Sugarbush................................................................................      4,984      5,128

           Promissory note in the amount of $2,311 issued to LHC Corporation (an affiliate of
           Snowridge, Inc.) by Mountain Waste Water Co. ("MWWC", a wholly-owned company of
           Sugarbush), which is secured by the stock of MWWC and Mountain Water Company (a wholly-owned company of Sugarbush) as well as letters of credit in the amount of $100.
           The note bears interest at 9% or prime plus 1%, which is due June 1 of each year beginning in 1995. Principal payments of $154 are due each June 1, beginning in 1997,
           with the balance due on June 1, 2003.....................................................      2,311      2,158

           Vermont Industrial Development Bonds, fluctuating interest rates, 1996- 3.56% to 4.83%;
           1997- 4.03% to 4.50% due in varying installments through 1999, secured by certain
           machinery and equipment and real estate..................................................      2,695      1,005

           Town of Carrabassett Valley, Maine, $3,700 term loan due August 27, 2013 in serial maturities, interest at rates ranging from 5.0% to 8.5%, secured by first mortgages on
           property, plant and equipment............................................................      3,515     --

                            AMERICAN SKIING COMPANY

9.         LONG-TERM DEBT (CONTINUED)

                                                                                                      JULY 28,   JULY 27,
                                                                                                        1996       1997
                                                                                                      ---------  ---------

           First National Bank of Boston, $1,600 revolving loan due August 31, 1996 interest at the
           bank's prime plus .5% (8.75%) at July 28, 1996...........................................      1,600     --

           Note payable to Wolf Mountain Resorts, L.L.C. in an aggregate principal amount of $6.5 million to finance the acquisition of The Canyons resort and Wolf Mountain Ski area. The note bears interest at a rate of 12% per annum which is payable monthly. The principal is payable in installments of $4.2 million upon the effective date of the offering for sale
           of the Company's Common Stock to the public and $2.3 million in January 1998.............     --          6,500

           Note payable by Grand Summit Resort Properties, Inc. (a wholly-owned subsidiary of the
           Company) to Key Bank in the amount of $8.5 million to finance the acquisition of land for
           a hotel at the Attitash Bear Peak resort. The note matures on July 26, 1998..............     --          4,250

           OTHER

           Obligations under capital leases.........................................................      1,301      7,840

           Other notes payable......................................................................      5,512      2,856
                                                                                                      ---------  ---------

                                                                                                         63,928     86,581

           Less: current portion....................................................................     22,893     39,748
                                                                                                      ---------  ---------

           Long-term debt, excluding current portion................................................  $  41,035  $  46,833
                                                                                                      ---------  ---------
                                                                                                      ---------  ---------

    The carrying values of the above debt instruments approximate their respective fair values in all material respects, determined by discounting future cash flows at current market interest rates as of July 27, 1997.

    The non-current portion of long-term debt matures as follows (in thousands):

1999...............................................................................  $  33,055
2000...............................................................................      7,576
2001...............................................................................      1,675
2002...............................................................................      3,527
2003 and thereafter................................................................      2,975
Interest related to capitalized leases.............................................     (1,263)
Debt discount......................................................................       (712)
                                                                                     ---------
                                                                                     $  46,833
                                                                                     ---------
                                                                                     ---------

    At July 27, 1997, the Company had letters of credit outstanding totaling $3.0 million.

                            AMERICAN SKIING COMPANY

10. SUBORDINATED NOTES AND DEBENTURES

    On June 25, 1996, in connection with the Acquisition, ASC East issued $120.0 million of 12% Senior Subordinated Notes (the "Notes") and 39,132 units consisting of $39.1 million of 13.75% Subordinated Discount Notes (the "Subordinated Notes") and 39,132 shares of common stock in a private placement. The Notes and Subordinated Notes are general unsecured obligations of ASC East, subordinated in right of payment to all existing and future debt of ASC East, including all borrowings of the Company under the Senior Credit Facility. The Notes and Subordinated Notes mature July 15, 2006 and January 15, 2007, respectively, and will be redeemable at the option of ASC East, in whole or in part, at any time after July 15, 2001. ASC East incurred deferred financing costs totaling $7.9 million in connection with the issuance of the Notes and Subordinated Notes which are recorded as assets, net of accumulated amortization, in the accompanying consolidated balance sheet. Amortization expense included in the accompanying consolidated statement of operations for the years ended July 28, 1996 and July 27, 1997 amounted to $58,000 and $781,000, respectively. Pursuant to a registration rights agreement, ASC East filed a registration statement with respect to an offer to exchange the Notes and Subordinated Notes for a new issue of notes of ASC East registered under the Securities Act of 1933, with identical terms. The registration statement became effective in November 1996.

    The Notes were issued with an original issue discount of $3.4 million and, as a result, the effective interest rate exceeds the stated interest rate. Interest on the Notes is payable semi-annually on January 15 and July 15 of each year, commencing on January 15, 1997. Interest expense on the Notes amounted to $1.1 million and $14.6 million in 1996 and 1997, respectively.

    Upon issuance of the Notes, a portion of the proceeds were required to be invested into a segregated pledge account (the "Pledge Account") to secure the payment of the first year's interest on the Notes. At July 28, 1996, the balance in the Pledge Account was $14,497 and was invested in U.S. Treasury obligations. Following the July 15, 1997 interest payment, the amount remaining in the Pledge Account was not material and was released to ASC East. The balance in the Pledge Account at July 28, 1996 is reflected in Investments held in escrow in the accompanying consolidated balance sheet.

    The Subordinated Notes were issued with an original issue discount of $19.0 million. Interest on the Subordinated Notes will not accrue prior to July 15, 2001; thereafter, interest will accrue at the rate of 13.75% per annum and will be payable semi-annually on January 15 and July 15 of each year, commencing on January 15, 2002. Interest expense on the Subordinated Notes amounted to $206,000 and $2.9 million in 1996 and 1997, respectively. The shares of common stock issued with the Subordinated Notes represent 4% of the total common stock outstanding of ASC East and were valued at $976,000 as of June 28, 1996.

                            AMERICAN SKIING COMPANY

10. SUBORDINATED NOTES AND DEBENTURES (CONTINUED)
    Subordinated debentures of Killington, Ltd. (a wholly-owned subsidiary of the Company) amounted to $10,950,000 at July 27, 1997 and are due as follows (in thousands):

YEAR                                                      INTEREST      AMOUNT
------------------------------------------------------  -------------  ---------
1999..................................................            6%   $     455
2000..................................................            6%         673
2001..................................................            8%         525
2002..................................................            8%         549
2003..................................................            8%       1,074
2004..................................................            8%       1,466
2010..................................................            8%       1,292
2012..................................................            6%       1,155
2013..................................................            6%       1,065
2015..................................................            6%       1,500
2016..................................................            6%       1,196
                                                                       ---------
                                                                       $  10,950
                                                                       ---------
                                                                       ---------

11. SENIOR CREDIT FACILITY

    On June 25, 1996, ASC East entered into the Senior Credit Facility (the "Facility") with Fleet National Bank ("Fleet"). The Facility provides for a $65.0 million revolving line of credit (which includes a $3.5 million sub-facility for letters of credit). The ASC East obligations under the Facility are guaranteed by substantially all of the assets of ASC East. Under the Facility, ASC East may enter into LIBOR contracts which provide for a fixed rate of interest on certain borrowings for a period of time not to exceed 90 days. At July 28, 1996 and July 27, 1997, ASC East had outstanding borrowings of $37.0 million and $53.0 million, respectively under LIBOR contracts which bear interest at a rate of 7.94% per annum at July 28, 1996 and at rates ranging from 8.17% to 8.19%, per annum at July 27, 1997. The balance of the borrowings outstanding at July 28, 1996 and July 27, 1997 of $3.3 million and $2.1 million, respectively, bear interest at Fleet's LIBOR rate plus 1.5% to 2.5% per annum (9.75% and 10.0% at July 28, 1996 and July 27, 1997, respectively).

    ASC East is required to pay a commitment fee of 0.5% per annum on unused availability under the credit facility. Amounts available for borrowing under the Facility will incrementally decline to $50.0 million over the period ending July 1, 2000, and the Facility will mature on or about December 31, 2001. ASC East is required to pay down the amounts outstanding each year, commencing in 1996, for a 45-day period which must include March 31, to an amount declining from $25.0 million in 1997 to $10.0 million in 2000 and 2001. In establishing the Facility, ASC East incurred deferred financing costs totaling $1.5 million which are recorded as assets, net of accumulated amortization, in the accompanying consolidated balance sheet. Amortization expense included in the accompanying consolidated statement of operations for the years ended July 28, 1996 and July 27, 1997 amounted to $23,000 and $322,000, respectively.

                            AMERICAN SKIING COMPANY

11. SENIOR CREDIT FACILITY (CONTINUED)

    As of July 27, 1997, the Company was in violation of certain financial covenants under the Facility. Subsequent to year end, the violations were waived by Fleet as of the balance sheet date and the financial covenants with respect to which the Company was in default were amended. Subsequent to year end, the Company received a signed commitment from a lender for a new financing arrangement to refinance the Facility and, therefore, the amounts due under the Facility beyond one year from the balance sheet date have been classified as long term (Note 16).

12. INCOME TAXES

    Prior to June 28, 1996, certain companies comprising ASC Holdings, Inc., SRSC, SRL, PT and SRTC (the "S Corporations") had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code of 1986, as amended. Accordingly, no income tax provision or liability has been made for these companies for the year ended July 30, 1995 and the period from July 31, 1995 to June 28, 1996. For federal and state income tax purposes, taxable income, losses and tax credits are passed through to the Shareholder, who is individually responsible for reporting his share of such items. The Company distributed to the Shareholder amounts sufficient to pay his personal income taxes based on the S Corporations' earnings.

    In conjunction with the Acquisition, the S Corporations changed from S corporation status to C corporation status. As a result, the income or loss of the S Corporations subsequent to June 28, 1996 will be subject to corporate income tax. The income tax provision described below for the years ended July 28, 1996 and July 27, 1997 includes the income taxes related to the S Corporations since June 28, 1996.

    At the time of conversion of the S Corporations to C corporation status, a net deferred tax liability of $5.6 million was recorded through the income tax provision. This deferred tax liability was primarily comprised of the tax effect of the cumulative book and tax basis differences of property and equipment at the time of conversion.

    The provision (benefit) for income taxes charged to continuing operations was as follows (in thousands):

                                                                                           YEAR ENDED
                                                                                            JULY 28,      JULY 27,
                                                                          JULY 30, 1995       1996          1997
                                                                         ---------------  ------------  ------------
Current tax expense
  Federal..............................................................     $     248      $   --        $   --
  State................................................................            55          --            --
                                                                                -----     ------------  ------------
                                                                                  303          --            --
                                                                                -----     ------------  ------------
Deferred tax expense
  Federal..............................................................            77          (1,330)       (2,815)
  State................................................................            20            (316)         (798)
                                                                                -----     ------------  ------------
                                                                                   97          (1,646)       (3,613)
                                                                                -----     ------------  ------------

Change in tax status from S Corporation to C Corporation...............        --               5,552        --
                                                                                -----     ------------  ------------
Total provision (benefit)..............................................     $     400      $    3,906    $   (3,613)
                                                                                -----     ------------  ------------
                                                                                -----     ------------  ------------

Deferred income taxes reflect the tax impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Under SFAS 109, the benefit associated with future deductible temporary differences and operating loss or credit carryforwards is recognized if it is more likely than not that a benefit will be realized. Deferred tax expense (benefit) represents the change in the net deferred tax asset or liability balance.

                            AMERICAN SKIING COMPANY

12. INCOME TAXES (CONTINUED)

    Deferred tax liabilities (assets) are comprised of the following at July 28, 1996 and July 27, 1997 (in thousands):

                                                                                            JULY 28,    JULY 27,
                                                                                              1996        1997
                                                                                           ----------  ----------
Property and equipment basis differential................................................  $   36,917  $   40,040
Other....................................................................................         753         907
                                                                                           ----------  ----------
Gross deferred tax liabilities...........................................................      37,670      40,947
                                                                                           ----------  ----------

Tax loss and credit carryforwards........................................................     (11,414)    (16,766)
Capitalized cost.........................................................................      (1,473)       (543)
Other....................................................................................      (1,764)     (1,589)
Original issue discount on Subordinated Notes............................................      --          (1,212)
                                                                                           ----------  ----------
Gross deferred tax assets................................................................     (14,651)    (20,110)
                                                                                           ----------  ----------

Valuation allowance......................................................................       7,369       7,255
                                                                                           ----------  ----------
                                                                                               30,388      28,092
                                                                                           ----------  ----------
Less: Net deferred tax liability related to assets held for sale.........................         281      --
                                                                                           ----------  ----------
                                                                                           $   30,107  $   28,092
                                                                                           ----------  ----------
                                                                                           ----------  ----------

    The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate of 35% to income (loss) before provision (benefit) for income taxes and minority interest in loss of subsidiary as a result of the following differences (in thousands):

                                                                                             YEAR ENDED
                                                                                   JULY 30,   JULY 28,   JULY 27,
                                                                                     1995       1996       1997
                                                                                   ---------  ---------  ---------
Income tax provision (benefit) at the statutory U.S. tax rates...................  $   1,932  $     546  $  (3,271)
Increase (decrease) in rates resulting from:
    Change in tax status from S Corporation to C Corporation.....................     --          5,552     --
    Income from S Corporations not taxable for corporate income tax purposes.....     (1,679)    (2,371)    --
    State taxes, net.............................................................        115     --           (798)
    Change in valuation allowance................................................     --         --             71
    Nondeductible items..........................................................         32         41        243
    Other........................................................................     --            138        142
                                                                                   ---------  ---------  ---------
Income tax provision (benefit) at the effective tax rates........................  $     400  $   3,906  $  (3,613)
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    At July 27, 1997, the Company has federal net operating loss ("NOL") carryforwards of approximately $40.7 million which expire in varying amounts through the year 2011. Under Section 382 of the Internal Revenue Code, future use of NOL carryforwards generated prior to a change in ownership, as defined, may be significantly limited. Approximately $16.0 million and $3.3 million of Sugarloaf and LBO Holding, Inc's ("LBO"), a wholly-owned subsidiary of ASC East, federal NOL carryforwards, respectively, are subject to an annual limitation of $110,000 and $185,000, respectively, of the amount of their separate

                            AMERICAN SKIING COMPANY

12. INCOME TAXES (CONTINUED)
company taxable income that may be reduced by such carryforwards. Approximately $178,000 and $168,000 of Sugarloaf and LBO's investment tax credit carryforwards, respectively, are also subject to the annual limitation under
Section 382 of the amount of their tax that may be offset by such carryforwards. The tax credit carryforwards expire in varying amounts through the year 2001. Subsequent changes in ownership could further affect the limitations in future years.

    In addition to the limitations under Section 382, approximately $23.0 million of the federal NOL carryforwards are from the separate return years of Sugarloaf ($16.0 million), LBO ($5.1 million) and Sugarbush ($1.9 million), and may only be used to offset each company's contribution to consolidated taxable income in future years.

    A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management believes that the valuation allowance of $7.3 million is appropriate because, due to the change of ownership annual limitations, realization of the benefit of the majority of the tax benefits of the Sugarloaf net operating loss, (some portion of the LBO net operating loss and investment tax carryforwards) and all investment tax credit carryforwards is not more likely than not.

13. MANDATORILY REDEEMABLE SECURITIES

    Pursuant to a Securities Purchase Agreement (the "Agreement") dated July 2, 1997 (as amended July 16, 1997), the Company issued 17,500 shares of its Series A Exchangeable Preferred Stock (the "Preferred Stock") in a private offering to an institutional investor. The Company incurred $1.1 million in expenses in connection with the issuance of the Preferred Stock. These amounts have been recorded as a reduction of the carrying value of the mandatorily redeemable preferred stock in the accompanying consolidated balance sheet at July 27, 1997. The liquidation preference is $1,000 per share and cumulative dividends on the Preferred Stock are payable, at the option of the Company, in cash or in additional shares of Preferred Stock at a rate of 14% per annum. The Company is required to redeem all shares of the Preferred Stock outstanding on July 15, 2002. The Company intends to offer to exchange all or any part of the Preferred Stock for shares of the Company's common stock (the "Common Stock") or shares of the Company's 10 1/2% Convertible Preferred Stock. Upon completion of the anticipated initial offering of the Company's common stock to the public (the "Offering"), each share of the 10 1/2% Convertible Preferred Stock will be convertible into shares of Common Stock at a 5% discount from the Offering share price. The 5% discount from the Offering share price is being accreted from the time of the issuance of the Preferred Stock to the date of first permitted conversion, which is the date of the Offering. In the event the Offering is not consummated within one year from the date of the issuance of the Preferred Stock, the discount from the Offering share price increases annually from 5% for the period through July 1998 up to 25% for the period through July 2002. If the holder of the Preferred Stock does not elect to exchange such securities for 10 1/2% Convertible Preferred Stock or Common Stock, consummation of the Offering will trigger a Change in Control as defined under the Agreement. In such event, the Agreement requires that the Company offer to purchase the Preferred Stock for cash at a redemption price of 105.3% of the liquidation preference of such shares at the date of redemption. On the date of the Offering, the face value of the Preferred Stock plus fully accreted discount of 5% equals the redemption price. In the event of a default as defined in the Agreement, there shall be a mandatory redemption of the Preferred Stock from funds legally available to the Company unless the holders of the Preferred Stock elect instead to have visitation rights with respect to meetings of the Company's board of directors and meetings of the Company's management committees. At July 27, 1997, the carrying amount of the Preferred Stock is $16.8 million which is comprised of the original liquidation preference of $17.5 million less unaccreted issuance

                            AMERICAN SKIING COMPANY

13. MANDATORILY REDEEMABLE SECURITIES (CONTINUED) costs of $922,000 plus accrued dividends and accretion of the discount of $109,000 and $134,000, respectively.

    Pursuant to the Agreement, the Company issued on July 28, 1997 $17.5 million aggregate principal amount of its 14% Senior Exchangeable Notes Due 2002 (the "Notes") in a private offering to an institutional investor. The Company incurred deferred financing costs totaling $1.1 million prior to year end in connection with the issuance of the Notes. These costs have been recorded as an asset in the accompanying consolidated balance sheet at July 27, 1997. The proceeds from the notes were received on July 30, 1997 and, therefore, the cash and notes have not been reflected in the balance sheet at July 27, 1997. The Notes bear interest at a rate of 14% per annum and mature on July 28, 2002. Interest on the Notes is payable in cash or additional Notes, at the option of the Company. The Company intends to offer to exchange all of the Notes for shares of Common Stock or shares of 10 1/2% Convertible Preferred Stock with an aggregate liquidation preference of $17.5 million. Upon completion of the Offering, each share of 10 1/2% Convertible Preferred Stock will be convertible into shares of Common Stock. If the holders of Notes do not elect to exchange such securities for 10 1/2% Convertible Preferred Stock or Common Stock, consummation of the Offering will trigger a Change of Control (as defined) under the Agreement. In such event, the Agreement requires that the Company offer to purchase the Notes for cash at a redemption price of 105.3% of the principal amount outstanding on the date of redemption.

    The holder of the Preferred Stock and the Notes (collectively, the "Securities") has indicated its intention to exchange the Securities for the Company's 10 1/2% Convertible Preferred Stock upon consummation of the Offering (Note 16).

14. RELATED PARTY TRANSACTIONS

    Sunday River Skiway Corporation has guaranteed amounts outstanding under subordinated debentures due in 2002 that were issued by LBO Holdings, Inc., as part of the acquisition of Mt. Attitash Lift Corporation. Payments under the guarantee are subordinated to all secured indebtedness of Sunday River Skiway Corporation to any bank, thrift institution or other institutional lender.

15. COMMITMENTS, LEASE CONTINGENCIES AND CONTINGENT LIABILITIES

    The Company leases certain land and facilities used in the operations of its resorts under several operating lease arrangements. These lease arrangements expire at various times from the year 2010 through the year 2060. Lease payments are generally based on a percentage of revenues. Total rent expense under these operating leases as recorded in resort operating expenses in the accompanying consolidated statement of operations for 1995, 1996 and 1997 were $619,000, $744,000 and $2.2 million, respectively.

    Significant portions of the land underlying certain of the Company's ski resorts are leased or subleased by the Company or used pursuant to renewable permits or licenses. If any such lease, sublease, permit or license were to be terminated or not renewed upon expiration, or renewed on terms materially less favorable to the Company, the Company's ability to possess and use the land subject thereto and any improvements thereon would be adversely affected, perhaps making it impossible for the Company to operate the affected resort. A substantial portion of the land constituting skiable terrain at the Attitash Bear Peak Ski Resort, Sugarbush Resort and Mount Snow/Haystack Resort is located on federal land that is used under the terms of the permits with the United States Forest Service (the "Forest Service"). Generally, under the terms of such permits, the Forest Service has the right to review and comment on the location, design and construction of improvements in the permit area and on many operational matters.

                            AMERICAN SKIING COMPANY

15. COMMITMENTS, LEASE CONTINGENCIES AND CONTINGENT LIABILITIES (CONTINUED) The permits can be terminated or modified by the Forest Service to serve the public interest. A termination or modification of any of the Company's permits could have a material adverse effect on the results of operations of the Company. The Company does not anticipate any limitations, modifications, or non-renewals which would adversely affect the Company's operations.

    In connection with the purchase of The Canyons, the Company entered into an operating lease arrangement for the lease of certain land at the Wolf Mountain Ski area to be used in the operation of the resort and for future real estate development. The arrangement provides for an initial lease term of 50 years, with the option to extend for three additional 50 year periods for an extension fee of $1.0 million for each extension period. Lease payments are based on a percentage of resort net revenues. The arrangement also provides for additional one-time payments ranging from $250,000 to $2.0 million upon achievement of annual skier visit levels ranging from 100,000 to 1,000,000. Under the arrangement, the Company has the option to purchase parcels of land covered under the operating lease for real estate development. Payments to exercise the option total $14.6 million and are payable monthly, at the option of the Company, in varying amounts through July 2001. The Company is not required to make the option payments in order to develop and sell real estate on the land covered under the lease. No option payments were made and no lease expense was incurred under this arrangement as of and for the year ended July 27, 1997.

    In addition to the leases described above, the Company is committed under several operating and capital leases for various equipment. Rent expense under all operating leases was $1.0 million, $994,000 and $4.2 million for the years ended 1995, 1996 and 1997, respectively.

    Future minimum lease payments for lease obligations at July 27, 1997 are as follows (in thousands):

                                                                                               CAPITAL    OPERATING
                                                                                               LEASES      LEASES
                                                                                              ---------  -----------
    1998....................................................................................  $   2,564   $   4,136
    1999....................................................................................      1,786       3,869
    2000....................................................................................      1,488       1,530
    2001....................................................................................      1,295         963
    2002....................................................................................      2,585       4,973
                                                                                              ---------  -----------
        Total payments......................................................................      9,718   $  15,471
                                                                                                         -----------
                                                                                                         -----------
        Less interest.......................................................................     (1,878)
                                                                                              ---------
        Present value of net minimum payments...............................................      7,840
        Less current portion................................................................      1,876
                                                                                              ---------
        Long-term obligations...............................................................  $   5,964
                                                                                              ---------
                                                                                              ---------

    Certain claims, suits and complaints associated with the ordinary course of business are pending or may arise against the Company, including all of its direct and indirect subsidiaries. In the opinion of management, all matters are adequately covered by insurance or, if not covered, are without merit or are of such kind, or involve such amounts as would not have a material effect on the financial position, results of operations and cash flows of the Company if disposed of unfavorably.

                            AMERICAN SKIING COMPANY

16. SUBSEQUENT EVENTS

    ACQUISITIONS

    On August 1, 1997, the Company entered into an agreement to purchase the Steamboat and Heavenly resorts (the "Purchase"). As part of the Purchase, the Company agreed to acquire the Sabal Point Golf Course in Orlando, Florida and a residence in Denver, Colorado, both of which the Company intends to sell following the closing of the Purchase. The aggregate consideration to be paid by the Company for the Purchase is approximately $290.0 million. The Purchase is subject to the satisfaction of certain covenants and conditions and there can be no assurance that the Purchase will be consummated.

    INITIAL PUBLIC OFFERING OF COMMON STOCK

    In August 1997, the Company filed a registration statement under the Securities Act of 1933 with the Securities and Exchange Commission on Form S-1 for the purpose of registering its common stock for the initial offering for sale to the public (the "Offering") at an estimated price of $18.50 per share for a proposed maximum aggregate offering price of $339.3 million. The number of shares to be sold and the price of those shares has not been determined. The anticipated effective date of the Offering is November 1997.

    Consummation of the Offering may trigger a Change of Control (as defined) under the indenture (the "12% Note Indenture") relating to the Notes. The 12%
Note Indenture provides that upon the occurrence of a Change of Control, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of repurchase (the "Change of Control Offer"). The Company is not able to determine at this time whether or not any or all holders of the Notes will accept the Change of Control Offer. If all outstanding Notes are tendered, the amount of funds necessary to consummate the Change of Control Offer would be $121.2 million plus the amount of all accrued and unpaid interest. The Company is currently negotiating a standby credit facility for up to $125.0 million to fund the repurchase of the Notes in the event that any or all of the Notes are tendered to the Company for repurchase.

    ADDITIONAL FINANCING

    In August 1997, the Company entered into a Loan and Security Agreement with a lender to provide financing for the real estate construction activities of Grand Summit Resort Properties, Inc., a wholly-owned subsidiary. The Loan and Security Agreement provides for advances up to $55.0 million which bear interest at a rate equal to the greater of 9.25% or the sum of the bank's prime rate plus 1.5%. All borrowings under the Loan and Security Agreement are collateralized by substantially all assets of the Grand Summit Resort Properties, Inc.

    NEW CREDIT FACILITY

    On October 8, 1997, the Company entered into a commitment letter (the "Commitment Letter") with respect to the New Credit Facility. The Commitment Letter contemplates credit facilities providing for borrowings in an aggregate amount of up to $215 million. Amounts borrowed under the New Credit Facility are expected to be available (i) to finance the Acquisition, (ii) to repay approximately $60 million of indebtedness of ASC East under the Existing Credit Facility, (iii) to repay approximately $12 million of indebtedness of the Company and its subsidiaries, (iv) to pay certain fees and expenses relating to the Acquisition and (v) for ongoing general corporate purposes and capital expenditures. The New Credit Facility is expected to be divided into two sub-facilities, $75 million of which is expected to be available for borrowings by ASC East and its subsidiaries (the "East Facility") and $140 million of which is expected to be available for borrowings by the Company excluding ASC East and its subsidiaries (the "West Facility").

                            AMERICAN SKIING COMPANY

16. SUBSEQUENT EVENTS (CONTINUED)
The East Facility is expected to consist of a six-year revolving credit facility in the amount of $45 million and an eight-year term facility in the amount of $30 million. The West Facility is expected to consist of a six-year revolving facility in the amount of $65 million and an eight-year term facility in the amount of $75 million. The revolving facilities are subject to annual 30-day clean down requirements to an outstanding balance of not more than $10 million for the East Facility and not more than $35 million for the West Facility. The maximum availability under the revolving facilities will reduce over the term of the New Credit Facility by certain prescribed amounts. The term facilities amortize at a rate of approximately 1.0% of the principal amount for the first six years with the remaining portion of the principal due in two substantially equal installments in years seven and eight. At the Company's option, interest will be payable at an alternate base rate or LIBOR, in each case, plus an applicable margin that is dependent upon the ratio of the Company's total debt to EBITDA (as defined in the New Credit Facility).

    The New Credit Facility is expected to require mandatory prepayments with the net proceeds of any asset sales and new debt and/or equity offerings of the Company. Beginning in July 1999, the New Credit Facility is expected to require mandatory prepayments of 50% of excess cash flows during any period in which the ratio of the Company's total senior debt to EBITDA exceeds 3.50 to 1. In no event, however, will such mandatory prepayments reduce either revolving facility commitment below $35 million.

    The East Facility is expected to be secured by substantially all the assets of ASC East and its subsidiaries, except Grand Summit Resort Properties, Inc., which is not a borrower under the New Credit Facility. The West Facility is expected to be secured by substantially all the assets of the Company and its subsidiaries, except ASC East and its subsidiaries.

    The New Credit Facility is expected to contain various covenants that limit, among other things, subject to certain exceptions, indebtedness, liens, transactions with affiliates, restricted payments and investments, mergers, consolidations and dissolutions, sales of assets, dividends and distributions and certain other business activities. In addition, the New Credit Facility is expected to contain financial covenants customary for this type of senior credit facility including maintenance of customary financial ratios. Compliance with financial covenants will be determined on a consolidated basis notwithstanding the bifurcation of the New Credit Facility into the East Facility and the West Facility, with the exception of a leverage test.

    CONVERTIBLE DEBT

    On July 28, 1997, the Company issued $17.5 million aggregate principal amount of its 14% Senior Exchangeable Notes due 2002 in a private offering to an institutional investor (Note 13).

    REDEMPTION OF SUBORDINATED NOTES

    A portion of the proceeds from the new credit facility will be used to make an approximate $27.7 million investment in ASC East to fund the redemption of all outstanding Subordinated Notes. The indenture relating to the Subordinated Notes provides for a redemption price equal to 113.75% of the carrying value of the Subordinated Notes on the redemption date. The Company expects to record a pretax loss of approximately $4.3 million related to the repayment of the Subordinated Notes.

    STOCK OPTION PLAN

    Effective August 1, 1997, the Company established the American Skiing Company Stock Option Plan (the "Plan") to provide for the grant of incentive stock options and nonqualified stock options for the purchase of up to an aggregate of 5,688,699 shares of the Company's common stock by officers and management employees of the Company and its subsidiaries and other key persons (eligible for

                            AMERICAN SKIING COMPANY

16. SUBSEQUENT EVENTS (CONTINUED)
nonqualified stock options only) as designated by the Options Committee. The Options Committee, which is appointed by the Board of Directors of the Company, is responsible for the Plan's administration. The Options Committee determines the term of each option, option exercise price, number of shares for which each option is granted and the rate at which each option is exerciseable. Options granted under the Plan generally expire ten years from the date of grant and vest either immediately or over a five-year term.

    Incentive stock options shall not have an exercise price less than the fair market value of the common stock at the date of grant. Nonqualified stock options may be granted at an exercise price as determined by the Options Committee.

    No persons shall be granted an incentive stock option, if at the time of grant, such person owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of the Company unless the option price is at least 110% of the fair market value of the common stock.

    Subsequent to July 27, 1997, the Company will grant to the Principal Shareholder options to purchase approximately 1,853,000 shares of common stock at an exercise price equal to the fair market value of the common stock at the date of grant (i.e., the Offering price). Additionally, the Company will grant to certain key management employees options to purchase approximately 622,000 shares of Common Stock at an exercise price of $2.00 per share. The difference between the fair market value at the date of grant and the $2.00 exercise price, as well as the amount paid to such key management employees by the Company for reimbursement for personal income taxes, will be recorded as compensation expense upon consummation of the Offering.

    In addition, options to purchase 108,108 shares of Common Stock will be granted to certain employees of the Company at an exercise price equal to the fair market value at the date of grant.

    STOCK SPLIT

    On October 10, 1997, the Board of Directors approved (i) an increase in authorized shares of Common Stock to 100,000,000, (ii) the creation of Class A Common Stock with authorized shares totaling 15,000,000 and (iii) a 14.76 for 1 stock split of shares of Common Stock for shares of Class A Common Stock. The stock split has been given retroactive effect in the accompanying financial statements as of the balance sheet date. The rights and preferences of holders of Common Stock and Class A Common Stock are identical, except that holders of Class A Common Stock will elect a class of directors that constitutes two-thirds of the Board of Directors and holders of Common Stock will elect a class of directors that constitutes one-third of the Board of Directors. Each share of Class A Common Stock will be convertible into one share of Common Stock (A) at the option of the holder at any time, (B) automatically upon transfer to any person that is not an affiliate of the Principal Shareholder and (C) automatically if, at any time, the number of shares of Class A Common Stock outstanding represent less that 20% of outstanding shares of Common Stock and Class A Common Stock. Upon completion of the Offering, the Principal Shareholder will hold 100% of the Class A Common Stock, representing approximately 42.4% of the combined voting power of all outstanding shares of Common Stock and Class A Common Stock.

17. GUARANTORS OF DEBT

    The Notes and Subordinated Notes are fully and unconditionally guaranteed by ASC East and all of ASC East's subsidiaries with the exception of Grand Summit Resort Properties, Inc., Ski Insurance Company, Killington West Ltd, Mountain Water Company, and Club Sugarbush, Inc., (the "Non-Guarantors"). Prior to the Acquisition and issuance of the Notes and Subordinated Notes on June 28, 1996, the bank loan agreements were collateralized by virtually all of the assets of the companies

                            AMERICAN SKIING COMPANY

17. GUARANTORS OF DEBT (CONTINUED)
comprising the Company. The guarantor subsidiaries are wholly-owned subsidiaries of ASC East and the guarantees are full, unconditional, and joint and several.

18. EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE AUDITORS' REPORT

    On November 5, 1997, the Securities and Exchange Commission declared effective the Company's Form S-1 Registration Statement for purposes of registering the Company's common stock. On November 12, 1997, the Company closed the Offering and sold (i) 833,333 shares of common stock directly to the Principal Shareholder at $18.00 per share and (ii) 13,916,667 shares of common stock to the public at $18.00 per share in the public offering by the underwriters.

    On November 12, 1997, the Company entered into a senior secured credit facility with a group of lenders pursuant to which the Company may borrow up to $215 million. A portion of the net proceeds of the Offering, together with borrowings under the senior credit facility, were used to fund the purchase of the Steamboat and Heavenly ski resorts for approximately $290 million. Also on November 12, 1997 a portion of the net proceeds of the Offering were used to make an approximate $28.0 million investment in ASC East to fund the redemption of all outstanding Subordinated Notes of ASC East.

    The holders of the Securities have exchanged all of the Securities (Note 13) for shares of the Company's 10 1/2% Convertible Preferred Stock having an aggregate liquidation preference of approximately $36.6 million.

    Concurrently with the Offering, the Company solicited and received the required consent from holders of the Notes to amend the indenture relating to the Notes to permit the consummation of the Offering without requiring the Company to make a Change of Control Offer (as defined). In connection with such consent solicitation, the Company paid to the consenting holders of the Notes a customary consent payment.

                    AMERICAN SKIING COMPANY AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                           OCTOBER 26,   JULY 27,
                                                                                              1997         1997
                                                                                           -----------  ----------
                                                                                           (UNAUDITED)
ASSETS
Current assets
  Cash and cash equivalents..............................................................   $   6,214   $   15,558
  Restricted cash........................................................................       6,762        2,812
  Deposit................................................................................      11,010       --
  Accounts receivable....................................................................       4,358        3,801
  Inventory..............................................................................      12,102        7,282
  Prepaid expenses.......................................................................       2,536        1,579
  Deferred tax assets....................................................................         422          422
                                                                                           -----------  ----------
    Total current assets.................................................................      43,404       31,454
Property and equipment, net..............................................................     271,082      252,346
Goodwill.................................................................................      10,595       10,664
Deferred financing costs.................................................................       9,171        9,431
Long-term investments....................................................................       3,380        3,507
Other assets.............................................................................       8,997        6,398
Real estate developed for sale...........................................................      45,478       23,540
                                                                                           -----------  ----------
    Total assets.........................................................................   $ 392,107   $  337,340
                                                                                           -----------  ----------
                                                                                           -----------  ----------
LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY
Current liabilities
  Line of credit and current portion of long-term debt...................................   $  36,236   $   39,748
  Accounts payable and other current liabilities.........................................      40,719       24,857
  Deposits and deferred revenue..........................................................      14,657        4,379
  Demand note, shareholder...............................................................       1,933        1,933
  Due to affiliate.......................................................................          95       --
                                                                                           -----------  ----------
    Total current liabilities............................................................      93,640       70,917
Long-term debt, excluding current portion................................................     255,045      196,582
Other long-term liabilities..............................................................       8,200        8,779
Minority interest........................................................................         170          626
Deferred income taxes....................................................................      15,021       28,514
                                                                                           -----------  ----------
    Total liabilities....................................................................     372,076      305,418

Mandatorily redeemable preferred stock; Series A, par value $1,000 per share, 200,000 shares authorized; 17,500 issued and outstanding; net or unaccreted issuance costs and including accretion or discount and cumulative dividends
  in arrears (redemption value of $19,252)...............................................      19,252       16,821

SHAREHOLDERS' EQUITY
Common stock, Class A, par value of $.01 per share; 15,000,000 shares authorized;
  14,760,530 issued and outstanding......................................................          10           10
Additional paid-in capital...............................................................      11,324        2,786
Retained earnings........................................................................     (10,555)      12,305
                                                                                           -----------  ----------
    Total shareholders' equity...........................................................         779       15,101
                                                                                           -----------  ----------
    Total liabilities, mandatorily redeemable preferred stock and
    shareholders' equity.................................................................   $ 392,107   $  337,340
                                                                                           -----------  ----------
                                                                                           -----------  ----------

     See accompanying notes to condensed consolidated financial statements.

                    AMERICAN SKIING COMPANY AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                        FOR THE THREE MONTHS ENDED
                                                                                         OCTOBER 26,   OCTOBER 27,
                                                                                            1997          1996
                                                                                        -------------  -----------
                                                                                         (UNAUDITED)   (UNAUDITED)
Net revenues:
  Resort..............................................................................  $      13,811   $  11,728
  Real estate.........................................................................            810       1,569
                                                                                        -------------  -----------
    Total net revenues................................................................         14,621      13,297
                                                                                        -------------  -----------
Operating expenses:
  Resort..............................................................................         17,808      15,034
  Real estate.........................................................................            925       1,032
  Marketing, general and administrative...............................................          6,845       4,792
  Stock compensation charge (Note 7)..................................................         14,254          --
  Depreciation and amortization.......................................................          1,506       1,527
                                                                                        -------------  -----------
    Total operating expenses..........................................................         41,338      22,385
                                                                                        -------------  -----------
Loss from operations..................................................................        (26,717)     (9,088)
Interest expense......................................................................          7,521       7,514
                                                                                        -------------  -----------
Loss before benefit for income taxes and minority interest in loss of subsidiary......        (34,238)    (16,602)
Benefit for income taxes..............................................................        (13,353)     (6,309)
Minority interest in loss of subsidiary...............................................           (456)         --
                                                                                        -------------  -----------
Net loss..............................................................................        (20,429)    (10,293)
Accretion of discount and dividends accrued on mandatorily redeemable preferred
  stock...............................................................................         (2,431)         --
Net loss available to common shareholders.............................................        (22,860)    (10,293)
                                                                                        -------------  -----------
                                                                                        -------------  -----------
Net loss per Class A common and common shares outstanding (Note 4)....................          (1.55)     (10.52)
                                                                                        -------------  -----------
                                                                                        -------------  -----------
Retained earnings, beginning of the period............................................         12,305      18,131
Net loss available to Common Shareholders.............................................        (22,860)    (10,293)
                                                                                        -------------  -----------
                                                                                        -------------  -----------
Retained earnings, end of period......................................................  $     (10,555)  $   7,838
                                                                                        -------------  -----------
                                                                                        -------------  -----------
Weighted average common shares outstanding, Class A common and common.................     14,760,530     978,300

     See accompanying notes to condensed consolidated financial statements.

                    AMERICAN SKIING COMPANY AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                            FOR THE THREE MONTHS
                                                                                                   ENDED
                                                                                          OCTOBER 26,  OCTOBER 27,
                                                                                             1997         1996
                                                                                          -----------  -----------
                                                                                          (UNAUDITED)  (UNAUDITED)
Net income..............................................................................   $ (20,429)   $ (10,293)
  Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
      Minority interest.................................................................        (456)      --
      Depreciation and amortization.....................................................       3,001        1,527
      Deferred income taxes.............................................................     (13,493)      (5,789)
      Stock option charge...............................................................      14,254       --
      Decrease (increase) in assets:
          Restricted cash and investments held in escrow................................      (3,950)        (177)
          Deposits......................................................................     (11,010)      --
          Accounts receivable...........................................................        (557)          71
          Inventory.....................................................................      (3,520)        (562)
          Prepaid expenses..............................................................        (957)        (457)
          Real estate developed for sale................................................     (21,938)      --
          Other current assets..........................................................      --               85
          Other assets..................................................................      (2,698)         904
      Increase (decrease) in liabilities:
          Accounts payable and other current liabilities................................       9,381       --
          Deposits and deferred revenue.................................................      10,278        71,36
          Other long-term liabilities...................................................         302       --
                                                                                          -----------  -----------
      Net cash flow (used in) provided by operating activities..........................     (41,792)       2,342
                                                                                          -----------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..................................................................     (19,249)      (7,333)
  Additions to assets held for resale...................................................      --           (3,285)
  Payments for purchases of businesses..................................................      --           (2,492)
  Long-term investments.................................................................         127         (498)
  Due to affiliate......................................................................          95       --
                                                                                          -----------  -----------
      Net cash used in investing activities.............................................   $ (19,027)   $ (13,608)
                                                                                          -----------  -----------
                                                                                          -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from senior credit facility..............................................   $   1,189    $  --
  Payments of long-term debt............................................................        (935)      --
  Deferred financing costs..............................................................         (50)      --
  Reductions on demand note shareholder.................................................      --             (621)
  Proceeds from long-term debt..........................................................      17,818       11,689
  Proceeds from construction loan.......................................................      33,453       --
                                                                                          -----------  -----------
      Net cash provided by financing activities.........................................      51,475       11,068
                                                                                          -----------  -----------
      Net increase (decrease) in cash and cash equivalents..............................      (9,344)        (198)
Cash and cash equivalents, beginning of period..........................................      15,558        4,087
                                                                                          -----------  -----------
Cash and cash equivalents, end of period................................................   $   6,214    $   3,889
                                                                                          -----------  -----------
                                                                                          -----------  -----------

     See accompanying notes to condensed consolidated financial statements.

                    AMERICAN SKIING COMPANY AND SUBSIDIARIES

        NOTES TO (UNAUDITED) CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

    In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments necessary to present fairly the financial position of the Company as of October 26, 1997 and October 27, 1996, the results of operations for the three months October 26, 1997 and October 27, 1996, and the statement of cash flows for the three months ended October 26, 1997 and October 27, 1996. All adjustments are of a normal recurring nature. The unaudited condensed consolidated financial statements should be read in conjunction with the following notes and the Company's consolidated financial statements herein.

2. INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out) or market, and consist primarily of retail goods, food and beverage products and maintain operating supplies.

3. INCOME TAXES

    The benefit for taxes on income is based on a projected annual effective tax rate of 39%. The net deferred income tax liability includes the cumulative reduction in current income taxes payable resulting principally from the excess of depreciation reported for income tax purposes over that reported for financial reporting purposes.

4. SEASONAL BUSINESS

    Results for interim periods are not indicative of the results expected for the year due to the seasonal nature of the Company's business which is the development and operation of ski resorts.

5. NET INCOME PER COMMON SHARE

    Net income per common share figures are based on the weighted average number of shares outstanding during the first quarter of fiscal 1998 and 1997 of 14,760,530 and 978,300 respectively. The shares outstanding are the actual shares outstanding for both common stock and Class A common stock. On a pro forma basis using the outstanding shares as of December 22, 1997, loss per share for the Quarter ended October 26, 1997 including Class A common and common stock would have been $(.77) per share. This pro forma loss per share includes the increase in shares outstanding from the Company's initial public offering that closed on November 12, 1997.

6. ADJUSTMENTS AND RECLASSIFICATIONS

    Certain amounts in the prior unaudited condensed consolidated financial statements and the audited financial statements have been reclassified to conform to the current presentation.

7. STOCK OPTION PLAN

    The Company recorded a compensation expense charge of $14.3 million in the quarter ended October 26, 1997 to recognize compensation expense for stock options granted to certain key members of management. This charge is based on the difference between the exercise price of $2.00 and the fair market value as of the date of grant of $18.00. Certain senior management are also being granted a cash payment on the date the options are exercised to cover individual Federal and State income tax liability

                    AMERICAN SKIING COMPANY AND SUBSIDIARIES

7. STOCK OPTION PLAN (CONTINUED)
generated by exercising the options. The estimated amount of the tax liability payment of $5.7 million has been fully accrued along with the stock option compensation charge of $8.6 million.

8. SUBSEQUENT EVENTS

    On November 5, 1997, the Securities and Exchange Commission declared effective the Company's Form S-1 Registration Statement for purposes of registering the Company's common stock. On November 12, 1997, the Company settled the sale of (i) 833,333 shares of common stock directly to the Principal Shareholder at $18.00 a share (ii) 13,916,667 shares of common stock to the public at $18.00 per share in the public offering by the underwriters. Total gross proceeds of $265.5 million were received in connection with the offering.

    On November 12, 1997, the Company closed the acquisition of the Steamboat and Heavenly resorts for a purchase price, including closing costs and adjustments, of approximately $298 million. On a pro forma basis including the results from the Steamboat and Heavenly resorts acquired November 12, 1997, total revenues for the quarters ended October 26, 1997 and October 27, 1997 would have been $17,699 million and $16,551 million, respectively; net loss for the quarters ended October 26, 1997 and October 27, 1996 would have been $34,829 million and $19,532, respectively; and earnings per share would have been (using the outstanding shares as of December 22, 1997 of 29,510,530) $(1.18) and $(.66), respectively.

    On November 12, 1997, the Company entered into a new senior secured credit facility with a group of lenders pursuant to which the Company may borrow up to $215 million. A portion of the net proceeds of the common stock offering, together with borrowings under the senior credit facility, were used to fund the purchase of Steamboat and Heavenly ski resorts for approximately $290 million. Also on November 12, 1997 a portion of the proceeds from the common stock offering were used to make a $35.6 million investment in the common stock of one of the Company's major subsidiaries, ASC East, Inc. This investment in ASC East, Inc. will primarily be used to redeem the Subsidiaries' outstanding subordinated discount notes, on December 30, 1997.

    The Company is also in the process of exchanging shares of the Company's common stock for shares of common stock in a subsidiary of the Company, ASC East, Inc. This exchange is being made to enable three beneficial owners of the minority interests to acquire common stock in the Company at substantially the same exchange ratio as Leslie B. Otten, the principal shareholder of the Company, exchanged his shares of ASC East, Inc. common stock for shares of common stock in connection with the formation of the Company. The Company believes that the simplification of its organizational structure will enable the Company to more clearly present its operations to prospective investors and lenders, thereby enhancing the Company's ability to obtain capital and expand the markets it serves and will eliminate potential conflicts of interest between minority holders and shareholders of the Company.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of
  Directors of S-K-I Ltd.

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of S-K-I Ltd. and its subsidiaries at July 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Hartford, Connecticut
August 31, 1995

                                   S-K-I LTD.

                           CONSOLIDATED BALANCE SHEET

                                                                                          JULY 31,      JULY 31,
                                                                                            1994          1995
                                                                                        ------------  ------------
ASSETS

Current assets:
  Cash and short-term investments (at cost, which approximates market value)..........   $2,704,302    $2,790,645
  Accounts receivable, net (Note 1)...................................................    1,423,430     2,677,434
  Notes receivable....................................................................      371,739       244,775
  Inventories.........................................................................    3,472,492     3,955,722
  Prepaid expenses....................................................................    1,456,222     1,360,460
                                                                                        ------------  ------------
    TOTAL CURRENT ASSETS..............................................................    9,428,185    11,029,036
                                                                                        ------------  ------------

Property and equipment, at cost:
  Buildings and grounds...............................................................   32,730,561    41,557,838
  Machinery and equipment.............................................................   71,690,813    73,123,058
  Leasehold improvements..............................................................   39,066,623    48,082,570
  Lifts, liftlines and trails on corporate property...................................   16,162,939    33,787,212
                                                                                        ------------  ------------
                                                                                        159,650,936   196,550,678
Less--accumulated depreciation and amortization.......................................   86,638,454    89,929,914
                                                                                        ------------  ------------
                                                                                         73,012,482   106,620,764
Construction in progress..............................................................    8,996,570     1,684,442
Land and development costs............................................................   12,762,352    13,469,642
                                                                                        ------------  ------------
    NET PROPERTY AND EQUIPMENT........................................................   94,771,404   121,774,848
                                                                                        ------------  ------------

Long-term investments (Note 1)........................................................      464,663     1,628,477
Other assets (Note 1).................................................................    2,125,756     2,289,152
                                                                                        ------------  ------------
    TOTAL ASSETS......................................................................  1$06,790,008  1$36,721,513
                                                                                        ------------  ------------
                                                                                        ------------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt and subordinated debentures (Note 3)..............   $  955,746    $3,858,184
  Accounts payable....................................................................    1,741,131     1,617,621
  Income taxes payable (Note 5).......................................................      257,684       272,252
  Accrued lease payments--Vermont (Note 4)............................................    1,171,865     1,039,366
  Accrued wages, profit sharing and incentive compensation (Note 8)...................      464,907       529,874
  Deposits and other unearned revenue.................................................      695,328     1,706,017
  Other accrued expenses (Note 1).....................................................    4,184,664     5,157,743
                                                                                        ------------  ------------
    TOTAL CURRENT LIABILITIES.........................................................    9,471,325    14,181,057

Long-term debt (Note 3)...............................................................   17,766,857    38,790,032
Subordinated debentures (Note 3)......................................................   11,400,000    11,400,000
Deferred income taxes (Note 5)........................................................    7,478,492     8,479,956
Other long-term liabilities (Note 1)..................................................    3,487,042     4,432,027
Minority interest.....................................................................       --         1,876,188
                                                                                        ------------  ------------
    TOTAL LIABILITIES.................................................................   49,603,716    79,159,260
                                                                                        ------------  ------------

Commitments (Notes 3 and 4)
Stockholders' equity (Notes 3, 6 and 7):
  Common stock $.10 par value (12,500,000 shares authorized,
    5,785,932 shares in 1995, 5,781,432 shares in 1994)...............................      578,144       578,594
Paid-in capital.......................................................................    6,577,440     6,617,551
Retained earnings.....................................................................   50,030,708    50,366,108
                                                                                        ------------  ------------
    TOTAL STOCKHOLDERS' EQUITY........................................................   57,186,292    57,562,253
                                                                                        ------------  ------------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........................................  1$06,790,008  1$36,721,513
                                                                                        ------------  ------------
                                                                                        ------------  ------------

          See accompanying notes to consolidated financial statements.

                                   S-K-I LTD

                        CONSOLIDATED STATEMENT OF INCOME

                                                                                  YEAR ENDED JULY 31
                                                                      -------------------------------------------
                                                                          1993           1994           1995
                                                                      -------------  -------------  -------------
Revenues (Note 1):
  Resort services...................................................  $  60,441,799  $  62,532,813  $  74,252,723
  Sale of goods.....................................................     19,832,479     21,008,869     23,648,797
  Rental and other income...........................................     16,434,113     15,365,537     16,058,192
                                                                      -------------  -------------  -------------
                                                                         96,708,391     98,907,219    113,959,712
                                                                      -------------  -------------  -------------
Expenses:
  Cost of operations including wages, maintenance and supplies:
  Resort services...................................................     21,070,994     22,483,982     29,611,497
  Sale of goods.....................................................     11,658,737     12,729,442     15,146,037
  Rental and other expense..........................................      7,173,101      7,346,163      6,799,809
  Other taxes.......................................................      7,632,343      8,015,487      8,599,706
  Utilities.........................................................      6,655,016      6,044,889      8,070,911
  Insurance.........................................................      5,115,333      5,518,243      6,634,837
  Selling, general and administrative expenses......................     16,871,496     15,298,138     19,494,655
  Interest..........................................................      2,228,385      2,214,309      3,818,893
  Depreciation and amortization (Note 1)............................     10,941,869     11,440,122     14,055,796
                                                                      -------------  -------------  -------------
                                                                         89,347,274     91,090,775    112,232,141
                                                                      -------------  -------------  -------------
Income before income taxes and minority interest....................      7,361,117      7,816,444      1,727,571
Income taxes (Note 5)...............................................      2,952,310      3,169,956        997,123
                                                                      -------------  -------------  -------------
Net income before minority interest.................................      4,408,807      4,646,488        730,448
                                                                      -------------  -------------  -------------
Minority interest in loss of subsidiary.............................       --             --              298,949
                                                                      -------------  -------------  -------------
Net Income..........................................................  $   4,408,807  $   4,646,488  $   1,029,397
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Net income per common and common equivalent share: 5,783,480 in
  1995, 5,764,663 in 1994, 5,728,908 in 1993 (Note 6)...............  $        0.77  $        0.81  $        0.18
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

          See accompanying notes to consolidated financial statements.

                                   S-K-I LTD.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                   COMMON STOCK
                                              ----------------------
                                              NUMBER OF                 PAID-IN       RETAINED
                                                SHARES    PAR VALUE     CAPITAL       EARNINGS         TOTAL
                                              ----------  ----------  ------------  -------------  -------------
BALANCE AT JULY 31, 1992....................   5,724,856  $  572,486  $  6,433,263  $  42,183,973  $  49,189,722
    Common stock options exercised..........       6,251         625        20,751                        21,376
    Net income..............................                                            4,408,807      4,408,807
    Dividends ($.10 per share)..............                                             (573,015)      (573,015)
                                              ----------  ----------  ------------  -------------  -------------
BALANCE AT JULY 31, 1993....................   5,731,107     573,111     6,454,014     46,019,765     53,046,890
    Common stock options exercised..........      50,325       5,033       123,426                       128,459
    Net income..............................                                            4,646,488      4,646,488
    Dividends ($.11 per share)..............                                             (635,545)      (635,545)
                                              ----------  ----------  ------------  -------------  -------------
BALANCE AT JULY 31, 1994....................   5,781,432     578,144     6,577,440     50,030,708     57,186,292
    Common stock options exercised..........       4,500         450        40,111                        40,561
    Net income..............................                                            1,029,397      1,029,397
    Dividends ($.12 per share)..............                                             (693,997)      (693,997)
                                              ----------  ----------  ------------  -------------  -------------
BALANCE AT JULY 31, 1995....................   5,785,932  $  578,594  $  6,617,551  $  50,366,108  $  57,562,253
                                              ----------  ----------  ------------  -------------  -------------
                                              ----------  ----------  ------------  -------------  -------------

          See accompanying notes to consolidated financial statements.

                                   S-K-I LTD.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                   YEAR ENDED JULY 31,
                                                                       -------------------------------------------
                                                                           1993           1994           1995
                                                                       -------------  -------------  -------------
Cash flows from operating activities:
  Net income.........................................................  $   4,408,807  $   4,646,488  $   1,029,397
  Non-cash items included in net income:
  Depreciation and amortization......................................     10,941,869     11,440,122     14,055,796
  Deferred income taxes..............................................        613,451        154,084      1,001,464
  Minority interest in net income of subsidiary......................       --             --             (298,949)
                                                                       -------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES BEFORE CHANGES IN ASSETS AND
  LIABILITIES........................................................     15,964,127     16,240,694     15,787,708
                                                                       -------------  -------------  -------------
Changes in assets and liabilities:
  (Increase) decrease in accounts receivable.........................        398,318       (429,547)    (1,027,240)
  Decrease (increase) in notes receivable............................         (9,458)       363,442        126,964
  (Increase) in inventories..........................................       (154,437)      (214,208)       (33,885)
  Decrease (increase) in non-current note receivable.................     (1,847,480)       303,976          3,615
  Decrease (increase) in prepaid expenses............................       (537,397)      (543,475)       573,785
  (Decrease) increase in accounts payable............................     (1,191,930)       974,380       (776,700)
  Increase (decrease) in income taxes payable........................       (124,032)       (63,132)        10,238
  (Decrease) increase in accrued lease payments-Vermont..............        120,378         49,837       (132,499)
  Increase (decrease) in accrued wages, profit sharing and incentive
    compensation.....................................................        517,897       (608,404)        64,967
  Increase (decrease) in deposits and other unearned revenue.........       (118,908)       186,707        264,499
  (Decrease) increase in other accrued expenses......................        585,544        761,857       (858,029)
  Increase (decrease) in other long-term liabilities.................       (128,174)       441,669        944,985
                                                                       -------------  -------------  -------------
NET CASH PROVIDED BY OPERATING ACTIVITIES............................     13,474,448     17,463,796     14,948,408
                                                                       -------------  -------------  -------------
Cash flows from investing activities:
  Purchases of property and equipment................................    (12,306,683)   (22,682,582)   (19,479,985)
  Net book value of property and equipment sold......................         79,036        178,177      2,377,685
  Purchase of long-term investments..................................       --             (464,663)    (1,163,814)
  Business acquired less cash on hand from business acquired.........       --             --          (12,552,020)
  Other, net.........................................................         47,136       (138,772)      (106,561)
                                                                       -------------  -------------  -------------
NET CASH USED IN INVESTING ACTIVITIES................................    (12,180,511)   (23,107,840)   (30,924,695)
                                                                       -------------  -------------  -------------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt--and subordinated
    debentures.......................................................     12,123,500        592,804       --
  Net proceeds from revolving credit agreement.......................       --            2,000,000     15,500,000
  Reductions in long-term debt and subordinated debentures...........    (10,807,391)      (952,052)    (2,279,178)
  Increase in current portion of long-term debt and subordinated
    debentures.......................................................         77,391        129,451      2,902,438
  Proceeds from issuance of common stock.............................         21,376        128,459         40,563
  Payment of dividends...............................................       (573,015)      (635,545)      (693,997)
  Other..............................................................        125,910        177,648       --
                                                                       -------------  -------------  -------------
NET CASH PROVIDED BY FINANCING ACTIVITIES............................        967,771        847,961     16,062,630
                                                                       -------------  -------------  -------------
  Net increase (decrease) in cash and short-term investments.........      2,261,708     (4,796,083)        86,343

Cash and short-term investments at beginning of year.................      5,238,677      7,500,385      2,704,302
                                                                       -------------  -------------  -------------
CASH AND SHORT-TERM INVESTMENTS AT END OF YEAR.......................  $   7,500,385  $   2,704,302  $   2,790,645
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Interest paid........................................................  $   2,443,456  $   2,124,392  $   3,096,486
Taxes paid, net of refunds...........................................  $   2,438,100  $   3,636,581  $   1,060,150

          See accompanying notes to consolidated financial statements.

                                   S-K-I LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The consolidated statements include the accounts of S-K-I Ltd. and its subsidiaries, the most significant of which include Killington Ltd., Mount Snow Ltd., Bear Mountain Ltd., Waterville Valley Ski Area Ltd., Sugarloaf Mountain Corporation and Ski Insurance Company, collectively referred to as S-K-I. All subsidiaries are wholly-owned, except for Sugarloaf Mountain Corporation which is 51% owned. Sugarloaf's results since acquisition are consolidated in the accompanying financial statements. All significant intercompany transactions have been eliminated in consolidation.

    In the consolidated statement of income, revenues from the sale of lift tickets, ski schools, repair shops, golf and tennis fees have been included under the heading of Resort services. Revenues from the sale from restaurants, bars, retail shops and personal property have been included under the heading Sale of goods. Revenues from ski, locker and real estate rentals, as well as sales of real property have been included under the heading of Rental and other income. Related costs, including property costs, are included in the respective Cost of operations categories.

    For financial reporting purposes, S-K-I provides for depreciation and amortization of property, equipment and capital leases by the straight-line method over estimated useful lives of the assets which generally range from 10 to 30 years for buildings, 3 to 20 years for machinery and equipment and 3 to 50 years for leasehold improvements, lifts, liftlines and trails. Accelerated cost recovery and accelerated depreciation methods are used for tax purposes.

    Management's intentions are to hold marketable securities, consisting of U.S. Government and Agency obligations and corporate obligations, until maturity, which does not exceed three years. These securities are carried at net amortized cost, which approximates quoted market values at July 31, 1995 and 1994.

    As part of its cash management policy, S-K-I invests cash in excess of immediate requirements in highly liquid short-term investments having original maturities of three months or less. Such investments are intended to minimize exposure to principal fluctuation.

    Profit on the sales of real estate are recognized in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards ("SFAS") No. 66 "Accounting for the Sales of Real Estate". Revenues recognized amounted to $8,000, $-0-, and $1,857,954, in 1995, 1994, and 1993, respectively.
Included in other assets at July 31, 1995 is a note receivable of $1,531,298, relating to a sale of real estate. The note bears interest at the prime rate plus 1.875%, payable in monthly installments through year 2007. The maturities are as follows:

1996............................................................  $  10,141
1997............................................................     11,300
1998............................................................     12,592
1999............................................................     14,033
2000............................................................     15,636
2001 and thereafter.............................................  1,467,596
                                                                  ---------
                                                                  $1,531,298
                                                                  ---------
                                                                  ---------

    Inventories are valued at the lower of cost (first-in, first-out method) or market.

    Allowances for doubtful accounts of $1,402 and $38,702 have been applied as a reduction of current accounts receivable at July 31, 1994 and 1995, respectively.

                                   S-K-I LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Provision is made for the estimated costs under the deductible portion of S-K-I's insurance policies, primarily general liability and workers' compensation. The balance of such reserves at July 31, 1994 and 1995 were $4,707,558 and $5,765,878, respectively. Of such amounts, $3,487,042 and
$4,454,728 are included in other long-term liabilities at July 31, 1994 and 1995, respectively, with the remaining balance included in other accrued expenses. In fiscal 1993, S-K-I formed a wholly-owned Vermont captive insurance company, Ski Insurance Company, to manage a portion of its insurance costs.

    Advertising costs are expensed the first time the advertising takes place. The total amount charged to advertising expense for the year ended July 31, 1995, 1994 and 1993 was $9,249,984, $7,809,332 and $7,607,704, respectively.

    Bear Mountain Ltd.'s costs in excess of values assigned to the underlying net assets, net of amortization, totaled $233,774 and $99,255 at July 31, 1995 and 1994, respectively, and are being amortized over 20 years. The 1995 and 1994 amortization totaled $19,481 and $7,635, respectively. The accumulated amortization at July 31, 1995 and 1994 totaled $320,279 and $300,798, respectively.

NOTE 2--BUSINESS DEVELOPMENT

    In August 1994, the company acquired 51% of the outstanding shares of Sugarloaf Mountain Corporation ("Sugarloaf"), a ski resort in Western Maine. Also, additional cash consideration is due, not to exceed $1,500,000, if certain profit objectives are achieved during the two years following acquisition. No such amounts were paid relating to fiscal 1995.

    The shareholders of Sugarloaf shall have the option to require S-K-I to purchase their shares during the month of November in the years 1997 through 2002 in return for a cash payment, the amount of which is computed by applying a formula to Sugarloaf Mountain Corporation's earnings per share over the previous three year period. S-K-I has the option to purchase the minority shares of Sugarloaf based upon the same exchange formula during the month of November in any year beginning in 1999, subject to a minimum value of $2,000,000 less 49% of any decline in the book value of Sugarloaf between the purchase date and the date of acquisition.

    The acquisition has been accounted for using the purchase method of accounting. The fair value of the assets acquired was approximately $13,597,000 and the fair value of liabilities was $9,425,000. There is no recourse to S-K-I for the Sugarloaf liabilities. The amounts in minority interest at July 31, 1995 represent the 49% ownership of Sugarloaf's outstanding capital stock held by the minority shareholders.

    In October 1994, the company acquired the ski-related assets only of the Waterville Valley Ski Area ("Waterville") for approximately $10,038,000. The acquisition was accounted for using the purchase method of accounting. The results of operations of Waterville are included in the company's consolidated financial statements since acquisition.

    The following unaudited pro forma summary presents the consolidated results of operations as if the acquisitions of Sugarloaf and Waterville occurred at the beginning of the years presented:

                                                                    1994            1995
                                                               --------------  --------------
Revenues.....................................................  $  126,797,000  $  114,554,000
Net income...................................................       4,279,000         782,000
Net income per common and common equivalent share............  $          .74  $          .14

                                   S-K-I LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2--BUSINESS DEVELOPMENT (CONTINUED)
    The pro forma financial information does not purport to be indicative of the results of operations that would have occurred had the transaction taken place at the beginning of the periods presented or of future results of operations.

NOTE 3--LONG-TERM DEBT AND SUBORDINATED DEBENTURES

LONG-TERM DEBT AT JULY 31, 1995 AND 1994 SUMMARY:

                                                                                         1994           1995
                                                                                     -------------  -------------
Company, excluding Sugarloaf:
  Revolving Credit Agreement.......................................................  $   2,000,000  $  17,500,000
  Teachers Insurance and Annuity Association of America, 8.12% senior promissory
    notes due in varying installments through January 14, 2003.....................     12,000,000     12,000,000
  Vermont Industrial Development Bonds, fluctuating interest rates,
    1995--3.89% to 4.66%; 1994--3.13% to 3.73%; due in varying installments through
    1999, secured by certain machinery and equipment and real estate...............      3,265,000      2,695,000
  Deferred obligation in connection with acquisition of Bear Mountain Ltd.,
    interest of 5%, due in 1995....................................................      1,000,000      1,000,000
  Obligation under capital lease...................................................        103,789        310,346
  Other............................................................................          7,314        180,356
                                                                                     -------------  -------------
                                                                                        18,376,103     33,685,702
                                                                                     -------------  -------------

Sugarloaf (non-recourse to the Company):
  Town of Carrabassett Valley, Maine, note, $3,700,000, due in varying installments through 2013, interest rates ranging from 4.5% to 8.5%, secured by Sugarloaf's
    property, plant and equipment..................................................       --            3,610,000
  Sugarloaf Revolving Credit Agreement, $2,000,000, annual reduction of $200,000 beginning March 1995, due March 1998, interest at lender's base rate plus .5%
    (9.25% at July 31, 1995), secured by Sugarloaf's property, plant and
    equipment......................................................................       --            1,800,000
  Sugarloaf Line of Credit, $2,000,000 due May 1996, interest at lender's base rate plus 2% (10.75% at July 31, 1995), secured by Sugarloaf's property, plant and
    equipment......................................................................       --            1,338,482
  Sugarloaf Subordinated Notes, due July 1997, interest at 7.25%...................       --              584,934
  Obligation under capital lease...................................................       --              549,989
  Other............................................................................       --            1,079,109
                                                                                     -------------  -------------
                                                                                          --            8,962,514
                                                                                     -------------  -------------
Total..............................................................................     18,376,103     42,648,216
Less: current portion..............................................................        609,246      3,858,184
                                                                                     -------------  -------------
                                                                                     $  17,766,857  $  38,790,032
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                   S-K-I LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3--LONG-TERM DEBT AND SUBORDINATED DEBENTURES (CONTINUED)
    The non-current portion of long-term debt matures as follows:

1997..................................................................    $  1,968,908
1998..................................................................       4,591,625
1999..................................................................       3,484,751
2000..................................................................       5,637,317
2001 and thereafter...................................................      23,107,431
                                                                        --------------
                                                                          $ 38,790,032
                                                                        --------------
                                                                        --------------

    S-K-I maintains an unsecured revolving credit loan which allows S-K-I to borrow funds up to the amount of the commitment. At July 31, 1995, the revolving credit loan amount available was $30,600,000 with $17,500,000 outstanding. The loan commitment is scheduled to be reduced annually by $3,400,000 on March 31 of each consecutive year through March 31, 2000 with a final reduction of $13,600,000 on March 30, 2001. Under the terms of the revolving credit agreement, S-K-I may request that the interest rate, subject to certain limitations, be at the adjusted prime rate or at an applicable margin above the Eurodollar rate. The Eurodollar applicable margin was 1 1/4% at July 31, 1995. The applicable margin varies between 3/4% to 1 1/4% based on specific financial ratios on the previous July 31. The Agreement requires S-K-I to pay a commitment fee of 3/8 % of the average daily unused portion of the loan. Commitment fees assessed on unused portions of the revolving credit loan were approximately $38,000, $63,000, and $48,000 in 1995, 1994, and 1993, respectively.

    The following table summarizes the financial data relating to the revolving credit loan agreement for 1995 and 1994:

                                                                     1994           1995
                                                                 -------------  -------------
Weighted average annual interest rate..........................           4.61%          6.93%
Average amount outstanding during the year.....................  $   2,224,038  $  16,274,038
Highest balance outstanding....................................  $  13,500,000  $  24,750,000
Amount available at year end...................................  $  14,000,000  $  13,100,000

    In addition to the unsecured revolving credit loan agreement, S-K-I maintained an unsecured short-term line of credit. Such line of credit allows for borrowings of up to $12,000,000 and expires January 15, 1996. Under the terms of the agreement S-K-I may request that the interest rate, subject to certain limitations, be at the adjusted prime rate or at an applicable margin above the Eurodollar rate. The Eurodollar applicable margin was 1 1/4% at July 31, 1995. The applicable margin varies between 3/4% to 1 1/4% based on specific financial ratios on the previous July 31. During 1995, S-K-I borrowed a maximum of $9,250,000 under this line of credit and did not borrow against the line of credit during 1994. At July 31, 1995 and 1994, there were no borrowings under the credit line.

    Additionally, at July 31, 1995, S-K-I had outstanding a $1,000,000 letter of credit relating to Ski Insurance, expiring December 3, 1995. The letter of credit fee on this line was $6,250 for the year ended July 31, 1995.

                                   S-K-I LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3--LONG-TERM DEBT AND SUBORDINATED DEBENTURES (CONTINUED)
    Subordinated debentures of $11,400,000 at July 31, 1995 are due as follows:

YEAR                                                                     INTEREST        AMOUNT
---------------------------------------------------------------------  -------------  -------------
1997.................................................................            6%   $     450,000
1999.................................................................            6%         455,000
2000.................................................................            6%         672,500
2001.................................................................            8%         525,000
2002.................................................................            8%         549,000
2003.................................................................            8%       1,074,000
2004.................................................................            8%       1,466,500
2010.................................................................            8%       1,292,000
2012.................................................................            6%       1,155,000
2013.................................................................            6%       1,065,000
2015.................................................................            6%       1,500,000
2016.................................................................            6%       1,196,000
                                                                                      -------------
                                                                                      $  11,400,000
                                                                                      -------------
                                                                                      -------------

    The company's long-term debt and subordinated debenture agreements require that the company satisfy various covenants including financial ratios, limitations on payment of dividends and repurchase of stock. Included in other accrued expenses is $687,414 and $703,656 of accrued interest at July 31, 1995 and 1994, respectively.

CAPITAL LEASES

    The company leases certain machinery and equipment under long-term capital leases. Obligations under machinery and equipment capital leases are due as follows:

1996..............................................................  $ 407,000
1997..............................................................    308,000
1998..............................................................    246,000
1999..............................................................     16,000
                                                                    ---------
                                                                      977,000
Less: amounts representing interest...............................    117,000
                                                                    ---------
                                                                    $ 860,000
                                                                    ---------
                                                                    ---------

    At July 31, 1995, the gross amount of machinery and equipment under capital leases and related accumulated amortization was $1,409,000 and $486,000, respectively.

NOTE 4--OPERATING LEASES AND PERMITS

    Killington Ltd. leases from the State of Vermont certain portions of land and facilities it uses known as the Killington section of the Calvin Coolidge State Forest. The leases together with extensions run to the year 2060. All installations affixed to the land become the property of the State.

    Mount Snow Ltd., Bear Mountain Ltd. and Waterville Valley operate certain portions of the skiing terrain under special use permits granted by the U.S. Forest Service.

                                   S-K-I LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4--OPERATING LEASES AND PERMITS (CONTINUED)
    Amounts payable under these leases and permits are measured in terms of percentages of revenues from certain activities. Charges for these leases and permits are included in cost of operations.

    In addition to the leases described above, the company was committed under operating leases for certain machinery and equipment which expire at various dates through 2018. Total rent expense under operating leases for 1995, 1994 and 1993 was $2,775,912, $2,526,991, and $2,485,435, respectively.

    Minimum lease payments under non-cancelable operating leases are as follows:

1996..................................................................    $  3,433,832
1997..................................................................       3,314,063
1998..................................................................       3,004,033
1999..................................................................       2,948,224
Beyond 2000...........................................................       1,889,827
                                                                        --------------
Total minimum obligations.............................................    $ 14,589,979
                                                                        --------------
                                                                        --------------

NOTE 5--INCOME TAXES

    In 1994 the company adopted, effective August 1, 1993, Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which requires the liability method for recording differences in financial and taxable income.

    Income taxes consist of the following:

                                                                               1993          1994         1995
                                                                           ------------  ------------  ----------
Current:
  Federal................................................................  $  1,803,884  $  2,347,943  $   (1,210)
  State..................................................................       534,975       667,929      (3,131)
                                                                           ------------  ------------  ----------
                                                                              2,338,859     3,015,872      (4,341)
Deferred.................................................................       613,451       154,084   1,001,464
                                                                           ------------  ------------  ----------
    Total provision for income taxes.....................................  $  2,952,310  $  3,169,956  $  997,123
                                                                           ------------  ------------  ----------
                                                                           ------------  ------------  ----------

    Differences between S-K-I's effective income tax rate and the statutory federal income tax rate are as follows:

                                                                            1993       1994       1995
                                                                          ---------  ---------  ---------
Statutory federal income tax rate.......................................       34.0%      34.0%      34.0%
State income taxes net of federal tax benefit...........................        4.8        5.6        5.7
Sugarloaf loss with no benefit..........................................     --         --           12.0
Life insurance premiums.................................................     --         --            4.0
Other...................................................................        1.3        0.9        2.0
                                                                                ---        ---        ---
Effective rate..........................................................       40.1%      40.5%      57.7%
                                                                                ---        ---        ---
                                                                                ---        ---        ---

    At July 31, 1995, Bear Mountain Ltd. had net operating loss carryforwards for federal income tax purposes of approximately $1,439,000, which expire in the years 2000 through 2002. At July 31, 1995, Bear Mountain Ltd. had net operating loss carryforwards for California income tax purposes of approximately $1,214,000 which expire in the years 1996 through 1999. As of July 31, 1995, Bear Mountain Ltd. had

                                   S-K-I LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5--INCOME TAXES (CONTINUED)
investment tax credit carryforwards of approximately $225,000 which expire in the years 1997 through 2000. The federal tax loss and tax credit carryforwards relate to the operations of Bear Mountain Ltd. prior to the acquisition by S-K-I and can only be realized against future taxable income from the operations of Bear Mountain Ltd. The tax effect of these carryforwards and credits, when realized, will be recognized as an adjustment of the purchase cost.

    At July 31, 1995, Sugarloaf had net operating loss carryforwards for federal and Maine income tax purposes of approximately $17,426,000, which expire in the years 1999 through 2010. As of July 31, 1995, Sugarloaf had investment tax credit carryforwards of approximately $209,000, which expire in the years 1997 through 2000. Approximately $16,442,000 of the federal and Maine net operating loss carryforwards and all of the investment tax credit carryforwards relate to the operation of Sugarloaf prior to the S-K-I acquisition. Such carryforwards can only be realized against future taxable income from the operations of Sugarloaf and will be limited as a result of certain ownership changes pursuant to Section 382 of the Internal Revenue Code.

    At July 31, 1995, the company had additional federal net operating loss carryforwards of approximately $527,000 and additional state net operating loss carryforwards of $1,010,000 which expire in the year 2010.

    As of July 31, 1995, the company's gross deferred tax assets and liabilities were comprised of the following:

Gross deferred tax assets:
  Accrued liabilities and reserves....................................    $  1,495,000
  Operating loss carryforwards........................................       7,638,000
  Alternative minimum and investment tax credits......................         860,000
                                                                        --------------
                                                                          $  9,993,000
                                                                        --------------
                                                                        --------------
Gross deferred tax liabilities:
  Depreciation........................................................    $ 10,516,000
  Installment sales...................................................         659,000
                                                                        --------------
                                                                          $ 11,175,000
                                                                        --------------
                                                                        --------------

    At July 31, 1995, a valuation allowance of $7,298,000 has been recorded which relates primarily to Sugarloaf's net operating loss and tax credit carryforwards for which a tax benefit is not likely to be received. The net change in the valuation allowance for deferred tax assets was an increase of $7,056,000, primarily attributable to Sugarloaf net operating loss carryforwards. Current and non-current deferred tax assets and liabilities within the same tax jurisdiction are offset for presentation in the consolidated balance sheet.

NOTE 6--EARNINGS PER SHARE

    The computation of net income per common and common equivalent share amounts are based on the weighted average of shares outstanding during the year. Shares issuable upon the exercise of stock option grants (Note 7) have not been included in the per share computation because they would not have a material effect on earnings per share.

                                   S-K-I LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7--STOCK OPTIONS

    The company's 1988 Stock Option Plan for officers and key employees authorized the granting of a maximum of 168,750 shares of common stock options. On November 18, 1994, the stockholders approved an additional 100,000 shares to be optioned. The Plan permits the grant of incentive stock options (as defined in the Internal Revenue Code) and nonstatutory stock options. In the case of an incentive stock option, the per share option price cannot be less than the fair market value on the date on which the option is granted. There is no such requirement in the case of a nonstatutory stock option.

    The options become exercisable ratably over a 3-year period and expire in April 1997, October 1999, July 2000, April 2002, July 2002, March 2004, October 2004, and January 2005.

                                                                                             EXERCISE PRICE PER
1988 PLAN                                                                        SHARES            OPTION
------------------------------------------------------------------------------  ---------  -----------------------
Outstanding at July 31, 1992..................................................    154,417         $8.625 to $10.45
  Exercised...................................................................      1,042                   $8.625
  Canceled or expired.........................................................     10,625          $8.625 to $9.50
Outstanding at July 31, 1993..................................................    142,750         $8.625 to $10.45
  Granted.....................................................................      2,500                   $12.00
  Exercised...................................................................      4,950          $8.625 to $9.50
  Canceled or expired.........................................................     10,000                   $8.625
Outstanding at July 31, 1994..................................................    130,300         $8.625 to $12.00
  Granted.....................................................................     48,250       $11.8125 to $15.25
  Exercised...................................................................      4,500          $8.625 to $9.50
  Canceled or expired.........................................................      2,500                    $9.50
Outstanding at July 31, 1995..................................................    171,550         $8.625 to $15.25
  Exercisable at July 31, 1995................................................    138,550         $8.625 to $15.25

    The company's 1982 Incentive Stock Option Plan authorized the granting to key employees of similar options to purchase a maximum of 187,500 shares of common stock. The options granted in 1992 become exercisable ratably over a 3-year period and expire in April 2002 and July 2002.

                                                                                              EXERCISE PRICE PER
1982 PLAN                                                                         SHARES            OPTION
-------------------------------------------------------------------------------  ---------  -----------------------
Outstanding at July 31, 1992...................................................     80,625           $1.89 to $9.50
  Exercised....................................................................      5,209           $1.89 to $9.50
  Canceled or expired..........................................................      1,000          $8.625 to $9.50
Outstanding at July 31, 1993...................................................     74,416           $1.89 to $9.50
  Exercised....................................................................     45,375                    $1.89
  Canceled or expired..........................................................      6,166                    $9.50
Outstanding at July 31, 1994 and 1995..........................................     22,875                    $9.50
  Exercisable at July 31, 1995.................................................     22,875                    $9.50

NOTE 8--EMPLOYEE BENEFIT PLANS

    S-K-I has a trusteed noncontributory profit sharing retirement plan covering substantially all of its full-time employees. There have been no contributions made to the Plan and charged to income for 1995, 1994, and 1993.

    S-K-I has a savings plan under Section 401(k) of the Internal Revenue Code. The plan allows all full-time employees to defer up to 15% of their income up to $9,240 on a pretax basis. The company made a matching contribution of 15% on the first $1,500 deferred by each participating employee in 1995 and

                                   S-K-I LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8--EMPLOYEE BENEFIT PLANS (CONTINUED)
1994. In addition, S-K-I made a one time fully vested contribution to each eligible participant as of February 1, 1995. The cost of this contribution was $294,300.

    Effective July 31, 1995, the profit-sharing portion of the S-K-I Ltd. retirement plan was merged into the S-K-I Ltd. 401(k) savings plan. The name of the newly merged plan is changed to the S-K-I Ltd. 401(k) Retirement Plan.

NOTE 9--BUSINESS OPERATIONS

    S-K-I operates predominantly in a single industry segment--the development and operation of ski areas. S-K-I provides ski recreation and related services to skiers, a single customer group.

NOTE 10--SUBSEQUENT EVENTS

    On October 23, 1995 the Company sold a majority of the ski resort related and golf course assets of Bear Mountain to Fibreboard Corporation for approximately $20,370,000.

                                   S-K-I LTD.

                           CONSOLIDATED BALANCE SHEET

                                 APRIL 28, 1996

                                  (UNAUDITED)

ASSETS
Current assets:
  Cash and short-term investments (at cost, which approximates market value).........    $  12,027,556
  Accounts receivable................................................................        2,068,022
  Notes receivable...................................................................          242,128
  Inventories........................................................................        3,281,908
  Prepaid expenses...................................................................        1,134,816
                                                                                       ---------------
    TOTAL CURRENT ASSETS.............................................................       18,754,430
                                                                                       ---------------
Property and equipment, at cost:
  Buildings and grounds..............................................................       36,335,433
  Machinery and equipment............................................................       60,313,773
  Leasehold improvements.............................................................       39,794,570
  Lifts/liftlines and trails on corporate property...................................       32,085,284
                                                                                       ---------------
                                                                                           168,529,060
Less--accumulated depreciation and amortization......................................       83,933,510
                                                                                       ---------------
                                                                                            84,595,550
Construction in progress.............................................................          772,749
Land and development costs...........................................................        8,359,837
                                                                                       ---------------
    NET PROPERTY AND EQUIPMENT.......................................................       93,728,136
                                                                                       ---------------
Long-term investments................................................................        3,588,798
Other assets.........................................................................        2,382,298
                                                                                       ---------------
    TOTAL ASSETS.....................................................................    $ 118,453,662
                                                                                       ---------------
                                                                                       ---------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt..................................................    $   1,566,927
  Accounts payable...................................................................        1,714,241
  Income tax payable (Note 3)........................................................        1,256,500
  Accrued lease payments--Vermont....................................................        1,108,254
  Accrued wages......................................................................          717,329
  Deposits and other unearned revenue................................................        1,044,614
  Other accrued expenses (Note 7)....................................................        6,512,619
                                                                                       ---------------
    TOTAL CURRENT LIABILITIES........................................................       13,920,484
                                                                                       ---------------
Long-term debt.......................................................................       19,821,979
Subordinated debentures..............................................................       11,400,000
Deferred income taxes (Note 3).......................................................        7,238,102
Other long-term liabilities (Note 7).................................................        5,107,358
Minority interest in consolidated subsidiary.........................................        2,402,716
                                                                                       ---------------
    TOTAL LIABILITIES................................................................       59,890,639
                                                                                       ---------------
Stockholders' equity:
  Common stock.......................................................................          579,087
  Paid-in capital....................................................................        6,661,895
  Retained earnings..................................................................       51,322,041
                                                                                       ---------------
    TOTAL STOCKHOLDERS' EQUITY.......................................................       58,563,023
                                                                                       ---------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......................................    $ 118,453,662
                                                                                       ---------------
                                                                                       ---------------

     See accompanying Notes to (Unaudited) Condensed Consolidated Financial
                                  Statements.

                                   S-K-I LTD.

                        CONSOLIDATED STATEMENT OF INCOME

                                                                                     FOR THE NINE MONTHS ENDED
                                                                                   ------------------------------
                                                                                     APRIL 30,       APRIL 28,
                                                                                        1995            1996
                                                                                   --------------  --------------

                                                                                    (UNAUDITED)     (UNAUDITED)
Revenues.........................................................................  $  106,681,987  $  106,751,742
                                                                                   --------------  --------------
Expenses:
  Cost of operations including wages, maintenance and supplies...................      45,309,840      47,885,150
  Other taxes....................................................................       7,544,162       7,540,537
  Utilities......................................................................       7,623,646       7,465,058
  Insurance......................................................................       6,220,257       5,692,399
  Selling, general and administrative expenses...................................      16,376,818      17,060,771
  Interest.......................................................................       3,017,626       2,561,289
  Depreciation and amortization (Note 3).........................................      13,842,977      10,146,199
  Loss on sale of Bear Mountain (Note 2).........................................        --             4,736,646
                                                                                   --------------  --------------
    Total expenses...............................................................      99,935,326     103,088,049
                                                                                   --------------  --------------
Income before provision for income taxes.........................................       6,746,661       3,663,693
Provision for income taxes (Note 3)..............................................       2,724,258       1,428,840
                                                                                   --------------  --------------
Net income before minority interest..............................................       4,022,403       2,234,853
Minority interest in net income of consolidated subsidiary.......................        (193,486)       (526,528)
                                                                                   --------------  --------------
Net income.......................................................................  $    3,828,917  $    1,708,325
                                                                                   --------------  --------------
                                                                                   --------------  --------------
Net income per common share (Note 5).............................................  $          .66  $          .30
                                                                                   --------------  --------------
                                                                                   --------------  --------------
Retained earnings, beginning of period...........................................  $   50,030,708  $   50,366,108
Add: net income..................................................................       3,828,917       1,708,325
Less: Dividends paid on common stock (Note 9)....................................         693,997         752,392
                                                                                   --------------  --------------
Retained earnings, end of period.................................................  $   53,165,628  $   51,322,041
                                                                                   --------------  --------------
                                                                                   --------------  --------------

     See accompanying Notes to (Unaudited) Condensed Consolidated Financial
                                  Statements.

                                   S-K-I LTD.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                           FOR THE NINE MONTHS
                                                                                                  ENDED
                                                                                         ------------------------
                                                                                          APRIL 30,    APRIL 28,
                                                                                            1995         1996
                                                                                         -----------  -----------

                                                                                         (UNAUDITED)  (UNAUDITED)
Cash flows from operating activities:
  Net income...........................................................................  $ 3,828,917  $ 1,708,325
  Non-cash items included in net income:
  Loss on disposition of net assets of Bear Mountain Ltd. (Note 2).....................      --         4,736,646
  Minority interest in net income of subsidiary........................................      193,486      526,528
  Depreciation and amortization........................................................   13,539,407   10,146,199
  Deferred income taxes................................................................      --        (1,241,854)
                                                                                         -----------  -----------
CASH FLOW FROM OPERATING ACTIVITIES BEFORE CHANGES IN ASSETS AND LIABILITIES...........   17,561,810   15,875,844
                                                                                         -----------  -----------
  Changes in assets and liabilities:
  Decrease (increase) in accounts receivable...........................................     (724,565)     579,712
  Decrease in notes receivable.........................................................      127,323        2,647
  Decrease (increase) in inventories...................................................     (540,996)      99,611
  Decrease in prepaid expenses.........................................................      402,399      107,643
  Increase (decrease) in accounts payable..............................................     (256,947)      96,620
  Increase in income taxes payable.....................................................    2,517,977      984,248
  Increase (decrease) in accrued lease payments-Vermont................................     (144,963)      68,888
  Increase in accrued wages, profit sharing and incentive compensation.................      151,435      187,455
  (Decrease) in deposits and other unearned revenue....................................     (383,618)    (544,347)
  Increase in other accrued expenses...................................................      296,736      954,876
  Increase in other long-term liabilities..............................................      934,010      675,332
                                                                                         -----------  -----------
CASH FLOW PROVIDED BY OPERATING ACTIVITIES AFTER CHANGES IN ASSETS AND LIABILITIES.....   19,940,601   19,088,529
                                                                                         -----------  -----------
Cash flows from investing activities:
  Additions to property and equipment..................................................  (18,981,721)  (6,019,657)
  Net book value of property and equipment sold........................................       41,067       86,899
  Purchase of long-term investments....................................................   (1,778,704)  (1,960,321)
  Proceeds from disposition of net assets of Bear Mountain Ltd. (Note 2)...............      --        20,000,247
  Businesses acquired less cash on hand from businesses acquired.......................  (12,552,020)     --
  Other, net...........................................................................     (230,632)       8,077
                                                                                         -----------  -----------
NET CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES...................................  (33,502,010)  12,115,245
                                                                                         -----------  -----------
Cash flows from financing activities:
  Net (reductions) proceeds in revolving credit agreement..............................   12,250,000  (17,500,000)
  Reductions in long-term debt.........................................................   (1,949,327)  (1,468,050)
  (Decrease) increase in current portion of long-term debt.............................    2,560,405   (2,291,258)
  Proceeds from issuance of common stock...............................................       16,172       44,837
  Payment of dividends.................................................................     (693,997)    (752,392)
                                                                                         -----------  -----------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES....................................   12,183,253  (21,966,863)
                                                                                         -----------  -----------
Net increase (decrease) in cash and short-term investments.............................   (1,378,156)   9,236,911

Cash and short-term investments at beginning of year...................................    2,704,302    2,790,645
                                                                                         -----------  -----------
CASH AND SHORT-TERM INVESTMENTS AT END OF PERIOD.......................................  $ 1,326,146  $12,027,556
                                                                                         -----------  -----------
                                                                                         -----------  -----------
Interest paid..........................................................................  $ 2,229,834  $ 1,998,601
Income taxes paid, net of refunds......................................................  $   281,350  $ 1,686,523

     See accompanying Notes to (Unaudited) Condensed Consolidated Financial
                                  Statements.

                                   S-K-I LTD.

                  NOTES TO (UNAUDITED) CONDENSED CONSOLIDATED

                              FINANCIAL STATEMENTS

1. In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments necessary to present fairly the financial position as of April 28, 1996, the results of operations for the nine months ended April 28, 1996 and April 30, 1995 and cash flows for the nine months ended April 28, 1996 and April 30, 1995. All such adjustments are of a normal recurring nature with the exception of the sale of the majority of Bear Mountain assets. The unaudited condensed consolidated financial statements should be read in conjunction with the following notes and the consolidated financial statements in the 1995 Annual Report to the Securities and Exchange Commission on Form 10-K.

2. BEAR MOUNTAIN SALE

    On October 23, 1995 the Company sold a majority of the ski resort related and golf course assets of Bear Mountain to Fibreboard Corporation for approximately $20,370,000. The transaction had the following non-cash impact on the balance sheet:

Increase in current assets.....................................  $   234,000
Decrease in property and equipment, net........................  (23,833,000)
Decrease in other assets, net..................................     (269,000)
Increase in current liabilities................................      400,000

3. INCOME TAXES

    The provision for taxes on income is based on a projected annual effective tax rate. The Company has reflected an effective tax rate through the third quarter of approximately 39%.

    Deferred income taxes include the cumulative reduction in current taxes payable resulting principally from the excess of depreciation reported for tax purposes over that reported for financial purposes. The reduction in the April 28, 1996 deferred income tax liability from July 31, 1995 is primarily attributable to the October 1995 sale of Bear Mountain and other book-tax differences, principally accelerated depreciation.

4. SEASONAL BUSINESS

    Results for interim periods are not indicative of results to be expected for the year, due to the seasonal nature of the business (skiing resorts).

5. NET INCOME PER COMMON SHARE

    Net income per common share figures are based on the average shares outstanding during year to date Fiscal 1996 of 5,788,592 (5,782,745 year to date Fiscal 1995). Shares issuable upon the exercise of stock options grants have not been included in the per share computation because they would not have a material effect on earnings per share.

                                   S-K-I LTD.

                  NOTES TO (UNAUDITED) CONDENSED CONSOLIDATED

                        FINANCIAL STATEMENTS (CONTINUED)

6. STOCK OPTIONS

    The 1988 Stock Option Plan authorized 168,750 shares of common stock to be optioned. On November 18, 1994 the stockholders approved an additional 100,000 shares. For the nine months ended April 28, 1996, 4,950 shares were exercised and 5,550 shares were forfeited.

    The 1982 Incentive Stock Option Plan authorized 187,500 shares of common stock to be optioned. No shares were granted, exercised or forfeited under this plan during Fiscal 1996.

7. GENERAL LIABILITY

    Provision is made for the estimated costs under the deductible portion of S-K-I's general liability insurance policies. The balance of such reserves at April 28, 1996 was $5,594,666. Of such amount, $4,795,428 is included in other long-term liabilities, with the remaining balance included in other accrued expenses.

8. POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

    The Company does not provide health care and life insurance benefits for retired employees who reach normal retirement age. The adoption of SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, has no effect on the Company's financial position or results of operations.

9. DIVIDEND PAID

    During November 1995, the Board of Directors declared a $.13 per share dividend on Common Stock payable to stockholders of record on December 8, 1995. The dividend was paid on January 17, 1996.

10. AGREEMENT AND PLAN OF MERGER

    S-K-I Ltd. announced that it has received, through its investment financial advisor Schroder Wertheim & Co., an offer by LBO Resort Enterprises of Newry, Maine, to purchase all of the approximately 6,000,000 shares of outstanding stock of S-K-I Ltd. for $18.00 per share. The S-K-I Ltd. Board of Directors has approved a definitive merger agreement with LBO Resort Enterprises. A meeting of S-K-I Ltd. shareholders will be held on June 10, 1996 to consider the offer as recommended by the S-K-I Ltd. Board of Directors. The total value of the offer for the equity approximates $107,000,000. The transaction is subject to, among other things, shareholder and regulatory approvals.

11. NEW ACCOUNTING PRONOUNCEMENTS

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 (FAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". The standard identifies indicators to determine whether an impairment of long-lived assets has been incurred and provides guidance in determining the amount of the impairment. The Company will adopt SFAS No. 121 in Fiscal 1997. The Company expects that there will not be a

                                   S-K-I LTD.

                  NOTES TO (UNAUDITED) CONDENSED CONSOLIDATED

                        FINANCIAL STATEMENTS (CONTINUED)

11. NEW ACCOUNTING PRONOUNCEMENTS (CONTINUED)

material impact to the Company's financial position or results of operations as a result of adopting this standard.

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (FAS 123), "Accounting for Stock-Based Compensation." The Company does not intend to adopt the new compensation expense provisions of FAS 123 but will adopt the disclosure provisions in Fiscal 1997.

12. SUBSEQUENT EVENTS (UNAUDITED)

    On June 28, 1996, the Company consummated a transaction with American Skiing Company in which the Company sold all of its approximately 6,000,000 shares of outstanding common stock for $18.00 per share.

    American Skiing Company has entered into a consent decree with the U.S. Department of Justice in which American Skiing Company has agreed to divest the assets constituting the Waterville Valley ski resort. The divestiture is expected to be consummated no later than December 1, 1996. The unaudited carrying value of the Waterville Valley ski resort assets to be divested included in the accompanying S-K-I unaudited consolidated balance sheet as of April 28, 1996, is approximately $11.1 million and the unaudited net income for the nine months ended April 28, 1996 of the Waterville Valley ski resort included in the accompanying S-K-I unaudited consolidated statement of income for the nine months ended April 28, 1996, is approximately $863,000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO KAMORI INTERNATIONAL CORPORATION:

    We have audited the accompanying combined balance sheets of the KAMORI COMBINED ENTITIES (the combined entities listed in Note 1) as of May 31, 1996 and 1997, and the related combined statements of operations, stockholders' equity and cash flows for each of the three years in the period ended May 31, 1997. These financial statements are the responsibility of Kamori's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Kamori Combined Entities as of May 31, 1996 and 1997, and the combined results of their operations and their cash flows for each of the three years in the period ended May 31, 1997 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Denver, Colorado
August 1, 1997

                       KAMORI COMBINED ENTITIES (NOTE 1)

                            COMBINED BALANCE SHEETS

                          AS OF MAY 31, 1996 AND 1997

                                                                                        1996            1997
                                                                                   --------------  --------------
                                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......................................................  $   14,391,404  $   15,653,936
  Accounts receivable, net of allowance for doubtful accounts of $67,384 and
    $15,551, respectively........................................................       1,332,653         574,771
  Inventory and supplies.........................................................       2,959,210       3,320,540
  Receivable from Kamori International Corporation...............................         349,145         246,323
  Prepaid expenses and other current assets......................................         696,322         497,084
                                                                                   --------------  --------------
    Total current assets.........................................................      19,728,734      20,292,654
                                                                                   --------------  --------------
PROPERTY AND EQUIPMENT, at cost:
  Ski lifts and trails...........................................................      61,886,703      62,933,368
  Buildings and parking structures...............................................      56,199,673      55,678,889
  Machinery and equipment........................................................      46,113,639      47,847,047
  Land used in operations........................................................      17,513,217      16,147,810
  Construction in progress.......................................................       3,837,897       4,582,273
                                                                                   --------------  --------------
                                                                                      185,551,129     187,189,387
Less- Accumulated depreciation...................................................     (83,810,102)    (94,557,022)
                                                                                   --------------  --------------
                                                                                      101,741,027      92,632,365
                                                                                   --------------  --------------
LAND HELD FOR DEVELOPMENT AND SALE...............................................      28,327,824      27,381,613
                                                                                   --------------  --------------
INVESTMENT IN REAL ESTATE PARTNERSHIP (Note 1)...................................       5,536,758       4,894,087
                                                                                   --------------  --------------
OTHER ASSETS, net of accumulated amortization of $2,091,440 and $839,673,
  respectively...................................................................       3,733,134       4,243,275
                                                                                   --------------  --------------
                                                                                   $  159,067,477  $  149,443,994
                                                                                   --------------  --------------
                                                                                   --------------  --------------
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...............................................................  $    2,072,766  $    2,228,956
  Accrued property taxes.........................................................         420,034         442,643
  Accrued salaries and benefits..................................................       2,069,674       2,588,032
  Other accrued expenses.........................................................       2,367,498       2,568,010
  Accrued interest payable.......................................................       1,154,989       1,168,930
  Accrued interest payable to Kamori International Corporation...................         431,052          35,159
  Current portion of long-term debt (Notes 3 and 4)..............................       4,050,400       5,053,539
                                                                                   --------------  --------------
  Total current liabilities......................................................      12,566,413      14,085,269
                                                                                   --------------  --------------
LONG-TERM DEBT (Notes 3 and 4):
  Collateralized notes payable to banks..........................................      92,866,000      87,812,461
  Notes payable to Kamori International Corporation..............................      45,230,080      42,547,115
                                                                                   --------------  --------------
                                                                                      138,096,080     130,359,576
                                                                                   --------------  --------------
    Total liabilities............................................................     150,662,493     144,444,845
                                                                                   --------------  --------------
COMMITMENTS AND CONTINGENCIES (Notes 1, 8 and 9)
STOCKHOLDERS' EQUITY (Note 11):
  Common stock and additional paid-in capital....................................      44,400,000      44,400,000
  Accumulated deficit............................................................     (35,995,016)    (39,400,851)
                                                                                   --------------  --------------
                                                                                        8,404,984       4,999,149
                                                                                   --------------  --------------
                                                                                   $  159,067,477  $  149,443,994
                                                                                   --------------  --------------
                                                                                   --------------  --------------

The accompanying notes to combined financial statements are an integral part of these balance sheets.

                       KAMORI COMBINED ENTITIES (NOTE 1)

                       COMBINED STATEMENTS OF OPERATIONS

                FOR THE YEARS ENDED MAY 31, 1995, 1996 AND 1997

                                                                          1995           1996           1997
                                                                      -------------  -------------  -------------
REVENUES:
  Ski operations....................................................  $  67,842,988  $  64,966,616  $  67,422,873
  Retail and ski rental operations..................................     11,848,262     11,279,791     11,905,843
  Commercial leasing................................................      1,779,339      1,943,583      1,889,300
  Reservation services..............................................      2,881,021      3,271,341      3,336,082
  Golf operations...................................................      2,324,361      2,257,214      2,310,431
  Land sales........................................................        519,950       --            1,199,097
                                                                      -------------  -------------  -------------
  Other.............................................................      1,371,156      1,013,458      1,002,642
                                                                      -------------  -------------  -------------
                                                                         88,567,077     84,732,003     89,066,268
COSTS AND EXPENSES:
  Operating expenses--
    Ski operations..................................................     34,682,132     34,032,473     36,712,383
    Retail and ski rental operations................................      8,771,110      8,562,246      8,724,835
    Commercial leasing..............................................        312,430        350,935        310,351
    Reservation services............................................      2,552,523      2,497,808      2,548,538
    Golf operations.................................................      1,874,812      1,930,483      1,880,543
    Cost of land sales..............................................        521,855       --              962,506
    Depreciation....................................................     14,179,049     14,176,014     12,389,363
    Amortization....................................................        463,623        301,212        126,926
  General, administrative and marketing.............................     16,468,101     16,511,590     17,238,072
  (Gain) loss on disposition of property............................        606,996         73,521        (60,181)
  Writedown of assets (Note 2)......................................       --             --            2,000,000
                                                                      -------------  -------------  -------------
                                                                         80,432,631     78,436,282     82,833,336
                                                                      -------------  -------------  -------------
    Operating income................................................      8,134,446      6,295,721      6,232,932
                                                                      -------------  -------------  -------------
OTHER (INCOME) EXPENSES:
  Interest expense..................................................     12,047,155     11,970,893     10,658,465
  Interest income...................................................       (586,049)      (738,639)      (681,768)
                                                                      -------------  -------------  -------------
                                                                         11,461,106     11,232,254      9,976,697
                                                                      -------------  -------------  -------------
    Net loss before income taxes....................................     (3,326,660)    (4,936,533)    (3,743,765)
INCOME TAX (BENEFIT) PROVISION (Note 6).............................        579,496       (398,267)      (337,930)
                                                                      -------------  -------------  -------------
    Net loss........................................................  $  (3,906,156) $  (4,538,266) $  (3,405,835)
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

The accompanying notes to combined financial statements are an integral part of these statements.

                       KAMORI COMBINED ENTITIES (NOTE 1)

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                FOR THE YEARS ENDED MAY 31, 1995, 1996 AND 1997

                                                                    COMMON STOCK
                                                                   AND ADDITIONAL
                                                                      PAID-IN
                                                                   CAPITAL (NOTE     ACCUMULATED
                                                                        11)            DEFICIT          TOTAL
                                                                  ----------------  --------------  -------------
BALANCES, at May 31, 1994.......................................   $   40,900,000   $  (27,550,594) $  13,349,406
  Net loss......................................................         --             (3,906,156)    (3,906,156)
                                                                  ----------------  --------------  -------------
BALANCES, at May 31, 1995.......................................       40,900,000      (31,456,750)     9,443,250
  Issuance of common stock in exchange for the assumption of
    debt by Kamori International Corporation....................        3,500,000         --            3,500,000
  Net loss......................................................         --             (4,538,266)    (4,538,266)
                                                                  ----------------  --------------  -------------
BALANCES, at May 31, 1996.......................................       44,400,000      (35,995,016)     8,404,984
  Net loss......................................................         --             (3,405,835)    (3,405,835)
                                                                  ----------------  --------------  -------------
BALANCES, at May 31, 1997.......................................   $   44,400,000   $  (39,400,851) $   4,999,149
                                                                  ----------------  --------------  -------------
                                                                  ----------------  --------------  -------------

The accompanying notes to combined financial statements are an integral part of these statements.

                       KAMORI COMBINED ENTITIES (NOTE 1)

                       COMBINED STATEMENTS OF CASH FLOWS

                FOR THE YEARS ENDED MAY 31, 1995, 1996 AND 1997

                                                                        1995            1996            1997
                                                                   --------------  --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.......................................................  $   (3,906,156) $   (4,538,266) $   (3,405,835)
  Adjustments to reconcile net loss to net cash provided by
    operating activities-
    Depreciation.................................................      14,179,049      14,176,014      12,389,363
    Amortization.................................................         548,664         382,144         260,690
    Cost of land sales...........................................         501,733        --               946,211
    Writedown of assets..........................................        --              --             2,000,000
    Equity in earnings from investee.............................        (245,626)       (178,141)       (107,329)
    Loss (gain) on disposition of property.......................         111,933          73,521         (60,181)
Changes in operating assets and liabilities-
    (Increase) decrease in accounts receivable...................        (482,951)       (114,331)        757,882
    (Increase) decrease in inventory and supplies................         (69,766)        135,639        (361,330)
    Decrease (increase) in prepaid expenses and other current
      assets.....................................................         330,851        (206,636)        199,238
    Decrease (increase) in receivable from Kamori
      International Corporation..................................         862,718        (762,402)        102,822
    Increase in other assets.....................................        (459,290)       (607,917)       (770,836)
    Increase (decrease) in accounts payable......................         665,689         (23,276)        156,190
    Increase (decrease) in accrued expenses......................         592,145        (586,827)        741,479
    Increase (decrease) in accrued interest payable..............         873,584        (408,197)       (381,952)
                                                                   --------------  --------------  --------------
    Net cash provided by operating activities....................      13,502,577       7,341,325      12,466,412
                                                                   --------------  --------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to ski lifts and trails..............................         (92,113)       (335,359)       (979,835)
  Additions to machinery and equipment...........................      (5,535,146)     (3,596,219)     (3,103,335)
  Additions to buildings and parking structures..................        (440,458)     (1,357,493)       (516,821)
  Net change in construction in progress.........................        (857,376)       (574,903)       (744,376)
  Proceeds from sale of property and equipment...................       3,107,677         226,273         123,852
  Cash distribution from equity investee.........................        --              --               750,000
  Other..........................................................        --                81,881        --
                                                                   --------------  --------------  --------------
  Net cash used in investing activities..........................      (3,817,416)     (5,555,820)     (4,470,515)
                                                                   --------------  --------------  --------------

The accompanying notes to combined financial statements are an integral part of these statements.

                       KAMORI COMBINED ENTITIES (NOTE 1)

                FOR THE YEARS ENDED MAY 31, 1995, 1996 AND 1997

                                                                           1995           1996           1997
                                                                       -------------  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from seasonal lines of credit...............................     10,000,000      6,700,000      5,500,000
Payment of seasonal lines of credit..................................    (10,000,000)    (6,700,000)    (5,500,000)
Payments of collateralized notes payable to banks....................     (5,060,098)    (4,054,600)    (4,050,400)
Proceeds from collateralized notes payable to banks..................       --              820,598       --
Proceeds from notes payable to Kamori International Corporation......     12,689,782     15,095,218     15,827,347
Payments of note payable to Kamori International Corporation.........    (14,120,000)   (13,400,000)   (18,510,312)
Capitalized loan fees................................................       --             (321,128)      --
                                                                       -------------  -------------  -------------
    Net cash used in financing activities............................     (6,490,316)    (1,859,912)    (6,733,365)
    Net increase (decrease) in cash and cash equivalents.............      3,194,845        (74,407)     1,262,532
CASH AND CASH EQUIVALENTS, beginning of year.........................     11,270,966     14,465,811     14,391,404
                                                                       -------------  -------------  -------------
CASH AND CASH EQUIVALENTS, end of year...............................  $  14,465,811  $  14,391,404  $  15,653,936
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Cash paid during the year for interest, net of amounts
      capitalized....................................................  $  10,906,553  $  11,968,488  $  10,649,477
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
    Cash paid to Kamori International Corporation during the year for
      taxes..........................................................  $    --        $    --        $    --
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

    SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:

    During fiscal 1995, Steamboat Ski & Resort Corporation refinanced a note payable to a bank and applied the loan balance of $800,402 to the new note payable.

    On March 31, 1996, Orlando Resort Corporation had a $3.5 million note payable in full to a bank. Kamori International Corporation refinanced the note at the parent level and accepted 100 shares of common stock in exchange for the assumption of the note payable.

The accompanying notes to combined financial statements are an integral part of these statements.

                            KAMORI COMBINED ENTITIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                          AS OF MAY 31, 1996 AND 1997

(1) BUSINESS AND ORGANIZATION

    The Kamori Combined Entities ("Kamori") are comprised of the five wholly-owned subsidiaries of Kamori International Corporation ("KIC"). KIC is a controlled subsidiary of Kamori Kanko Co., Ltd. ("KKCL"), a Japanese corporation. The combined financial statements presented herein include the financial position, results of operations and cash flows of Steamboat Ski & Resort Corporation ("SSRC"), Steamboat Development Corporation ("SDC"), Heavenly Valley Ski & Resort Corporation ("HVSRC"), Heavenly Corporation ("HC"), and Orlando Resort Corporation ("ORC"), all Delaware corporations. Such financial statements have been combined due to the pending sale of Kamori, as discussed below.

    SSRC owns and operates a major ski and recreation complex in Steamboat Springs, Colorado (the "Steamboat Ski Resort"). SSRC also owns a majority interest in a consolidated subsidiary, Walton Pond Apartments, Inc. ("WPA"). WPA owns and operates an employee housing facility in Steamboat Springs primarily for the use of SSRC seasonal employees. SDC owns a 50% general partnership interest in Country Club Highlands Partnership ("CCHP"). CCHP is engaged in the development and sale of residential real estate adjacent to the Steamboat Ski Area. HVSRC and HC are the sole partners in Heavenly Valley, Limited Partnership ("HVLP"), which owns and operates the Heavenly Ski Resort, a major destination ski resort located in South Lake Tahoe, California and Stateline, Nevada. ORC owns and operates the Sabal Point Golf Course and Country Club ("Sabal Point"), a golf, tennis and swimming club located in Orlando, Florida.

    On August 1, 1997, KIC entered into a stock purchase agreement with ASC Holdings, Inc. ("ASC"), an unaffiliated third party, wherein ASC will acquire all of the issued and outstanding shares of Kamori upon the closing date of the agreement in exchange for approximately $288 million in cash. Certain assets reflected in the accompanying Kamori combined financial statements will be distributed to KIC prior to the closing and consist of all Kamori cash and cash equivalents and certain property with a net book value at May 31, 1997 of approximately $16.4 million. Proceeds from the sale will be used to retire all of the outstanding debt of Kamori. The ASC acquisition is subject to certain significant terms and conditions. In order to consummate the acquisition and fund the purchase price, ASC must successfully complete the initial public offering of its common stock.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION

    The combined financial statements include the accounts of Kamori. All significant intercompany accounts and transactions have been eliminated in combination. The minority shareholder's interest and share in the profits and losses of WPA have been reflected in accrued expenses in the accompanying combined balance sheets.

REVENUE RECOGNITION

    Resort revenue primarily consists of revenue from ski operations, lodging, food and beverage operations and other recreational activities and is recognized as services are performed or as goods are sold. Real estate revenue is recognized when consideration has been received, title, possession and other attributes of ownership have been transferred to the buyer and Kamori is not obligated to perform significant additional activities after the sale.

                            KAMORI COMBINED ENTITIES

                          AS OF MAY 31, 1996 AND 1997

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH AND CASH EQUIVALENTS

    Kamori considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

LAND HELD FOR DEVELOPMENT AND SALE

    Land held for development and sale is carried at the lower of cost or fair value. Costs related to the development activities of Kamori, including interest, are capitalized while such property is actively being prepared for its intended use, until the property is ready for sale. Kamori's land development and sales activities are impacted by a variety of factors, including local and regional economic conditions, and local zoning and approval guidelines. Management of Kamori monitors such conditions and the related effect on the value of its real estate holdings and will develop, market and dispose of such holdings at a rate which optimizes its value compared to its cost.

PROPERTY AND EQUIPMENT

    Kamori owns substantially all of the base area land and facilities of the Steamboat and Heavenly Ski Resorts. A significant portion of the ski trails, lifts and related assets are on land leased from the United States Forest Service ("USFS") under special use permits which expire in 2029. Kamori also owns the land and facilities comprising the Sabal Point Country Club.

    Property and equipment is carried at cost and is depreciated using the straight-line method over the estimated useful lives of the related assets as follows:

ASSETS                                                                          USEFUL LIVES
----------------------------------------------------------------------------  ----------------
Buildings, improvements and parking structures..............................  10 to 30 years
Ski lifts and trails........................................................  5 to 15 years
Machinery and equipment.....................................................  3 to 15 years

    HVLP has incurred approximately $3.2 million of project development costs relating to the proposed expansion of the Heavenly Ski Resort. These costs have been incurred since 1990 and are included in construction in progress in the accompanying combined balance sheets. During fiscal 1997, HVLP obtained the remaining required approvals relating to the proposed expansion. In management's opinion, these costs will be realized through the future development, operation and/or sale of the Heavenly Ski Resort.

ADVERTISING COSTS

    Advertising costs are expensed as incurred. Advertising expense for the years ended May 31, 1995, 1996 and 1997 totaled approximately $2.1 million, $2.3 million and $2.2 million, respectively.

INVENTORIES

    Inventories consist primarily of retail clothing, ski equipment and food and beverage inventories. Inventories are valued at the lower of cost or market value, generally on the average cost method.

                            KAMORI COMBINED ENTITIES

                          AS OF MAY 31, 1996 AND 1997

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
DEFERRED LOAN COSTS

    Costs and fees incurred in connection with Kamori's financing activities have been capitalized and are being amortized over the terms of the related loans. Deferred loan costs are included in other assets in the accompanying combined balance sheets.

GOODWILL

    The excess of the purchase price over the fair market value of the assets acquired in the Steamboat Ski Area acquisition is reflected as goodwill and is being amortized on a straight-line basis over 40 years. Goodwill is included in other assets in the accompanying combined balance sheets.

ORGANIZATION COSTS

    Organization costs are included in other assets on the accompanying combined balance sheets and are being amortized on a straight-line basis over five years.

INCOME TAXES

    A consolidated federal income tax return is filed by KIC. Kamori participates in an informal federal income tax sharing arrangement with KIC whereby taxes paid by KIC are allocated to each individual entity who, on a stand-alone basis, would have a tax liability. No payment for use of tax benefits is made to those members generating tax operating losses until such losses are utilized on a consolidated basis by KIC. Such payments are limited to the amount of taxes that the loss generating entities paid in prior years. Companies generating alternative minimum taxes are charged for those taxes on a stand-alone basis. To the extent alternative minimum tax amounts have been paid, they may benefit in future years if such benefit is realized by the consolidated group.

    Kamori accounts for income taxes on the liability method by recognizing deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets, liabilities and carryforwards. Deferred tax assets are then reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, more likely than not based on current circumstances, are not expected to be realized (see Note 6).

EARNINGS PER SHARE

    Due to the proposed acquisition of Kamori by ASC, Kamori's historical capital structure is not indicative of its prospective structure upon the closing of the anticipated purchase transaction. Accordingly, historical net income or loss per common share is not considered meaningful and has not been presented herein.

IMPAIRMENT OF LONG-LIVED ASSETS AND IDENTIFIABLE INTANGIBLES

    Kamori reviews its long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Generally, the basis for making such assessments is based on future cash flow projections.

                            KAMORI COMBINED ENTITIES

                          AS OF MAY 31, 1996 AND 1997

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ORC has historically generated net cash flow deficits from operations which have been funded by KIC. As a result, during fiscal 1997, ORC recorded an impairment loss of $2,000,000 related to its land, buildings and equipment to properly state these fixed assets at estimated fair values. Fair value was determined by assessing the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved and based on the stock purchase agreement discussed above.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            KAMORI COMBINED ENTITIES

                          AS OF MAY 31, 1996 AND 1997

(3) LONG-TERM DEBT

    Long-term debt consists of the following as of May 31, 1996 and 1997:

                                                                                        1996            1997
                                                                                   --------------  --------------
SSRC-
  Collateralized note payable to a bank, due May 28, 1999; annual principal payments of $2,000,000 due March 31; secured by substantially all assets of
    SSRC-
    Fixed rate portion; interest payable quarterly at 8.05%......................  $   15,000,000  $   15,000,000
    Variable rate portion; interest payable quarterly based on LIBOR at beginning
      of quarter (6.5625% and 6.9375% at May 31, 1996 and 1997, respectively)....      33,350,000      31,350,000
  Revolving loan agreement payable to KIC; interest at 6.9%, payable monthly;
    principal due October 31, 2001...............................................      32,900,000      31,900,000
  Line of credit payable to KIC; interest payable quarterly at prime rate plus 2%
    (10.25% and 10.5% at May 31, 1996 and 1997, respectively); principal due
    October 31, 2001.............................................................       8,457,149       6,487,174
  WPA note payable to a bank, due October 1, 2002; interest at bank's prime rate and reset annually (8.25% and 8.5% at May 31, 1996 and 1997, respectively);
    secured by land, buildings, furniture and equipment of Walton Pond Apartment
    Complex......................................................................       1,566,400       1,516,000
HVLP-
  Note payable to a bank, interest payable semiannually based on adjusted LIBOR
    (6.8125% and 7.325% on May 31, 1996 and May 31, 1997, respectively); due
    March 31, 2001; secured by substantially all assets of HVLP..................      46,000,000      44,000,000
ORC-
  Line of credit payable to KIC; interest payable quarterly at prime rate plus
    2%, (10.25% and 10.5% at May 31, 1996 and 1997, respectively); principal due
    October 31, 2001.............................................................       3,890,931       4,442,911
SDC-
  Line of credit payable to KIC; interest payable quarterly at prime rate plus
    2%, (10.25% and 10.5% at May 31, 1996 and 1997, respectively); principal due
    October 31, 2001.............................................................         982,000         717,030
                                                                                   --------------  --------------
                                                                                      142,146,480     135,413,115
  Less- current portion..........................................................      (4,050,400)     (5,053,539)
                                                                                   --------------  --------------
  Total long-term debt...........................................................  $  138,096,080  $  130,359,576
                                                                                   --------------  --------------
                                                                                   --------------  --------------

SSRC DEBT

    At the beginning of each quarter, SSRC can elect to convert the variable rate portion of the collateralized note payable into fixed rate debt under certain circumstances. No such election was made by SSRC as of May 31, 1996 or 1997.

                            KAMORI COMBINED ENTITIES

                          AS OF MAY 31, 1996 AND 1997

(3) LONG-TERM DEBT (CONTINUED)
    The collateralized note payable and the revolving credit facility (discussed below) are secured by a first deed of trust covering all Steamboat Ski Area assets, assignment of all rents, pledging by KIC of all of SSRC's and SDC's common stock and an assignment of the USFS Permit covering the Steamboat Ski Area. This note and the revolving credit facility are also secured by an intercreditor agreement which provides that all other indebtedness or obligations of SSRC are subordinate to this debt. Additionally, KKCL has guaranteed all obligations of SSRC under these arrangements. Under terms of the collateralized note agreement, SSRC is required to deposit Cash Flow, as defined, into an interest bearing account beginning one year prior to the date of the required principal payments. The deposit will then be applied to the principal payment.

    The WPA note payable is guaranteed by SSRC and requires, among other restrictions, that WPA maintain a Debt Service Coverage ratio, as defined, of
1.15 times and provide additional collateral if the projects appraised value falls below certain levels. On May 31, 1997, the note payable was refinanced under similar terms with a maturity date of October 1, 2002.

    SSRC also has a revolving credit facility with a bank which expires on May 31, 1999. Under this facility, the bank will provide a revolving line of credit of up to $5 million to finance SSRC's seasonal cash flow needs. Amounts outstanding under this facility bear interest at the prime interest rate and are due and payable on the facility's expiration date. No amounts were outstanding under this facility as of May 31, 1996 and 1997.

    The SSRC line of credit amount available to draw upon is set by KIC and fluctuates depending on SSRC's cash needs. Both the revolving loan and the line of credit are subordinate to the collateralized note payable and revolving credit facility with a bank discussed above. The revolving loan and the line of credit were renewed during the year to mature on October 31, 2001. Each agreement contains the same terms and provisions that existed in the original agreements.

HVLP DEBT

    The variable rate debt can be converted, at the election of HVLP, into fixed-rate debt under certain circumstances. The note payable is secured by a first deed of trust covering all HVLP assets, security and financing statements and the USFS Permit covering the Heavenly Ski Resort. The note payable is guaranteed by KKCL. HVLP is subject to various restrictive covenants in connection with the loan which may be accelerated upon certain conditions.

    The loan terms require HVLP to make a minimum payment of $1 million for the year ended March 31, 1997 and is required to make another $1 million payment for the year ended March 31, 1999. However, payments must total $4 million by March 31, 1998 and $8 million by March 31, 2000, in the aggregate. HVLP repaid $2 million of the outstanding note during September 1996.

LETTERS OF CREDIT

    Under an agreement with an insurance carrier, SSRC had a $210,000 letter of credit outstanding with a bank which guarantees payments of workers compensation claims and expires in January, 1998. No amount was drawn under this letter of credit as of May 31, 1997.

                            KAMORI COMBINED ENTITIES

                          AS OF MAY 31, 1996 AND 1997

(3) LONG-TERM DEBT (CONTINUED)

    HVLP has an agreement with a bank to allow for $1.5 million in letters of credit to be issued under certain circumstances when needed. Semi-annual fees under the agreement include a letter of credit fee of .5% per annum on the average amount of all letters of credit outstanding and a commitment fee of
 .3125% per annum on the average amount of credit available. The letters of credit are subordinate to the collateralized note payable and operating loan described above. No letters of credit were outstanding as of May 31, 1997.

DEBT MATURITIES

    Annual maturities for all long-term debt outstanding at May 31, 1997, are as follows:

YEAR ENDING MAY 31,
------------------------------------------------------------------------------
1998..........................................................................  $    5,053,540
1999..........................................................................      46,408,268
2000..........................................................................       4,063,418
2001..........................................................................      39,069,024
2002..........................................................................      39,622,239
Thereafter....................................................................       1,196,626
                                                                                --------------
Total.........................................................................  $  135,413,115
                                                                                --------------
                                                                                --------------

(4) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

CASH AND CASH EQUIVALENTS

    The carrying amounts approximate fair value.

DEBT

    An estimate of rates currently available to Kamori for debt with similar terms was used to determine the fair value of Kamori's debt.

    The carrying amounts and estimated fair values of Kamori's financial instruments are as follows:

                                                          MAY 31, 1996                    MAY 31, 1997
                                                 ------------------------------  ------------------------------
                                                    CARRYING          FAIR          CARRYING          FAIR
                                                     AMOUNT          VALUE           AMOUNT          VALUE
                                                 --------------  --------------  --------------  --------------
Cash and cash equivalents......................  $   14,391,404  $   14,391,404  $   15,653,936  $   15,653,936
Long-term debt.................................  $  142,146,480  $  142,330,452  $  135,413,115  $  134,457,681

(5) RELATED PARTY TRANSACTIONS

    SSRC, ORC and HVLP reimburse KIC and KKCL for certain services provided. Such reimbursements for the years ended May 31, 1995, 1996 and 1997 totaled $3,340,928, $3,302,107 and

                            KAMORI COMBINED ENTITIES

                          AS OF MAY 31, 1996 AND 1997

(5) RELATED PARTY TRANSACTIONS (CONTINUED)
$3,399,642, respectively, and are included in general, administrative and marketing expense in the accompanying combined statements of operations.

(6) INCOME TAXES

    The components of the income tax provision or benefit are as follows:

                                                                                      YEAR ENDED MAY 31,
                                                                             ------------------------------------
                                                                                1995        1996         1997
                                                                             ----------  -----------  -----------
Current tax (benefit) provision............................................  $  579,000  $  (398,000) $  (338,000)
Deferred tax (benefit) provision...........................................      --          --           --
                                                                             ----------  -----------  -----------
Total tax (benefit) provision..............................................  $  579,000  $  (398,000) $  (338,000)
                                                                             ----------  -----------  -----------
                                                                             ----------  -----------  -----------

    A reconciliation of the income tax provision or benefit and the amount computed by applying the U.S. federal statutory income tax rate to book income before income taxes is as follows:

                                                                                   YEAR ENDED MAY 31,
                                                                       -------------------------------------------
                                                                           1995           1996           1997
                                                                       -------------  -------------  -------------
At U.S. federal income tax rate......................................  $  (1,131,000) $  (1,678,000) $  (1,273,000)
State income tax, net of federal benefit.............................       (156,000)      (131,000)      (101,000)
Excess tax deductible amortization...................................       (340,000)      (340,000)      (340,000)
Nondeductible portion of meals and entertainment.....................         55,000         58,000         72,000
Valuation allowance adjustment.......................................      2,064,000      1,647,000      1,280,000
Other................................................................         87,000         46,000         24,000
                                                                       -------------  -------------  -------------
Income tax (benefit) provision.......................................  $     579,000  $    (398,000) $    (338,000)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                            KAMORI COMBINED ENTITIES

                          AS OF MAY 31, 1996 AND 1997

(6) INCOME TAXES (CONTINUED)
    The components of gross deferred tax assets and liabilities are as follows:

                                                                                                DEFERRED TAX
                                                                DEFERRED TAX ASSETS             LIABILITIES
                                                                      MAY 31,                     MAY 31,
                                                           ------------------------------  ----------------------
                                                                1996            1997          1996        1997
                                                           --------------  --------------  ----------  ----------
Current:
  Insurance accruals.....................................  $      757,000  $      661,000  $   --      $   --
  Vacation accrual.......................................         133,000         136,000      --          --
  Accrued expenses.......................................          88,000         160,000      --          --
  AMT credit from parent.................................         370,000        --            --          --
                                                           --------------  --------------  ----------  ----------
    Total current tax assets.............................       1,348,000         957,000      --          --
                                                           --------------  --------------  ----------  ----------
Noncurrent:
  Fixed assets basis differences.........................        --               999,000     556,000      --
  Intangible assets......................................          69,000          54,000      --          --
  AMT credit from parent.................................         823,000         823,000      --          --
  Net operating loss carryover...........................      14,373,000      14,504,000      --          --
                                                           --------------  --------------  ----------  ----------
  Total noncurrent tax asset.............................  $   15,265,000      16,380,000     556,000      --
                                                           --------------  --------------  ----------  ----------
  Total deferred taxes...................................  $   16,613,000  $   17,337,000  $  556,000  $   --
                                                           --------------  --------------  ----------  ----------
                                                           --------------  --------------  ----------  ----------
Net deferred tax asset...................................  $   16,057,000  $   17,337,000
Less -- valuation allowance..............................     (16,057,000)    (17,337,000)
                                                           $     --        $     --
                                                           --------------  --------------
                                                           --------------  --------------

    As of May 31, 1996 and 1997, Kamori had an income tax receivable of $312,079 and $218,094, respectively, from KIC related to income taxes. These amounts are included in receivable from KIC in the accompanying combined balance sheets.

    At May 31, 1997, Kamori had approximately $36,828,000 of net operating loss carryforwards for federal income tax purposes which expire in the years 2005 through 2012. Kamori also has alternative minimum tax credit carryforwards of approximately $823,000. The alternative minimum tax paid can, in general, be carried forward indefinitely to reduce future regular tax liabilities to the amount of tentative minimum tax due.

(7) EMPLOYEE SAVINGS PLANS

    SSRC has a tax deferred savings plan covering substantially all year-round and certain seasonal employees. This plan provides for both employee and SSRC contributions. Employees may contribute, on an annual basis, up to 16% of their annual compensation. SSRC's contribution is determined by the board of directors on an annual basis. SSRC's contribution for the fiscal years ended May 31, 1995, 1996 and 1997 was $213,233, $233,053 and $247,042, respectively.

    HVLP has a tax deferred profit sharing plan covering certain year-round employees. The plan contains an added 401(k) feature whereby participants can elect to make tax deferred contributions to the plan. The plan also provides for discretionary HVLP contributions. HVLP's cash contribution is

                            KAMORI COMBINED ENTITIES

                          AS OF MAY 31, 1996 AND 1997

(7) EMPLOYEE SAVINGS PLANS (CONTINUED)
determined by management on an annual basis and totaled $256,965, $262,892 and $300,000 for the fiscal years ended May 31, 1995, 1996 and 1997, respectively.

(8) COMMITMENTS AND CONTINGENCIES

    SSRC executed agreements with major airlines to provide direct flights into the Yampa Valley Regional Airport. These agreements require SSRC to guarantee specified minimum airline revenue and to fund start-up costs. SSRC did not meet the specified minimum levels under these agreements in fiscal 1995, 1996 or 1997 and was required to fund the specified differences. Such amounts have been expensed in the accompanying combined statements of operations.

    Kamori leases certain space and equipment under long-term operating leases. Aggregate future minimum annual rental commitments under noncancellable operating leases are as follows:

YEAR ENDING MAY 31-
------------------------------------------------------------------------------------
1998................................................................................  $  1,538,447
1999................................................................................     1,202,523
2000................................................................................       629,580
2001................................................................................       163,122
2002................................................................................        80,163
                                                                                      ------------
                                                                                      $  3,613,835
                                                                                      ------------
                                                                                      ------------

    Total rental expense for all operating leases for the years ended May 31, 1995, 1996 and 1997, was $2,365,555, $2,132,545 and $2,233,113, respectively.

    As of May 31, 1997, Kamori had executed contracts for the acquisition of equipment, construction of buildings and the expenditure of certain amounts related to planning activities. These commitments total approximately $5,045,000, including $4,909,000 that will be incurred during fiscal 1998 and $136,000 in fiscal year 1999 and beyond.

(9) LITIGATION

    Due to the nature of their operations, certain of the combined entities are defendants in several lawsuits which are actively being contested. In management's opinion, the effect of these disputes will not have a significant effect on Kamori's combined financial position or results of operations.

                            KAMORI COMBINED ENTITIES

                          AS OF MAY 31, 1996 AND 1997

(10) RENTAL INCOME UNDER OPERATING LEASES

    SSRC leases retail space to unaffiliated entities under noncancellable leases expiring through 2004. Future minimum tenant rentals under the noncancellable leases are as follows:

YEAR ENDING MAY 31-
--------------------------------------------------------------------------------
1998............................................................................  $  1,353,098
1999............................................................................     1,296,769
2000............................................................................     1,105,754
2001............................................................................       648,167
2002............................................................................       442,396
Thereafter......................................................................       677,521
                                                                                  ------------
                                                                                  $  5,523,705
                                                                                  ------------
                                                                                  ------------

(11) STOCKHOLDERS' EQUITY

    As of May 31, 1995, 1996 and 1997, the stockholders' equity for each of the Kamori combined entities is as follows:

                                             STEAMBOAT                    ORLANDO     STEAMBOAT
                                           SKI & RESORT     HEAVENLY      RESORT     DEVELOPMENT
                                            CORPORATION    VALLEY (1)   CORPORATION  CORPORATION       TOTAL
                                           -------------  ------------  -----------  ------------  -------------
BALANCE, at May 31, 1994.................  $    (631,347) $  9,973,703  $   104,073  $  3,902,977  $  13,349,406
  Net income (loss)......................     (2,721,345)     (509,176)    (808,019)      132,384     (3,906,156)
                                           -------------  ------------  -----------  ------------  -------------
BALANCE, at May 31, 1995.................     (3,352,692)    9,464,527     (703,946)    4,035,361      9,443,250
  Net income (loss)......................     (1,015,783)   (2,640,120)    (955,898)       73,535     (4,538,266)
  Issuance of common stock in exchange
    for the assumption of debt by the
    parent...............................       --             --         3,500,000       --           3,500,000
                                           -------------  ------------  -----------  ------------  -------------
BALANCE, at May 31, 1996.................     (4,368,475)    6,824,407    1,840,156     4,108,896      8,404,984
  Net income (loss)......................      2,321,681    (3,121,328)  (2,592,649)      (13,539)    (3,405,835)
                                           -------------  ------------  -----------  ------------  -------------
BALANCE, at May 31, 1997.................  $  (2,046,794) $  3,703,079  $  (752,493) $  4,095,357  $   4,999,149
                                           -------------  ------------  -----------  ------------  -------------
                                           -------------  ------------  -----------  ------------  -------------

                            KAMORI COMBINED ENTITIES

                          AS OF MAY 31, 1996 AND 1997

(11) STOCKHOLDERS' EQUITY (CONTINUED)
    As of May 31, 1997, the common stock components and additional paid-in capital by entity are as follows:

                                           STEAMBOAT                     ORLANDO      STEAMBOAT
                                         SKI & RESORT     HEAVENLY        RESORT     DEVELOPMENT
                                          CORPORATION    VALLEY (1)    CORPORATION   CORPORATION       TOTAL
                                         -------------  -------------  ------------  ------------  -------------
Par value, per share...................  $         .01  $         .01  $       1.00  $        .01
                                         -------------  -------------  ------------  ------------
                                         -------------  -------------  ------------  ------------
Shares authorized......................             22            200        10,000           100
                                         -------------  -------------  ------------  ------------
                                         -------------  -------------  ------------  ------------
Shares outstanding.....................             18            100           200            20
                                         -------------  -------------  ------------  ------------
                                         -------------  -------------  ------------  ------------
Common stock...........................  $    --        $           1  $        200  $    --       $         201
                                         -------------  -------------  ------------  ------------  -------------
                                         -------------  -------------  ------------  ------------  -------------
Additional paid-in capital.............  $  18,000,000  $  16,999,999  $  5,399,800  $  4,000,000  $  44,399,799
                                         -------------  -------------  ------------  ------------  -------------
                                         -------------  -------------  ------------  ------------  -------------

    The equity components above were outstanding as of May 31, 1995, 1996 and 1997 for each entity with the exception of ORC, which issued 100 shares of stock to KIC in exchange for the assumption of a $3.5 million note payable on March 31, 1996.

    (1) Includes HVSRC and HC.

                            KAMORI COMBINED ENTITIES

               UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
                      AS OF AND FOR THE THREE MONTHS ENDED
                            AUGUST 31, 1996 AND 1997

                       KAMORI COMBINED ENTITIES (NOTE 1)
                       CONDENSED COMBINED BALANCE SHEETS
                         AS OF AUGUST 31, 1996 AND 1997

                                                                                        1996            1997
                                                                                   --------------  --------------
                                                                                            (UNAUDITED)
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......................................................  $   13,996,615  $   14,668,241
  Accounts receivable, net.......................................................         526,942         494,650
  Inventory and supplies.........................................................       3,195,929       3,099,399
  Prepaid expenses and other current assets......................................         359,679         316,174
                                                                                   --------------  --------------
    Total current assets.........................................................      18,079,165      18,578,464
                                                                                   --------------  --------------
PROPERTY AND EQUIPMENT, at cost:
  Ski lifts and trails...........................................................      61,886,703      62,704,568
  Buildings and parking structures...............................................      56,223,673      55,647,269
  Machinery and equipment........................................................      46,245,189      47,962,043
  Land used in operations........................................................      17,513,217      16,145,770
  Construction in progress.......................................................       4,967,345       6,607,566
                                                                                   --------------  --------------
                                                                                      186,836,127     189,067,216
  Less--Accumulated depreciation.................................................     (86,934,321)    (96,683,885)
                                                                                   --------------  --------------
                                                                                       99,901,806      92,383,331
                                                                                   --------------  --------------
LAND HELD FOR DEVELOPMENT AND SALE...............................................      27,381,613      27,381,613
                                                                                   --------------  --------------
INVESTMENT IN REAL ESTATE PARTNERSHIP............................................       5,564,143       4,702,615
                                                                                   --------------  --------------
OTHER ASSETS, net of accumulated amortization of $642,926 and $855,730,
  respectively...................................................................       3,992,329       4,564,881
                                                                                   --------------  --------------
                                                                                   $  154,919,056  $  147,610,904
                                                                                   --------------  --------------
                                                                                   --------------  --------------

  The accompanying notes to unaudited condensed combined financial statements are an integral part of these balance sheets.

                       KAMORI COMBINED ENTITIES (NOTE 1)
                       CONDENSED COMBINED BALANCE SHEETS
                         AS OF AUGUST 31, 1996 AND 1997

                                                                                        1996            1997
                                                                                   --------------  --------------
                                                                                            (UNAUDITED)
                                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable...............................................................  $    2,892,666  $    2,986,021
  Accrued property taxes.........................................................         686,023         718,044
  Accrued salaries and benefits..................................................       1,628,338       2,028,357
  Other accrued expenses.........................................................       2,100,415       2,523,810
  Accrued interest payable.......................................................       2,614,886       2,623,066
  Accrued interest payable to Kamori International Corporation...................         668,415         200,920
  Current portion of long-term debt..............................................      10,050,765      10,054,681
  Payable to Kamori International Corporation....................................          24,483         177,229
                                                                                   --------------  --------------
    Total current liabilities....................................................      20,665,991      21,312,128
                                                                                   --------------  --------------
LONG-TERM DEBT:
  Collateralized notes payable to banks..........................................      91,853,035      87,798,713
  Notes payable to Kamori International Corporation..............................      44,916,056      43,709,038
                                                                                   --------------  --------------
                                                                                      136,769,091     131,507,751
                                                                                   --------------  --------------
    Total liabilities............................................................     157,435,082     152,819,879
                                                                                   --------------  --------------
COMMITMENTS AND CONTINGENCIES (Note 4)
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock and additional paid-in capital....................................      44,400,000      44,400,000
  Accumulated deficit............................................................     (46,916,026)    (49,608,975)
                                                                                   --------------  --------------
                                                                                       (2,516,026)     (5,208,975)
                                                                                   --------------  --------------
                                                                                   $  154,919,056  $  147,610,904
                                                                                   --------------  --------------
                                                                                   --------------  --------------

  The accompanying notes to unaudited condensed combined financial statements are an integral part of these balance sheets.

                       KAMORI COMBINED ENTITIES (NOTE 1)
                  CONDENSED COMBINED STATEMENTS OF OPERATIONS
              FOR THE THREE MONTHS ENDED AUGUST 31, 1996 AND 1997

                                                                                         1996            1997
                                                                                    --------------  --------------
                                                                                             (UNAUDITED)
REVENUES:
  Ski operations..................................................................  $    1,440,362  $    1,777,840
  Retail and ski rental operations................................................       1,417,284       1,686,338
  Commercial leasing..............................................................         418,292         441,243
  Reservation services............................................................         284,392         318,014
  Golf operations.................................................................         512,711         462,616
  Land sales......................................................................       1,199,097        --
  Other...........................................................................         127,557         248,959
                                                                                    --------------  --------------
                                                                                         5,399,695       4,935,010
                                                                                    --------------  --------------
COSTS AND EXPENSES:
  Operating expenses-
    Ski operations................................................................       3,958,779       4,246,710
    Retail and ski rental operations..............................................       1,543,863       1,873,780
    Commercial leasing............................................................          76,525         112,049
    Reservation services..........................................................         441,176         416,475
    Golf operations...............................................................         473,160         427,422
    Cost of land sales............................................................         958,006        --
    Depreciation..................................................................       3,124,219       2,458,479
    Amortization..................................................................          31,731          31,731
  General, administrative and marketing...........................................       3,280,890       3,393,931
  Gain on disposition of property.................................................        --              (303,351)
                                                                                    --------------  --------------
                                                                                        13,888,349      12,657,226
                                                                                    --------------  --------------
      Operating loss..............................................................      (8,488,654)     (7,722,216)
                                                                                    --------------  --------------
OTHER (INCOME) EXPENSES:
  Interest expense................................................................       2,694,607       2,677,081
  Interest income.................................................................        (177,774)       (193,225)
                                                                                    --------------  --------------
                                                                                         2,516,833       2,483,856
                                                                                    --------------  --------------
      Net loss before income taxes................................................     (11,005,487)    (10,206,072)
INCOME TAX BENEFIT (Note 3).......................................................         (84,483)       --
                                                                                    --------------  --------------
      Net loss....................................................................  $  (10,921,004) $  (10,206,072)
                                                                                    --------------  --------------
                                                                                    --------------  --------------

  The accompanying notes to unaudited condensed combined financial statements are an integral part of these statements.

                       KAMORI COMBINED ENTITIES (NOTE 1)
                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS
              FOR THE THREE MONTHS ENDED AUGUST 31, 1996 AND 1997

                                                                                         1996            1997
                                                                                    --------------  --------------
                                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss........................................................................  $  (10,921,004) $  (10,206,072)
  Adjustments to reconcile net loss to net cash used in operating activities-
    Depreciation..................................................................       3,124,219       2,458,479
    Amortization..................................................................          31,731          31,731
    Cost of land sales............................................................         946,211        --
    Equity in earnings from investee..............................................         (27,385)        (38,528)
    Gain on disposition of property...............................................        --              (303,351)
  Changes in operating assets and liabilities-
    Decrease in accounts receivable...............................................         842,777         108,310
    (Increase) decrease in inventory and supplies.................................        (236,719)        221,141
    Decrease in prepaid expenses and other current assets.........................         336,643         180,910
    Decrease in receivable from Kamori International Corporation..................         336,562         395,363
    Increase in other assets......................................................        (291,029)       (355,388)
    Increase in accounts payable..................................................         819,900         757,065
    Decrease in accrued expenses..................................................        (442,430)       (328,474)
    Increase in accrued interest payable..........................................       1,697,260       1,619,897
                                                                                    --------------  --------------
      Net cash used in operating activities.......................................      (3,783,264)     (5,458,917)
                                                                                    --------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to machinery and equipment............................................        (135,000)       (213,500)
  Additions to buildings and parking structures...................................         (24,000)         (2,500)
  Net change in construction in progress..........................................      (1,129,448)     (2,025,293)
  Proceeds from sale of fixed assets..............................................           3,547         335,198
  Cash distribution from equity investee..........................................        --               230,000
                                                                                    --------------  --------------
      Net cash used in investing activities.......................................      (1,284,901)     (1,676,095)
                                                                                    --------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from seasonal lines of credit..........................................  $    5,000,000  $    5,000,000
  Payments of collateralized notes payable to banks...............................         (12,600)        (12,606)
  Proceeds from notes payable to Kamori International Corporation.................         143,125       1,236,962
  Payments of note payable to Kamori International Corporation....................        (457,149)        (75,039)
                                                                                    --------------  --------------
      Net cash provided by financing activities...................................       4,673,376       6,149,317
                                                                                    --------------  --------------
      Net decrease in cash and cash equivalents...................................        (394,789)       (985,695)
CASH AND CASH EQUIVALENTS, beginning of period....................................      14,391,404      15,653,936
                                                                                    --------------  --------------
CASH AND CASH EQUIVALENTS, end of period..........................................  $   13,996,615  $   14,668,241
                                                                                    --------------  --------------
                                                                                    --------------  --------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for interest, net of amounts capitalized............  $      916,788  $    1,020,288
                                                                                    --------------  --------------
                                                                                    --------------  --------------
  Cash paid to Kamori International Corporation during the period for taxes.......  $     --        $     --
                                                                                    --------------  --------------
                                                                                    --------------  --------------

  The accompanying notes to unaudited condensed combined financial statements are an integral part of these statements.

                            KAMORI COMBINED ENTITIES

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

                   AS OF AUGUST 31, 1996 AND 1997 (UNAUDITED)

(1) BUSINESS AND ORGANIZATION

    The Kamori Combined Entities ("Kamori") are comprised of the five wholly-owned subsidiaries of Kamori International Corporation ("KIC"). KIC is a controlled subsidiary of Kamori Kanko Co., Ltd. ("KKCL"), a Japanese corporation. The condensed combined financial statements presented herein include the financial position, results of operations and cash flows of Steamboat Ski & Resort Corporation ("SSRC"), Steamboat Development Corporation ("SDC"), Heavenly Valley Ski & Resort Corporation ("HVSRC"), Heavenly Corporation ("HC"), and Orlando Resort Corporation ("ORC"), all Delaware corporations. Such financial statements have been combined due to the pending sale of Kamori, as discussed below.

    SSRC owns and operates a major ski and recreation complex in Steamboat Springs, Colorado (the "Steamboat Ski Resort"). SSRC also owns a majority interest in a consolidated subsidiary, Walton Pond Apartments, Inc. ("WPA"). WPA owns and operates an employee housing facility in Steamboat Springs primarily for the use of SSRC seasonal employees. SDC owns a 50% general partnership interest in Country Club Highlands Partnership ("CCHP"). CCHP is engaged in the development and sale of residential real estate adjacent to the Steamboat Ski Area. HVSRC and HC are the sole partners in Heavenly Valley, Limited Partnership ("HVLP"), which owns and operates the Heavenly Ski Resort, a major destination ski resort located in South Lake Tahoe, California and Stateline, Nevada. ORC owns and operates the Sabal Point Golf Course and Country Club ("Sabal Point"), a golf, tennis and swimming club located in Orlando, Florida. Kamori's revenues are earned primarily in December through March.

    On August 1, 1997, KIC entered into a stock purchase agreement with ASC Holdings, Inc. ("ASC"), an unaffiliated third party, wherein ASC will acquire all of the issued and outstanding shares of Kamori upon the closing date of the agreement in exchange for approximately $288 million in cash. Certain assets reflected in the accompanying Kamori combined financial statements will be distributed to KIC prior to the closing and consist of all Kamori cash and cash equivalents and certain property with a net book value at May 31, 1997 of approximately $16.4 million. Proceeds from the sale will be used to retire all of the outstanding debt of Kamori. The ASC acquisition is subject to certain significant terms and conditions. In order to consummate the acquisition and fund the purchase price, ASC must successfully complete the initial public offering of its common stock.

    The condensed combined balance sheets as of August 31, 1996 and 1997 and the related condensed combined statements of operations and cash flows for the three months ended August 31, 1996 and 1997 have been derived from unaudited interim financial statements. In management's opinion, all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position and results of operations for such periods have been included in the condensed financial statements. The operating results for the three months ended August 31, 1996 and 1997 are not necessarily indicative of the results to be expected for the full year or any future period. These condensed combined financial statements should be read in conjunction with Kamori's audited combined financial statements as of May 31, 1996 and 1997 and for each of the three years in the period ended May 31, 1997.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            KAMORI COMBINED ENTITIES

                   AS OF AUGUST 31, 1996 AND 1997 (UNAUDITED)

(2) EARNINGS PER SHARE

    Due to the proposed acquisition of Kamori by ASC, Kamori's historical capital structure is not indicative of its prospective structure upon the closing of the anticipated purchase transaction. Accordingly, historical net income or loss per common share is not considered meaningful and has not been presented herein.

(3) INCOME TAXES

    A consolidated federal income tax return is filed by KIC. Kamori participates in an informal federal income tax sharing arrangement with KIC whereby taxes paid by KIC are allocated to each individual entity who, on a stand-alone basis, would have a tax liability. No payment for use of tax benefits is made to those members generating tax operating losses until such losses are utilized on a consolidated basis by KIC. Such payments are limited to the amount of taxes that the loss generating entities paid in prior years. Companies generating alternative minimum taxes are charged for those taxes on a stand-alone basis. To the extent alternative minimum tax amounts have been paid, they may benefit in future years if such benefit is realized by the consolidated group.

    Kamori accounts for income taxes on the liability method by recognizing deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets, liabilities and carryforwards. Deferred tax assets are then reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, more likely than not based on current circumstances, are not expected to be realized. As of August 31, 1997, no income tax provision or benefit has been recorded due to the uncertainty of Kamori's ability to utilize net operating loss carryforwards considering the pending purchase transaction discussed in Note 1.

(4) LITIGATION

    Due to the nature of their operations, certain of the combined entities are defendants in several lawsuits which are actively being contested. In management's opinion, the effect of these disputes will not have a significant effect on Kamori's combined financial position or results of operations.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY, TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Recent Developments.......................................................    9
The Transactions..........................................................   10
Risk Factors..............................................................   13
Use of Proceeds...........................................................   22
Market Price of and Dividends on Common Stock and Related Stockholder
  Matters.................................................................   22
Selling Holders...........................................................   23
Plan of Distribution......................................................   24
Capitalization............................................................   25
Pro Forma Financial Data..................................................   26
Selected Historical Consolidated Financial Data of the Company............   40
Selected Combined Financial Data of the Acquired Resorts..................   43
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   44
Business..................................................................   53
Management................................................................   74
Certain Relationships and Related Transactions............................   79
Principal Shareholders....................................................   80
Description of Certain Indebtedness.......................................   81
Description of the 10 1/2% Subordinated Debentures........................   84
Description of Capital Stock..............................................   87
Description of the 10 1/2% Convertible Preferred Stock....................   89
Certain United States Federal Income Tax Considerations...................   91
Legal Matters.............................................................   99
Experts...................................................................   99
Index to Financial Statements.............................................  F-1


                                AMERICAN SKIING
                                    COMPANY


                            36,626 SHARES OF 10 1/2%
                    CONVERTIBLE EXCHANGEABLE PREFERRED STOCK



                                    10 1/2%
                            SUBORDINATED DEBENTURES


                        4,350,740 SHARES OF COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                               FEBRUARY 10, 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

SEC registration fee............................................................  $13,908.99
New York Stock Exchange listing fee.............................................      1,500
Transfer agent fees.............................................................        500
Accounting fees and expenses....................................................     15,000
Legal fees and expenses.........................................................     15,000
Printing and mailing expenses...................................................        500
Miscellaneous...................................................................      5,000
                                                                                  ---------
        Total...................................................................  $51,408.99
                                                                                  ---------
                                                                                  ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company is a Maine corporation. Section 719 of the Maine Business Corporation Act (13-A M.R.S.A. ss. 101, et seq.) authorizes the indemnification by a Maine corporation of any person who is a party or is threatened to be made a party to any action, suit or proceeding by reason of that person's status as a director, officer, employee or agent of the corporation; provided that no such indemnification may be provided for any person if he or she shall have been finally adjudicated (i) not to have acted honestly or in the reasonable belief that his or her action was in or not opposed to the best interests of the corporation or its shareholders, or (ii) in any criminal proceeding, to have had reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or on behalf of the corporation, indemnification may only be provided if the court determines that such person is fairly and reasonably entitled to the requested indemnification. Indemnification must be provided to the extent that a director, officer, employee or agent has been successful, on the merits or otherwise, in defense of an action of the type described in the second sentence of this paragraph.

    The Bylaws of the Company provide that it shall indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company, and may indemnify any employee or agent of the Company in such circumstances, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. No indemnification may be provided for any person who shall have been finally adjudicated not to have acted honestly or in the reasonable belief that his or her action was in or not opposed to the best interests of the Company or who had reasonable cause to believe that his or her conduct was unlawful. Indemnification must be provided to any director, officer, employee or agent of the Company to the extent such person has been successful, on the merits or otherwise, in defense of any action or claim described above. Any indemnification under this provision of the Bylaws, unless required under the Bylaws or ordered by a court, can be made only as authorized in each specific case upon a determination by a majority of disinterested directors or by independent legal counsel or by the shareholders that such indemnification is appropriate under the standard set forth in the preceding sentence.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Set forth in chronological order is information regarding all securities sold and employee stock options granted by the Registrant since July 1994. Further included is the consideration, if any, received by the Registrant for such securities, and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), and the rules of the Securities and Exchange Commission under which exemption from registration was claimed. All awards of options did not involve any sale under the

Securities Act. None of these securities were registered under the Securities Act. Except as described below, no sale of securities involved the use of an underwriter and no commissions were paid in connection with the sales of any securities.

        (1) On June 17, 1997, the Registrant issued 1,000,000 shares of common stock to Leslie B. Otten in exchange for 937,168 shares of common stock ASC East, Inc. (formerly American Skiing Company), pursuant to the exemption contained in Section 4(2) of the Securities Act.

        (2) On July 16, 1997, the Registrant issued 17,500 shares of Series A Exchangeable Preferred Stock at a price of $1,000 per share (the "Series A Preferred Stock") to one institutional investor pursuant to the exemption contained in Section 4(2) of the Securities Act.

        (3) On July 28, 1997, the Registrant issued $17.5 million principal amount of its 14% Senior Exchangeable Notes due 2002 (the "14% Senior Notes") to one institutional investor pursuant to the exemption contained in
    Section 4(2) of the Securities Act.

        (4) In August 1997 the Registrant granted options to purchase up to 2,475,235 shares of Common Stock to employees under its Stock Option Plan.

        (5) In October, 1997 the Company issued 14,760,530 shares of Class A Common Stock to Leslie B. Otten in exchange for all of Leslie B. Otten's shares of Common Stock, pursuant to the exemption contained in Section 4(2) of the Securities Act.


        (6) On November 12, 1997 the Registrant issued 36,626 shares of its
    10 1/2% Convertible Exchangeable Preferred Stock in exchange for the Series A Preferred Stock and the 14% Senior Notes pursuant to the exemption contained in Section 4(2) of the Securities Act.


        (7) On January 28, 1998, the Registrant issued 615,022 shares of its Common Stock to three institutional investors in exchange for shares of common stock of ASC East representing 3.6% of the outstanding shares thereof, pursuant to the exemption contained in Section 4(2) of the Securities Act.

        (8) On January 23, 1998 the Company issued 140,000 shares of its Common Stock to Wendy Penley in exchange for all of the outstanding stock of Blunder Bay Development Corporation, pursuant to the exemption contained in
    Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


EXHIBIT
NO.        DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------

      1.1  Form of Underwriting Agreement (incorporated by reference to Exhibit 1.1 to the Registrant's Registration
           Statement on Form S-1, Registration No. 333-33483).

      2.1  Stock Purchase Agreement dated as of August 1, 1997, among Kamori International Corporation, ASC West and the Registrant (incorporated by reference to Exhibit 2.1 to the Registrant's Registration Statement on
           Form S-1, Registration No. 333-33483).

      3.1  Articles of Incorporation of the Registrant, as amended. (incorporated by reference to Exhibit 3.1 to the
           Registrant's Registration Statement on Form S-1, Registration No. 333-33483).

      3.2  By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Registration
           Statement on Form S-1, Registration No. 333-33483).

      4.1  Specimen Certificate for shares of Common Stock, $.01 par value, of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-1, Registration No.
           333-33483).

      4.2  Form of Statement of Resolution Establishing Shares of 10 1/2% Convertible Exchangeable Preferred Stock
           (incorporated by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form S-1,
           Registration No. 333-33483.)

EXHIBIT
NO.        DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
      4.3  Form of Indenture relating to 10 1/2% Convertible Subordinated Debentures (incorporated by reference to
           Exhibit 4.3 to the Registrant's Registration Statement on Form S-1 Registration No. 333-33483).

      5.1  Form of Opinion of Pierce Atwood with respect to the validity of the securities being offered.

     10.1  Development Agreement dated September 18, 1997, among ASC Utah, Iron Mountain Associates, LLC, WPA, Ltd.,
           Iron Mountain Holding Group, LC and Iron Mountain Alliance, Inc. (incorporated by reference to Exhibit
           10.7 to the Registrant's Registration Statement on Form S-1, Registration No. 333-33483).

     10.2  Assignment dated May 30, 1997, between Wolf Mountain Resorts, L.C. and ASC Utah (incorporated by reference to Exhibit 10.14 to the Registrant's Registration Statement on Form S-1, Registration No.
           333-33483).

     10.3  Loan and Security Agreement dated as of October 1, 1984, among the State of Vermont (acting by and through the Vermont Industrial Development Authority), Sherburne Corporation, Proctor Bank and
           BankBoston, N.A. (incorporated by reference to Exhibit 10.16 to ASC East's Registration Statement on Form
           S-4, Registration No. 333-9763).

     10.4  Loan and Security Agreement dated as of October 1, 1984, among the State of Vermont (acting by and through the Vermont Industrial Development Authority), Mount Snow Ltd., Proctor Bank and BankBoston, N.A.
           (incorporated by reference to Exhibit 10.17 to the Registrant's Registration Statement on Form S-1,
           Registration No. 333-33483).

     10.5  Lease Agreement dated April 2, 1997, between Grand Summit Resort Properties, Inc. and L.B.O. Holding,
           Inc. (incorporated by reference to Exhibit 10.18 to the Registrant's Registration Statement on Form S-1,
           Registration No. 333-33483).

     10.6  Indenture dated October 24, 1990, between Killington Ltd. and The Howard Bank, as trustee (representative of indentures with respect to similar indebtedness aggregating approximately $2,995,000 in original principal amount and maturing at various times from 2015 to 2016) (incorporated by reference to Exhibit
           10.19 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).

     10.7  Indenture dated September 25, 1986, between Killington Ltd. and The Howard Bank, as trustee
           (representative of indentures with respect to similar indebtedness aggregating approximately $10,873,500 in original principal amount and maturing at various times from 1997 to 2013) (incorporated by reference to Exhibit 10.20 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).

     10.8  Restated Concession Agreement dated as of April 30, 1992, between Sugarloaf Mountain Corporation and
           Boston Concessions Group, Inc., together with Amendment thereto, Loan Agreement, and $150,000 Promissory
           Notes, each dated July 31, 1995 (incorporated by reference to Exhibit 10.21 to ASC East's Registration
           Statement on Form S-4, Registration No. 333-9763).

     10.9  Indenture dated as of June 28, 1996, among ASC East, certain Subsidiaries and United States Trust Company of New York, relating to Series A and Series B 12% Senior Subordinated Notes Due 2006 (incorporated by reference to Exhibit 4.1 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).

    10.10  Form of Subordinated Debenture Due 2002 from L.B.O. Holding, Inc. to former shareholders of Mt. Attitash
           Lift Corporation (incorporated by reference to Exhibit 10.34 to ASC East's Registration Statement on Form
           S-4, Registration No. 333-9763).

EXHIBIT
NO.        DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
    10.11  Purchase Agreement dated as of April 13, 1994, among Mt. Attitash Lift Corporation, certain of its shareholders and L.B.O. Holding, Inc. (incorporated by reference to Exhibit 10.35 to ASC East's
           Registration Statement on Form S-4, Registration No. 333-9763).

    10.12  Stock Purchase Agreement dated August 17, 1994, between Sugarloaf Mountain Corporation and S-K-I Ltd.
           (incorporated by reference to Exhibit 10.36 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

    10.13  Acquisition Agreement dated May 16, 1995, among Sugarbush Resort Holdings, Inc., Sugarbush Resort
           Corporation, Snowridge, Inc., Sugar Ridge, Inc., Sugarbush Inn Corporation and Bev Ridge, Inc.
           (incorporated by reference to Exhibit 10.38 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

    10.14  Lease dated October 15, 1980, among H. Donald Penley, Joseph Penley, Albert Penley and Sunday River
           Skiway Corporation (incorporated by reference to Exhibit 10.40 to ASC East's Registration Statement on
           Form S-4, Registration No. 333-9763).

    10.15  Lease/Option dated July 19, 1984, between John Blake and L.B.O. Holding, Inc. (incorporated by reference to Exhibit 10.41 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).

    10.16  Lease Agreement dated as of July 1, 1993, between Snowridge, Inc. and Mountain Water Company
           (incorporated by reference to Exhibit 10.42 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

    10.17  Lease Agreement dated as of March 1, 1988, between Snowridge, Inc. and Mountain Wastewater Treatment,
           Inc. (incorporated by reference to Exhibit 10.43 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

    10.18  Lease dated November 10, 1960, between the State of Vermont and Sherburne Corporation (predecessor to
           Killington Ltd.) (incorporated by reference to Exhibit 10.44 to ASC East's Registration Statement on Form
           S-4, Registration No. 333-9763).

    10.19  Lease Agreement dated as of February 20, 1990, between Pico Pond Associates and Killington Ltd.
           (incorporated by reference to Exhibit 10.45 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

    10.20  Lease Agreement dated as of June 21, 1994, between the Town of Wilmington and Mount Snow, Ltd.
           (incorporated by reference to Exhibit 10.46 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

    10.21  Lease Agreement dated April 24, 1995, between Sargent, Inc. and Mount Snow, Ltd. (incorporated by reference to Exhibit 10.47 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).

    10.22  United States Forest Service Special Use Permit No. 4040/01, issued November 29, 1989 to Mount Snow Ltd.
           (incorporated by reference to Exhibit 10.48 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

    10.23  United States Forest Service Special Use Permit No. 4059/01 issued July 19, 1994 to L.B.O. Holding, Inc.
           and Amendment 1 thereto (incorporated by reference to Exhibit 10.49 to ASC East's Registration Statement
           on Form S-4, Registration No. 333-9763).

    10.24  United States Forest Service Special Use Permit No. 4041 issued May 17, 1995, to Sugarbush Resort
           Holdings, Inc. (incorporated by reference to Exhibit 10.51 to ASC East's Registration Statement on Form
           S-4, Registration No. 333-9763).

EXHIBIT
NO.        DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
    10.25  Agreement between Sugarloaf Mountain Corporation and the Inhabitants of the Town of Carrabassett Valley,
           Maine, concerning the Sugarloaf Golf Course dated June 3, 1987 (incorporated by reference to Exhibit
           10.52 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).

    10.26  Commercial Lease dated August 7, 1997, between L.B.O. Holding, Inc. and Grand Summit Hotel Condominium
           Unit Owners Association, Inc. (incorporated by reference to Exhibit 10.47 to the Registrant's
           Registration Statement on Form S-1, Registration No. 333-33483).

    10.27  Agreement dated July 26, 1995, among Bombardier Corporation, Killington, Ltd., Mount Snow, Ltd.,
           Waterville Valley Ski Area, Ltd., Bear Mountain Ltd., and Sugarloaf Mountain Corporation (incorporated by reference to Exhibit 10.55 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).

    10.28  Agreement dated June 3, 1996, between ASC East and Eastern Resorts Company, LLC (incorporated by reference to Exhibit 10.56 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).

    10.29  Employment Agreement dated as of August 24, 1994, among Warren C. Cook, Sugarloaf Mountain Corporation and S-K-I Ltd. (incorporated by reference to Exhibit 10.57 to ASC East's Registration Statement on Form
           S-4, Registration No. 333-9763).

    10.30  Christopher E. Howard Employment Terms (Agreement) dated August 22, 1996, between Christopher E. Howard and ASC East (incorporated by reference to Exhibit 10.51 to the Registrant's Registration Statement on
           Form S-1, Registration No. 333-33483).

    10.31  Partnership Agreement dated March 1993 among Sugarloaf Mountain Corporation, Jordan Lumber Company,
           Warren C. Cook, Linwood E. Doble, Inc., H&S Land, Inc. and Loaf Land Inc. relating to Sugarloaf Land
           Partners I (incorporated by reference to Exhibit 10.58 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

    10.32  Partnership Agreement dated March 1993 among Sugarloaf Mountain Corporation, Jordan Lumber Company,
           Warren C. Cook, H&S Land, Inc., Loaf Land, Inc. and Clement Begin relating to Sugarloaf Land Partners II
           (incorporated by reference to Exhibit 10.59 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

    10.33  Purchase and Sale Agreement dated as of August 30, 1996, among Waterville Valley Ski Area, Ltd.,
           Cranmore, Inc., ASC East and Booth Creek Ski Acquisition Corp. (incorporated by reference to Exhibit
           10.61 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763).

    10.34  Purchase and Sale Agreement dated as of October 16, 1996, among Sherburne Pass Mountain Properties, LLC,
           Pico Mountain Sports Center, LLC, Pico Mountain Operating Company, LLC, Harold L. and Edith Herbert, and
           Pico Ski Area Management Company (incorporated by reference to Exhibit 10.62 to ASC East's Registration
           Statement on Form S-4, Registration No. 333-9763).

    10.35  Ground Lease Agreement dated July 3, 1997, between ASC Utah and Wolf Mountain Resorts, L.C. (incorporated by reference to Exhibit 10.64 to the Registrant's Registration Statement on Form S-1, Registration No.
           333-33483).

    10.36  Ground Lease Guaranty dated July 3, 1997, from the Registrant to Wolf Mountain Resorts, L.C.
           (incorporated by reference to Exhibit 10.65 to the Registrant's Registration Statement on Form S-1,
           Registration No. 333-33483).

EXHIBIT
NO.        DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
    10.37  Securities Purchase Agreement dated as of July 2, 1997, between the Registrant and Madeleine LLC
           (incorporated by reference to Exhibit 10.66 to the Registrant's Registration Statement on Form S-1,
           Registration No. 333-33483).

    10.38  First Amendment to Securities Purchase Agreement dated as of July 25, 1997, between the Registrant and
           Madeleine LLC (incorporated by reference to Exhibit 10.68 to the Registrant's Registration Statement on
           Form S-1, Registration No. 333-33483).

    10.39  Form of Repriced Converts Indenture between the Registrant and trustee (incorporated by reference to
           Exhibit 10.70 to the Registrant's Registration Statement on Form S-1, Registration No. 333-33483).

    10.40  Loan and Security Agreement dated as of August 1, 1997, among Grand Summit Resort Properties, Inc., the lenders listed therein and Textron Financial Corporation, as Administrative Agent for the lenders
           (incorporated by reference to Exhibit 10.71 to the Registrant's Registration Statement on Form S-1,
           Registration No. 333-33483).

    10.41  $2,750,000 Subordinated Promissory Note dated November, 1996 by Booth Creek Ski Acquisition Corp.,
           Waterville Valley Ski Resort, Inc. and Mount Cranmore Ski Resort, Inc. to ASC East (incorporated by reference to Exhibit 10.72 to the Registrant's Registration Statement on Form S-1, Registration No.
           333-33483).

    10.42  Management Agreement dated August 7, 1997, between Grand Summit Hotel Condominium Unit Owners
           Association, Inc. and L.B.O. Holding, Inc. (incorporated by reference to Exhibit 10.73 to the
           Registrant's Registration Statement on Form S-1, Registration No. 333-33483).

    10.43  Purchase and Sale Agreement dated July 3, 1997, between Wolf Mountain Resorts, L.C., and ASC Utah
           (incorporated by reference to Exhibit 10.74 to the Registrant's Registration Statement on Form S-1,
           Registration No. 333-33483).

    10.44  Subscription Agreement dated June 27, 1997, between Leslie B. Otten and ASC East (incorporated by reference to Exhibit 10.80 to the Registrant's Registration Statement on Form S-1, Registration No.
           333-33483).

    10.45  Stock Option Plan (incorporated by reference to Exhibit 10.89 to the Registrant's Registration Statement
           on Form S-1, Registration No. 333-33483).

    10.46  Form of Non-Qualified Stock Option Agreement (Five-Year Vesting Schedule) (incorporated by reference to
           Exhibit 10.90 to the Registrant's Registration Statement on Form S-1, Registration No. 333-33483).

    10.47  Form of Non-Qualified Stock Option Agreement (Fully-Vested) (incorporated by reference to Exhibit 10.91 to the Registrant's Registration Statement on Form S-1, Registration No. 333-33483).

    10.48  Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.92 to the Registrant's
           Registration Statement on Form S-1, Registration No. 333-33483).

    10.49  Letter Agreement dated August 27, 1996, among S.K.I. Ltd. and certain shareholders of Sugarloaf Mountain
           Corporation (incorporated by reference to Exhibit 10.63 to ASC East's Registration Statement on Form S-4,
           Registration No. 333-9763).

    10.50  Ski Lease dated September 18, 1997, between ASC Utah and Iron Mountain, LLC (incorporated by reference to
           Exhibit 10.99 to the Registrant's Registration Statement on Form S-1, Registration No. 333-33483).

EXHIBIT
NO.        DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
    10.51  Lease Agreement dated September 12, 1997, between Grand Summit Resort Properties, Inc. and Sunday River,
           Ltd. (incorporated by reference to Exhibit 10.101 to the Registrant's Registration Statement on Form S-1,
           Registration No. 333-33483).

    10.52  Lease Agreement dated September 9, 1997, between Grand Summit Resort Properties, Inc. and Killington Ltd.
           (incorporated by reference to Exhibit 10.102 to the Registrant's Registration Statement on Form S-1,
           Registration No. 333-33483).

    10.53  Lease Agreement dated September 4, 1997, between Grand Summit Resort Properties, Inc. and Mount Snow Ltd.
           (incorporated by reference to Exhibit 10.103 to the Registrant's Registration Statement on Form S-1,
           Registration No. 333-33483).

    10.54  Irrevocable Option and Real Estate Purchase Agreement Upon Exercise of Option dated January 28, 1997, between Wolf Mountain Resorts, L.C. and Harry P. Condas, John P. Condas, George P. Condas, Tessie P.
           Condas, Margarita C. Ellis and Jack W. Ellis, and Modification thereof dated May 27, 1997, and Second
           Modification thereof dated June 2, 1997 (incorporated by reference to Exhibit 10.105 to the Registrant's
           Registration Statement on Form S-1, Registration No. 333-33483).

    10.55  Consent Solicitation Advisory Agreement with Donaldson, Lufkin & Jenrette (incorporated by reference to
           Exhibit 10.106 to the Registrant's Registration Statement on Form S-1, Registration No. 333-33483).

    10.56  Form of Amendment and Waiver Letter Agreement between the Registrant and Madeleine LLC (incorporated by reference to Exhibit 10.107 to the Registrant's Registration Statement on Form S-1, Registration No.
           333-33483).

    10.57  Form of Amended and Restated Registration Rights Agreement between the Registrant and Madeleine LLC
           (incorporated by reference to Exhibit 10.108 to the Registrant's Registration Statement on Form S-1,
           Registration No. 333-33483).

    10.58  Form of Amended and Restated Credit Agreement dated as of November 12, 1997, among ASC East, certain
           Subsidiaries as Borrowers and the Registrant, ASC West and certain Subsidiaries as Guarantors, the
           Lenders party thereto, BankBoston, N.A. as Agent for the Lenders and DLJ Capital Funding, Inc. as
           Documentation Agent for the Lenders (incorporated by reference to Exhibit 1 to the Registrant's quarterly report on Form 10-Q for the quarter ended October 26, 1997).

    10.59  Amended and Restated Credit Agreement dated as of November 12, 1997, among ASC Utah, ASC West and certain
           Subsidiaries as Borrowers, the Registrant as Guarantor, the Lenders party thereto, BankBoston, N.A. as
           Agent for the Lenders and DLJ Capital Funding, Inc. as Documentation Agent for the Lenders (incorporated by reference to Exhibit 2 to the Registrant's quarterly report on Form 10-Q for the quarter ended October
           26, 1997).

    10.60  Registration Rights Agreement dated November 10, 1997 by and between American Skiing Company and ING
           (U.S.) Capital Corporation (incorporated by reference to Exhibit 3 to the Registrant's quarterly report on Form 10-Q for the quarter ended October 26, 1997).

    10.61  Contract on Sale by and between Orlando Resort Corporation and ELW Golf Group, Inc. (incorporated by reference to Exhibit 4 to the Registrant's quarterly report on Form 10-Q for the quarter ended October
           26, 1997).

    10.62  Real Estate Purchase Agreement dated December 8, 1997 by and between WMR Investment Company, L.L.C. and
           Alpine Resort Properties, Inc. (incorporated by reference to Exhibit 5 to the Registrant's quarterly report on Form 10-Q for the quarter ended October 26, 1997).

EXHIBIT
NO.        DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
    10.63  Securities Purchase Agreement dated January 23, 1998 by and between the Registrant and Wendy E. Penley.

    10.64  Registration Rights Agreement dated January 23, 1998 by and between the Registrant and Wendy E. Penley.

    10.65  Securities Exchange Agreement dated December 29, 1997 by and among the Registrant, Bear, Stearns & Co.,
           Inc., SunAmerica Investments, Inc. and Fidelity Management & Research.

    10.66  Registration Rights Agreement dated December 29, 1997 by and among the Registrant, Bear, Stearns & Co.,
           Inc., SunAmerica Investments and Fidelity Management & Research.

    10.67  First Supplemental Indenture dated as of November 12, 1997 among ASC East, certain Subsidiaries and
           United States Trust Company of New York, relating to Series A and Series B 12% Senior Subordinated Notes
           Due 2006.

     11.1  Computation of pro forma earnings per share.

     12.1  Computation of ratios of earnings to combined fixed charges and stock dividends.

     21.1  Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant's
           Registration Statement on Form S-1, Registration No. 333-33483).

     23.1  Consent of Pierce Atwood (see Exhibit 5.1).

     23.2  Consent of Price Waterhouse LLP.*

     23.3  Consent of Arthur Andersen LLP.*


------------------------


*   Filed herewith


    All schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the time of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Articles of Incorporation, as amended, and By-Laws, as amended, of the Registrant and the laws of the State of Maine or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matters have been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethel, State of Maine, on this 10th day of February, 1998.


                                AMERICAN SKIING COMPANY

                                By:             /s/ LESLIE B. OTTEN
                                     -----------------------------------------
                                                  Leslie B. Otten
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


         SIGNATURE                        TITLE                      DATE
 -------------------------  ---------------------------------  -----------------

    /s/ LESLIE B. OTTEN     Chairman of the Board of
 -------------------------  Directors, President,
      Leslie B. Otten       Chief Executive Officer            February 10, 1998
                            and Director
                            (Principal Executive Officer)

       /s/ THOMAS M.        Chief Financial Officer,
        RICHARDSON          Senior Vice President,
 -------------------------  Treasurer and Director             February 10, 1998
   Thomas M. Richardson     (Principal Financial and
                            Accounting Officer)

    /s/ CHRISTOPHER E.      Senior Vice President, Chief
          HOWARD            Administrative Officer,
 -------------------------  General Counsel, Clerk and         February 10, 1998
   Christopher E. Howard    Director

                            Director
 -------------------------                                     February 10, 1998
      Joel B. Alvord

   /s/ GORDON M. GILLIES    Director
 -------------------------                                     February 10, 1998
     Gordon M. Gillies

                            Director
 -------------------------                                     February 10, 1998
  Christopher J. Nassetta

                                 EXHIBIT INDEX


 EXHIBITS                                                                                                        PAGE
-----------                                                                                                    ---------
       1.1   Form of Underwriting Agreement (incorporated by reference to Exhibit 1.1 to the Registrant's
             Registration Statement on Form S-1, Registration No. 333-33483).................................

       2.1   Stock Purchase Agreement dated as of August 1, 1997, among Kamori International Corporation, ASC
             West and the Registrant (incorporated by reference to Exhibit 2.1 to the Registrant's
             Registration Statement on Form S-1, Registration No. 333-33483).................................

       3.1   Articles of Incorporation of the Registrant, as amended. (incorporated by reference to Exhibit
             3.1 to the Registrant's Registration Statement on Form S-1, Registration No. 333-33483).........

       3.2   By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's
             Registration Statement on Form S-1, Registration No. 333-33483).................................

       4.1   Specimen Certificate for shares of Common Stock, $.01 par value, of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-1, Registration
             No. 333-33483)..................................................................................

       4.2   Form of Statement of Resolution Establishing Shares of 10 1/2% Convertible Exchangeable
             Preferred Stock (incorporated by reference to Exhibit 4.2 to the Registrant's Registration
             Statement on Form S-1, Registration No. 333-33483)..............................................

       4.3   Form of Indenture relating to 10 1/2% Convertible Subordinated Debentures (incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form S-1 Registration No.
             333-33483)......................................................................................

       5.1   Form of Opinion of Pierce Atwood with respect to the validity of the securities being offered...

      10.1   Development Agreement dated September 18, 1997, among ASC Utah, Iron Mountain Associates, LLC,
             WPA, Ltd., Iron Mountain Holding Group, LC and Iron Mountain Alliance, Inc. (incorporated by reference to Exhibit 10.7 to the Registrant's Registration Statement on Form S-1, Registration
             No. 333-33483)..................................................................................

      10.2   Assignment dated May 30, 1997, between Wolf Mountain Resorts, L.C. and ASC Utah (incorporated by reference to Exhibit 10.14 to the Registrant's Registration Statement on Form S-1, Registration
             No. 333-33483)..................................................................................

      10.3   Loan and Security Agreement dated as of October 1, 1984, among the State of Vermont (acting by and through the Vermont Industrial Development Authority), Sherburne Corporation, Proctor Bank
             and BankBoston, N.A. (incorporated by reference to Exhibit 10.16 to ASC East's Registration
             Statement on Form S-4, Registration No. 333-9763)...............................................

      10.4   Loan and Security Agreement dated as of October 1, 1984, among the State of Vermont (acting by and through the Vermont Industrial Development Authority), Mount Snow Ltd., Proctor Bank and
             BankBoston, N.A. (incorporated by reference to Exhibit 10.17 to the Registrant's Registration
             Statement on Form S-1, Registration No. 333-33483)..............................................

      10.5   Lease Agreement dated April 2, 1997, between Grand Summit Resort Properties, Inc. and L.B.O.
             Holding, Inc. (incorporated by reference to Exhibit 10.18 to the Registrant's Registration
             Statement on Form S-1, Registration No. 333-33483)..............................................

      10.6   Indenture dated October 24, 1990, between Killington Ltd. and The Howard Bank, as trustee
             (representative of indentures with respect to similar indebtedness aggregating approximately
             $2,995,000 in original principal amount and maturing at various times from 2015 to 2016)
             (incorporated by reference to Exhibit 10.19 to ASC East's Registration Statement on Form S-4,
             Registration No. 333-9763)......................................................................

 EXHIBITS                                                                                                        PAGE
-----------                                                                                                    ---------
      10.7   Indenture dated September 25, 1986, between Killington Ltd. and The Howard Bank, as trustee
             (representative of indentures with respect to similar indebtedness aggregating approximately
             $10,873,500 in original principal amount and maturing at various times from 1997 to 2013)
             (incorporated by reference to Exhibit 10.20 to ASC East's Registration Statement on Form S-4,
             Registration No. 333-9763)......................................................................

      10.8   Restated Concession Agreement dated as of April 30, 1992, between Sugarloaf Mountain Corporation and Boston Concessions Group, Inc., together with Amendment thereto, Loan Agreement, and
             $150,000 Promissory Notes, each dated July 31, 1995 (incorporated by reference to Exhibit 10.21 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763)....................

      10.9   Indenture dated as of June 28, 1996, among ASC East, certain Subsidiaries and United States
             Trust Company of New York, relating to Series A and Series B 12% Senior Subordinated Notes Due
             2006 (incorporated by reference to Exhibit 4.1 to ASC East's Registration Statement on Form S-4,
             Registration No. 333-9763)......................................................................

     10.10   Form of Subordinated Debenture Due 2002 from L.B.O. Holding, Inc. to former shareholders of Mt.
             Attitash Lift Corporation (incorporated by reference to Exhibit 10.34 to ASC East's Registration
             Statement on Form S-4, Registration No. 333-9763)...............................................

     10.11   Purchase Agreement dated as of April 13, 1994, among Mt. Attitash Lift Corporation, certain of its shareholders and L.B.O. Holding, Inc. (incorporated by reference to Exhibit 10.35 to ASC
             East's Registration Statement on Form S-4, Registration No. 333-9763)...........................

     10.12   Stock Purchase Agreement dated August 17, 1994, between Sugarloaf Mountain Corporation and S-K-I
             Ltd. (incorporated by reference to Exhibit 10.36 to ASC East's Registration Statement on Form
             S-4, Registration No. 333-9763).................................................................

     10.13   Acquisition Agreement dated May 16, 1995, among Sugarbush Resort Holdings, Inc., Sugarbush
             Resort Corporation, Snowridge, Inc., Sugar Ridge, Inc., Sugarbush Inn Corporation and Bev Ridge,
             Inc. (incorporated by reference to Exhibit 10.38 to ASC East's Registration Statement on Form
             S-4, Registration No. 333-9763).................................................................

     10.14   Lease dated October 15, 1980, among H. Donald Penley, Joseph Penley, Albert Penley and Sunday
             River Skiway Corporation (incorporated by reference to Exhibit 10.40 to ASC East's Registration
             Statement on Form S-4, Registration No. 333-9763)...............................................

     10.15   Lease/Option dated July 19, 1984, between John Blake and L.B.O. Holding, Inc. (incorporated by reference to Exhibit 10.41 to ASC East's Registration Statement on Form S-4, Registration No.
             333-9763).......................................................................................

     10.16   Lease Agreement dated as of July 1, 1993, between Snowridge, Inc. and Mountain Water Company
             (incorporated by reference to Exhibit 10.42 to ASC East's Registration Statement on Form S-4,
             Registration No. 333-9763)......................................................................

     10.17   Lease Agreement dated as of March 1, 1988, between Snowridge, Inc. and Mountain Wastewater
             Treatment, Inc. (incorporated by reference to Exhibit 10.43 to ASC East's Registration Statement
             on Form S-4, Registration No. 333-9763).........................................................

     10.18   Lease dated November 10, 1960, between the State of Vermont and Sherburne Corporation
             (predecessor to Killington Ltd.) (incorporated by reference to Exhibit 10.44 to ASC East's
             Registration Statement on Form S-4, Registration No. 333-9763)..................................

     10.19   Lease Agreement dated as of February 20, 1990, between Pico Pond Associates and Killington Ltd.
             (incorporated by reference to Exhibit 10.45 to ASC East's Registration Statement on Form S-4,
             Registration No. 333-9763)......................................................................

 EXHIBITS                                                                                                        PAGE
-----------                                                                                                    ---------
     10.20   Lease Agreement dated as of June 21, 1994, between the Town of Wilmington and Mount Snow, Ltd.
             (incorporated by reference to Exhibit 10.46 to ASC East's Registration Statement on Form S-4,
             Registration No. 333-9763)......................................................................

     10.21   Lease Agreement dated April 24, 1995, between Sargent, Inc. and Mount Snow, Ltd. (incorporated by reference to Exhibit 10.47 to ASC East's Registration Statement on Form S-4, Registration No.
             333-9763).......................................................................................

     10.22   United States Forest Service Special Use Permit No. 4040/01, issued November 29, 1989 to Mount
             Snow Ltd. (incorporated by reference to Exhibit 10.48 to ASC East's Registration Statement on
             Form S-4, Registration No. 333-9763)............................................................

     10.23   United States Forest Service Special Use Permit No. 4059/01 issued July 19, 1994 to L.B.O.
             Holding, Inc. and Amendment 1 thereto (incorporated by reference to Exhibit 10.49 to ASC East's
             Registration Statement on Form S-4, Registration No. 333-9763)..................................

     10.24   United States Forest Service Special Use Permit No. 4041 issued May 17, 1995, to Sugarbush
             Resort Holdings, Inc. (incorporated by reference to Exhibit 10.51 to ASC East's Registration
             Statement on Form S-4, Registration No. 333-9763)...............................................

     10.25   Agreement between Sugarloaf Mountain Corporation and the Inhabitants of the Town of Carrabassett
             Valley, Maine, concerning the Sugarloaf Golf Course dated June 3, 1987 (incorporated by reference to Exhibit 10.52 to ASC East's Registration Statement on Form S-4, Registration No.
             333-9763).......................................................................................

     10.26   Commercial Lease dated August 7, 1997, between L.B.O. Holding, Inc. and Grand Summit Hotel
             Condominium Unit Owners Association, Inc. (incorporated by reference to Exhibit 10.47 to the
             Registrant's Registration Statement on Form S-1, Registration No. 333-33483)....................

     10.27   Agreement dated July 26, 1995, among Bombardier Corporation, Killington, Ltd., Mount Snow, Ltd.,
             Waterville Valley Ski Area, Ltd., Bear Mountain Ltd., and Sugarloaf Mountain Corporation
             (incorporated by reference to Exhibit 10.55 to ASC East's Registration Statement on Form S-4,
             Registration No. 333-9763)......................................................................

     10.28   Agreement dated June 3, 1996, between ASC East and Eastern Resorts Company, LLC (incorporated by reference to Exhibit 10.56 to ASC East's Registration Statement on Form S-4, Registration No.
             333-9763).......................................................................................

     10.29   Employment Agreement dated as of August 24, 1994, among Warren C. Cook, Sugarloaf Mountain
             Corporation and S-K-I Ltd. (incorporated by reference to Exhibit 10.57 to ASC East's
             Registration Statement on Form S-4, Registration No. 333-9763)..................................

     10.30   Christopher E. Howard Employment Terms (Agreement) dated August 22, 1996, between Christopher E.
             Howard and ASC East (incorporated by reference to Exhibit 10.51 to the Registrant's Registration
             Statement on Form S-1, Registration No. 333-33483)..............................................

     10.31   Partnership Agreement dated March 1993 among Sugarloaf Mountain Corporation, Jordan Lumber
             Company, Warren C. Cook, Linwood E. Doble, Inc., H&S Land, Inc. and Loaf Land Inc. relating to
             Sugarloaf Land Partners I (incorporated by reference to Exhibit 10.58 to ASC East's Registration
             Statement on Form S-4, Registration No. 333-9763)...............................................

     10.32   Partnership Agreement dated March 1993 among Sugarloaf Mountain Corporation, Jordan Lumber
             Company, Warren C. Cook, H&S Land, Inc., Loaf Land, Inc. and Clement Begin relating to Sugarloaf
             Land Partners II (incorporated by reference to Exhibit 10.59 to ASC East's Registration
             Statement on Form S-4, Registration No. 333-9763)...............................................

 EXHIBITS                                                                                                        PAGE
-----------                                                                                                    ---------
     10.33   Purchase and Sale Agreement dated as of August 30, 1996, among Waterville Valley Ski Area, Ltd.,
             Cranmore, Inc., ASC East and Booth Creek Ski Acquisition Corp. (incorporated by reference to
             Exhibit 10.61 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763)......

     10.34   Purchase and Sale Agreement dated as of October 16, 1996, among Sherburne Pass Mountain
             Properties, LLC, Pico Mountain Sports Center, LLC, Pico Mountain Operating Company, LLC, Harold
             L. and Edith Herbert, and Pico Ski Area Management Company (incorporated by reference to Exhibit
             10.62 to ASC East's Registration Statement on Form S-4, Registration No. 333-9763)..............

     10.35   Ground Lease Agreement dated July 3, 1997, between ASC Utah and Wolf Mountain Resorts, L.C.
             (incorporated by reference to Exhibit 10.64 to the Registrant's Registration Statement on Form
             S-1, Registration No. 333-33483)................................................................

     10.36   Ground Lease Guaranty dated July 3, 1997, from the Registrant to Wolf Mountain Resorts, L.C.
             (incorporated by reference to Exhibit 10.65 to the Registrant's Registration Statement on Form
             S-1, Registration No. 333-33483)................................................................

     10.37   Securities Purchase Agreement dated as of July 2, 1997, between the Registrant and Madeleine LLC
             (incorporated by reference to Exhibit 10.66 to the Registrant's Registration Statement on Form
             S-1, Registration No. 333-33483)................................................................

     10.38   First Amendment to Securities Purchase Agreement dated as of July 25, 1997, between the
             Registrant and Madeleine LLC (incorporated by reference to Exhibit 10.68 to the Registrant's
             Registration Statement on Form S-1, Registration No. 333-33483).................................

     10.39   Form of Repriced Converts Indenture between the Registrant and trustee (incorporated by reference to Exhibit 10.70 to the Registrant's Registration Statement on Form S-1, Registration
             No. 333-33483)..................................................................................

     10.40   Loan and Security Agreement dated as of August 1, 1997, among Grand Summit Resort Properties,
             Inc., the lenders listed therein and Textron Financial Corporation, as Administrative Agent for
             the lenders (incorporated by reference to Exhibit 10.71 to the Registrant's Registration
             Statement on Form S-1, Registration No. 333-33483)..............................................

     10.41   $2,750,000 Subordinated Promissory Note dated November, 1996 by Booth Creek Ski Acquisition
             Corp., Waterville Valley Ski Resort, Inc. and Mount Cranmore Ski Resort, Inc. to ASC East
             (incorporated by reference to Exhibit 10.72 to the Registrant's Registration Statement on Form
             S-1, Registration No. 333-33483)................................................................

     10.42   Management Agreement dated August 7, 1997, between Grand Summit Hotel Condominium Unit Owners
             Association, Inc. and L.B.O. Holding, Inc. (incorporated by reference to Exhibit 10.73 to the
             Registrant's Registration Statement on Form S-1, Registration No. 333-33483)....................

     10.43   Purchase and Sale Agreement dated July 3, 1997, between Wolf Mountain Resorts, L.C., and ASC
             Utah (incorporated by reference to Exhibit 10.74 to the Registrant's Registration Statement on
             Form S-1, Registration No. 333-33483)...........................................................

     10.44   Subscription Agreement dated June 27, 1997, between Leslie B. Otten and ASC East (incorporated by reference to Exhibit 10.80 to the Registrant's Registration Statement on Form S-1,
             Registration No. 333-33483).....................................................................

     10.45   Stock Option Plan (incorporated by reference to Exhibit 10.89 to the Registrant's Registration
             Statement on Form S-1, Registration No. 333-33483)..............................................

     10.46   Form of Non-Qualified Stock Option Agreement (Five-Year Vesting Schedule) (incorporated by reference to Exhibit 10.90 to the Registrant's Registration Statement on Form S-1, Registration
             No. 333-33483)..................................................................................

 EXHIBITS                                                                                                        PAGE
-----------                                                                                                    ---------
     10.47   Form of Non-Qualified Stock Option Agreement (Fully-Vested) (incorporated by reference to
             Exhibit 10.91 to the Registrant's Registration Statement on Form S-1, Registration No.
             333-33483)......................................................................................

     10.48   Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.92 to the
             Registrant's Registration Statement on Form S-1, Registration No. 333-33483)....................

     10.49   Letter Agreement dated August 27, 1996, among S.K.I. Ltd. and certain shareholders of Sugarloaf
             Mountain Corporation (incorporated by reference to Exhibit 10.63 to ASC East's Registration
             Statement on Form S-4, Registration No. 333-9763)...............................................

     10.50   Ski Lease dated September 18, 1997, between ASC Utah and Iron Mountain, LLC (incorporated by reference to Exhibit 10.99 to the Registrant's Registration Statement on Form S-1, Registration
             No. 333-33483)..................................................................................

     10.51   Lease Agreement dated September 12, 1997, between Grand Summit Resort Properties, Inc. and
             Sunday River, Ltd. (incorporated by reference to Exhibit 10.101 to the Registrant's Registration
             Statement on Form S-1, Registration No. 333-33483)..............................................

     10.52   Lease Agreement dated September 9, 1997, between Grand Summit Resort Properties, Inc. and
             Killington Ltd. (incorporated by reference to Exhibit 10.102 to the Registrant's Registration
             Statement on Form S-1, Registration No. 333-33483)..............................................

     10.53   Lease Agreement dated September 4, 1997, between Grand Summit Resort Properties, Inc. and Mount
             Snow Ltd. (incorporated by reference to Exhibit 10.103 to the Registrant's Registration
             Statement on Form S-1, Registration No. 333-33483)..............................................

     10.54   Irrevocable Option and Real Estate Purchase Agreement Upon Exercise of Option dated January 28,
             1997, between Wolf Mountain Resorts, L.C. and Harry P. Condas, John P. Condas, George P. Condas,
             Tessie P. Condas, Margarita C. Ellis and Jack W. Ellis, and Modification thereof dated May 27,
             1997, and Second Modification thereof dated June 2, 1997 (incorporated by reference to Exhibit
             10.105 to the Registrant's Registration Statement on Form S-1, Registration No. 333-33483)......

     10.55   Consent Solicitation Advisory Agreement with Donaldson, Lufkin & Jenrette (incorporated by reference to Exhibit 10.106 to the Registrant's Registration Statement on Form S-1, Registration
             No. 333-33483)..................................................................................

     10.56   Form of Amendment and Waiver Letter Agreement between the Registrant and Madeleine LLC
             (incorporated by reference to Exhibit 10.107 to the Registrant's Registration Statement on Form
             S-1, Registration No. 333-33483)................................................................

     10.57   Form of Amended and Restated Registration Rights Agreement between the Registrant and Madeleine
             LLC (incorporated by reference to Exhibit 10.108 to the Registrant's Registration Statement on
             Form S-1, Registration No. 333-33483)...........................................................

     10.58   Form of Amended and Restated Credit Agreement dated as of November 12, 1997, among ASC East, certain Subsidiaries as Borrowers and the Registrant, ASC West and certain Subsidiaries as
             Guarantors, the Lenders party thereto, BankBoston, N.A. as Agent for the Lenders and DLJ Capital
             Funding, Inc. as Documentation Agent for the Lenders (incorporated by reference to Exhibit 1 to the Registrant's quarterly report on Form 10-Q for the quarter ended October 26, 1997)..........

     10.59   Amended and Restated Credit Agreement dated as of November 12, 1997, among ASC Utah, ASC West and certain Subsidiaries as Borrowers, the Registrant as Guarantor, the Lenders party thereto,
             BankBoston, N.A. as Agent for the Lenders and DLJ Capital Funding, Inc. as Documentation Agent
             for the Lenders (incorporated by reference to Exhibit 2 to the Registrant's quarterly report on
             Form 10-Q for the quarter ended October 26, 1997)...............................................

 EXHIBITS                                                                                                        PAGE
-----------                                                                                                    ---------
     10.60   Registration Rights Agreement dated November 10, 1997 by and between American Skiing Company and
             ING (U.S.) Capital Corporation (incorporated by reference to Exhibit 3 to the Registrant's quarterly report on Form 10-Q for the quarter ended October 26, 1997)...........................

     10.61   Contract on Sale by and between Orlando Resort Corporation and ELW Golf Group, Inc.
             (incorporated by reference to Exhibit 4 to the Registrant's quarterly report on Form 10-Q for the quarter ended October 26, 1997).............................................................

     10.62   Real Estate Purchase Agreement dated December 8, 1997 by and between WMR Investment Company,
             L.L.C. and Alpine Resort Properties, Inc. (incorporated by reference to Exhibit 5 to the
             Registrant's quarterly report on Form 10-Q for the quarter ended October 26, 1997)..............

     10.63   Securities Purchase Agreement dated January 23, 1998 by and between the Registrant and Wendy E.
             Penley..........................................................................................

     10.64   Registration Rights Agreement dated January 23, 1998 by and between the Registrant and Wendy E.
             Penley..........................................................................................

     10.65   Securities Exchange Agreement dated December 29, 1997 by and among the Registrant, Bear, Stearns
             & Co., Inc., SunAmerica Investments, Inc. and Fidelity Management & Research....................

     10.66   Registration Rights Agreement dated December 29, 1997 by and among the Registrant, Bear, Stearns
             & Co., Inc., SunAmerica Investments and Fidelity Management & Research..........................

     10.67   First Supplemental Indenture dated as of November 12, 1997 among ASC East, certain Subsidiaries and United States Trust Company of New York, relating to Series A and Series B 12% Senior
             Subordinated Notes Due 2006.....................................................................

      11.1   Computation of pro forma earnings per share.....................................................

      12.1   Computation of ratios of earnings to combined fixed charges and stock dividends.................

      21.1   Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant's
             Registration Statement on Form S-1, Registration No. 333-33483).................................

      23.1   Consent of Pierce Atwood (see Exhibit 5.1)......................................................

      23.2   Consent of Price Waterhouse LLP*................................................................

      23.3   Consent of Arthur Andersen LLP*.................................................................


------------------------


*   Filed herewith.